   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2009
                                                FILE NOS. 333-162503; 811-21892


================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM N-4


     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                       [X]
                          PRE-EFFECTIVE AMENDMENT NO. 1                            [X]
                          POST-EFFECTIVE AMENDMENT NO.                             [_]

                             AND/OR

  REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940                  [X]
                        AMENDMENT NO. 35                                           [X]
                (CHECK APPROPRIATE BOX OR BOXES)


                 GENWORTH LIFE & ANNUITY VA SEPARATE ACCOUNT 2
                          (EXACT NAME OF REGISTRANT)

                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                              (NAME OF DEPOSITOR)

                 6610 W. BROAD STREET RICHMOND, VIRGINIA 23230
         (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICE, ZIP CODE)

                                (804) 281-6000
              (DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                             HEATHER HARKER, ESQ.
                 VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                             6610 W. BROAD STREET
                           RICHMOND, VIRGINIA 23230
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

          -------------------------------------------------

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:   As soon as practicable after
the effective date of this Registration Statement.

TITLE OF SECURITIES BEING REGISTERED: Flexible Purchase Payment Variable Deferred Annuity Contracts

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 GENWORTH LIFE & ANNUITY VA SEPARATE ACCOUNT 2
                                PROSPECTUS FOR
         FLEXIBLE PURCHASE PAYMENT VARIABLE DEFERRED ANNUITY CONTRACT
                                FORM P1165 4/05

                                  ISSUED BY:
                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                                 HOME OFFICE:
                            6610 WEST BROAD STREET
                           RICHMOND, VIRGINIA 23230
                           TELEPHONE: (800) 352-9910

--------------------------------------------------------------------------------


This prospectus, dated January 19, 2010, describes a flexible purchase payment variable deferred annuity contract (the "contract" or "contracts") offered to individuals and certain qualified and non-qualified retirement plans. Genworth Life and Annuity Insurance Company (the "Company," "we," "us," or "our") issues the contract. This contract may be referred to as "Personal Income Design/SM/ One" in our marketing materials.

This prospectus describes all material features and benefits of the contract and provides details about Genworth Life & Annuity VA Separate Account 2 (the "Separate Account") that you should know before investing. Please read this prospectus carefully before investing and keep it for future reference.


The contract offers you the opportunity to accumulate Contract Value and provides for the payment of periodic annuity benefits. We may pay these annuity benefits on a variable or fixed basis.

When you apply for this contract, you have the option to purchase the contract with either a seven-year surrender charge schedule or no surrender charge schedule. If you purchase a contract without a surrender charge schedule, the mortality and expense risk charge will be higher than a contract with a surrender charge schedule and it will be assessed for the life of the contract. If you purchase a contract with a surrender charge schedule, your mortality and expense risk charge will be lower than a contract without a surrender charge schedule, but you will be assessed a surrender charge on total surrenders and partial withdrawals of purchase payments taken within the first seven years of receipt, unless you meet an available exception. Before making your decision to purchase the contract, therefore, you should carefully consider which option is appropriate for you considering your financial needs and situation.

You may allocate your purchase payments to the Separate Account. Each Subaccount of the Separate Account invests in shares of Portfolios of the Funds listed below:



AIM VARIABLE INSURANCE FUNDS:
AIM V.I. Core Equity Fund -- Series I shares
AIM V.I. International Growth Fund -- Series II shares

ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.:
AllianceBernstein International Value Portfolio -- Class B
AllianceBernstein Small Cap Growth Portfolio -- Class B

AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.:
VP Inflation Protection Fund -- Class II

BLACKROCK VARIABLE SERIES FUNDS, INC.:
BlackRock Basic Value V.I. Fund -- Class III Shares
BlackRock Global Allocation V.I. Fund -- Class III Shares

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
Columbia Marsico Growth Fund, Variable Series -- Class A
Columbia Marsico International Opportunities Fund, Variable Series -- Class B

EATON VANCE VARIABLE TRUST:
VT Floating-Rate Income Fund

FEDERATED INSURANCE SERIES:
Federated Kaufmann Fund II -- Service Shares

FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND:
VIP Mid Cap Portfolio -- Service Class 2

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST:
Mutual Shares Securities Fund -- Class 2 Shares

GE INVESTMENTS FUNDS, INC.:
Money Market Fund
Real Estate Securities Fund -- Class 1 Shares
Total Return Fund -- Class 3 Shares

GENWORTH VARIABLE INSURANCE TRUST:
Genworth 40/60 Index Allocation Fund -- Service Shares
Genworth 60/40 Index Allocation Fund -- Service Shares
Genworth Calamos Growth Fund -- Service Shares

Genworth Columbia Mid Cap Value Fund -- Service Shares
Genworth Davis NY Venture Fund -- Service Shares
Genworth Eaton Vance Large Cap Value Fund -- Service Shares

Genworth Goldman Sachs Enhanced Core Bond Index Fund -- Service Shares

Genworth Growth Allocation Fund -- Service Shares
Genworth Legg Mason ClearBridge Aggressive Growth Fund -- Service Shares Genworth Moderate Allocation Fund -- Service Shares
Genworth PIMCO StocksPLUS Fund -- Service Shares
Genworth Putnam International Capital Opportunities Fund -- Service Shares Genworth Thornburg International Value Fund -- Service Shares

JANUS ASPEN SERIES:
Forty Portfolio -- Service Shares

OPPENHEIMER VARIABLE ACCOUNT FUNDS:
Oppenheimer Global Securities Fund/VA -- Service Shares
Oppenheimer Main Street Fund/VA -- Service Shares
Oppenheimer Main Street Small Cap Fund/VA -- Service Shares

PIMCO VARIABLE INSURANCE TRUST:
High Yield Portfolio -- Administrative Class Shares
Long-Term U.S. Government Portfolio -- Administrative Class Shares Low Duration Portfolio -- Administrative Class Shares
Total Return Portfolio -- Administrative Class Shares

THE PRUDENTIAL SERIES FUND:
Natural Resources Portfolio -- Class II Shares

VAN KAMPEN LIFE INVESTMENT TRUST:
Comstock Portfolio -- Class II Shares

Not all of these Portfolios may be available in all states or in all markets.

THE SECURITIES AND EXCHANGE COMMISSION ("SEC") HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Your contract:

  .  Is NOT a bank deposit

  .  Is NOT FDIC insured

  .  Is NOT insured or endorsed by a bank or any federal government agency

  .  Is NOT available in every state

  .  MAY go down in value

Both the value of a contract before the Annuity Commencement Date and the amount of monthly income afterwards will depend upon the investment performance of the Portfolio(s) you select. YOU BEAR THE INVESTMENT RISK OF INVESTING IN THE PORTFOLIOS.

This contract has optional benefits, for an additional charge, available to contract owners. Not all benefits may be available in all states or in all markets. Should you not be able to obtain a certain feature explained in this prospectus through your current representative, please contact our Home Office at the telephone number or address listed below to inquire as to whether a particular optional benefit is available in your state and, if so, for a list of firms that will permit such an optional benefit for sale. Please note that some optional benefits may have requirements that differ from or are in addition to the base contract. Before deciding to invest in an optional benefit, you should weigh its costs and benefits against the possibility that, had you not purchased the optional benefit, your Contract Value may have been higher.

The contract currently is offered to customers of Raymond James Financial, Inc. and its subsidiaries but may, in the future, be offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm, including Raymond James Financial, Inc., is responsible for the guarantees under the contract. Guarantees under the contract are the sole responsibility of the Company.

We may offer other contracts with features that are substantially similar to those offered in this contract and in this prospectus. These other contracts may be priced differently and may be offered exclusively to customers of one or more particular financial institutions or brokerage firms.

In the future, additional underlying mutual fund options managed by certain financial institutions or brokerage firms may be added to the Separate Account. These portfolios may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm.

This contract may be used with certain tax qualified retirement plans. The contract includes attributes such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit; the purchase of this contract does not provide additional tax deferral benefits beyond those provided in the qualified plan. If you are purchasing this contract as a Qualified Contract, you should consider purchasing this contract for its death benefit, income benefits and other non-tax-related benefits. Please consult a tax adviser for information specific to your circumstances in order to determine whether the contract is an appropriate investment for you.


A Statement of Additional Information, dated January 19, 2010, which contains additional information about the contract has been filed with the SEC and is incorporated by reference into this prospectus. A table of contents for the Statement of Additional Information appears on the last page of this prospectus. If you would like a free copy of the Statement of Additional Information call us at:

                                (800) 352-9910;

                                or write us at:

                            6610 West Broad Street
                           Richmond, Virginia 23230

The Statement of Additional Information and other material incorporated by reference can be found on the SEC's website at:

                                  WWW.SEC.GOV

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

TABLE OF CONTENTS

                DEFINITIONS.................................................  6

                FEE TABLES..................................................  8
                   Examples................................................. 11

                SYNOPSIS.................................................... 12

                CONDENSED FINANCIAL INFORMATION............................. 15

                THE COMPANY................................................. 15

                FINANCIAL CONDITION OF THE COMPANY.......................... 15

                THE SEPARATE ACCOUNT........................................ 16
                   The Portfolios........................................... 17
                   Subaccounts.............................................. 18
                   Voting Rights............................................ 24

                CHARGES AND OTHER DEDUCTIONS................................ 25
                   Transaction Expenses..................................... 25
                       Surrender Charge..................................... 25
                       Exceptions to the Surrender Charge................... 26
                   Deductions from the Separate Account..................... 26
                   Reduction or Elimination of Charges and Deductions....... 26
                   Charges for the Living Benefit Rider Options............. 27
                   Charges for the Death Benefit Rider Options.............. 27
                   Other Charges............................................ 28

                THE CONTRACT................................................ 28
                   Purchase of the Contract................................. 29
                   Ownership................................................ 29
                   Assignment............................................... 30
                   Purchase Payments........................................ 31
                   Valuation Day and Valuation Period....................... 31
                   Allocation of Purchase Payments.......................... 31
                   Valuation of Accumulation Units.......................... 31

                TRANSFERS................................................... 32
                   Transfers Before the Annuity Commencement Date........... 32
                   Transfers Among the Subaccounts.......................... 32
                   Telephone/Internet Transactions.......................... 33
                   Confirmation of Transactions............................. 33
                   Special Note on Reliability.............................. 33
                   Transfers by Third Parties............................... 34
                   Special Note on Frequent Transfers....................... 34
                   Dollar Cost Averaging Program............................ 35
                   Defined Dollar Cost Averaging Program.................... 36
                   Portfolio Rebalancing Program............................ 37

                SURRENDERS AND PARTIAL WITHDRAWALS.......................... 37
                   Surrenders and Partial Withdrawals....................... 37
                   Restrictions on Distributions from Certain Contracts..... 38
                   Systematic Withdrawal Program............................ 38
                   Income Protector......................................... 39

                THE DEATH BENEFIT...........................................  52
                   Distribution Provisions Upon Death of Owner or Joint
                     Owner..................................................  52
                   Death Benefit at Death of Any Annuitant Before Annuity
                     Commencement Date......................................  52
                   Basic Death Benefit......................................  52
                   Annual Step-Up Death Benefit Rider.......................  52
                   Rollup Death Benefit Rider...............................  53
                   Earnings Protector Death Benefit Rider...................  55
                   Termination of Death Benefit Rider Options When Contract
                     is Assigned............................................  56
                   How to Claim Proceeds and/or Death Benefit Payments......  56
                   Distribution Rules.......................................  59

                INCOME PAYMENTS.............................................  59
                   Income Payments and the Annuity Commencement Date........  59
                   Optional Payment Plans...................................  61
                   Variable Income Payments.................................  62
                   Transfers After the Annuity Commencement Date............  62
                   Guaranteed Income Advantage..............................  62

                TAX MATTERS.................................................  69
                   Introduction.............................................  69
                   Taxation of Non-Qualified Contracts......................  69
                   Section 1035 Exchanges...................................  72
                   Qualified Retirement Plans...............................  72
                   Federal Income Tax Withholding...........................  76
                   State Income Tax Withholding.............................  76
                   Tax Status of the Company................................  76
                   Federal Estate Taxes.....................................  76
                   Generation-Skipping Transfer Tax.........................  76
                   Annuity Purchases by Residents of Puerto Rico............  76
                   Annuity Purchases by Nonresident Aliens and Foreign
                     Corporations...........................................  76
                   Foreign Tax Credits......................................  77
                   Changes in the Law.......................................  77

                REQUESTING PAYMENTS.........................................  77

                SALE OF THE CONTRACTS.......................................  77

                ADDITIONAL INFORMATION......................................  79
                   Owner Questions..........................................  79
                   Return Privilege.........................................  79
                   State Regulation.........................................  79
                   Evidence of Death, Age, Gender, Marital Status or
                     Survival...............................................  79
                   Records and Reports......................................  79
                   Other Information........................................  79
                   Exemption to File Periodic Reports.......................  79
                   Legal Proceedings........................................  79

                APPENDIX A -- EXAMPLES OF THE AVAILABLE DEATH BENEFITS...... A-1

                TABLE OF CONTENTS FOR STATEMENT OF ADDITIONAL INFORMATION

DEFINITIONS

The following terms are used throughout the prospectus:

Accumulation Unit -- An accounting unit of measure we use to calculate the value in each Subaccount and the Separate Account before income payments commence.

Annuitant/Joint Annuitant -- The person(s) named in the contract whose age and, where appropriate, gender, are used to determine the amount of income payments. A death benefit is payable on the death of any Annuitant prior to the Annuity Commencement Date.

Annuity Commencement Date -- The date on which your income payments will commence, if any Annuitant is living on that date. The Annuity Commencement Date is stated on your contract, unless changed by you in writing in a form acceptable to us.

Annuity Unit -- An accounting unit of measure we use to calculate the amount of the second and each subsequent variable income payment.

Benefit Year -- For Income Protector, each one-year period following the Contract Date and each anniversary of that date.

Code -- The Internal Revenue Code of 1986, as amended.

Contract Date -- The date we issue your contract and your contract becomes effective. Your Contract Date is shown in your contract. We use the Contract Date to determine contract years and anniversaries.

Contract Value -- The total value of all your Accumulation Units in the Subaccounts.

Designated Subaccounts -- The Subaccounts available under the Investment Strategy for Income Protector.

Fund -- Any open-end management investment company or any unit investment trust in which the Separate Account invests.

General Account -- Assets of the Company other than those allocated to Genworth Life & Annuity VA Separate Account 2 or any other segregated asset account of the Company.

GIS Subaccount -- A division of the Separate Account that invests exclusively in shares of the GE Investments Funds, Inc. -- Total Return Fund -- Class 3 Shares. This Subaccount is only available when Guaranteed Income Advantage is elected at the time of application. Purchase payments may not be made directly to the GIS Subaccount. Allocations must be made pursuant to scheduled transfers from other Subaccounts in which you have allocated assets.

Gross Withdrawal -- For Income Protector, an amount withdrawn from Contract Value, including any surrender charge, any taxes withheld and any premium taxes assessed.

Guaranteed Income Advantage -- The marketing name for the Guaranteed Income
Rider.

Home Office -- Our office at 6610 West Broad Street, Richmond, Virginia 23230.

Income Protector -- The marketing name for the Guaranteed Minimum Withdrawal Benefit for Life Rider. The rider may be issued with or without the Principal Protection Death Benefit. For purposes of this prospectus, references to Income Protector include a rider issued with or without the Principal Protection Death Benefit, as applicable, unless stated otherwise.

Income Start Date -- For Guaranteed Income Advantage, the date income payments begin from one or more segments pursuant to the terms of Guaranteed Income Advantage.

Investment Strategy -- The Designated Subaccounts required for Income Protector. The Investment Strategy is required in order to receive the full benefits available under this rider option.

Maximum Anniversary Value -- For Income Protector, an amount used to calculate the benefit base for benefits provided under the rider.

Optional Payment Plans -- Optional forms of income payments available under your contract.

Portfolio -- A series of a Fund, the assets of which are separated from other Portfolios that may be available in the Fund. Each Portfolio has its own investment objective. Not all Portfolios may be available in all states or markets.

Principal Protection Death Benefit -- The death benefit provided under Income Protector, if elected at the time of application, for an additional charge.

Purchase Payment Benefit Amount -- For Income Protector, an amount used to calculate the benefit base for benefits provided under the rider.

Roll-Up Value -- For Income Protector, the Roll-Up Value is an amount used to calculate the benefit base for benefits provided under the rider.

Separate Account -- Genworth Life & Annuity VA Separate Account 2, a separate investment account we established to receive Subaccount allocations. The Separate Account is divided into Subaccounts, each of which invests in shares of a separate Portfolio.

Subaccount -- A division of the Separate Account that invests exclusively in shares of a designated Portfolio. Not all Subaccounts may be available in all states or markets. A Subaccount may be referred to as Investment Subdivision in your contract and/or marketing materials.

Surrender Value -- The value of your contract as of the date we receive your written request to surrender at our Home Office, less any applicable surrender charge, premium tax and any optional benefit charges.

Valuation Day -- Any day that the New York Stock Exchange is open for regular trading, except for days on which a Portfolio does not value its shares.

Valuation Period -- The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

Withdrawal Factor -- The percentage used to establish the Withdrawal Limit for benefits provided under Income Protector.

Withdrawal Limit -- The total amount that you may withdraw in a Benefit Year without reducing the benefit provided under Income Protector.

FEE TABLES

The following tables describe fees and expenses that you will pay when buying, owning or partially withdrawing Contract Value or fully surrendering the contract. The first table describes the fees and expenses that you will pay when you buy the contract, take a partial withdrawal, fully surrender your contract, or transfer Contract Value among the investment options. State premium taxes may also be deducted.

Contract Owner Transaction Expenses
-----------------------------------------------------------------------------------------------
Surrender Charge/1/                                Surrender Charge as a Percentage of the
                                                   Purchase Payment Withdrawn or Surrendered
                                                   --------------------------------------------
 Number of Completed Years Since We Received the   Seven-Year Surrender      No Surrender
                Purchase Payment                   Charge Schedule/2/       Charge Schedule
-----------------------------------------------------------------------------------------------
                        0                                  6%                     0%
                        1                                  6%                     0%
                        2                                  6%                     0%
                        3                                  6%                     0%
                        4                                  5%                     0%
                        5                                  4%                     0%
                        6                                  3%                     0%
                    7 or more                              0%                     0%
-----------------------------------------------------------------------------------------------
 Transfer Charge                                                $10.00/3/
-----------------------------------------------------------------------------------------------

/1/There are two surrender charge schedule options available under this contract: a seven-year surrender charge schedule and no surrender charge schedule. You must elect your surrender charge schedule option at the time of application. The mortality and expense risk charge for the contract is higher if the contract is issued with no surrender charge schedule. The mortality and expense risk charges are disclosed in the next table.

/2/A surrender charge is not assessed on any amounts withdrawn representing gain. You may withdraw an amount equal to the greater of 10% of your total purchase payments or any amount withdrawn to meet minimum distribution requirements under the Code each contract year without a surrender charge. If you are making a withdrawal from this contract to meet annual minimum distribution requirements under the Code, and the minimum distribution amount attributable to this contract for the calendar year ending at or before the last day of the contract year exceeds the free withdrawal amount, you may withdraw the difference free of surrender charges. We will deduct amounts surrendered first from any gain in the contract and then from purchase payments made. The free withdrawal amount is not cumulative from contract year to contract year. The surrender charge will be taken from the amount withdrawn unless otherwise requested.

/3/We currently do not assess a transfer charge. However, we reserve the right to assess a transfer charge for each transfer among the Subaccounts after the twelfth transfer in a calendar year.

The next table describes the fees and expenses that you will pay periodically during the time you own the contract, not including Portfolio fees and expenses.

Periodic Charges Other Than Portfolio Expenses
-------------------------------------------------------------------------------------------------
Annual Contract Maintenance Charge                                        $40.00/1/
-------------------------------------------------------------------------------------------------
Separate Account Annual Expenses (as a percentage of your
 average daily net assets in the Separate Account)
-------------------------------------------------------------------------------------------------
                                                             Seven-Year Surrender  No Surrender
                                                               Charge Schedule    Charge Schedule
                                                             ------------------------------------
 Mortality and Expense Risk Charge/2/                               1.00%              1.60%
-------------------------------------------------------------------------------------------------
 Administrative Expense Charge                                      0.15%              0.15%
-------------------------------------------------------------------------------------------------
 Joint Annuitant Charge/3/                                          0.20%              0.20%
-------------------------------------------------------------------------------------------------
Maximum Total Separate Account Annual Expenses                      1.35%              1.95%
-------------------------------------------------------------------------------------------------

Living Benefit Rider Options/4/ (as a percentage of your average daily net assets in the Separate Account)
--------------------------------------------------------------------------------------------------------------------
                                                                   Current Charge            Maximum Charge/5/
                                                             -------------------------------------------------------
Guaranteed Income Advantage                                            0.50%                       0.50%
--------------------------------------------------------------------------------------------------------------------
Living Benefit Rider Options/4,6/
--------------------------------------------------------------------------------------------------------------------
Income Protector without the Principal Protection Death
 Benefit
 Single or Joint Annuitant Contract                          1.10% of benefit base       2.50% of benefit base
--------------------------------------------------------------------------------------------------------------------
Income Protector with the Principal Protection Death
 Benefit -- Annuitant Age 50-70
 Single or Joint Annuitant Contract                          1.10% of benefit base plus  2.50% of benefit base plus
                                                             0.20% of value of           1.00% of value of
                                                             Principal Protection        Principal Protection
                                                             Death Benefit               Death Benefit
--------------------------------------------------------------------------------------------------------------------
Income Protector with the Principal Protection Death
 Benefit -- Annuitant Age 71-85
 Single or Joint Annuitant Contract                          1.10% of benefit base plus  2.50% of benefit base plus
                                                             0.50% of value of           1.00% of value of
                                                             Principal Protection        Principal Protection
                                                             Death Benefit               Death Benefit
--------------------------------------------------------------------------------------------------------------------
Death Benefit Rider Options/7/
--------------------------------------------------------------------------------------------------------------------
                                                                   Current Charge            Maximum Charge/5/
                                                             -------------------------------------------------------
Annual Step-Up Death Benefit Rider/8/
 Annuitant Age 70 or Under                                             0.20%                       0.20%
                                                             -------------------------------------------------------
 Annuitant Age 71 to 75                                                0.50%                       0.50%
--------------------------------------------------------------------------------------------------------------------
Rollup Death Benefit Rider/9/
 Annuitant Age 70 or Under                                             0.60%                       0.60%
                                                             -------------------------------------------------------
 Annuitant Age 71 to 75                                                0.90%                       0.90%
--------------------------------------------------------------------------------------------------------------------
Earnings Protector Death Benefit Rider/10/                             0.30%                       0.30%
--------------------------------------------------------------------------------------------------------------------

/1/This charge is taken on each contract anniversary and at the time the contract is surrendered. We will not assess this charge if your Contract Value is $50,000 or more at the time the charge is assessed.

/2/There are two surrender charge schedule options available under this contract: a seven-year surrender charge schedule and no surrender charge schedule. You must elect your surrender charge schedule option at the time of application. The mortality and expense risk charge for the contract is higher if the contract is issued with no surrender charge schedule. Please note that, irrespective of the surrender charge option that is chosen, the applicable mortality and expense risk charge will be assessed for the duration of the contract and not merely for the duration of the surrender charge period. The surrender charge schedule for each option is disclosed in the previous table.

/3/The Joint Annuitant charge is assessed only when a Joint Annuitant is added to the contract and the contract becomes a Joint Annuitant contract. The Joint Annuitant charge will terminate if the contract becomes a single Annuitant contract due to the death of an Annuitant. The Joint Annuitant charge will apply even if you elect Income Protector as a Joint Annuitant contract.

/4/None of the living benefit rider options may be elected together or in any combination. Only one may be elected and it must be elected at the time of application. The riders may not be available in all states or markets. We reserve the right to discontinue offering these riders at any time and for any reason.

/5/The maximum charge reflects the charge that the rider is guaranteed never to exceed.

/6/You may purchase Income Protector with or without the Principal Protection
   Death Benefit. We assess a charge for the guaranteed minimum withdrawal benefit provided by the rider. The charge for the guaranteed minimum withdrawal benefit is calculated quarterly as a percentage of the benefit base, as defined and determined under the rider, and deducted quarterly from the Contract Value. On the Contract Date, the benefit base equals the initial purchase payment. The benefit base will change and may be higher than the Contract Value on any given day.

 If you purchase Income Protector with the Principal Protection Death Benefit, another charge will be assessed for the Principal Protection Death Benefit.
 The charge for the Principal Protection Death Benefit is calculated quarterly as a percentage of the value of the Principal Protection Death Benefit, as defined and determined under the rider, and deducted quarterly from the Contract Value. On the Contract Date, the value of the Principal Protection Death Benefit equals the initial purchase payment. The charge for the Principal Protection Death Benefit is higher if any Annuitant is age 71 or older at the time of application or when an Annuitant is added to the contract.

/7/The Annual Step-Up Death Benefit Rider may be elected with Income Protector at the time of application. None of the other death benefit rider options are available with Income Protector.

 None of the death benefit rider options may be elected together or in any combination. Only one may be elected and it must be elected at the time of application. The riders may not be available in all states or markets. We reserve the right to discontinue offering these riders at any time and for any reason.

/8/The charge for the Annual Step-Up Death Benefit Rider is calculated and deducted in arrears. The charge is calculated quarterly as a percentage of the value of the Annual Step-Up Death Benefit on the last reset of the Annual Step-Up Death Benefit, plus purchase payments made since the last reset date adjusted for any withdrawals made since the last reset date, and deducted quarterly from Contract Value. The charge is based on the age of the older Annuitant at issue. If a spouse is added as a Joint Annuitant to the contract after the contract is issued, a new charge for the rider may apply. This new charge may be higher than the charge previously applied for the rider.

/9/The charge for the Rollup Death Benefit Rider is calculated and deducted in arrears. The charge is calculated quarterly as a percentage of the value of the Rollup Death Benefit on that date and deducted quarterly from Contract Value. The charge is based on the age of the older Annuitant at issue. If a spouse is added as a Joint Annuitant to the contract after the contract is issued, a new charge for the rider may apply. This new charge may be higher than the charge previously applied for the rider.

/10/The charge for the Earnings Protector Death Benefit Rider is calculated and deducted in arrears. The charge is calculated quarterly as a percentage of the Contract Value on that date and deducted quarterly from Contract Value.

For information concerning compensation paid for the sale of the contract, see the "Sale of the Contracts" provision of the prospectus.

The next item shows the estimated minimum and maximum total annual operating expenses charged by the Portfolios that you indirectly pay during the time that you own the contract. These are expenses that are deducted from Portfolio assets, which may include management fees, distribution and/or service (Rule 12b-1) fees, and other expenses. Portfolio expenses are the responsibility of the Portfolio or Fund. They are not fixed or specified under the terms of the contract and are not the responsibility of the Company. More detail concerning each Portfolio's fees and expenses appears in the prospectus for each Portfolio.

Annual Portfolio Expenses/1/                                                      Minimum Maximum
-------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses (before fee waivers or reimbursements)   0.45%   7.87%
-------------------------------------------------------------------------------------------------

/1/The Portfolio expenses used to prepare this table were provided to the Company by the Funds. The Company has not independently verified such information. The expenses shown are those incurred for the year ended December 31, 2008, subject to possible adjustment for material changes. Current or future expenses may be greater or less than those shown. The range of expenses above does not show the effect of any fee waiver or expense reimbursement arrangements. The advisers and/or other service providers of certain Portfolios have agreed to waive their fees and/or reimburse the Portfolios' expenses in order to keep the Portfolios' expenses below specified limits. In some cases, these expense limitations are contractual. In other cases, these expense limitations are voluntary and may be terminated at any time. The minimum and maximum Total Annual Portfolio Operating Expenses for all the Portfolios after all fee waivers and expense reimbursements (whether voluntary or contractual) are 0.45% and 2.05%, respectively. Please see the prospectus for each Portfolio for information regarding the expenses for each Portfolio, including fee reduction and/or expense reimbursement arrangements, if applicable.

EXAMPLES

These Examples are intended to help you compare the costs of investing in the contract with the costs of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract and optional rider charges, and Portfolio fees and expenses.

The first Example shows the dollar amount of expenses you would bear directly or indirectly if you:

  .  purchased a contract with a surrender charge schedule;

  .  purchased the contract as a Joint Annuitant contract;

  .  invested $10,000 in the contract for the time periods indicated;

  .  earned a 5% annual return on your investment;

  .  elected Income Protector with the Principal Protection Death Benefit;

  . elected the Annual Step-Up Death Benefit Rider with an Annuitant who was age 71-75 at issue; and

  .  surrendered your contract at the end of the stated period.

The Example assumes that the maximum fees and expenses of any of the Portfolios are charged. Your actual expenses may be higher or lower than those shown below. The Example does not include any taxes or tax penalties that may be assessed upon surrender of the contract.

NO SURRENDER CHARGE SCHEDULE EXAMPLE
------------------------------------------------
COSTS BASED ON MAXIMUM ANNUAL PORTFOLIO EXPENSES
------------------------------------------------
1 YEAR         3 YEARS    5 YEARS    10 YEARS
------         -------    -------    --------
$1,411         $4,007     $6,325     $11,102

SEVEN-YEAR SURRENDER CHARGE SCHEDULE EXAMPLE
------------------------------------------------
COSTS BASED ON MAXIMUM ANNUAL PORTFOLIO EXPENSES
------------------------------------------------
1 YEAR         3 YEARS    5 YEARS    10 YEARS
------         -------    -------    --------
$1,843         $4,258     $6,389     $10,931

The next Example uses the same assumptions as the prior Example, except that it assumes you decide to annuitize your contract at the end of the stated time period.


NO SURRENDER CHARGE SCHEDULE EXAMPLE
------------------------------------------------
COSTS BASED ON MAXIMUM ANNUAL PORTFOLIO EXPENSES
------------------------------------------------
1 YEAR         3 YEARS    5 YEARS    10 YEARS
------         -------    -------    --------
$1,270         $3,752     $5,940     $10,294



SEVEN-YEAR SURRENDER CHARGE SCHEDULE EXAMPLE
------------------------------------------------
COSTS BASED ON MAXIMUM ANNUAL PORTFOLIO EXPENSES
------------------------------------------------
1 YEAR         3 YEARS    5 YEARS    10 YEARS
------         -------    -------    --------
$1,214         $3,616     $5,760     $10,122


The next Example uses the same assumptions as the prior Example, except that it assumes you do not surrender your contract:

NO SURRENDER CHARGE SCHEDULE EXAMPLE
------------------------------------------------
COSTS BASED ON MAXIMUM ANNUAL PORTFOLIO EXPENSES
------------------------------------------------
1 YEAR         3 YEARS    5 YEARS    10 YEARS
------         -------    -------    --------
$1,411         $4,007     $6,325     $11,102

SEVEN-YEAR SURRENDER CHARGE SCHEDULE EXAMPLE
------------------------------------------------
COSTS BASED ON MAXIMUM ANNUAL PORTFOLIO EXPENSES
------------------------------------------------
1 YEAR         3 YEARS    5 YEARS    10 YEARS
------         -------    -------    --------
$1,356         $3,871     $6,147     $10,931

Please remember that you are looking at Examples and not a representation of past or future expenses. Your rate of return may be higher or lower than 5%, which is not guaranteed. The Examples do not assume that any Portfolio expense waivers or fee reimbursement arrangements are in effect for the periods presented. The above Examples assume:

  . Separate Account charges of 1.95% (for the no surrender charge schedule option) and 1.35% (for the seven-year surrender charge schedule option) (deducted daily at an effective annual rate of the assets in the Separate Account);

  . an annual contract maintenance charge of $40 (assumed to be equivalent to 0.40% of Contract Value);

  . for Income Protector with the Principal Protection Death Benefit, a charge of 2.50% of benefit base plus a charge of 1.00% of the value of the Principal Protection Death Benefit (deducted quarterly from Contract Value); and

  . for the Annual Step-Up Death Benefit, a charge of 0.50% of the value of the Annual Step-Up Death Benefit on the last reset of the Annual Step-Up Death Benefit, plus purchase payments made since the last reset date adjusted for any withdrawals made since the last reset date (deducted quarterly in arrears from Contract Value).

If an optional rider was not elected, or if the contract was a single Annuitant contract, the expense figures shown above would be lower.

SYNOPSIS

What type of contract am I buying? The contract is an individual flexible purchase payment variable deferred annuity contract. We may issue it as a contract qualified ("Qualified Contract") under the Code, or as a contract that is not qualified under the Code ("Non-Qualified Contract"). Because this contract may be used with certain tax qualified retirement plans that offer their own tax deferral benefit, you should consider purchasing the contract for a reason other than tax deferral if you are purchasing this contract as a Qualified Contract. This prospectus only provides disclosure about the contract. Certain features described in this prospectus may vary from your contract. See "The Contract" provision of this prospectus.

How does the contract work? Once we approve your application, we will issue a contract to you. When you apply for this contract, you have the option to purchase the contract with a surrender charge schedule or without a surrender charge schedule. If you purchase a contract without a surrender charge schedule, the mortality and expense risk charge will be higher than a contract with a surrender charge schedule. If you purchase a contract with a surrender charge schedule, your mortality and expense risk charge will be lower than a contract without a surrender charge schedule, but you will be assessed a surrender charge on total surrenders and partial withdrawals of purchase payments taken within the first seven years of receipt, unless you meet an available exception.

During the accumulation period, you can use your purchase payments to buy Accumulation Units in the Separate Account. Should you decide to receive income payments (annuitize your contract or a portion thereof), we will convert all or a portion of the contract being annuitized from Accumulation Units to Annuity Units. You can choose fixed or variable income payments, unless you are taking income payments from the GIS Subaccount(s) pursuant to the election of Guaranteed Income Advantage (all income payments made from the GIS Subaccount(s) will be made in accordance with the terms of Guaranteed Income Advantage). If you choose variable income payments, we will base each periodic income payment upon the number of Annuity Units to which you became entitled at the time you decide to annuitize and on the value of each unit on the date the payment is determined. See "The Contract" and the "Income Payments" provisions of this prospectus. If only a portion of the contract is being annuitized, monthly income payments will be taxed as partial withdrawals, rather than income payments. See the "Tax Treatment of Guaranteed Income Advantage" provision of this prospectus.

What is the Separate Account? The Separate Account is a segregated asset account established under Virginia insurance law, and registered with the SEC as a unit investment trust. We allocate the assets of the Separate Account to one or more Subaccounts in accordance with your instructions. We do not charge the assets in the Separate Account with liabilities arising out of any other business we may conduct. Amounts you allocate to the Separate Account will reflect the investment performance of the Portfolios you select. You bear the risk of investment gain or loss with respect to amounts allocated to the Separate Account. See "The Separate Account" provision of this prospectus.

What are my variable investment choices? Through its Subaccounts, the Separate Account uses your purchase payments to purchase shares, at your direction, in one or more Portfolios. In turn, each Portfolio holds securities consistent with its own particular investment objective. See "The Separate Account" provision of this prospectus.

What charges are associated with this contract? When you apply for this contract, you have the option to purchase the contract with either a seven-year surrender charge schedule or no surrender charge schedule. If you purchase a contract without a surrender charge schedule, the mortality and expense risk charge will be higher than a contract with a surrender charge schedule and it will be assessed for the life of the contract. If you purchase a contract with a surrender charge schedule, your mortality and expense risk charge will be lower than a contract without a surrender charge schedule, but you will be assessed a surrender charge on total surrenders and partial withdrawals of purchase payments taken within the first seven years of receipt, unless you meet an available exception. If you purchase a contract with a seven-year surrender charge schedule and you take a partial withdrawal or totally surrender your contract before your purchase payments have been in your contract for seven full years, we will assess a surrender charge ranging from 6% to 3%, depending upon how many full years those payments have been in the contract. If your purchase payments have been in your contract for seven full years, the surrender charge for those purchase payments reduces to 0%.

We do not assess a surrender charge on any amounts withdrawn that represent gain. You may partially withdraw up to the greater of 10% of purchase payments or any amount withdrawn to meet minimum distribution requirements under the Code each contract year without being assessed a surrender charge. If you are making a withdrawal from this contract to meet annual minimum distribution requirements under the Code, and the minimum distribution amount attributable to this contract for the calendar year ending at or before the last day of the contract year exceeds the free withdrawal amount, you may withdraw the difference free of surrender charges. We will deduct amounts surrendered first from any gain in the contract and then from purchase payments made. We may also waive the surrender charge under certain conditions. See the "Surrender Charge" provision of this prospectus.

We assess annual contract charges in the aggregate at an effective annual rate of 1.75% (for contracts without a surrender charge schedule) and 1.15% (for contracts with the seven-year surrender charge schedule) against the daily net asset value of the Separate Account. These charges consist of a mortality and expense risk charge of 1.60% (for contracts without a surrender charge schedule) and 1.00% (for contracts with the seven-year surrender charge schedule) and an administrative expense charge of 0.15%. If the contract is a Joint Annuitant contract, we assess an additional Joint Annuitant charge at an effective annual rate of 0.20% against the daily net asset value of the Separate Account. We also charge for the optional riders and benefits. In addition, there is a $40 annual contract maintenance charge that we waive if the Contract Value is more than $50,000 at the time the charge is assessed.

We reserve the right to reduce or waive any contract or rider charge or deduction for sales of the contract made to certain employees or agents of the Company and its affiliates, or any of their immediate family members, or to employees, agents and registered representatives of the brokerage firms and financial institutions that sell the contract, or any of their immediate family members. In lieu of a reduction or waiver, we may apply a credit to Contract Value.

We may reduce or waive these items or apply a credit to Contract Value based on expected economies of scale and on differences in costs or services. We reserve the right to implement such reductions, waivers or credits on a temporary or permanent basis and to modify, suspend or terminate such reductions, waivers or credits at any time.

For a complete discussion of all charges associated with the contract, see the "Charges and Other Deductions" provision of this prospectus.

If your state assesses a premium tax with respect to your contract, then at the time your contract incurs the tax (or at such other time as we may choose), we will deduct those amounts from purchase payments or your Contract Value, as applicable. See the "Charges and Other Deductions" and "Deductions for Premium Taxes" provisions of this prospectus.

There are also expenses associated with the Portfolios. These include management fees and other expenses associated with the daily operation of each Portfolio, as well as Rule 12b-1 fees and/or service share fees, if applicable. See the "Fee Tables" provision of this prospectus. A Portfolio may also impose a redemption charge on Subaccount assets that are redeemed from the Portfolio in connection with a transfer. Portfolio expenses, including any redemption charges, are more fully described in the prospectus for each Portfolio.

We pay compensation to broker-dealers who distribute the contracts. For a discussion of this compensation, see the "Sale of the Contracts" provision of this prospectus.

We offer other variable annuity contracts through the Separate Account (and our other separate accounts) that also invest in the same (or many of the same) Portfolios offered under the contract. These contracts have different charges that could affect the value of the Subaccounts and may offer different benefits more suitable to your needs. To obtain more information about these contracts, including a prospectus, contact your registered representative or call
(800) 352-9910.

How much must I pay and how often? Subject to certain minimum and maximum payments, the amount and frequency of purchase payments are flexible. See "The Contract -- Purchase Payments" provision of this prospectus.

How will my income payments be calculated? We will pay you a monthly income beginning on the Annuity Commencement Date (or the earlier of the Income Start Date and the Annuity Commencement Date if Guaranteed Income Advantage is elected at the time of application), provided any Annuitant is still living on that date. You may also decide to take income payments under one of the Optional Payment Plans. We will base your initial payment on the Contract Value and other factors. See the "Income Payments" provision of this prospectus.

What happens if I die before the Annuity Commencement Date? If the owner is a natural person, the owner must also be an Annuitant. A joint owner must also be a Joint Annuitant. The joint owner/Joint Annuitant must be the owner's spouse/civil union partner. Before the Annuity Commencement Date, if an Annuitant or Joint Annuitant dies while the contract is in force, we will treat the designated beneficiary as the sole owner of the contract, subject to certain distribution rules. We may pay a death benefit to the designated beneficiary. The selected payment option will end and the Joint Annuitant charge will terminate. Please see "The Death Benefit" provision of this prospectus.

In addition, the terms of the living benefit rider options may modify the rules described in summary above. If you have elected one of these riders, please see the disclosure in this prospectus for the applicable rider for more information.

May I transfer assets among Subaccounts? You may transfer assets among the Subaccounts. However, there are limitations imposed by your contract on both the number of transfers that may be made per calendar year, as well as limitations on transfer rights.

For transfers among the Subaccounts, the minimum transfer amount is currently $100 or the entire balance in the Subaccount if the transfer will leave a balance of less than $100. See the "Transfers," "Income Payments --Transfers After the Annuity Commencement Date" and "Income Payments -- Guaranteed Income Advantage" provisions of this prospectus. Contract owners that have elected Income Protector must always allocate assets in accordance with the Investment Strategy as outlined in your rider. See the "Surrenders and Partial Withdrawals --Income Protector" provision of this prospectus.

MAY I SURRENDER THE CONTRACT OR TAKE PARTIAL WITHDRAWALS? Yes, subject to contract requirements and restrictions imposed under certain retirement plans. If you surrender the contract or take a partial withdrawal, we may assess a surrender charge as discussed above. In addition, you will ordinarily be subject to income tax (except for qualified distributions from a Roth IRA) and, if you are younger than age 59 1/2 at the time of the surrender or partial withdrawal, a 10% IRS penalty tax. A surrender or a partial withdrawal may also be subject to tax withholding. See the "Tax Matters" provision of this prospectus. A partial withdrawal may reduce the death benefit by the proportion that the partial withdrawal (including any applicable surrender charge and premium tax) reduces your Contract Value. See "The Death Benefit" provision of this prospectus. In addition, if you elect Guaranteed Income Advantage and you take a withdrawal from the GIS Subaccount(s), you will lose your right to make any additional scheduled transfers to that segment and your guaranteed income floor will be adjusted to reflect the withdrawal made. See the "Income
Payments -- Guaranteed Income Advantage" provision of this prospectus. If you elect Income Protector, partial withdrawals may affect the benefit you receive under that rider. See the "Surrenders and Partial Withdrawals --Income Protector" provision of this prospectus.

DO I GET A FREE LOOK AT THIS CONTRACT? Yes. You have the right to return the contract to us at our Home Office at the address listed on page 1 of this prospectus, and have us cancel the contract within a certain number of days (usually 10 days from the date you receive the contract, but some states require different periods).

If you exercise this right, we will cancel the contract as of the Valuation Day we receive your request and send you a refund equal to your Contract Value plus any charges we have deducted from purchase payments prior to the allocation to the Separate Account (and excluding any charges the Portfolios may have deducted) on or before the Valuation Day we received the returned contract at our Home Office. If required by the law of your state, we will refund your purchase payments (less any withdrawals previously taken). See the "Return Privilege" provision of this prospectus for more information.

WHAT OPTIONAL BENEFITS ARE AVAILABLE UNDER THIS CONTRACT? We offer certain optional benefits by rider under this prospectus. The riders may not be available in all states or markets.


THE LIVING BENEFIT RIDER OPTIONS. We currently offer two "living benefit rider options" under this prospectus. You may not purchase the riders together or in any combination. Income Protector provides guaranteed withdrawals until the last death of an Annuitant, based on purchase payments made in the first contract year, with upside potential, provided you meet certain conditions. Under certain circumstances, the benefit provided under Income Protector may be reduced or lost. In addition, if you terminate the contract or rider, you will lose your benefit. Please see the "Surrenders and Partial Withdrawals -- Income Protector" provision of this prospectus for more information about the rider and its features. We also offer Guaranteed Income Advantage, which provides a guaranteed income benefit that is based on the amount of assets you invest in the GIS Subaccount(s). If income payments have not begun and you terminate the contract, you will lose your benefit. Please see the "Income Payments -- Guaranteed Income Advantage" provision of this prospectus for more information about the rider and its features.


Each of these riders is available at an additional charge if elected when you apply for the contract.

THE DEATH BENEFIT RIDER OPTIONS. We offer the following three optional death benefits by rider in addition to the Basic Death Benefit available under the contract: (i) the Annual Step-Up Death Benefit Rider; (ii) the Rollup Death Benefit Rider; and (iii) the Earnings Protector Death Benefit Rider.

Each of these optional death benefit riders is available at an additional charge if elected when you apply for the contract. The Basic Death Benefit is provided to you automatically and at no additional charge.

Please see "The Death Benefit" provision of this prospectus for more information about these optional death benefit riders and their features.

ARE THERE ANY RISKS TO PURCHASING ONE OF THE LIVING BENEFIT RIDER OPTIONS OR DEATH BENEFIT RIDER OPTIONS? Guaranteed benefits provided under the living benefit rider options and death benefit rider options, as well as any other contractual guarantee, are guaranteed by the claims paying ability of the Company's General Account and our long-term ability to make payments. See the "Financial Condition of the Company" provision of this prospectus for more information.

WHEN ARE MY ALLOCATIONS EFFECTIVE WHEN PURCHASING THIS CONTRACT? Within two business days after we have received all of the information necessary to process your purchase order, we will allocate your initial purchase payment directly to the Subaccounts that correspond to the Portfolios you choose. Contract owners that have elected Income Protector must always allocate purchase payments in accordance with the Investment Strategy outlined in the rider. For contract owners that have elected Guaranteed Income Advantage, purchase payments may not be allocated directly to the GIS Subaccount(s), but must be made pursuant to scheduled transfers from all other Subaccounts in which you have allocated assets. See "The Contract -- Allocation of Purchase Payments," the "Surrenders and Partial Withdrawals -- Income Protector," and the "Income Payments -- Guaranteed Income Advantage" provisions of this prospectus.

WHAT ARE THE FEDERAL TAX IMPLICATIONS OF MY INVESTMENT IN THE
CONTRACT? Generally, all investment earnings under the contract are tax-deferred until withdrawn or until income payments begin. A distribution from the contract, which includes a full surrender or partial withdrawal or payment of a death benefit, will generally result in taxable income (except for a qualified distribution from a Roth IRA). In certain circumstances, a 10% IRS penalty tax may also apply. All amounts includable in income with respect to the contract are taxed as ordinary income; no amounts are taxed at the special lower rates applicable to long term capital gains and corporate dividends. See the "Tax Matters" provision of this prospectus.

CONDENSED FINANCIAL INFORMATION

The value of an Accumulation Unit is determined on the basis of changes in the per share value of the Portfolios and the assessment of Separate Account charges which may vary from contract to contract. Please refer to the Statement of Additional Information for more information on the calculation of Accumulation Unit values.


Since the contract was first offered on January 19, 2010, no condensed financial information is available.


THE COMPANY

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance policies and annuity contracts. We do business in 49 states and the District of Columbia. Our principal offices are located at 6610 West Broad Street, Richmond, Virginia 23230. We are obligated to pay all amounts promised under the contract.

Capital Brokerage Corporation serves as principal underwriter for the contracts and is a broker/dealer registered with the SEC. Genworth North America Corporation (formerly, GNA Corporation) directly owns the stock of Capital Brokerage Corporation and the Company. Genworth North America Corporation is directly owned by Genworth Financial, Inc., a public company.

We are a member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in its advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

FINANCIAL CONDITION OF THE COMPANY

Many financial services companies, including insurance companies, have been facing challenges in this unprecedented market environment, and we are not immune to those challenges. We know it is important for you to understand how these events may impact your Contract Value and our ability to meet the guarantees under your contract.

Assets in the Separate Account. You assume all of the investment risk for Contract Value allocated to the Subaccounts. Your Contract Value in the Subaccounts is part of the assets of the Separate Account. These assets may not be charged with liabilities arising from any other business that we may conduct. The assets of the Separate Account will, however, be available to cover the liabilities of our General Account to the extent that the Separate Account assets exceed the Separate Account liabilities arising under the contracts supported by it. This means that, with very limited exceptions, all assets in the Separate Account attributable to your Contract Value and that of all other contract owners would receive a priority of payment status over other claims in the event of an insolvency or receivership. See "The Separate Account" provision of this prospectus.

Assets in the General Account. Any guarantees under the contract that exceed your Contract Value, such as those associated with the living benefit rider options or the death benefit rider options, are paid from our General Account (not the Separate Account). Therefore, any amounts that we may pay under the contract in excess of Contract Value are subject to our financial strength and claims-paying ability and our long-term ability to make such payments. We issue other types of insurance policies and financial products as well, such as group variable annuities offered through retirement plans, term and universal life insurance, Medicare supplement insurance, funding agreements, funding agreements backing notes and guaranteed investment contracts ("GICs"), and we also pay our obligations under these products from our assets in the General Account. In the event of an insolvency or receivership, payments we make from our General Account to satisfy claims under the contract would generally receive the same priority as our other policy holder obligations.

Our Financial Condition. As an insurance company, we are required by state insurance regulation to hold a specified amount of reserves in order to meet all the contractual obligations of our General Account to our contract owners. In order to meet our claims-paying obligations, we regularly monitor our reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments. In addition, we actively hedge our investments in our General Account, while also requiring contract owners to allocate purchase payments in an Investment Strategy if a living benefit rider option has been elected. However, it is important to note that there is no guarantee that we will always be able to meet our claims paying obligations, and that there are risks to purchasing any insurance product.

State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer's operations. These risks include those associated with losses that we may incur as the result of defaults on the payment of interest or principal on our General Account assets, which include bonds, mortgages, general real estate investments, and stocks, as well as the loss in value of these investments resulting from a loss in their market value.

The market effects on our investment portfolio has caused us to re-evaluate product offerings. In addition, we have recently added a capital contribution from our parent in the fourth quarter of 2008 to increase our risk based-capital. We are continuing to evaluate our investment portfolio to mitigate market risk and actively manage the investments in the portfolio.

How to Obtain More Information. We encourage both existing and prospective contract owners to read and understand our financial statements. We prepare our financial statements on both a statutory basis and according to Generally Accepted Accounting Principles (GAAP). Our audited GAAP financial statements, as well as the financial statements of the Separate Account, are located in the Statement of Additional Information. If you would like a free copy of the Statement of Additional Information, call (800) 352-9910 or write to our Home Office at the address listed on page 1 of this prospectus. In addition, the Statement of Additional Information is available on the SEC's website at www.sec.gov. You may obtain our audited statutory financial statements and any unaudited statutory financial statements that may be available by visiting our website at www.genworth.com.

You also will find on our website information on ratings assigned to us by one or more independent rating organizations.

These ratings are opinions of an operating insurance company's financial capacity to meet the obligations of its insurance and annuity contracts based on its financial strength and/or claims-paying ability.

THE SEPARATE ACCOUNT

We established the Separate Account as a separate investment account on June 5, 2002. The Separate Account may invest in mutual funds, unit investment trusts, managed separate accounts, and other portfolios. We use the Separate Account to support the contracts as well as for other purposes permitted by law.

Currently, there are multiple Subaccounts of the Separate Account available under the contracts. Each Subaccount invests exclusively in shares representing an interest in a separate corresponding Portfolio of the Funds.

The assets of the Separate Account belong to us. Nonetheless, we do not charge the assets in the Separate Account attributable to the contracts with liabilities arising out of any other business that we may conduct. The assets of the Separate Account will, however, be available to cover the liabilities of our General Account to the extent that the assets of the Separate Account exceed its liabilities arising under the contracts supported by it. Income and both realized and unrealized gains or losses from the assets of the Separate Account are credited to or charged against the Separate Account without regard to the income, gains, or losses arising out of any other business we may conduct. Guarantees made under the contract, including any rider options, are based on the claims paying ability of the Company to the extent that the amount of the guarantee exceeds the assets available in the Separate Account.

We registered the Separate Account with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940 Act"). The Separate Account meets the definition of a Separate Account under the federal securities laws. Registration with the SEC does not involve supervision of the management or investment practices or policies of the Separate Account by the SEC. You assume the full investment risk for all amounts you allocate to the Separate Account.

If permitted by law, we may deregister the Separate Account under the 1940 Act in the event registration is no longer required; manage the Separate Account under the direction of a committee; or combine the Separate Account with one of our other separate accounts. Further, to the extent permitted by applicable law, we may transfer the assets of the Separate Account to another separate account.

The Portfolios

There is a separate Subaccount that corresponds to each Portfolio of a Fund offered under the contracts. You decide the Subaccounts to which you allocate purchase payments and Contract Value. Contract owners that have elected Income Protector must always allocate purchase payments and Contract Value in accordance with the Investment Strategy outlined in the rider.

You currently may change your future purchase payment allocation without penalty or charges. However, there are limitations on the number of transfers that may be made each calendar year. See the "Transfers" provision of this prospectus for additional information.

Each Fund is registered with the SEC as an open-end management investment company under the 1940 Act. The assets of each Portfolio are separate from other portfolios of a Fund and each Portfolio has separate investment objectives and policies. As a result, each Portfolio operates as a separate Portfolio and the investment performance of one Portfolio has no effect on the investment performance of any other Portfolio.

Before choosing a Subaccount to allocate your purchase payments and Contract Value, carefully read the prospectus for each Portfolio, along with this prospectus. You may obtain the most recent prospectus for each Portfolio by calling us at (800) 352-9910, or writing us at 6610 West Broad Street, Richmond, Virginia 23230. You may also obtain copies of the prospectus for each Portfolio on our website at www.genworth.com and click on "Products." We summarize the investment objectives of each Portfolio below. There is no assurance that any of the Portfolios will meet these objectives. We do not guarantee any minimum value for the amounts you allocate to the Separate Account. You bear the investment risk of investing in the Portfolios.

The investment objectives and policies of certain Portfolios are similar to the investment objectives and policies of other portfolios that may be managed by the same investment adviser or manager. The investment results of the Portfolios, however, may be higher or lower than the results of such other portfolios. There can be no assurance, and no representation is made, that the investment results of any of the Portfolios will be comparable to the investment results of any other portfolio, even if the other portfolio has the same investment adviser or manager, or if the other portfolio has a similar name.

SUBACCOUNTS



You may allocate purchase payments and Contract Value to Subaccounts that invest in the Portfolios listed below, at any one time. If you have elected Guaranteed Income Advantage, you may not allocate purchase payments directly to the GIS Subaccount(s). Such allocations must be made pursuant to scheduled transfers from all other Subaccounts in which you have allocated assets. See the "Income Payments -- Guaranteed Income Advantage" provision of this prospectus. If you have elected Income Protector, you must always allocate your purchase payments and Contract Value in accordance with the Investment Strategy outlined in the rider. See the "Surrenders and Partial Withdrawals -- Income Protector" provision of this prospectus.



                         SUBACCOUNT INVESTING IN                   INVESTMENT OBJECTIVE
                         -------------------------------------------------------------------------
AIM VARIABLE             AIM V.I. CORE EQUITY FUND --      Growth of capital.
INSURANCE FUNDS          SERIES I SHARES








                         -------------------------------------------------------------------------
                         AIM V.I. INTERNATIONAL GROWTH     Long-term growth of capital.
                         FUND -- SERIES II SHARES








                         -------------------------------------------------------------------------
ALLIANCEBERNSTEIN        ALLIANCEBERNSTEIN INTERNATIONAL   Long-term growth of capital.
VARIABLE PRODUCTS        VALUE PORTFOLIO -- CLASS B
SERIES FUND, INC.
                         -------------------------------------------------------------------------
                         ALLIANCEBERNSTEIN SMALL CAP       Long-term growth of capital.
                         GROWTH PORTFOLIO -- CLASS B
                         -------------------------------------------------------------------------
AMERICAN CENTURY         VP INFLATION PROTECTION FUND --   The fund pursues long-term total
VARIABLE PORTFOLIOS II,  CLASS II                          return using a strategy that seeks to
INC.                                                       protect against U.S. inflation.
                         -------------------------------------------------------------------------
BLACKROCK VARIABLE       BLACKROCK BASIC VALUE V.I. FUND   Seeks capital appreciation and,
SERIES FUNDS, INC.       -- CLASS III SHARES               secondarily, income.

                         -------------------------------------------------------------------------
                         BLACKROCK GLOBAL ALLOCATION V.I.  Seeks high total investment return.
                         FUND -- CLASS III SHARES



                         -------------------------------------------------------------------------
COLUMBIA FUNDS           COLUMBIA MARSICO GROWTH FUND,     The fund seeks long-term growth of
VARIABLE INSURANCE       VARIABLE SERIES -- CLASS A        capital.
TRUST I
                         -------------------------------------------------------------------------
                         COLUMBIA MARSICO INTERNATIONAL    The fund seeks long-term growth of
                         OPPORTUNITIES FUND, VARIABLE      capital.
                         SERIES -- CLASS B
                         -------------------------------------------------------------------------
EATON VANCE              VT FLOATING-RATE INCOME FUND      To provide a high level of current
VARIABLE TRUST                                             income.
                         -------------------------------------------------------------------------


                                          ADVISER (AND SUB-ADVISER(S),
        INVESTMENT OBJECTIVE                     AS APPLICABLE)
---------------------------------------------------------------------------
Growth of capital.                     Invesco Advisors, Inc. (subadvised
 by Invesco Trimark Ltd.; Invesco
                                       Institutional (N.A.), Inc.; Invesco
                                       Senior Secured Management, Inc.;
                                       Invesco Hong Kong Limited;
                                       Invesco Asset Management Limited;
                                       Invesco Asset Management (Japan)
                                       Limited; Invesco Asset Management
                                       Deutschland, GmbH; and Invesco
                                       Australia Limited)
---------------------------------------------------------------------------
Long-term growth of capital.           Invesco Advisors, Inc. (subadvised
      by Invesco Trimark Ltd.; Invesco
                                       Institutional (N.A.), Inc.; Invesco
                                       Senior Secured Management, Inc.;
                                       Invesco Hong Kong Limited;
                                       Invesco Asset Management Limited;
                                       Invesco Asset Management (Japan)
                                       Limited; Invesco Asset Management
                                       Deutschland, GmbH; and Invesco
                                       Australia Limited)
---------------------------------------------------------------------------
Long-term growth of capital.           AllianceBernstein, L.P.


---------------------------------------------------------------------------
Long-term growth of capital.           AllianceBernstein, L.P.

---------------------------------------------------------------------------
The fund pursues long-term total       American Century Investment
return using a strategy that seeks to  Management, Inc.
protect against U.S. inflation.
---------------------------------------------------------------------------
Seeks capital appreciation and,        BlackRock Advisors, LLC
secondarily, income.                   (subadvised by BlackRock
                                       Investment Management, LLC)
---------------------------------------------------------------------------
Seeks high total investment return.    BlackRock Advisors, LLC
      (subadvised by BlackRock
                                       Investment Management, LLC and
                                       BlackRock Asset Management U.K.
                                       Limited)
---------------------------------------------------------------------------
The fund seeks long-term growth of     Columbia Management
capital.                               Advisors, LLC (subadvised by
               Marsico Capital Management, LLC)
---------------------------------------------------------------------------
The fund seeks long-term growth of     Columbia Management Advisors,
capital.                               LLC (subadvised by Marsico Capital
      Management, LLC)
---------------------------------------------------------------------------
To provide a high level of current     Eaton Vance Management
income.
---------------------------------------------------------------------------


                      SUBACCOUNT INVESTING IN                     INVESTMENT OBJECTIVE
                      -----------------------------------------------------------------------------
FEDERATED             FEDERATED KAUFMANN FUND II --     Seeks capital appreciation.
INSURANCE SERIES      SERVICE SHARES


                      -----------------------------------------------------------------------------
FIDELITY(R) VARIABLE  VIP MID CAP PORTFOLIO -- SERVICE  Seeks long-term growth of capital.
INSURANCE PRODUCTS    CLASS 2
FUND






                      -----------------------------------------------------------------------------
FRANKLIN TEMPLETON    MUTUAL SHARES SECURITIES FUND --  Seeks capital appreciation, with
VARIABLE INSURANCE    CLASS 2 SHARES                    income as a secondary goal. The fund
PRODUCTS TRUST                                          normally invests primarily in U.S. and
                                                        foreign equity securities that the
                                                        manager believes are undervalued. The
                                                        fund also invests, to a lesser extent, in
                                                        risk arbitrage securities and distressed
                                                        companies.
                      -----------------------------------------------------------------------------
GE INVESTMENTS        MONEY MARKET FUND/1/              Seeks a high level of current income
FUNDS, INC.                                             consistent with the preservation of
                                                        capital and maintenance of liquidity.
                      -----------------------------------------------------------------------------
                      REAL ESTATE SECURITIES FUND --    Seeks maximum total return through
                      CLASS 1 SHARES                    current income and capital
                                                        appreciation.
                      -----------------------------------------------------------------------------
                      TOTAL RETURN FUND --              Seeks the highest total return,
                      CLASS 3 SHARES                    composed of current income and
                                                        capital appreciation, as is consistent
                                                        with prudent investment risk.
                      -----------------------------------------------------------------------------
GENWORTH VARIABLE     GENWORTH 40/60 INDEX ALLOCATION   The fund's investment objective is
INSURANCE TRUST/2/    FUND -- SERVICE SHARES            long-term capital appreciation and
                                                        current income, with a greater
                                                        emphasis on income.
                      -----------------------------------------------------------------------------
                      GENWORTH 60/40 INDEX ALLOCATION   The fund's investment objective is
                      FUND -- SERVICE SHARES            long-term capital appreciation and
                                                        current income, with a greater
                                                        emphasis on capital appreciation.
                      -----------------------------------------------------------------------------
                      GENWORTH CALAMOS GROWTH FUND      The fund's investment objective is
                      -- SERVICE SHARES                 long-term capital growth.

                      -----------------------------------------------------------------------------
                      GENWORTH COLUMBIA MID CAP         The fund's investment objective is
                      VALUE FUND -- SERVICE SHARES      long-term capital appreciation.


                      -----------------------------------------------------------------------------
                      GENWORTH DAVIS NY VENTURE FUND    The fund's investment objective is
                      -- SERVICE SHARES                 long-term growth of capital.

                      -----------------------------------------------------------------------------

                                              ADVISER (AND SUB-ADVISER(S),
          INVESTMENT OBJECTIVE                       AS APPLICABLE)
-------------------------------------------------------------------------------
Seeks capital appreciation.                Federated Equity Management
 Company of Pennsylvania
                                           (subadvised by Federated Global
                                           Investment Management Corp.)
-------------------------------------------------------------------------------
Seeks long-term growth of capital.         Fidelity Management & Research
 Company (subadvised by FMR Co.,
                      Inc., Fidelity Management &
                                           Research (U.K.) Inc., Fidelity
                                           Research & Analysis Company,
                                           Fidelity Investments Japan Limited,
                                           Fidelity International Investment
                                           Advisors and Fidelity International
                                           Investment Advisors (U.K.) Limited)
-------------------------------------------------------------------------------
Seeks capital appreciation, with           Franklin Mutual Advisers, LLC
income as a secondary goal. The fund
normally invests primarily in U.S. and
foreign equity securities that the
manager believes are undervalued. The
fund also invests, to a lesser extent, in
risk arbitrage securities and distressed
companies.
-------------------------------------------------------------------------------
Seeks a high level of current income       GE Asset Management Incorporated
consistent with the preservation of
capital and maintenance of liquidity.
-------------------------------------------------------------------------------
Seeks maximum total return through         GE Asset Management Incorporated
current income and capital                 (subadvised by Urdang Securities
appreciation.                              Management, Inc.)
-------------------------------------------------------------------------------
Seeks the highest total return,            GE Asset Management Incorporated
composed of current income and
capital appreciation, as is consistent
with prudent investment risk.
-------------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term capital appreciation and         Management, Inc.
current income, with a greater
emphasis on income.
-------------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term capital appreciation and         Management, Inc.
current income, with a greater
emphasis on capital appreciation.
-------------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term capital growth.                  Management, Inc. (subadvised by
                                           Calamos Advisors LLC)
-------------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term capital appreciation.            Management, Inc. (subadvised by
                                           Columbia Management Advisors,
                                           LLC)
-------------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term growth of capital.               Management, Inc. (subadvised by
                                           Davis Selected Advisers, L.P.)
-------------------------------------------------------------------------------



                    /1/ During extended periods of low interest rates, the
                        yields of the Money Market Fund may become extremely low and possibly negative.

                    /2/ Please see the provision below under the heading
                        "Information about the Genworth Variable Insurance Trust" for important information about this Fund.


                      SUBACCOUNT INVESTING IN                      INVESTMENT OBJECTIVE
                      ------------------------------------------------------------------------------
                      GENWORTH EATON VANCE LARGE CAP     The fund's investment objective is to
                      VALUE FUND -- SERVICE SHARES       seek total return.

                      ------------------------------------------------------------------------------
                      GENWORTH GOLDMAN SACHS             The fund's investment objective is to
                      ENHANCED CORE BOND INDEX FUND      seek to outperform the total return
                      -- SERVICE SHARES                  performance of the Barclays Capital
                                                         Aggregate Bond Index (the "Bond
                                                         Index") while maintaining a risk level
                                                         commensurate with the Bond Index.
                      ------------------------------------------------------------------------------
                      GENWORTH GROWTH ALLOCATION         The fund's investment objective is
                      FUND -- SERVICE SHARES             long-term capital appreciation and
                                                         current income, with a greater
                                                         emphasis on capital appreciation.
                      ------------------------------------------------------------------------------
                      GENWORTH LEGG MASON                The fund's investment objective is to
                      CLEARBRIDGE AGGRESSIVE GROWTH      seek capital appreciation.
                      FUND -- SERVICE SHARES
                      ------------------------------------------------------------------------------
                      GENWORTH MODERATE ALLOCATION       The fund's investment objective is
                      FUND -- SERVICE SHARES             long-term capital appreciation and
                                                         current income, with a greater
                                                         emphasis on capital appreciation.
                      ------------------------------------------------------------------------------
                      GENWORTH PIMCO STOCKSPLUS          The fund's investment objective is to
                      FUND -- SERVICE SHARES             seek total return which exceeds that of
                                                         the S&P 500 Index.

                      ------------------------------------------------------------------------------
                      GENWORTH PUTNAM INTERNATIONAL      The fund's investment objective is
                      CAPITAL OPPORTUNITIES FUND --      long-term capital appreciation.
                      SERVICE SHARES

                      ------------------------------------------------------------------------------
                      GENWORTH THORNBURG                 The fund's investment objective is
                      INTERNATIONAL VALUE FUND --        long-term capital appreciation by
                      SERVICE SHARES                     investing in equity and fixed income
                                                         securities of all types.
                      ------------------------------------------------------------------------------
JANUS ASPEN SERIES    FORTY PORTFOLIO -- SERVICE SHARES  A non-diversified portfolio/1/ that seeks long-term growth of capital.
                      ------------------------------------------------------------------------------
OPPENHEIMER VARIABLE  OPPENHEIMER GLOBAL SECURITIES      Seeks long-term capital appreciation
ACCOUNT FUNDS         FUND/VA -- SERVICE SHARES          by investing a substantial portion of its
                                                         assets in securities of foreign issuers,
                                                         "growth type" companies, cyclical
                                                         industries and special situations that
                                                         are considered to have appreciation
                                                         possibilities.
                      ------------------------------------------------------------------------------
                      OPPENHEIMER MAIN STREET            Seeks high total return.
                      FUND/VA -- SERVICE SHARES
                      ------------------------------------------------------------------------------
                      OPPENHEIMER MAIN STREET SMALL      Seeks capital appreciation.
                      CAP FUND/VA -- SERVICE SHARES
                      ------------------------------------------------------------------------------


                                             ADVISER (AND SUB-ADVISER(S),
          INVESTMENT OBJECTIVE                     AS APPLICABLE)
----------------------------------------------------------------------------
The fund's investment objective is to      Genworth Financial Wealth
seek total return.                         Management, Inc. (subadvised by
                                           Eaton Vance Management)
----------------------------------------------------------------------------
The fund's investment objective is to      Genworth Financial Wealth
seek to outperform the total return        Management, Inc. (subadvised by
performance of the Barclays Capital        Goldman Sachs Asset Management,
Aggregate Bond Index (the "Bond            L.P.)
Index") while maintaining a risk level
commensurate with the Bond Index.
----------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term capital appreciation and         Management, Inc.
current income, with a greater
emphasis on capital appreciation.
----------------------------------------------------------------------------
The fund's investment objective is to      Genworth Financial Wealth
seek capital appreciation.                 Management, Inc. (subadvised by
         ClearBridge Advisors, LLC)
----------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term capital appreciation and         Management, Inc.
current income, with a greater
emphasis on capital appreciation.
----------------------------------------------------------------------------
The fund's investment objective is to      Genworth Financial Wealth
seek total return which exceeds that of    Management, Inc. (subadvised by
the S&P 500 Index.                         Pacific Investment Management
                                           Company LLC)
----------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term capital appreciation.            Management, Inc. (subadvised by
         Putnam Investment Management,
                                           LLC)
----------------------------------------------------------------------------
The fund's investment objective is         Genworth Financial Wealth
long-term capital appreciation by          Management, Inc. (subadvised by
investing in equity and fixed income       Thornburg Investment Management,
securities of all types.                   Inc.)
----------------------------------------------------------------------------
A non-diversified portfolio/1/ that seeks  Janus Capital Management LLC long-term growth of capital.
----------------------------------------------------------------------------
Seeks long-term capital appreciation       OppenheimerFunds, Inc.
by investing a substantial portion of its
assets in securities of foreign issuers,
"growth type" companies, cyclical
industries and special situations that
are considered to have appreciation
possibilities.
----------------------------------------------------------------------------
Seeks high total return.                   OppenheimerFunds, Inc.

----------------------------------------------------------------------------
Seeks capital appreciation.                OppenheimerFunds, Inc.

----------------------------------------------------------------------------


                    /1/ A non-diversified portfolio is a portfolio that may
                        hold a larger position in a smaller number of securities than a diversified portfolio. This means that a single security's increase or decrease in value may have a greater impact on the return and the net asset value of a non-diversified portfolio than a diversified portfolio.


                       Subaccount Investing In                     Investment Objective
                       ----------------------------------------------------------------------------
PIMCO VARIABLE         High Yield Portfolio --            Seeks maximum total return,
INSURANCE TRUST        Administrative Class Shares        consistent with preservation of capital
                                                          and prudent investment management.
                                                          Invests at least 80% of its assets in a
                                                          diversified portfolio of high yield
                                                          securities ("junk bonds") rated below
                                                          investment grade but rated at least Caa
                                                          by Moody's or CCC by S&P, or, if
                                                          unrated, determined by PIMCO to be
                                                          of comparable quality, subject to a
                                                          maximum of 5% of its total assets in
                                                          securities rated Caa by Moody's or
                                                          CCC by S&P, or, if unrated,
                                                          determined by PIMCO to be of
                                                          comparable quality.
                       ----------------------------------------------------------------------------
                       Long-Term U.S. Government          Seeks maximum total return,
                       Portfolio -- Administrative Class  consistent with preservation of capital
                       Shares                             and prudent investment management.
                       ----------------------------------------------------------------------------
                       Low Duration Portfolio --          Seeks maximum total return,
                       Administrative Class Shares        consistent with preservation of capital
                                                          and prudent investment management.
                       ----------------------------------------------------------------------------
                       Total Return Portfolio --          Seeks maximum total return,
                       Administrative Class Shares        consistent with preservation of capital
                                                          and prudent investment management.
                       ----------------------------------------------------------------------------
THE PRUDENTIAL SERIES  Natural Resources Portfolio --     Seeks long-term growth of capital.
FUND                   Class II Shares

                       ----------------------------------------------------------------------------
VAN KAMPEN LIFE        Comstock Portfolio --              Seeks capital growth and income
INVESTMENT TRUST       Class II Shares                    through investments in equity
                                                          securities, including common stocks,
                                                          preferred stocks and securities
                                                          convertible into common and preferred
                                                          stocks.
                       ----------------------------------------------------------------------------

                                            Adviser (and Sub-Adviser(s),
         Investment Objective                     as applicable)
----------------------------------------------------------------------------
Seeks maximum total return,              Pacific Investment Management
consistent with preservation of capital  Company LLC
and prudent investment management.
Invests at least 80% of its assets in a
diversified portfolio of high yield
securities ("junk bonds") rated below
investment grade but rated at least Caa
by Moody's or CCC by S&P, or, if
unrated, determined by PIMCO to be
of comparable quality, subject to a
maximum of 5% of its total assets in
securities rated Caa by Moody's or
CCC by S&P, or, if unrated,
determined by PIMCO to be of
comparable quality.
----------------------------------------------------------------------------
Seeks maximum total return,              Pacific Investment Management
consistent with preservation of capital  Company LLC
and prudent investment management.
----------------------------------------------------------------------------
Seeks maximum total return,              Pacific Investment Management
consistent with preservation of capital  Company LLC
and prudent investment management.
----------------------------------------------------------------------------
Seeks maximum total return,              Pacific Investment Management
consistent with preservation of capital  Company LLC
and prudent investment management.
----------------------------------------------------------------------------
Seeks long-term growth of capital.       Prudential Investments LLC
 (subadvised by Jennison Associates
                                         LLC)
----------------------------------------------------------------------------
Seeks capital growth and income          Van Kampen Asset Management
through investments in equity
securities, including common stocks,
preferred stocks and securities
convertible into common and preferred
stocks.
----------------------------------------------------------------------------

Not all of these Portfolios may be available in all states or markets.

We will purchase shares of the Portfolios at net asset value and direct them to the appropriate Subaccounts. We will redeem sufficient shares of the appropriate Portfolios at net asset value to pay death benefits, surrender proceeds, and partial withdrawals; to make income payments; or for other purposes described in the contract. We automatically reinvest all dividend and capital gain distributions of the Portfolios in shares of the distributing Portfolios at their net asset value on the date of distribution. In other words, we do not pay Portfolio dividends or Portfolio distributions out to owners as additional units, but instead reflect them in unit values.

Shares of the Portfolios are not sold directly to the general public. They are sold to us and may be sold to other insurance companies that issue variable annuity contracts and variable life insurance policies. In addition, they may be sold to retirement plans.

When a Fund sells shares in any of its Portfolios both to variable annuity and to variable life insurance separate accounts, it engages in mixed funding. When a Fund sells shares in any of its Portfolios to separate accounts of unaffiliated life insurance companies, it engages in shared funding.

Each Fund may engage in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various shareholders participating in a Fund could conflict. A Fund's board of directors will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the prospectuses for the Portfolios for additional information.

We reserve the right, within the law, to make additions, deletions and substitutions for the Portfolios of the Funds. We may substitute shares of other Portfolios for shares already purchased, or to be purchased in the future, under the contract. This substitution might occur if shares of a Portfolio should no longer be available, or if investment in any Portfolio's shares should become inappropriate for the purposes of the contract, in the judgment of our management. The new Portfolios may have higher fees and charges than the ones they replaced. No substitution or deletion will be made without prior notice to you in accordance with the 1940 Act.

We also reserve the right to establish additional Subaccounts, each of which would invest in a separate Portfolio of a Fund, or in shares of another investment company, with a specified investment objective. We may also eliminate one or more Subaccounts if, in our sole discretion, marketing, tax, or investment conditions warrant. We will not eliminate a Subaccount without prior notice to you and, if required, before approval of the SEC. Not all Subaccounts may be available to all classes of contracts.

There are a number of factors that are considered when deciding what Portfolios are made available in your variable annuity contract. Such factors include:
(i) the Portfolio's investment objective; (ii) the Portfolio's performance history; (iii) the Portfolio's holdings and the strategies the Portfolio uses to try and meet its objectives; and (iv) the Portfolio's servicing agreement.

The investment objective is critical because we want to have Portfolios with diverse objectives so that an investor may diversify his or her investment holdings, from a conservative to an aggressive investment portfolio, depending on the advice of his or her investment adviser and risk assessment. There is no assurance, however, that a Portfolio will achieve its stated investment objective. When selecting a Portfolio for our products, we also consider the Portfolio's performance history compared to its peers and whether its holdings and strategies are consistent with its objectives. Please keep in mind that past performance does not guarantee future results. Finally, it is important for us to be able to provide you with a wide array of the services that facilitate your investment program relating to your allocation in Subaccounts that invest in the Portfolios. THE COMPANY DOES NOT PROVIDE INVESTMENT ADVICE AND DOES NOT RECOMMEND OR ENDORSE ANY PARTICULAR SUBACCOUNT OR PORTFOLIO. YOU BEAR THE ENTIRE RISK OF ANY DECLINE IN YOUR CONTRACT VALUE RESULTING FROM THE INVESTMENT PERFORMANCE OF THE SUBACCOUNTS YOU HAVE CHOSEN.

Information about the Genworth Variable Insurance Trust. The Portfolios of the Genworth Variable Insurance Trust (the "Genworth VIT") are advised by Genworth Financial Wealth Management, Inc. ("GFWM"), an affiliate of the Company. Like other Portfolios available as investment options under the contracts, each Genworth VIT Portfolio pays fees that are deducted from Genworth VIT Portfolio assets. These fees include a management fee payable to GFWM and "Rule 12b-1 fees" and administrative service fees payable to Capital Brokerage Corporation, an affiliate of the Company that serves as the principal underwriter for the Genworth VIT Portfolios and the contracts. The management fee payable to GFWM varies among the Genworth VIT Portfolios. A portion of each such management fee is paid to the sub-adviser that provides day-to-day management of the Genworth VIT Portfolio, if applicable, and the remainder is retained by GFWM. Each Genworth VIT Portfolio pays Rule 12b-1 fees at an annual rate of 0.25% of its average daily net assets of the Genworth VIT Portfolio for certain distribution activities and shareholder services relating to the Genworth VIT Portfolio and also pays administrative service fees at an annual rate of 0.25% of its average daily net assets for certain administrative services relating to the Genworth VIT Portfolio. THROUGH YOUR INDIRECT INVESTMENT IN THE GENWORTH VIT PORTFOLIOS, YOU PAY A PROPORTIONATE SHARE OF THESE EXPENSES AND, BECAUSE GFWM IS AN AFFILIATE OF THE COMPANY, THE COMPANY MAY INDIRECTLY BENEFIT AS A RESULT OF MANAGEMENT AND OTHER FEES RECEIVED BY GFWM AND ITS AFFILIATES FROM A GENWORTH VIT PORTFOLIO. (The minimum and maximum total annual operating expenses of the Portfolios are disclosed in the "Fee Table" section of the contract prospectus. Information concerning each Portfolio's fees and expenses appears in the prospectus for the Portfolio.)


Four of the Genworth VIT Portfolios, the Genworth 40/60 Index Allocation Fund, the Genworth 60/40 Index Allocation Fund, the Genworth Growth Allocation Fund and the Genworth Moderate Allocation Fund (each an "Allocation Fund" and together the "Allocation Funds"), are "fund of funds." Each Allocation Fund has been structured in a way that contemplates matching the investment exposure of the Allocation Fund to a matching obligation of the Company under the variable annuity contract. As a fund of funds, each Allocation Fund pursues its investment objective by investing primarily in other investment companies, including affiliated open-end mutual funds, unaffiliated open-end mutual funds, which may or may not be registered under the 1940 Act, as amended, and exchange-traded funds ("underlying funds"). The underlying funds may include Institutional Shares of other Genworth VIT Portfolios, whose Service Shares are available under this contract. Because each of the Allocation Funds pursues its goals by investing in underlying funds, you will bear a proportionate share of the Allocation Fund's operating expenses and, also, indirectly, the operating expenses of the underlying funds. An Allocation Fund, as shareholder in the underlying funds, will indirectly bear its proportionate share of any management fees and other expenses paid by the underlying funds. More information about the Allocation Funds and the underlying funds, including information about the fees and expenses of the Allocation Funds and the underlying funds, can be found in the prospectus for the Allocation Funds.

In general, the total compensation received and retained by the Company and its affiliates (including GFWM) from the Genworth VIT Portfolios (typically, management fees remaining after payment of the sub-adviser plus Rule 12b-1 fees and administrative service fees from the Genworth VIT Portfolios and payments for administrative services from GFWM to the Company) will be as high as or greater than the total compensation received from a Portfolio other than a Genworth VIT Portfolio (the payments for administrative services from the Portfolio or the adviser or distributor of such Portfolio plus any Rule 12b-1 payments received). Therefore, the Company will generally benefit to the extent that a greater portion of your contract assets is allocated to the Genworth VIT Portfolios.

Payments from Funds and Fund Affiliates. We have entered into agreements with either the investment adviser or distributor of each of the Funds and/or, in certain cases, a Portfolio, under which the Portfolio, the adviser or distributor may make payments to us and/or to certain of our affiliates. We consider these payments and fees among a number of factors when deciding to add or keep a Portfolio on the menu of Portfolios that we offer through the contract. These payments may be made in connection with certain administrative and other services we provide relating to the Portfolios. Such administrative services we provide or obtain include but are not limited to: accounting transactions for variable owners and then providing one daily purchase and sale order on behalf of each Portfolio; providing copies of Portfolio prospectuses, Statements of Additional Information and any supplements thereto; forwarding proxy voting information, gathering the information and providing vote totals to the Portfolio on behalf of our owners; and providing customer service on behalf of the Portfolios, including the provision of teleservicing support in connection with the Portfolios and the provision of office space, equipment, facilities and personnel as may be reasonably required or beneficial in order to provide these services to contract owners. The amount of the payments is based on a percentage of the average annual aggregate net amount we have invested in the Portfolio on behalf of the Separate Account and other separate accounts funding certain variable insurance contracts that we and our affiliates issue. These percentages differ, and some Portfolios, investment advisers or distributors pay us a greater percentage than other Portfolios, advisers or distributors based on the level of administrative and other services provided. The availability of these types of arrangements may create an incentive for us to seek and to add as an investment option under the contract funds or portfolios (and classes of shares of such portfolios) that pay us higher amounts. Other funds or portfolios (or available classes of shares of such portfolios) with substantially similar investment objectives may have lower fees and better overall investment performance than the Funds and Portfolios offered through your contract.

We may realize a profit from payments received from a Portfolio or from the adviser and/or the distributor. We may use the proceeds of such payment to pay for the services described above or for any corporate purpose, including payment of expenses (i) that we and/or our affiliates incur in promoting, marketing and administering the contracts, and (ii) that we incur, in our role as intermediary, in maintaining the Portfolios as investment options and facilitating the Subaccounts' investment in the Portfolios.

The amounts we expect to receive from certain Portfolios for the assets allocated to the Portfolios from our separate accounts during 2010 may equal up to 0.25% of annualized average daily net assets.

As noted above, an investment adviser or distributor of a Portfolio, or its affiliates, may make payments to us and/or certain of our affiliates. These payments may be derived, in whole or in part, from the profits the investment adviser or sub-adviser receives on the advisory fee deducted from Portfolio assets. Contract owners, through their indirect investment in the Portfolios, bear the costs of these advisory fees (see the prospectuses for the Portfolios for more information). The amounts we expect to receive from the adviser and/or the distributor for the assets allocated to the Portfolios from our separate accounts during 2010 range from annual rates of 0.05% to 0.40%. Payment of these amounts is not an additional charge to you by the Funds or by us, but comes from the Fund's investment adviser or distributor. These payments may vary by Portfolio. Therefore, the amount of such payments paid to us may be greater or smaller based on the Portfolios you select.

With regard to the Genworth VIT Portfolios, the Company has entered into an agreement with GFWM whereby GFWM pays the Company an amount from GFWM's own resources for such services. The amount the Company expects to receive from GFWM in 2010 under such agreement is within the range of amounts received by the Company with respect to assets allocated to other Portfolios during 2010.

In addition to the asset-based payments for administrative and other services described above, the investment adviser or the distributor of the Fund may also pay us, or our affiliate Capital Brokerage Corporation, to participate in periodic sales meetings, for expenses relating to the production of promotional sales literature, and for other expenses or services. The amount paid to us, or our affiliate Capital Brokerage Corporation, may be significant. Payments to participate in sales meetings may provide a Fund's investment adviser or distributor with greater access to our internal and external wholesalers to provide training, marketing support and educational presentations.

In consideration of services provided and expenses incurred by Capital Brokerage Corporation in distributing shares of the

Funds, Capital Brokerage Corporation also receives Rule 12b-1 fees from Portfolios of all of the Funds. See the "Fee Tables" provision of this prospectus and the Fund prospectuses. These payments may equal up to 0.30% of Separate Account assets invested in the particular Portfolio. Certain Portfolios may accrue Rule 12b-1 fees at a higher rate (as disclosed in the prospectus for the Portfolio), but payments to us and/or Capital Brokerage Corporation may be made in a lower amount. Not all of the Portfolios may pay the same amounts of Rule 12b-1 fees or shareholder servicing fees. Therefore, the amount of such fees paid to us and/or Capital Brokerage Corporation may be greater or smaller based on the Portfolios you select.

Voting Rights

As required by law, we will vote the shares of the Portfolios held in the Separate Account at special shareholder meetings based on instructions from you. However, if the law changes and we are permitted to vote in our own right, we may elect to do so.

Whenever a Fund calls a shareholder meeting, owners with voting interests in a Portfolio will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Persons having a voting interest in the Portfolio will be provided with proxy voting materials, reports, other materials, and a form with which to give voting instructions.

We will determine the number of votes which you have the right to cast by applying your percentage interest in a Subaccount to the total number of votes attributable to the Subaccount. In determining the number of votes, we will recognize fractional shares.

We will vote Portfolio shares for which no instructions are received (or instructions are not received timely) in the same proportion to those that are received. Therefore, because of proportional voting, a small number of contract owners may control the outcome of a vote. We will apply voting instructions to abstain on any item to be voted on a pro rata basis to reduce the number of votes eligible to be cast.

CHARGES AND OTHER DEDUCTIONS

We sell the contracts through registered representatives of broker-dealers. These registered representatives are also appointed and licensed as insurance agents of the Company. We pay commissions to the broker-dealers for selling the contracts. We intend to recover commissions, marketing, administrative and other costs of contract benefits, and other incentives we pay, through fees and charges imposed under the contracts and other corporate revenue. See the "Sale of the Contracts" provision of this prospectus for more information.

All of the charges described in this section apply to assets allocated to the Separate Account. We will deduct the charges described below to cover our costs and expenses, services provided, and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. Our administrative services include:

  .  processing applications for and issuing the contracts;

  .  maintaining records;

  .  administering income payments;

  . furnishing accounting and valuation services (including the calculation and monitoring of daily Subaccount values);

  .  reconciling and depositing cash receipts;

  .  providing tax forms;

  .  providing contract confirmations and periodic statements;

  .  providing toll-free inquiry services; and

  .  furnishing telephone and internet transaction services.

The risks we assume include:

  .  the risk that the death benefit will be greater than the Surrender Value;

  . the risk that the actual lifespan of persons receiving income payments under the contract will exceed the assumptions reflected in our guaranteed rates (these rates are incorporated in the contract and cannot be changed);

  . the risk that more Annuitants than expected will qualify for waivers of the surrender charges (if applicable); and

  . the risk that our costs in providing the services will exceed our revenues from contract charges (which cannot be changed by us).

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. For example, the surrender charge we collect (if applicable) may not fully cover all the sales and distribution expenses we actually incur. We may also realize a profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

Transaction Expenses

Surrender Charge

When you apply for this contract, you have the option to purchase the contract with the seven-year surrender charge schedule or with no surrender charge schedule. If you purchase a contract with the seven-year surrender charge schedule, we will assess a surrender charge on total surrenders and partial withdrawals of purchase payments taken within the first seven years of receipt, unless you meet an available exception as described below. You pay this charge to compensate us for the losses we experience on contract distribution costs.

A contract purchased without a surrender charge schedule has a higher mortality and expense risk charge than a contract purchased with a seven-year surrender charge schedule. Please note that, irrespective of the surrender charge option that is chosen, the applicable mortality and expense risk charge will be assessed for the duration of the contract and not merely for the duration of the surrender charge period.

We calculate the surrender charge separately for each purchase payment. For purposes of calculating this charge, we assume that you withdraw purchase payments on a first-in, first-out basis. We deduct the surrender charge proportionately from the Subaccounts (excluding the GIS Subaccount(s) if Guaranteed Income Advantage is elected at the time of application). If there are insufficient assets in the Subaccounts and if Guaranteed Income Advantage is elected, any remaining withdrawals will then be deducted from the GIS Subaccount(s) from the segment that has been in effect for the shortest period of time.

Seven-Year Surrender Charge Schedule. If you purchase a contract with the seven-year surrender charge schedule, the surrender charge will be assessed according to the following schedule:

                     Surrender Charge
Number of Completed as a Percentage of
  Years Since We     the Surrendered
   Received the        or Withdrawn
 Purchase Payment    Purchase Payment
--------------------------------------
         0                  6%
         1                  6%
         2                  6%
         3                  6%
         4                  5%
         5                  4%
         6                  3%
     7 or more              0%
--------------------------------------

Exceptions to the Surrender Charge

We do not assess the surrender charge:

  .  on amounts of Contract Value representing gain (as defined below);

  .  on free withdrawal amounts (as defined below);

  . on surrenders or partial withdrawals taken under Optional Payment Plan 1, Optional Payment Plan 2, or Optional Payment Plan 3 (for a period of 5 or more years); or

  .  if a waiver of surrender charge provision applies.

You may withdraw an amount equal to the greater of 10% of your total purchase payments or any amount withdrawn to meet minimum distribution requirements under the Code each contract year without a surrender charge (the "free withdrawal amount"). If you are making a withdrawal from this contract to meet annual minimum distribution requirements under the Code, and the minimum distribution amount attributable to this contract for the calendar year ending at or before the last day of the contract year exceeds the free withdrawal amount, you may withdraw the difference free of surrender charges. We will deduct amounts surrendered first from any gain in the contract and then from purchase payments made. A surrender charge is not assessed on any amounts representing gain. The free withdrawal amount is not cumulative from contract year to contract year. For tax purposes, a surrender is usually treated as a withdrawal of earnings first.

Further, we will waive the surrender charge if you annuitize the contract under Optional Payment Plan 1 (Life Income with Period Certain), Optional Payment Plan 2 (Joint Life and Survivor Income) or Optional Payment Plan 3 (Income for a Fixed Period) provided that you select a fixed period of five years or more. In addition, we will waive the surrender charges if you take income payments from the GIS Subaccount(s) pursuant to the terms of Guaranteed Income Advantage. We may also waive surrender charges for certain withdrawals made pursuant to Income Protector. See the "Optional Payment Plans," "Surrenders and Partial Withdrawals -- Income Protector" and "Income Payments -- Guaranteed Income Advantage" provisions of this prospectus.

We also will waive surrender charges arising from a surrender occurring before income payments begin if, at the time we receive the surrender request, we have received due proof that the Annuitant has a qualifying terminal illness or has a qualifying confinement to a state-licensed facility providing medically necessary in-patient care. If you surrender the contract under the terminal illness waiver, please remember that we will pay your Contract Value, which could be less than the death benefit otherwise available. All Annuitants must be age 80 or younger on the Contract Date to be eligible for these waivers. The terms and conditions of the waiver is set forth in your contract.

Deductions from the Separate Account

We deduct from the Separate Account an amount, computed daily, at an annual rate of 1.75% (for contracts with no surrender charge schedule) or 1.15% (for contracts with the seven-year surrender charge schedule) of your daily net assets of the Separate Account. The charge consists of a mortality and expense risk charge at an effective annual rate of 1.60% (for contracts with no surrender charge schedule) or 1.00% (for contracts with the seven-year surrender charge schedule) and an administrative expense charge at an effective annual rate of 0.15%. If the contract is a Joint Annuitant contract, we assess an additional Joint Annuitant charge at an effective annual rate of 0.20% against the daily net asset value of the Separate Account. We will also assess the applicable charge for any optional benefit you may elect, as described below. The deductions from the Separate Account are reflected in your Contract Value.

Reduction or Elimination of Charges and Deductions

We reserve the right to reduce or waive any contract or rider charge or deduction for sales of the contract made to certain employees or agents of the Company and its affiliates, or any of their immediate family members, or to employees, agents and registered representatives of the brokerage firms and financial institutions that sell the contract, or any of their immediate family members. In lieu of a reduction or waiver, we may apply a credit to Contract Value. We may reduce or waive these items or apply a credit to Contract Value based on expected economies of scale and on differences in costs or services. We reserve the right to implement such reductions, waivers or credits on a temporary or permanent basis and to modify, suspend or terminate such reductions, waivers or credits at any time.

Charges for the Living Benefit Rider Options

Charge for Guaranteed Income Advantage

We charge you for expenses related to Guaranteed Income Advantage, if you elect this option at the time of application. This charge is deducted daily from the Separate Account currently at (and will never exceed) an annual rate of 0.50% of the daily net assets of the Separate Account. The deduction from the Separate Account is reflected in your Contract Value. You may elect to receive monthly income under this rider or you may elect to transfer the value in the GIS Subaccount(s) to another investment option under your contract and receive income payments. If you elect to transfer the value in the GIS Subaccount(s) to another investment option and receive income payments, the rider charge will end. Guaranteed Income Advantage may not be available in all states. We reserve the right to discontinue offering Guaranteed Income Advantage at any time and for any reason.

Charge for Income Protector

You may purchase Income Protector with or without the Principal Protection Death Benefit. We assess a charge for the guaranteed minimum withdrawal benefit provided by the rider. The charge for the guaranteed minimum withdrawal benefit is calculated quarterly as a percentage of the benefit base, as defined and determined under the rider, and deducted quarterly from the Contract Value. On the Contract Date, the benefit base equals the initial purchase payment. The benefit base will change and may be higher than the Contract Value on any given day.

If you purchase Income Protector with the Principal Protection Death Benefit, then you will be assessed a charge for the Principal Protection Death Benefit that is in addition to the charge for the guaranteed minimum withdrawal benefit under the rider. The charge for the Principal Protection Death Benefit is calculated quarterly as a percentage of the value of the Principal Protection Death Benefit, as defined and determined under the rider, and deducted quarterly from the Contract Value. On the Contract Date, the value of the Principal Protection Death Benefit equals the initial purchase payment. The charge for the Principal Protection Death Benefit is higher if any Annuitant is age 71 or older at the time of application.

If you reset your benefits under the rider, we will reset the charges for the rider, which may be higher than your previous charges.

We currently assess the following charges for the rider, calculated and deducted as described above:

Income Protector without the Principal Protection Death Benefit
       Single or Joint Annuitant Contract   1.10% of benefit base
-------------------------------------------------------------------------

Income Protector with the Principal Protection Death Benefit -- Annuitant
 Age 50-70
       Single or Joint Annuitant Contract   1.10% of benefit base plus
                                            0.20% of value of Principal
                                            Protection Death Benefit
-------------------------------------------------------------------------

Income Protector with the Principal Protection Death Benefit -- Annuitant
 Age 71-85
       Single or Joint Annuitant Contract   1.10% of benefit base plus
                                            0.50% of value of Principal
                                            Protection Death Benefit
-------------------------------------------------------------------------

The charges for Income Protector without the Principal Protection Death Benefit will never exceed 2.50% of benefit base. The charges for Income Protector with the Principal Protection Death Benefit will never exceed 2.50% of benefit base plus 1.00% of the value of the Principal Protection Death Benefit.

On the day the rider and/or the contract terminates, the charges for this rider will be calculated, pro rata, and deducted.

Income Protector and the Principal Protection Death Benefit may not be available in all states or markets. We reserve the right to discontinue offering Income Protector and/or the Principal Protection Death Benefit at any time and for any reason.

Charges for the Death Benefit Rider Options

Charge for the Annual Step-Up Death Benefit Rider

We charge an additional amount for the Annual Step-Up Death Benefit Rider if you elect the rider at application. The charge for the rider is calculated and deducted in arrears. We deduct this charge to compensate us for the increased risks and expenses associated with providing the rider. The charge is calculated quarterly as a percentage of the value of the Annual Step-Up Death Benefit on the last reset of the Annual Step-Up Death Benefit, plus purchase payments made since the last reset date adjusted for any withdrawals made since the last reset date, and deducted quarterly from Contract Value. If all Annuitants are age 70 or younger at issue, the charge for the rider is 0.20%. If any Annuitant is age 71 to 75 at issue, the charge for the rider is

0.50%. If a spouse is added as a Joint Annuitant to the contract after the contract is issued, a new charge for the rider may apply. This new charge may be higher than the charge previously applied for the rider. On the day the rider and/or the contract terminates, the charge for this rider will be calculated, pro-rata, and deducted. The charge for this rider will be deducted from the Contract Value proportionately across the Subaccounts in which you are invested.

Charge for the Rollup Death Benefit Rider

We charge an additional amount for the Rollup Death Benefit Rider if you elect the rider at application. The charge for the rider is calculated and deducted in arrears. We deduct this charge to compensate us for the increased risks and expenses associated with providing the rider. The charge is calculated quarterly as a percentage of the value of the Rollup Death Benefit on that date and deducted quarterly from Contract Value. If all Annuitants are age 70 or younger at issue, the charge for the rider is 0.60%. If any Annuitant is age 71 to 75 at issue, the charge for the rider is 0.90%. If a spouse is added as a Joint Annuitant to the contract after the contract is issued, a new charge for the rider may apply. This new charge may be higher than the charge previously applied for the rider. On the day the rider and/or the contract terminates, the charge for this rider will be calculated, pro-rata, and deducted. The charge for this rider will be deducted from the Contract Value proportionately across the Subaccounts in which you are invested.

Charge for Earnings Protector Death Benefit Rider

We charge an additional amount for the Earnings Protector Death Benefit Rider if you elect the rider at application. The charge for the rider is calculated and deducted in arrears. We deduct this charge to compensate us for the increased risks and expenses associated with providing the rider. The charge is calculated quarterly as a percentage of the Contract Value on that date and deducted quarterly from Contract Value. The charge for the rider is 0.30%. On the day the rider and/or the contract terminates, the charge for this rider will be calculated, pro-rata, and deducted. The charge for this rider will be deducted from the Contract Value proportionately across the Subaccounts in which you are invested.

Other Charges

Annual Contract Maintenance Charge

We will deduct an annual contract maintenance charge of $40 from your Contract Value to compensate us for certain administrative expenses incurred in connection with the contract. We will deduct the charge on each contract anniversary and at full surrender. We will waive this charge if your Contract Value at the time of deduction is $50,000 or more.

We will allocate the annual contract maintenance charge among the Subaccounts in the same proportion that your assets in each Subaccount bear to your total assets in the Separate Account at the time the charge is taken.

Deductions for Premium Tax

We will deduct charges for any premium tax or other tax levied by any governmental entity from purchase payments or Contract Value when the premium tax is incurred or when we pay proceeds under the contract (proceeds include surrenders, partial withdrawals, income payments and death benefit payments).

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. The premium tax generally depends upon the law of your state of residence. The tax generally ranges from 0.0% to 3.5%.

Portfolio Charges

Each Portfolio incurs certain fees and expenses. These include management fees and other expenses associated with the daily operation of each Portfolio, as well as Rule 12b-1 fees and/or service share fees, if applicable. To pay for these expenses, the Portfolio makes deductions from its assets. A Portfolio may also impose a redemption charge on Subaccount assets that are redeemed from the Portfolio. Portfolio expenses, including any redemption charges, are more fully described in the prospectus for each Portfolio. Portfolio expenses are the responsibility of the Portfolio or Fund. They are not fixed or specified under the terms of the contract and are not the responsibility of the Company.

Transfer Charges

We reserve the right to impose a charge of up to $10 per transfer after the twelfth transfer in a calendar year. This charge represents the costs we incur for effecting any such transfer. We will not realize a profit from imposing this charge.

THE CONTRACT

The contract is an individual flexible purchase payment variable deferred annuity contract. Your rights and benefits are described below and in the contract. There may be differences in your contract (such as differences in fees, charges and benefits) because of requirements of the state where we issued your contract. We will include any such differences in your contract.

Purchase of the Contract

If you wish to purchase a contract, you must apply for it through an authorized sales representative. The sales representative will send your completed application to us, and we will decide whether to accept or reject it. If we accept your application, our legally authorized officers prepare and execute a contract. We then send the contract to you either directly or through your sales representative. See the "Sale of the Contracts" provision of this prospectus.

If we receive a completed application and all other information necessary for processing a purchase order, we will apply your initial purchase payment no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold your initial purchase payment for no more than five business days. If the incomplete application cannot be completed within five days, we will inform you of the reasons, and will return your purchase payment immediately, unless you specifically authorize us to keep it until the application is complete. Once you complete your application, we must apply the initial purchase payment within two business days. We apply any additional purchase payments you make on the Valuation Day we receive them at our Home Office.

There may be delays in our receipt of an application that are outside of our control (for example, because of the failure of the selling broker-dealer or authorized sales representative to forward the application to us promptly). Any such delays will affect when your contract can be issued and your purchase payment applied.

To apply for a contract, you must be of legal age in a state where we may lawfully sell the contracts and, if part of a plan, you must also be eligible to participate in any of the qualified or non-qualified retirement plans for which we designed the contracts. The Annuitant(s) cannot be older than age 85. Various firms and financial institutions that sell our products have their own guidelines on when certain products are suitable and may impose issue age restrictions that are younger than those stated in our contracts and/or riders. We neither influence, nor agree or disagree with the age restrictions imposed by firms and financial institutions.

This contract may be used with certain tax qualified retirement plans. The contract includes attributes such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit. The purchase of this contract does not provide additional tax deferral benefits beyond those provided in the qualified plan. If you are purchasing this contract as a Qualified Contract, you should consider purchasing this contract for its death benefit, income benefits and other non-tax-related benefits. Please consult a tax adviser for information specific to your circumstances in order to determine whether the contract is an appropriate investment for you.

Purchasing the contract through a tax-free "Section 1035" exchange. Section 1035 of the Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can use the proceeds from another annuity contract to make purchase payments for this contract. Before making an exchange to acquire this contract, you should carefully compare this contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this contract and this contract has its own surrender charges that would apply to you. The other fees and charges under this contract may be higher (or lower), and the benefits may be different, than those of your current contract. In addition, you may have to pay federal income and penalty taxes on the exchange if it does not qualify for
Section 1035 treatment. You should not exchange another contract for this contract unless you determine, after evaluating all of the facts, that the exchange is in your best interest. Please note that the person who sells you this contract generally will earn a commission on the sale.

Ownership

As owner, you have all rights under the contract, subject to the rights of any irrevocable beneficiary. If the owner is an individual (natural person), a joint owner may be named at issue. The joint owner must be the owner's spouse/civil union partner. If the owner marries after issue, the owner may add his or her spouse/civil union partner as a joint owner after issue and before the Annuity Commencement Date, provided that we receive the request to add the spouse/civil union partner as a joint owner with satisfactory proof of marriage within one year of the date of marriage. Otherwise, a joint owner may not be added after the contract is issued.

The joint owner has an undivided interest in the contract with the same ownership rights as the owner. The joint owner and the owner share ownership equally with the right of survivorship. If either the owner or joint owner dies, the decedent's interest will pass to the survivor, subject to the death benefit provisions in the contract, including any applicable optional death benefit rider, and any death benefit provisions in any applicable living benefit rider option.

A joint owner may not be named if the owner is a non-natural entity or if the contract is a Qualified Contract.

If the owner is a natural person, the owner must also be an Annuitant and may name his or her spouse/civil union partner as Joint Annuitant at issue. A joint owner must also be a Joint Annuitant. If the owner marries after issue, the owner may add his or her spouse/civil union partner as a Joint Annuitant after issue and before the Annuity Commencement Date, provided that we receive the request to add the spouse/civil union partner as a Joint Annuitant with satisfactory proof of marriage within one year of the date of marriage and the Joint Annuitant meets the age requirements of the contract and any optional riders. A non-natural entity owner must name an Annuitant at issue and may name only the Annuitant's spouse/civil union partner as a Joint Annuitant.

The terms "spouse" and "civil union partner" have the meanings provided under applicable state law, include same-sex unions, and are not limited by the Federal Defense of Marriage Act.

Subject to certain restrictions imposed by electable rider options and as otherwise stated below, before the Annuity Commencement Date, you may change:

  .  your Annuity Commencement Date;

  .  your Optional Payment Plan;

  . the allocation of your investments among the Subaccounts (subject to certain restrictions listed in your contract and in the "Transfers" provision); and

  . the owner, joint owner, primary beneficiary, and contingent beneficiary (unless the primary beneficiary or contingent beneficiary is named as an irrevocable beneficiary) upon written notice to the Home Office, provided you reserved this right and the Annuitant(s) is living at the time of the request. If you change a beneficiary, your payment plan selection will no longer be in effect unless you request that it continue. In addition, during the Annuitant(s) life, you can change any non-natural owner to another non-natural owner. Changing the owner or joint owner may have tax consequences and you should consult a tax adviser before doing so. Any new owner approved by us is subject to the terms and conditions of the contract. Any new owner must be acceptable to us.

Neither the Annuitant nor the Joint Annuitant can be changed.

We must receive your request for a change at our Home Office in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment made before we recorded the change. Please note that if you elect Guaranteed Income Advantage at the time of application, you may not change your scheduled Income Start Date or your Optional Payment Plan. In addition, withdrawals and/or transfers from the GIS Subaccount(s) will lower your guaranteed income floor and cause you to lose your right to continue to make scheduled transfers into the segment from which the withdrawal and/or transfer was made. Contract owners that have elected Income Protector must always allocate purchase payments and Contract Value in accordance with the Investment Strategy outlined in the rider. You may not, however, change the Optional Payment Plan once elected at the time of application.

Assignment

An owner of a Non-Qualified Contract may assign some or all of his or her rights under the contract with our consent. However, an assignment must occur before any income payments begin and while the Annuitant is still living. Once proper notice of the assignment is recorded by our Home Office, the assignment will become effective as of the date the written request was signed.

Qualified Contracts, IRAs and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

If you elect Income Protector, our Home Office must approve any assignment, unless such assignment was made pursuant to a court order.

Guaranteed Income Advantage will terminate upon assignment of the contract unless such assignment is a result of legal process. Upon termination of Guaranteed Income Advantage, all assets in the GIS Subaccount(s) will be transferred to the GE Investments Funds, Inc. -- Money Market Fund as of the Valuation Day the assignment is received. If the assignment is received on a non-Valuation Day, the assets will be transferred on the next Valuation Day.

We are not responsible for the validity or tax consequences of any assignment. We are not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until our Home Office receives sufficient direction from the owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the Contract Value exceeds the investment in the contract for the taxable year in which it was pledged or assigned.

Assignment of the entire Contract Value may cause the portion of the contract exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

Amounts assigned may be subject to an IRS tax penalty equal to 10% of the amount included in gross income.

PURCHASE PAYMENTS


You may make purchase payments at any frequency and in the amount you select, subject to certain restrictions, including restrictions that may be imposed by terms of elected riders. You must obtain our approval before you make total purchase payments for an Annuitant age 79 or younger that exceed $2,000,000 in the aggregate in any variable annuity contracts issued by the Company or any of its affiliates. If any Annuitant is age 80 or older at the time of payment, the total amount not subject to prior approval is $1,000,000 in the aggregate in any variable annuity contracts issued by the Company or any of its affiliates. Purchase payments may be made at any time prior to the Annuity Commencement Date, the surrender of the contract, or the death of the Annuitant (or Joint Annuitant, if applicable), whichever comes first. We reserve the right to refuse to accept a purchase payment for any lawful reason and in a manner that does not unfairly discriminate against similarly situated purchasers.


For contracts issued with a seven-year surrender charge schedule, the minimum initial purchase payment is $10,000 for Non-Qualified Contracts and $5,000 for Qualified Contracts. For contracts issued with no surrender charge schedule, the minimum initial purchase payment is $25,000 for Non-Qualified Contracts and $5,000 for Qualified Contracts. Each additional purchase payment must be at least $100 for all contracts. We may accept a lower initial purchase payment in the case of certain group sales.

VALUATION DAY AND VALUATION PERIOD

We will value Accumulation Units and Annuity Units once daily as of the close of regular trading (currently 4:00 p.m. Eastern time) for each day the New York Stock Exchange is open, except for days on which a Portfolio does not value its shares. If a Valuation Period contains more than one day, the unit values will be the same for each day in the Valuation Period.

ALLOCATION OF PURCHASE PAYMENTS

We place purchase payments into the Subaccounts, each of which invests in shares of a corresponding Portfolio, according to your instructions. You may allocate purchase payments to the Subaccounts at any one time. The percentage of any purchase payment that you can put into any one Subaccount must equal a whole percentage and cannot be less than $100.

If you have elected Guaranteed Income Advantage, you may not allocate purchase payments directly to the GIS Subaccount(s); allocations to the GIS Subaccount(s) must be made by scheduled transfers pursuant to pro rata scheduled transfers from all other Subaccounts in which you have assets. See the "Income Payments -- Guaranteed Income Advantage" provision of the prospectus. If you have elected Income Protector, you must always allocate your purchase payments and Contract Value in accordance with the Investment Strategy outlined in the rider. See the "Surrenders and Partial Withdrawals -- Income Protector" provision of the prospectus.

Upon allocation to the appropriate Subaccounts, we convert purchase payments into Accumulation Units. We determine the number of Accumulation Units credited by dividing the amount allocated to each Subaccount by the value of an Accumulation Unit for that Subaccount on the Valuation Day on which we receive any additional purchase payment at our Home Office. The number of Accumulation Units determined in this way is not changed by any subsequent change in the value of an Accumulation Unit. However, the dollar value of an Accumulation Unit will vary depending not only upon how well the Portfolio's investments perform, but also upon the charges of the Separate Account and the Portfolios.

You may change the allocation of subsequent purchase payments at any time, without charge, by sending us acceptable notice. The new allocation will apply to any purchase payments made after we receive notice of the change at our Home Office.

VALUATION OF ACCUMULATION UNITS

Partial withdrawals, surrender and/or payment of the death benefit all result in the cancellation of an appropriate number of Accumulation Units. We cancel Accumulation Units as of the end of the Valuation Period in which we receive notice or instructions with regard to the partial withdrawal, surrender or payment of a death benefit. The Accumulation Unit value at the end of every Valuation Day equals the Accumulation Unit value at the end of the preceding Valuation Day multiplied by the net investment factor (described below). We arbitrarily set the Accumulation Unit value at the inception of the Subaccount at $10. On any Valuation Day, we determine your Subaccount value by multiplying the number of Accumulation Units attributable to your contract by the Accumulation Unit value for that day.

The net investment factor is an index used to measure the investment performance of a Subaccount from one Valuation Period to the next. The net investment factor for any Subaccount for any Valuation Period reflects the change in the net asset value per share of the Portfolio held in the Subaccount from one Valuation Period to the next, adjusted for the daily deduction of the mortality and expense risk charges and administrative expense charges from assets in the Subaccount. If any "ex-dividend" date occurs during the Valuation Period, we take into account the per share amount of any dividend or capital gain distribution so that the unit value is not impacted. Also, if we need to reserve money for taxes, we take into account a per share charge or credit for any taxes reserved for which we determine to have resulted from the operations of the Subaccount.

The value of an Accumulation Unit may increase or decrease based on the net investment factor. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the Portfolio because of the deduction of Separate Account charges. Though the number of Accumulation Units will not change as a result of investment experience, the value of an Accumulation Unit may increase or decrease from Valuation Period to Valuation Period. See the Statement of Additional Information for more details.

TRANSFERS

Transfers Before the Annuity Commencement Date

All owners may transfer all or a portion of their assets between and among the Subaccounts of the Separate Account on any Valuation Day prior to the Annuity Commencement Date, subject to certain conditions that are stated below. If you have elected Guaranteed Income Advantage, once you make a transfer from a segment that corresponds to a GIS Subaccount, you may not make subsequent purchase payments or transfers to that segment corresponding to that GIS Subaccount. If you have elected Income Protector, you must always allocate your purchase payments and Contract Value in accordance with the Investment Strategy outlined in the rider.

We process transfers among the Subaccounts as of the end of the Valuation Period that we receive the transfer request in good order at our Home Office. There may be limitations placed on multiple transfer requests made at different times during the same Valuation Period involving the same Subaccounts. We may postpone transfers to, from or among the Subaccounts under certain circumstances. See the "Requesting Payments" provision of this prospectus.

Transfers Among the Subaccounts

All owners may submit 12 Subaccount transfers each calendar year by voice response, Internet, telephone, facsimile, U.S. Mail or overnight delivery service. Once such 12 Subaccount transfers have been executed, a letter will be sent notifying owners that they may submit additional transfers only in writing by U.S. Mail or by overnight delivery service. Transfer requests sent by same day mail, courier service, Internet, telephone or facsimile will not be accepted under any circumstances. Once we receive your mailed transfer request at our Home Office, such transfer cannot be cancelled. We also will not cancel transfer requests that have not yet been received, i.e., you may not call to cancel a transfer request sent by U.S. Mail or overnight delivery service. If you wish to change a transfer request sent by U.S. Mail or overnight delivery service, such change must also be sent in writing by U.S. Mail or by overnight delivery service. We will process that transfer request as of the Valuation Day the new transfer request is received at our Home Office.

Currently, we do not charge for transfers. However, we reserve the right to assess a charge of up to $10 per transfer after the twelfth transfer in a calendar year. The minimum transfer amount is $100 or the entire balance in the Subaccount or interest rate guarantee period if the transfer will leave a balance of less than $100.

We also reserve the right to not honor your transfer request if your transfer is a result of more than one trade involving the same Subaccount within a 30-day period. We will generally invoke this right when either the Portfolio(s) or we see a pattern of frequent transfers between the same Portfolios within a short period of time (i.e., transfers among the same Subaccounts occur within 5 to 15 days of each other).

In addition, we may not honor transfers made by third parties. See the "Transfers by Third Parties" provision of this prospectus.

If a transfer request is not processed, a letter will be sent notifying you that your transfer request was not honored. If we do not honor a transfer request, we will not count that request as a transfer for purposes of the 12 transfers allowed each calendar year as described in the previous paragraphs.

When thinking about a transfer of assets, you should consider the inherent risks involved. Frequent transfers based on short- term expectations may increase the risk that you will make a transfer at an inopportune time. Also, because certain restrictions on transfers are applied at the discretion of the Portfolios in which the Subaccount invests, it is possible that owners will be treated differently and there could be inequitable treatment among owners if a Portfolio does not apply equal treatment to all shareholders. See the "Special Note on Frequent Transfers" provision of this prospectus.

These restrictions will apply to all owners and their designated third party(ies), unless such transfer is being made pursuant to:

   (1) a Dollar Cost Averaging program;

   (2) a Portfolio Rebalancing program;

   (3) the terms of an approved Fund substitution or Fund liquidation; or

   (4) a Portfolio's refusal to allow the purchase of shares, either on behalf of an individual owner or the entire Separate Account, in which case, the Portfolio's refusal to allow the purchase of shares will not be considered a transfer for calculation of the 12 transfers allowed per calendar year by voice response, Internet, telephone, facsimile, U.S. Mail or overnight delivery service.

In addition, the restrictions and charges listed above do not apply to any:

   (1) scheduled transfers made to the GIS Subaccount(s) pursuant to the terms of Guaranteed Income Advantage; or

   (2) transfers made among the Subaccounts pursuant to automatic rebalancing of assets made under the terms of Income Protector.

Sometimes, we will not honor transfer requests. We will not honor a transfer request if:

   (1) any Subaccount that would be affected by the transfer is unable to purchase or to redeem shares of the Portfolio in which the Subaccount invests; or

   (2) the transfer would adversely affect unit values.

The affected Portfolio(s) determine whether these items apply.

We will treat all owners equally with respect to transfer requests.

Telephone/Internet Transactions

All owners may make their first 12 transfers in any calendar year among the Subaccounts by calling or electronically contacting us. Transactions that can be conducted over the telephone and Internet include, but are not limited to:

   (1) the first 12 transfers of assets among the Subaccounts in any calendar year (this includes any changes in purchase payment allocations when such changes include a transfer of assets);

   (2) Dollar Cost Averaging; and

   (3) Portfolio Rebalancing.

We employ reasonable procedures to confirm that instructions we receive are genuine. Such procedures may include, but are not limited to:

   (1) requiring you or a third party to provide some form of personal identification before we act on the telephone/Internet instructions;

   (2) confirming the telephone/Internet transaction in writing to you or a third party you authorized; and/or

   (3) tape recording telephone instructions or retaining a record of your electronic request.

We reserve the right to limit or prohibit telephone and Internet transactions.

We will delay making a payment or processing a transfer request if:

   (1) the disposal or valuation of the Separate Account's assets is not reasonably practicable because the New York Stock Exchange is closed;

   (2) on nationally recognized holidays, trading is restricted by the New York Stock Exchange;

   (3) an emergency exists making the disposal or valuation of securities held in the Separate Account impracticable; or

   (4) the SEC by order permits postponement of payment to protect our owners.

Rules and regulations of the SEC will govern as to when the conditions described in (3) and (4) above exist. If we are closed on days when the New York Stock Exchange is open, Contract Value may be affected since owners will not have access to their account.

Confirmation of Transactions

We will not be liable for following instructions that we reasonably determine to be genuine. We will send you a confirmation of any transfer we process. You are responsible for verifying transfer confirmations and notifying us of any errors within 30 days of receiving the confirmation statement.

Special Note on Reliability

Please note that the Internet or our telephone system may not always be available. Any computer or telephone system, whether it is ours, yours, your service provider's, or your registered representative's, can experience unscheduled outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you can make your transaction request by writing our Home Office.

Transfers by Third Parties

As a general rule and as a convenience to you, we allow you to give third parties the right to conduct transfers on your behalf. However, when the same third party possesses this ability on behalf of many owners, the result can be simultaneous transfers involving large amounts of assets. Such transfers can disrupt the orderly management of the Portfolios underlying the contract, can result in higher costs to owners, and are generally not compatible with the long-range goals of owners. We believe that such simultaneous transfers effected by such third parties are not in the best interests of all beneficial shareholders of the Portfolios, and the management of the Portfolios share this position.

We have procedures to assure that the transfer requests that we receive have, in fact, been made by the owners in whose names they are submitted.

Consequently, we may refuse transfers made by third parties on behalf of an owner in a number of circumstances, which include but are not limited to:

   (1) transfers made on behalf of many owners by one third party (or several third parties who belong to the same firm) where the transfer involves the same Subaccounts and large amounts of assets;

   (2) when we have not received adequate authorization from the owner allowing a third party to make transfers on his or her behalf; and

   (3) when we believe, under all facts and circumstances received, that the owner or his or her authorized agent is not making the transfer.

We require documentation to provide sufficient proof that the third party making the trade is in fact duly authorized by the owner. This information includes, but is not limited to:

   (1) documentation signed by the owner or a court authorizing a third party to act on the owner's behalf;

   (2) passwords and encrypted information;

   (3) additional owner verification when appropriate; and

   (4) recorded conversations.

We will not be held liable for refusing a transfer made by a third party when we have a reasonable basis for believing such third party is not authorized to make a transfer on the owner's behalf or we have a reasonable basis for believing the third party is acting in a fraudulent manner.

Special Note on Frequent Transfers

The Separate Account does not accommodate frequent transfers of Contract Value among Subaccounts. When owners or someone on their behalf submit requests to transfer all or a portion of their assets between Subaccounts, the requests result in the purchase and redemption of shares of the Portfolios in which the Subaccounts invest. Frequent Subaccount transfers, therefore, cause corresponding frequent purchases and redemptions of shares of the Portfolios.

Frequent purchases and redemptions of shares of the Portfolios can dilute the value of a Portfolio's shares, disrupt the management of the Portfolio's investment portfolio, and increase brokerage and administrative costs. Accordingly, when an owner or someone on their behalf engages in frequent Subaccount transfers, other owners and persons with rights under the contracts (such as the beneficiaries) may be harmed.

The Separate Account discourages frequent transfers, purchases and redemptions. To discourage frequent Subaccount transfers, we adopted the policy described in the "Transfers Among the Subaccounts" section. This policy requires owners who request more than 12 Subaccount transfers in a calendar year to submit such requests in writing by U.S. Mail or by overnight delivery service (the "U.S. Mail requirement"). The U.S. Mail requirement creates a delay of at least one day between the time transfer decisions are made and the time such transfers are processed. This delay is intended to discourage frequent Subaccount transfers by limiting the effectiveness of abusive "market timing" strategies (in particular, "time-zone" arbitrage) that rely on "same-day" processing of transfer requests.

In addition, we will not honor transfer requests if any Subaccount that would be affected by the transfer is unable to purchase or redeem shares of the Portfolio in which the Subaccount invests or if the transfer would adversely affect Accumulation Unit values. Whether these restrictions apply is determined by the affected Portfolio(s), and although we apply the restrictions uniformly when we receive information from the Portfolio(s), we cannot guarantee that the Portfolio(s) will apply their policies and procedures in a uniform basis.

There can be no assurance that the U.S. Mail requirement will be effective in limiting frequent Subaccount transfers or that we can prevent all frequent Subaccount transfer activity that may adversely affect owners, other persons with material rights under the contracts, or Portfolio shareholders generally. For instance, imposing the U.S. Mail requirement after 12 Subaccount transfers may not be restrictive enough to deter owners seeking to engage in abusing market timing strategies.

We may revise our frequent Subaccount transfer policy and related procedures, at our sole discretion, at any time and without prior notice, as we deem necessary or appropriate to better detect and deter frequent transfer activity that may adversely affect owners, other persons with material rights under the contracts, or Portfolio shareholders generally, to comply with state or federal regulatory requirements, or to impose additional or alternative restrictions on owners engaging in frequent Subaccount transfers. For example, we may invoke our right to refuse transfers if the transfer involves the same Subaccount within a 30-day period and/or we may change our procedures to monitor for a different number of transfers within a specified time period or to impose a minimum time period between each transfer.

There are inherent risks that changing our policies and procedures in the future may not be effective in limiting frequent Subaccount transfers. We will not implement any policy and procedure at the contract level that discriminates among owners; however, we may be compelled to adopt policies and procedures adopted by the Portfolios on behalf of the Portfolios and we will do so unless we cannot service such policies and procedures or we believe such policies and procedures contradict state or federal regulations or such policies and procedures contradict with the terms of your contract.

As stated in the previous paragraph, each of the Portfolios in which the Subaccounts invest may have its own policies and procedures with respect to frequent purchases and redemption of Portfolio shares. The prospectuses for the Portfolios describe any such policies and procedures. For example, a Portfolio may assess redemption fees (which we reserve the right to collect) on shares held for a relatively short period of time. The frequent trading policies and procedures of a Portfolio may be different, and more or less restrictive, than the frequent trading policies and procedures of other Portfolios and the policies and procedures we have adopted to discourage frequent Subaccount transfers.

Owners should be aware that we may not have the operational capability to monitor owners' Subaccount transfer requests and apply the frequent trading policies and procedures of the respective Portfolios that would be affected by the transfers. Accordingly, owners and other persons who have material rights under the contracts should assume that the sole protection they may have against potential harm from frequent Subaccount transfers is the protection, if any, provided by the policies and procedures we have adopted to discourage frequent Subaccount transfers.

Under rules adopted by the SEC, we are required to enter into a written agreement with each Portfolio or its principal underwriter that will obligate us to provide promptly, upon request by the Portfolio, certain information to the Portfolio about the trading activity of individual contract owners. Under these circumstances, we may be required to provide your tax identification number or social security number to the Fund and/or its manager. We must then execute any instructions from the Portfolio to restrict or prohibit further purchases or transfers by a specific contract owner of Accumulation Units or Annuity Units of the Subaccount that invests in that Portfolio, where such contract owner has been identified by the Portfolio as having engaged in transactions (indirectly through such Subaccount) that violate policies established for that Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding shares of the Portfolio. We will inform any contract owners whose future purchases and transfers of a Subaccount's units have been restricted or prohibited by a Portfolio.

Owners and other persons with material rights under the contracts also should be aware that the purchase and redemption orders received by the Portfolios generally are "omnibus" orders from intermediaries such as broker-dealers, retirement plans or separate accounts funding variable insurance contracts. These omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and/or individual owners of variable insurance contracts. The omnibus nature of these orders may limit the Portfolios' ability to apply their respective frequent trading policies and procedures. We cannot guarantee that the Portfolios will not be harmed by transfer activity relating to the retirement plans and/or other insurance companies that may invest in the Portfolios. In addition, if a Portfolio believes an omnibus order we submit may reflect one or more Subaccount transfer requests from owners engaged in frequent transfer activity, the Portfolio may reject a portion of or the entire omnibus order. If a Portfolio rejects part of an omnibus order it believes is attributable to transfers that exceed its market timing policies and procedures, it will return the amount to us, and we will credit the amount to the owner as of the Valuation Day of our receipt of the amount. You may realize a loss if the unit value on the Valuation Day we credit the amount back to your account has increased since the original date of your transfer.

We apply our policies and procedures without exception, waiver, or special arrangement.

Dollar Cost Averaging Program

The Dollar Cost Averaging program permits you to systematically transfer on a monthly or quarterly basis a set dollar amount from the Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund to any combination of other available Subaccounts (as long as the total number of Subaccounts used does not exceed the maximum number allowed under the contract). The Dollar Cost Averaging method of investment is designed to reduce the risk of making purchases only when the price of units is high, but you should carefully consider your financial ability to continue the program over a long enough period of time to purchase Accumulation Units when their value is low as well as when it is high. Dollar Cost Averaging does not assure a profit or protect against a loss.

You may participate in the Dollar Cost Averaging program:

   (1) by electing it on your application; or

   (2) by contacting an authorized sales representative; or

   (3) by calling us at (800) 352-9910.

To use the program, you must transfer at least $100 from the Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund with each transfer.

The Dollar Cost Averaging program will begin 30 days after we receive all required forms with your instructions and any necessary purchase payment unless we allow an earlier date. We will discontinue your participation in the Dollar Cost Averaging program:

  . on the business day we receive your request to discontinue the program in writing or by telephone (assuming we have your telephone authorization form on file);

  . when the assets in the Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund are depleted.

There is no additional charge for Dollar Cost Averaging. A transfer under this program is not a transfer for purposes of assessing a transfer charge or for calculating the maximum number of transfers we may allow in a calendar year.

We may, from time to time, offer various Dollar Cost Averaging programs. We reserve the right to discontinue new Dollar Cost Averaging programs or to modify such programs at any time and for any reason. We also reserve the right to prohibit simultaneous participation in the Dollar Cost Averaging program and Systematic Withdrawal program.

Dollar Cost Averaging is not available if you have elected Income Protector. You may, however, participate in the Defined Dollar Cost Averaging Program, as described below.

Owners considering participating in a Dollar Cost Averaging program should call
(800) 352-9910 or an authorized sales representative to verify the availability of Dollar Cost Averaging.

Defined Dollar Cost Averaging Program

If you have elected Income Protector, you may participate in the Defined Dollar Cost Averaging Program. The Defined Dollar Cost Averaging program permits you to systematically transfer a fixed dollar amount on a monthly basis for twelve months from the Designated Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund to one of the other available Investment Strategy options. The Dollar Cost Averaging method of investment is designed to reduce the risk of making purchases only when the price of units is high, but you should carefully consider your financial ability to continue the program over a long enough period of time to purchase Accumulation Units when their value is low as well as when it is high. Dollar Cost Averaging does not assure a profit or protect against a loss.

You may participate in the Defined Dollar Cost Averaging program only if you elect it when you apply for the contract. To use the program, you must transfer at least $100 from the Subaccount (or Designated Subaccount) investing in the GE Investments Funds, Inc. -- Money Market Fund. If elected at application, the Defined Dollar Cost Averaging program will begin 30 days after the Contract Date. You may accelerate the amount you transfer. You may also terminate the program at any time.

We will discontinue your participation in the Defined Dollar Cost Averaging program at the first instance of one of the following events:

   (1) on the business day we receive your request to discontinue the program in writing or by telephone (assuming we have your telephone authorization form on file);

   (2) when the assets in the Designated Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund are depleted; or

   (3) at the end of the twelfth month following the Contract Date.

Upon termination of the program, any remaining assets in the Designated Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund will be transferred to the specified Investment Strategy option.

There is no additional charge to participate in the Defined Dollar Cost Averaging program. A transfer under this program is not a transfer for purposes of assessing a transfer charge or for calculating the maximum number of transfers we may allow in a calendar year. Any withdrawals taken from your contract while the Defined Dollar Cost Averaging program is in effect will be applied on a pro rata basis from all investments, including the GE Investments Funds, Inc. -- Money Market Fund. If you request a withdrawal from a specific Portfolio, however, we will terminate your Defined Dollar Cost Averaging program and treat the transfer as a transfer for purposes of assessing a transfer charge or for calculating the maximum number of transfers we may allow in a calendar year.

We reserve the right to discontinue the Defined Dollar Cost Averaging program or to modify the program at any time and for any reason.

Portfolio Rebalancing Program

Once your purchase payment has been allocated among the Subaccounts, the performance of each Subaccount may cause your allocation to shift. You may instruct us to automatically rebalance on a quarterly, semi-annual or annual basis your assets among the Subaccounts to return to the percentages specified in your allocation instructions. Your percentage allocations must be in whole percentages. You may elect to participate in the Portfolio Rebalancing program at any time by submitting a completed Portfolio Rebalancing form to our Home Office. You may not participate in the Portfolio Rebalancing program if you have elected Income Protector.

Subsequent changes to your percentage allocations may be made at any time by written or telephone instructions to our Home Office. Once elected, Portfolio Rebalancing remains in effect from the date we receive your written request until you instruct us to discontinue Portfolio Rebalancing. There is no additional charge for using Portfolio Rebalancing, and we do not consider Portfolio Rebalancing a transfer for purposes of assessing a transfer charge or for calculating the maximum number of transfers permitted in a calendar year. We reserve the right to discontinue or modify the Portfolio Rebalancing program at any time and for any reason. We also reserve the right to exclude specific Subaccounts from Portfolio Rebalancing. Portfolio Rebalancing does not guarantee a profit or protect against a loss.

SURRENDERS AND PARTIAL WITHDRAWALS

Surrenders and Partial Withdrawals

We will allow you to surrender your contract or to partially withdraw a portion of your Contract Value at any time before the Annuity Commencement Date upon your written request, subject to the conditions discussed below.

We will not permit a partial withdrawal that is less than $100 or a partial withdrawal that would reduce your Contract Value to less than $1,000. If your partial withdrawal request would reduce your Contract Value to less than $1,000, we will surrender your contract in full. Different limits and other restrictions may apply to Qualified Contracts.

The amount payable on full surrender of the contract is the Surrender Value at the end of the Valuation Period during which we receive the request. The Surrender Value equals:

   (1) your Contract Value (after deduction of any charges for the optional rider(s), if applicable) on the Valuation Day we receive a request for surrender; less

   (2) any applicable surrender charge; less

   (3) any applicable premium tax.

We may pay the Surrender Value in a lump sum or under one of the Optional Payment Plans specified in the contract, based on your instructions.

If you are taking a partial withdrawal, you may indicate, in writing, electronically, or by calling our Home Office, from which Subaccounts we are to take your partial withdrawal. If you do not so specify, we will deduct the amount of the partial withdrawal first from the Subaccounts (excluding the GIS Subaccount(s) if Guaranteed Income Advantage is elected at the time of application) on a pro rata basis in proportion to your assets allocated to the Separate Account. If you elect Income Protector and take a partial withdrawal, we will rebalance Contract Value to the Subaccounts in accordance with the allocation of Contract Value in effect prior to the partial withdrawal, unless you instruct us otherwise. If Guaranteed Income Advantage is elected at the time of application, we will deduct any remaining amount from the GIS Subaccount(s) from the segment that has been in effect for the shortest period of time.

A Portfolio may impose a redemption charge. The charge is retained by or paid to the Portfolio. The charge is not retained by or paid to us. The redemption charge may affect the number and/or value of Accumulation Units withdrawn from the Subaccount that invests in that Portfolio and may affect Contract Value.

When taking a partial withdrawal, any applicable surrender charges and/or applicable premium tax will be taken from the amount withdrawn, unless otherwise requested.

We will delay making a payment if:

   (1) the disposal or valuation of the Separate Account's assets is not reasonably practicable because the New York Stock Exchange is closed;

   (2) trading is restricted by the New York Stock Exchange;

   (3) an emergency exists making the disposal or valuation of securities held in the Separate Account impracticable; or

   (4) the SEC by order permits postponement of payment to protect our owners.

Rules and regulations of the SEC will govern as to when the conditions described in (3) and (4) above exist. If we are closed on days when the New York Stock Exchange is open, Contract Value may be affected since owners will not have access to their account.

Please remember that a partial withdrawal (including partial withdrawals taken pursuant to the terms of Income Protector) may reduce your death benefit by the proportion that the partial withdrawal (including any applicable surrender charges and premium tax) reduces your Contract Value. See "The Death Benefit" provision of this prospectus.

Partial withdrawals may also be subject to income tax and, if taken prior to age 59 1/2, an additional 10% IRS penalty tax. See the "Tax Matters" provision of this prospectus.

Restrictions on Distributions from Certain Contracts

Under Code Section 403(b) tax sheltered annuities, distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age
59 1/2, severance from employment, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties. For contracts issued after 2008, amounts attributable to nonelective contributions may be subject to distribution restrictions specified in the employer's Section 403(b) plan.

If your contract was issued pursuant to a 403(b) plan, starting January 1, 2009 we generally are required to confirm, with your 403(b) plan sponsor or otherwise, that surrenders or transfers you request comply with applicable tax requirements and to decline requests that are not in compliance. We will defer such payments you request until all information required under the tax law has been received. By requesting a surrender or transfer, you consent to the sharing of confidential information about you, the contract, and transactions under the contract and any other 403(b) contracts or accounts you have under the 403(b) plan among us, your employer or plan sponsor, any plan administrator or recordkeeper, and other product providers.

Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program to withdraw their interest in a variable annuity contract issued under the Texas Optional Retirement Program only upon:

   (1) termination of employment in the Texas public institutions of higher education;

   (2) retirement;

   (3) death; or

   (4) the participant's attainment of age 70 1/2.

If your contract is issued to a Texas Optional Retirement Program, you must furnish us proof that one of these four events has occurred before we distribute any amounts from your contract.

Systematic Withdrawal Program

The Systematic Withdrawal program allows you to take Systematic Withdrawals of a specified dollar amount (in equal installments of at least $100) on a monthly, quarterly, semi-annual or annual basis. Your payments can begin at any time after 30 days from the date your contract is issued (unless we allow an earlier date). To participate in the program, your Contract Value initially must be at least $10,000 and you must submit a completed Systematic Withdrawal form to our Home Office. You can obtain the form from an authorized sales representative or from our Home Office.

Your Systematic Withdrawals in a contract year may not exceed the amount which is not subject to a surrender charge. See the "Surrender Charge" provision of this prospectus. We will deduct the Systematic Withdrawal amounts first from any gain in the contract and then from purchase payments made. You may provide specific instructions as to the Subaccounts (excluding the GIS Subaccount(s) if Guaranteed Income Advantage is elected at the time of application) from which we are to take the Systematic Withdrawals. If you have not provided specific instructions, or if your specific instructions cannot be carried out, we will process the withdrawals by canceling Accumulation Units on a pro rata basis from all of the Subaccounts (excluding the GIS Subaccount(s) if Guaranteed Income Advantage is elected at the time of application) in which you have an interest. If Guaranteed Income Advantage is elected at the time of application, to the extent that your assets in the Subaccounts are not sufficient to accomplish the withdrawal, any remaining amounts will be taken from the GIS Subaccount(s) from the segment that has been in effect for the shortest period of time.

After your Systematic Withdrawals begin, you may change the frequency and/or amount of your payments subject to the following:

   (1) you may request only one such change in a calendar quarter; and

   (2) if you did not elect the maximum amount you could withdraw under this program at the time you elected the current series of Systematic Withdrawals, then you may increase the remaining payments up to the maximum amount.

A Systematic Withdrawal program will terminate automatically when a Systematic Withdrawal would cause the remaining Contract Value to be less than $1,000. If a Systematic Withdrawal would cause the Contract Value to be less than $1,000, then we will not process that Systematic Withdrawal transaction. You may discontinue Systematic Withdrawals at any time by notifying us in writing at our Home Office or by telephone. You may request that we pay any remaining payments in a lump sum. See the "Requesting Payments" provision of this prospectus.

Each Systematic Withdrawal is subject to federal income taxes on any portion considered gain for tax purposes. In addition, you may be assessed a 10% IRS penalty tax on Systematic Withdrawals if you are under age 59 1/2 at the time of the withdrawal.

Both partial withdrawals at your specific request and withdrawals under a Systematic Withdrawal program will count toward the limit of the amount that you may withdraw free of any surrender charges in any contract year under the free withdrawal privilege. See the "Surrender Charge" provision of this prospectus. In addition, if you elect Income Protector, partial withdrawals and withdrawals under a Systematic Withdrawal program may also reduce the amount of the guaranteed minimum withdrawal benefit you are eligible to receive under the terms of the rider. See the "Income Protector" provision below. Partial withdrawals under a Systematic Withdrawal program may also reduce your death benefit. See "The Death Benefit" provision of this prospectus. Your Systematic Withdrawal amount may be affected if you take an additional partial withdrawal.

There is no charge for participation in the Systematic Withdrawal program, however, we reserve the right to prohibit participation in Systematic Withdrawal and Dollar Cost Averaging programs at the same time. We also reserve the right to discontinue and/or modify the Systematic Withdrawal program upon 30 days written notice to owners.

INCOME PROTECTOR

Income Protector provides guaranteed withdrawals for the life of the Annuitant(s), based on purchase payments made in the first contract year, with upside potential, provided you meet certain conditions. First, you must allocate all purchase payments and Contract Value to the prescribed Investment Strategy. You must also limit total Gross Withdrawals in each Benefit Year to an amount no greater than the Withdrawal Limit. Then, you will be eligible to receive total Gross Withdrawals in each Benefit Year equal to the Withdrawal Limit until the last death of an Annuitant.

You may purchase Income Protector with or without the Principal Protection Death Benefit. The Principal Protection Death Benefit is a feature available only with Income Protector. It cannot be elected separately from Income Protector. We assess a charge for the guaranteed minimum withdrawal benefit provided by the rider. If you purchase Income Protector with the Principal Protection Death Benefit, a charge will be assessed for the Principal Protection Death Benefit that is in addition to the charge for the guaranteed minimum withdrawal benefit under the rider.


Income Protector is designed for an investor seeking a minimum lifetime income benefit, with upside potential, and who is comfortable with certain investment restrictions and withdrawal limits. Investors that may need annual income greater than the calculated Withdrawal Limit or who cannot adhere to the stated investment restrictions should carefully consider whether Income Protector is an appropriate investment choice. In addition, investors that have significant assets, and who are unconcerned with depleting those assets in retirement, may also want to consider other options. Investors should read the contract and prospectus carefully and should consult with a financial and tax adviser before purchasing the contract and any rider.

IF A GROSS WITHDRAWAL PLUS ALL PRIOR GROSS WITHDRAWALS WITHIN A BENEFIT YEAR IS IN EXCESS OF THE WITHDRAWAL LIMIT, YOUR PURCHASE PAYMENT BENEFIT AMOUNT, ROLL-UP VALUE AND MAXIMUM ANNIVERSARY VALUE WILL BE RECALCULATED TO REFLECT A PRO-RATA REDUCTION FOR EACH DOLLAR THAT IS IN EXCESS OF YOUR WITHDRAWAL LIMIT. THIS MEANS THAT THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROVIDED UNDER THE RIDER MAY BE REDUCED OR LOST BASED ON THE WITHDRAWALS YOU TAKE FROM THE CONTRACT. YOU WILL ALSO LOSE THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT IF YOU ANNUITIZE OR SURRENDER THE CONTRACT OR IF YOU ELECT TO TERMINATE THE RIDER ON ANY CONTRACT ANNIVERSARY ON OR AFTER THE SEVENTH CONTRACT ANNIVERSARY. IN ADDITION, IF, AFTER A WITHDRAWAL, (I) YOUR

CONTRACT VALUE IS LESS THAN THE AMOUNT REQUIRED TO KEEP YOUR CONTRACT IN EFFECT OR IF YOUR CONTRACT VALUE IS LESS THAN OR EQUAL TO 13/12 MULTIPLIED BY THE MOST RECENTLY CALCULATED WITHDRAWAL LIMIT AND (II) YOUR WITHDRAWAL LIMIT IS LESS THAN $100, YOU WILL NO LONGER RECEIVE LIFETIME PAYMENTS OF YOUR GUARANTEED MINIMUM WITHDRAWAL BENEFIT. INSTEAD, YOU COULD RECEIVE, AT LEAST, A LUMP SUM EQUAL TO THE PRESENT VALUE OF FUTURE LIFETIME PAYMENTS IN THE AMOUNT OF THE WITHDRAWAL LIMIT.

THE PRINCIPAL PROTECTION DEATH BENEFIT PROVIDED UNDER THE RIDER, IF ELECTED, WILL BE REDUCED AND MAY BE LOST BASED ON WITHDRAWALS YOU TAKE FROM THE CONTRACT. YOU WILL ALSO LOSE THE PRINCIPAL PROTECTION DEATH BENEFIT IF YOU ANNUITIZE OR SURRENDER THE CONTRACT OR IF YOU ELECT TO TERMINATE THE RIDER ON ANY CONTRACT ANNIVERSARY ON OR AFTER THE SEVENTH CONTRACT ANNIVERSARY.


Income Protector and the Principal Protection Death Benefit may not be available in all states or markets. We reserve the right to discontinue offering Income Protector and the Principal Protection Death Benefit at any time and for any reason. If you wish to elect Income Protector, with or without the Principal Protection Death Benefit, you must do so at the time of application. Income Protector, with or without the Principal Protection Death Benefit, may be purchased with the Annual Step-Up Death Benefit Rider, but not with any of the other death benefit rider options.

References to Income Protector include a rider issued with or without the Principal Protection Death Benefit, as applicable, unless stated otherwise.

You may terminate this rider without terminating the contract on any contract anniversary on or after the seventh contract anniversary.

INVESTMENT STRATEGY FOR INCOME PROTECTOR. In order to receive the full benefit provided by Income Protector, you must invest all purchase payments and allocations in accordance with a prescribed Investment Strategy.

The Investment Strategy options available on your contract may include Designated Subaccounts and/or asset allocation models. The composition of the Investment Strategy may change from time to time. Any change to the composition of the Investment Strategy will be communicated to you in writing prior to the contract anniversary date. Changes to the Investment Strategy may include the addition of Designated Subaccounts or asset allocation models, the removal of one or more Designated Subaccounts or asset allocation models, or the removal of all Designated Subaccounts or all asset allocation models. Changes to the Investment Strategy will apply upon reset, as described in the "Maximum Anniversary Value and Reset" provision below.

If the Investment Strategy changes, and you do not, thereafter, reset your benefit, you may have assets allocated to the Investment Strategy prescribed at the time the contract was issued. Therefore, you may have assets allocated to an Investment Strategy that is different than the Investment Strategy described in this prospectus. Your ability to choose different Investment Strategies is limited, as described below.

The current Investment Strategy for Income Protector includes six Designated Subaccounts. Under this Investment Strategy, contract owners may allocate assets to one or more of the Designated Subaccounts.

Contract owners also may elect to participate in the Defined Dollar Cost Averaging program, which permits the owner to systematically transfer a fixed dollar amount on a monthly basis for twelve months from the Designated Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund to one of the available Investment Strategy options. We consider the Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund as a Designated Subaccount only if you purchased Income Protector and are participating in the Defined Dollar Cost Averaging program. For more information about the Defined Dollar Cost Averaging program and the Subaccounts comprising each of the Designated Subaccounts, please see the "Defined Dollar Cost Averaging Program" and "Subaccounts" provisions of this prospectus.

On a monthly basis, we will rebalance your Contract Value to the Subaccounts in accordance with the percentages that you have chosen to invest in the Designated Subaccounts. In addition, we will also rebalance your Contract Value on any Valuation Day after any transaction involving a withdrawal, receipt of a purchase payment or a transfer of Contract Value, unless you instruct us otherwise. If you are participating in the Defined Dollar Cost Averaging program, rebalancing will not affect the assets allocated to the Designated Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund. YOUR ALLOCATION INSTRUCTIONS MUST ALWAYS COMPLY WITH THE INVESTMENT STRATEGY.

Shares of a Portfolio may become unavailable under the contract for new purchase payments, transfers and asset rebalancing. As a result, shares of a Portfolio may also become unavailable under your Investment Strategy. Investment Strategies may be modified to respond to such events by removing unavailable Portfolios and adding new Portfolios as appropriate. Because such changes may affect your allocation instructions, you will need to provide updated allocation instructions to comply with the modified Investment Strategy. If you do not provide updated allocation instructions, any subsequent purchase payments or transfers requesting payment to an unavailable Portfolio will be considered not in good order.

Assets will remain invested as allocated at the time the Portfolio became unavailable, except in a situation where the affected Portfolio is removed. In that case, the assets that were invested in the removed Portfolio will be invested in a new Portfolio consistent with SEC precedent (appropriate no-action relief, substitution order, etc.).

Periodic rebalancing to unavailable Portfolios will cease until we receive updated allocation instructions that comply with the modified Investment Strategy.

Under the current Investment Strategy for Income Protector, owners may allocate assets to one or more of the following Designated Subaccounts:

       BlackRock Variable Series Funds, Inc. -- BlackRock Global Allocation V.I. Fund -- Class III Shares;

       GE Investments Funds, Inc. -- Total Return Fund --  Class 3 Shares;

       Genworth Variable Insurance Trust -- Genworth 40/60 Index Allocation Fund -- Service Shares;

       Genworth Variable Insurance Trust -- Genworth 60/40 Index Allocation Fund -- Service Shares;

       Genworth Variable Insurance Trust -- Genworth Growth Allocation Fund -- Service Shares; and/or

       Genworth Variable Insurance Trust -- Genworth Moderate Allocation Fund -- Service Shares.

Contract owners may elect to participate in the Defined Dollar Cost Averaging program when they apply for the contract. Defined Dollar Cost Averaging permits the owner to systematically transfer a fixed dollar amount on a monthly basis for twelve months from the Designated Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund to one or more of the available Designated Subaccounts. The Designated Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund is only available as part of the Defined Dollar Cost Averaging program.

WITHDRAWAL LIMIT. The Withdrawal Limit is calculated on each Valuation Day. The Withdrawal Limit is the benefit base multiplied by the Withdrawal Factor.

The Withdrawal Factor is based on the age of the younger Annuitant. The Withdrawal Factor will be fixed on the earlier of the Valuation Day of the first withdrawal and the Valuation Day the Contract Value is less than 13/12 multiplied by the most recently calculated Withdrawal Limit.

The Withdrawal Factor percentages are as follows:


 AGE OF    SINGLE     JOINT
 YOUNGER  ANNUITANT ANNUITANT
ANNUITANT CONTRACT  CONTRACT
-----------------------------
  50-54     3.0%      2.75%
  55-59     4.0%      3.75%
  60-64     4.5%      4.25%
  65-69     5.0%      4.75%
  70-74     5.5%      5.25%
  75-79     6.0%      5.75%
   80+      7.0%      6.75%
-----------------------------


BENEFIT BASE. The benefit base is an amount used to establish the Withdrawal Limit. The benefit base on the Contract Date is equal to the initial purchase payment. On each Valuation Day, the benefit base is the greatest of the Purchase Payment Benefit Amount, the Roll-Up Value and the Maximum Anniversary Value. The benefit base may change as a result of a purchase payment, withdrawal, or reset as described below.

PURCHASE PAYMENTS. Any purchase payment applied to your contract before the first contract anniversary will adjust your Purchase Payment Benefit Amount as described in the "Purchase Payment Benefit Amount" provision below and may adjust your Roll-Up Value as described in the "Roll-Up Value" provision below. Additional purchase payments made on or after the first contract anniversary will be applied to your Contract Value but will not adjust the Purchase Payment Benefit Amount and/or Roll-Up Value.

ALL PURCHASE PAYMENTS APPLIED TO YOUR CONTRACT WILL ADJUST YOUR PRINCIPAL PROTECTION DEATH BENEFIT (IF APPLICABLE). WE RESERVE THE RIGHT, HOWEVER, TO NOT ADJUST THE PRINCIPAL PROTECTION DEATH BENEFIT FOR PURCHASE PAYMENTS MADE ON OR AFTER THE FIRST CONTRACT ANNIVERSARY. PLEASE see THE "IMPORTANT NOTE" PROVISION BELOW, WHICH DISCUSSES THE IMPACT OF NOT ADJUSTING THE PURCHASE PAYMENT BENEFIT AMOUNT, PRINCIPAL PROTECTION DEATH BENEFIT AND/OR ROLL-UP VALUE FOR SUBSEQUENT PURCHASE PAYMENTS.

You must allocate all purchase payments and Contact Value to the Investment Strategy at all times.

PURCHASE PAYMENT BENEFIT AMOUNT. The Purchase Payment Benefit Amount will equal your purchase payments made before the first contract anniversary.


On any Valuation Day you make a Gross Withdrawal, if that Gross Withdrawal plus all prior Gross Withdrawals within that Benefit Year is in excess of the Withdrawal Limit, your Purchase Payment Benefit Amount will be reduced on a pro-rata basis by the excess amount as described in the "Impact of Withdrawals" provision below.

ROLL-UP VALUE. Your Roll-Up Value on the Contract Date is equal to the amount of your initial purchase payment. We will increase your Roll-Up Value on each day. On any day before and including the first contract anniversary, the Roll-Up Value is equal to the sum of (a) and (b), multiplied by (c), where:

   (a) is the Roll-Up Value on the prior day;

   (b) is any purchase payment(s) made on the prior Valuation Day; and

   (c) is the daily roll-up factor.

On any day after the after the first contract anniversary, the Roll-Up Value is equal to (a) multiplied by (b), where:

   (a) is the Roll-Up Value on the prior day; and

   (b) is the daily roll-up factor.

The daily roll-up factor is 1.000159654, which is the equivalent of an annual percentage rate of 6% with compound interest.

The Roll-Up Value will continue to increase until the date of the first withdrawal or the tenth anniversary of the Contract Date. The Roll-Up Value will not increase after this date.

On any Valuation Day you make a Gross Withdrawal, if that Gross Withdrawal plus all prior Gross Withdrawals within that Benefit Year is in excess of the Withdrawal Limit, your Roll-Up Value will be reduced on a pro-rata basis by the excess amount as described in the "Impact of Withdrawals" provision below. The Roll-Up Value will not increase after this date.

MAXIMUM ANNIVERSARY VALUE AND RESET. The Maximum Anniversary Value on the Contract Date is equal to the initial purchase payment. On each contract anniversary, if the Contract Value is greater than the current Maximum Anniversary Value, the Maximum Anniversary Value will be increased to the Contract Value. If this day is not a Valuation Day, this reset will occur on the next Valuation Day.

On any Valuation Day you make a Gross Withdrawal, if that Gross Withdrawal plus all prior Gross Withdrawals within that Benefit Year is in excess of the Withdrawal Limit, your Maximum Anniversary Value will be reduced on a pro-rata basis by the excess amount as described in the "Impact of Withdrawals" provision below.

On the Valuation Day we reset your Maximum Anniversary Value, we will reset the Investment Strategy to the current Investment Strategy and reset the charges for this rider. For Income Protector without the Principal Protection Death Benefit, the new charges, which may be higher than your previous charges, will never exceed 2.50% of the benefit base. For Income Protector with the Principal Protection Death Benefit, the new charges, which may be higher than your previous charges, will never exceed 2.50% of the benefit base plus 1.00% of the value of the Principal Protection Death Benefit. Resets will occur automatically unless such automatic resets are or have been terminated.

Any change to the charges or to the required Investment Strategy for this rider will be communicated to you in writing prior to the contract anniversary date. Upon reset, these changes will apply. THE RESET PROVISION IS NOT AVAILABLE ON OR AFTER THE LATEST PERMITTED ANNUITY COMMENCEMENT DATE.

Automatic resets will continue until and unless:

   (a) the owner (or owners) submits a written request to our Home Office to terminate automatic resets (such a request must be received at least 15 days prior to the contract anniversary date);

   (b) the Investment Strategy changes, allocations are affected, and we do not receive confirmation of new allocations from you at our Home Office;

   (c) income payments begin via annuitization; or

   (d) ownership of the contract changes.

If automatic resets have terminated, you may later reinstate automatic resets for any future contract anniversary by submitting a written request to do so; provided you are following the Investment Strategy and income payments have not begun.

PLEASE NOTE THAT AN AUTOMATIC RESET WILL OCCUR ON A CONTRACT ANNIVERSARY IF CONTRACT VALUE IS EVEN NOMINALLY HIGHER THAN THE MAXIMUM ANNIVERSARY VALUE (e.g., AS LITTLE AS $1.00 HIGHER) AND, THEREFORE, AN AUTOMATIC RESET MAY NOT BE IN YOUR BEST INTEREST BECAUSE: (I) THE CHARGES FOR THIS RIDER MAY BE HIGHER THAN YOUR PREVIOUS CHARGES AND (II) THE INVESTMENT STRATEGY WILL BE RESET TO THE CURRENT INVESTMENT STRATEGY (THE INVESTMENT STRATEGY OFFERED ON THE RESET
DATE). PLEASE CAREFULLY CONSIDER THE IMPACT OF AUTOMATIC RESETS WHEN YOU ELECT INCOME PROTECTOR AND WHILE THE RIDER IS IN EFFECT. AS INDICATED ABOVE, YOU MAY TERMINATE THE AUTOMATIC RESET FEATURE OF THE RIDER AT ANY TIME BY SUBMITTING A WRITTEN REQUEST TO US AT OUR HOME OFFICE AT LEAST 15 DAYS PRIOR TO THE CONTRACT ANNIVERSARY DATE.

Important Note. WE DO NOT ADJUST THE PURCHASE PAYMENT BENEFIT AMOUNT OR ROLL-UP VALUE FOR ANY PURCHASE PAYMENTS RECEIVED ON OR AFTER THE FIRST CONTRACT ANNIVERSARY. IN ADDITION, WE RESERVE THE RIGHT TO NOT ADJUST THE PRINCIPAL PROTECTION DEATH BENEFIT (IF APPLICABLE) FOR PURCHASE PAYMENTS MADE ON OR AFTER THE FIRST CONTRACT ANNIVERSARY.

Before making purchase payments that do not increase the Purchase Payment Benefit Amount, Principal Protection Death Benefit (if applicable) or Roll-Up Value, you should consider that: (i) the guaranteed amounts provided by the Purchase Payment Benefit Amount, Principal Protection Death Benefit (if applicable) and Roll-Up Value will not include such purchase payments; and
(ii) this rider may not make sense for you if you intend to make subsequent purchase payments that will not increase the Purchase Payment Benefit Amount, Principal Protection Death Benefit (if applicable) and Roll-Up Value.

IMPACT OF WITHDRAWALS. If a Gross Withdrawal plus all prior Gross Withdrawals within a Benefit Year is in excess of the Withdrawal Limit, your Purchase Payment Benefit Amount, Principal Protection Death Benefit (if applicable), Roll-Up Value, and Maximum Anniversary Value will be recalculated to reflect a pro-rata reduction for each dollar that is in excess of your Withdrawal Limit. Your new Purchase Payment Benefit Amount, Principal Protection Death Benefit (if applicable), Roll-Up Value and Maximum Anniversary Value after such a withdrawal will be calculated by multiplying each of (a) by (b), divided by
(c), where:

   (a) is the Purchase Payment Benefit Amount, Principal Protection Death Benefit (if applicable), Roll-Up Value and Maximum Anniversary Value before the Gross Withdrawal;

   (b) is the Contract Value after the Gross Withdrawal; and

   (c) is the Contract Value before the Gross Withdrawal reduced by any remaining Withdrawal Limit.

For purposes of (c) above, "any remaining Withdrawal Limit" is the Gross Withdrawal that could have been taken without exceeding the Withdrawal Limit.

When requesting an excess withdrawal, we will attempt to contact you or your representative to confirm that you understand the implications of the excess withdrawal and would like to proceed with the request.

If the total Gross Withdrawals in a Benefit Year are less than or equal to the Withdrawal Limit, we will waive any surrender charge on the Gross Withdrawal.

REQUIRED MINIMUM DISTRIBUTIONS. If the required minimum distribution amount, attributable to the contract value, calculated for a calendar year ("RMD amount"), exceeds the Withdrawal Limit for the Benefit Year within which the calendar year begins ("current Benefit Year"), the excess, if distributed, will not be treated as an excess withdrawal for the current Benefit Year. If the RMD amount is not distributed in the current Benefit Year, the lesser of amount (a) or (b), if distributed, will not be treated as an excess withdrawal for the subsequent Benefit Year, where:

   (a) is the difference between the RMD amount and the sum of withdrawals made during the current Benefit Year; and

   (b) is the difference between the RMD amount and the Withdrawal Limit for the current Benefit Year.

As used in this provision, the RMD amount shall not exceed the RMD amount calculated under the Code and regulations issued thereunder, as in effect on the Contract Date. The RMD amount for a Joint Annuitant for years after the year of death of the Annuitant shall be determined under the life expectancy method as provided in the Code and regulations issued thereunder, as in effect on the Contract Date.

You should carefully manage withdrawals because excess withdrawals will have adverse consequences on the benefits provided under Income Protector, particularly in down markets. Over the period of time during which you take withdrawals, there is the risk that you may need funds in excess of the Withdrawal Limit and, if you do not have other sources of income available, you may need to take (excess) withdrawals that will reduce your Purchase Payment Benefit Amount, the Principal Protection Death Benefit (if applicable), your Roll-Up Value and your Maximum Anniversary Value (and, consequently, your Withdrawal Limit).

You also should carefully consider when to begin taking withdrawals if you elected Income Protector. The longer you wait before beginning to take withdrawals, the higher the Withdrawal Factor will be, which is one of the components used to determine the amount of your Withdrawal Limit. If you delay taking withdrawals too long, however, you may limit the number of years available for you to take withdrawals in the future (due to life expectancy) and you may be paying for a benefit you are not using.

YOUR CONTRACT VALUE AFTER TAKING A WITHDRAWAL MAY BE LESS THAN THE AMOUNT REQUIRED TO KEEP YOUR CONTRACT IN EFFECT. IN THIS EVENT, OR IF YOUR CONTRACT VALUE IS LESS THAN OR EQUAL TO 13/12 MULTIPLIED BY THE MOST RECENTLY CALCULATED WITHDRAWAL LIMIT, THE FOLLOWING WILL OCCUR:

  . IF THE WITHDRAWAL LIMIT IS LESS THAN $100, WE WILL PAY YOU THE GREATEST OF THE FOLLOWING:

     (A) THE CONTRACT VALUE;

     (B) A LUMP SUM EQUAL TO THE PRESENT VALUE OF FUTURE LIFETIME PAYMENTS IN THE AMOUNT OF THE WITHDRAWAL LIMIT CALCULATED USING THE 2000 ANNUITY MORTALITY TABLE AND AN INTEREST RATE OF 3%; AND

     (C) THE PRINCIPAL PROTECTION DEATH BENEFIT (IF APPLICABLE).

  . IF THE WITHDRAWAL LIMIT IS GREATER THAN OR EQUAL TO $100, WE WILL BEGIN INCOME PAYMENTS. WE WILL MAKE PAYMENTS OF A FIXED AMOUNT FOR THE LIFE OF THE ANNUITANT OR, IF THERE ARE JOINT ANNUITANTS, THE LAST SURVIVING ANNUITANT. THE FIXED AMOUNT PAYABLE ANNUALLY WILL EQUAL THE MOST RECENTLY CALCULATED WITHDRAWAL LIMIT. WE WILL MAKE PAYMENTS MONTHLY OR ON ANOTHER PERIODIC BASIS AGREED BY US. IF THE MONTHLY AMOUNT IS LESS THAN $100, WE WILL REDUCE THE FREQUENCY SO THAT THE PAYMENT WILL BE AT LEAST $100. THE PRINCIPAL PROTECTION DEATH BENEFIT (IF APPLICABLE) WILL CONTINUE UNDER THIS PROVISION. THE PRINCIPAL PROTECTION DEATH BENEFIT WILL BE REDUCED BY EACH PAYMENT. THE PRINCIPAL PROTECTION DEATH BENEFIT, IF ANY, WILL BE PAYABLE ON THE DEATH OF THE LAST SURVIVING ANNUITANT.

     FOR PURPOSES OF THIS PROVISION, THE FIRST ANNUITY YEAR IS THE PERIOD OF TIME BETWEEN THE DATE WE BEGIN INCOME PAYMENTS AND THE NEXT CONTRACT ANNIVERSARY. SUBSEQUENT ANNUITY YEARS ARE THE ONE-YEAR PERIODS BEGINNING ON EACH CONTRACT ANNIVERSARY. INCOME PAYMENTS IN THE FIRST ANNUITY YEAR ARE ADJUSTED FOR WITHDRAWALS TAKEN SINCE THE LAST CONTRACT ANNIVERSARY. THE TOTAL OF ALL INCOME PAYMENTS MADE IN THE FIRST ANNUITY YEAR WILL EQUAL THE GREATER OF ZERO AND (A) MINUS (B), WHERE:

         (A) IS THE MOST RECENTLY CALCULATED WITHDRAWAL LIMIT; AND

         (B) IS ANY WITHDRAWAL(S) MADE SINCE THE LAST CONTRACT ANNIVERSARY.

PRINCIPAL PROTECTION DEATH BENEFIT. You may purchase Income Protector with the Principal Protection Death Benefit. The Principal Protection Death Benefit is a feature available only with Income Protector. It cannot be elected separately from Income Protector.

The Principal Protection Death Benefit is used to determine the death benefit, if any, payable under the contract and rider as described in the "Death Provisions" section below. The Principal Protection Death Benefit on the Contract Date is equal to the initial purchase payment. Purchase payments in a Benefit Year increase the Principal Protection Death Benefit. We reserve the right to not adjust the Principal Protection Death Benefit for purchase payments made on or after the first contract anniversary. The Principal Protection Death Benefit, if any, will be payable on the death of the last surviving Annuitant.

Gross Withdrawals in a Benefit Year decrease the Principal Protection Death Benefit. If a Gross Withdrawal plus all prior Gross Withdrawals within a Benefit Year is less than or equal to the Withdrawal Limit, the Principal Protection Death Benefit will be reduced by the Gross Withdrawal. If a Gross Withdrawal plus all prior Gross Withdrawals within a Benefit Year is in excess of the Withdrawal Limit, your Principal Protection Death Benefit will be reduced on a pro-rata basis for each dollar that is in excess of your Withdrawal Limit, as described in the "Impact of Withdrawals" provision above.

At the death of the last surviving Annuitant, a death benefit may be payable under this contract and rider. The amount of any death benefit payable will be the greatest of (a), (b) and (c), where:

   (a) is the death benefit as calculated under the base contract;

   (b) is the Principal Protection Death Benefit (if applicable); and

   (c) is any amount payable by any other optional death benefit rider (if applicable).

DEATH PROVISIONS. At the death of any Annuitant, a death benefit may be payable under the contract. The death benefit payable, if any, will be paid according to the distribution rules under the contract.

If the designated beneficiary is a surviving spouse who is an Annuitant and who elects to continue the contract as the owner, this rider will continue. The Purchase Payment Benefit Amount, Principal Protection Death Benefit (if applicable), Roll-Up Value and Maximum Anniversary Value will be the same as it was under the contract for the deceased owner. If no withdrawals were taken prior to the first Valuation Day we receive due proof of death and all required forms at our Home Office, the Withdrawal Factor for the surviving spouse will be established based on the age of the surviving spouse on the date of the first Gross Withdrawal for the surviving spouse. Otherwise, the Withdrawal Factor will continue as it was under the contract for the deceased owner.

Proceeds that were transferred to the GE Investments Funds, Inc. -- Money Market Fund upon the death of the owner will be reallocated to the Investment Strategy and the asset percentages then in effect at the time of the death of the owner. Such reallocations will not be counted as a transfer for the purpose of the number of transfers allowed under the contract in a calendar year.

If the designated beneficiary is not an Annuitant, the rider and the rider charges will terminate. The charges for this rider will be calculated, pro rata, and deducted.

CONSIDERATIONS. While the rider is designed to provide life-time withdrawal benefits, these benefits are only guaranteed to the extent you comply with the limits, conditions and restrictions set forth in the contract.

RIDER CHARGE. We assess a charge for the guaranteed minimum withdrawal benefit provided by the rider. The charge for the guaranteed minimum withdrawal benefit is calculated quarterly as a percentage of the benefit base, as defined and determined under the rider, and deducted quarterly from the Contract Value. Please note that, if your benefit base increases, the amount deducted from your Contract Value will increase.

If you purchase Income Protector with the Principal Protection Death Benefit, a charge will be assessed for the Principal Protection Death Benefit that is in addition to the charge for the guaranteed minimum withdrawal benefit under the rider. The charge for the Principal Protection Death Benefit is calculated quarterly as a percentage of the value of the Principal Protection Death Benefit, as defined and determined under the rider, and deducted quarterly from the Contract Value. Please note that, if the value of the Principal Protection Death Benefit increases through additional purchase payments, the amount deducted from your Contract Value will increase. The charge for the Principal Protection Death Benefit is higher if any annuitant is age 71 or older at the time of application.

If you reset your benefits under the rider, we will reset the charges for the rider, which may be higher than your previous charges.

We currently assess the following charges for the rider, calculated and deducted as described above:

Income Protector without the Principal Protection Death Benefit
     Single or Joint Annuitant Contract  1.10% of benefit base
---------------------------------------------------------------------

Income Protector with the Principal Protection Death Benefit --
 Annuitant Age 50-70
     Single or Joint Annuitant Contract  1.10% of benefit base plus
                                         0.20% of value of Principal
                                         Protection Death Benefit
---------------------------------------------------------------------

Income Protector with the Principal Protection Death Benefit --
 Annuitant Age 71-85
     Single or Joint Annuitant Contract  1.10% of benefit base plus
                                         0.50% of value of Principal
                                         Protection Death Benefit
---------------------------------------------------------------------

The charges for Income Protector without the Principal Protection Death Benefit will never exceed 2.50% of benefit base. The charges for Income Protector with the Principal Protection Death Benefit will never exceed 2.50% of benefit base plus 1.00% of the value of the Principal Protection Death Benefit.

On the day the rider and/or the contract terminates, the charges for this rider will be calculated, pro rata, and deducted.

Please note that you will begin paying the rider charge (including the applicable charge associated with the Principal Protection Death Benefit if you have elected that option) as of the date the rider takes effect, even if you do not begin taking withdrawals under the rider for many years, or ever. We will not refund the charges you have paid under the rider if you never choose to take withdrawals and/or if you never receive any payments under the rider; nor will we refund charges if the Principal Protection Death Benefit feature under a contract does not pay out.

WHEN THE RIDER IS EFFECTIVE

If available, Income Protector and the Principal Protection Death Benefit must be elected at application. The rider will remain in effect while the contract is in force and before the Annuity Commencement Date. You may terminate this rider (without terminating the contract) on any contract anniversary on or after the seventh contract anniversary. Otherwise this rider and the corresponding charges will terminate on the Annuity Commencement Date.

At any time before the Annuity Commencement Date, you can elect to annuitize under current annuity rates in lieu of continuing Income Protector. This may provide a higher income amount and/or more favorable tax treatment than payments made under this rider.

CHANGE OF OWNERSHIP

We must approve any assignment or sale of this contract unless the assignment is a court ordered assignment.

ISSUE AGE

This rider is only available if all Annuitants are no younger than age 50 and no older than age 85 on the Contract Date.

GENERAL PROVISIONS

For purposes of this rider:

  . A non-natural entity owner must name an Annuitant and may name the Annuitant's spouse/civil union partner as a Joint Annuitant.

  . An individual (natural person) owner must also be an Annuitant and may name his/her spouse/civil union partner as Joint Annuitant at issue.

  .  A joint owner must be the owner's spouse/civil union partner.

  . If you marry after issue, you may add your spouse as a joint owner and Joint Annuitant or as a Joint Annuitant only, provided that we receive the request to add the spouse/civil union partner as a joint owner/Joint Annuitant with satisfactory proof of marriage within one year of the date of marriage and the Joint Annuitant meets the age requirements of the contract and any optional riders at the time we receive the request in good order.

Examples

The following examples show how Income Protector works based on hypothetical values. The examples are for illustrative purposes only and are not intended to depict investment performance of the contract and, therefore, should not be relied upon in making a decision to invest in the rider or contract. The examples assume current rider charges for all periods shown. If an owner resets the benefits under the rider, we reset the charges for the rider, which may be higher than the previous charges. Higher rider charges would produce lower values in the examples.

This example assumes:

   (1) the owner, who is also the Annuitant, purchases the contract with $100,000 and elects Income Protector without the Principal Protection Death Benefit;

   (2) the owner makes no additional purchase payments;

   (3) the owner is age 56 at issue, waits until after reaching age 65 before taking a withdrawal, and has a Withdrawal Factor of 5%;

   (4) the Roll-Up Value increases for ten years;

   (5) the contract earns a net return of -2% before rider charges are deducted; and

   (6) the owner dies upon reaching age 90.

                                                             Purchase
                                           Contract Value -   Payment     Maximum
                               Withdrawals  End of Year -     Benefit   Anniversary   Roll-Up                     Death
  Age -      Contract Value -    Taken -     After Rider     Amount -     Value -     Value -   Benefit Base -  Benefit -
End of Year  Beginning of Year End of Year     Charges      End of Year End of Year End of Year  End of Year   End of Year
--------------------------------------------------------------------------------------------------------------------------
    56           $100,000        $    0        $96,868       $100,000    $100,000    $106,000      $106,000     $100,000
    57             96,868             0         93,730        100,000     100,000     112,360       112,360      100,000
    58             93,730             0         90,583        100,000     100,000     119,102       119,102      100,000
    59             90,583             0         87,422        100,000     100,000     126,248       126,248      100,000
    60             87,422             0         84,244        100,000     100,000     133,823       133,823      100,000
    61             84,244             0         81,044        100,000     100,000     141,852       141,852      100,000
    62             81,044             0         77,817        100,000     100,000     150,363       150,363      100,000
    63             77,817             0         74,557        100,000     100,000     159,385       159,385      100,000
    64             74,557             0         71,261        100,000     100,000     168,948       168,948      100,000
    65             71,261         8,954         58,969        100,000     100,000     179,085       179,085       86,817
    66             58,969         8,954         46,880        100,000     100,000     179,085       179,085       72,894
    67             46,880         8,954         34,993        100,000     100,000     179,085       179,085       58,042
    68             34,993         8,954         23,344        100,000     100,000     179,085       179,085       41,950
    69             23,344         8,954         11,927        100,000     100,000     179,085       179,085       23,962
    70             11,927         8,954            740        100,000     100,000     179,085       179,085        1,828
    71                740         8,954              0        100,000     100,000     179,085       179,085            0
    72                  0         8,954              0        100,000     100,000     179,085       179,085            0
    73                  0         8,954              0        100,000     100,000     179,085       179,085            0
    74                  0         8,954              0        100,000     100,000     179,085       179,085            0
    75                  0         8,954              0        100,000     100,000     179,085       179,085            0
    76                  0         8,954              0        100,000     100,000     179,085       179,085            0
    77                  0         8,954              0        100,000     100,000     179,085       179,085            0
    78                  0         8,954              0        100,000     100,000     179,085       179,085            0
    79                  0         8,954              0        100,000     100,000     179,085       179,085            0
    80                  0         8,954              0        100,000     100,000     179,085       179,085            0
    81                  0         8,954              0        100,000     100,000     179,085       179,085            0
    82                  0         8,954              0        100,000     100,000     179,085       179,085            0
    83                  0         8,954              0        100,000     100,000     179,085       179,085            0
    84                  0         8,954              0        100,000     100,000     179,085       179,085            0
    85                  0         8,954              0        100,000     100,000     179,085       179,085            0
    86                  0         8,954              0        100,000     100,000     179,085       179,085            0
    87                  0         8,954              0        100,000     100,000     179,085       179,085            0
    88                  0         8,954              0        100,000     100,000     179,085       179,085            0
    89                  0         8,954              0        100,000     100,000     179,085       179,085            0
    90                  0         8,954              0        100,000     100,000     179,085       179,085            0
--------------------------------------------------------------------------------------------------------------------------

This example assumes:

   (1) the owner, who is also the Annuitant, purchases the contract with $100,000 and elects Income Protector without the Principal Protection Death Benefit;

   (2) the owner makes no additional purchase payments;

   (3) the owner is age 56 at issue, waits until after reaching age 65 before taking a withdrawal, and has a Withdrawal Factor of 5%;

   (4) the Roll-Up Value increases for ten years;

   (5) the contract earns a net return of 8% before rider charges are deducted; and

   (6) the owner dies upon reaching age 90.

                                                             Purchase
                                           Contract Value -   Payment     Maximum
                               Withdrawals  End of Year -     Benefit   Anniversary   Roll-Up                     Death
  Age -      Contract Value -    Taken -     After Rider     Amount -     Value -     Value -   Benefit Base -  Benefit -
End of Year  Beginning of Year End of Year     Charges      End of Year End of Year End of Year  End of Year   End of Year
--------------------------------------------------------------------------------------------------------------------------
    56           $100,000        $     0       $106,826      $100,000    $100,000    $106,000      $106,000     $106,826
    57            106,826              0        114,127       100,000     106,826     112,360       112,360      114,127
    58            114,127              0        121,938       100,000     114,127     119,102       119,102      121,938
    59            121,938              0        130,291       100,000     121,938     126,248       126,248      130,291
    60            130,291              0        139,225       100,000     130,291     133,823       133,823      139,225
    61            139,225              0        148,777       100,000     139,225     141,852       141,852      148,777
    62            148,777              0        158,990       100,000     148,777     150,363       150,363      158,990
    63            158,990              0        169,908       100,000     158,990     159,385       159,385      169,908
    64            169,908              0        181,576       100,000     169,908     168,948       169,908      181,576
    65            181,576          9,079        184,967       100,000     181,576     179,085       181,576      184,967
    66            184,967          9,248        188,421       100,000     184,967     179,085       184,967      188,421
    67            188,421          9,421        191,940       100,000     188,421     179,085       188,421      191,940
    68            191,940          9,597        195,525       100,000     191,940     179,085       191,940      195,525
    69            195,525          9,776        199,176       100,000     195,525     179,085       195,525      199,176
    70            199,176          9,959        202,896       100,000     199,176     179,085       199,176      202,896
    71            202,896         10,145        206,685       100,000     202,896     179,085       202,896      206,685
    72            206,685         10,334        210,545       100,000     206,685     179,085       206,685      210,545
    73            210,545         10,527        214,477       100,000     210,545     179,085       210,545      214,477
    74            214,477         10,724        218,482       100,000     214,477     179,085       214,477      218,482
    75            218,482         10,924        222,562       100,000     218,482     179,085       218,482      222,562
    76            222,562         11,128        229,239       100,000     222,562     179,085       222,562      229,239
    77            229,239         11,462        236,117       100,000     229,239     179,085       229,239      236,117
    78            236,117         11,806        243,200       100,000     236,117     179,085       236,117      243,200
    79            243,200         12,160        250,496       100,000     243,200     179,085       243,200      250,496
    80            250,496         12,525        258,011       100,000     250,496     179,085       250,496      258,011
    81            258,011         12,901        265,751       100,000     258,011     179,085       258,011      265,751
    82            265,751         13,288        273,724       100,000     265,751     179,085       265,751      273,724
    83            273,724         13,686        281,935       100,000     273,724     179,085       273,724      281,935
    84            281,935         14,097        290,394       100,000     281,935     179,085       281,935      290,394
    85            290,394         14,520        299,105       100,000     290,394     179,085       290,394      299,105
    86            299,105         14,955        308,079       100,000     299,105     179,085       299,105      308,079
    87            308,079         15,404        317,321       100,000     308,079     179,085       308,079      317,321
    88            317,321         15,866        326,840       100,000     317,321     179,085       317,321      326,840
    89            326,840         16,342        336,646       100,000     326,840     179,085       326,840      336,646
    90            336,646         16,832        346,745       100,000     336,646     179,085       336,646      346,745
--------------------------------------------------------------------------------------------------------------------------

This example assumes:

   (1) the owner, who is also the Annuitant, purchases the contract with $100,000 and elects Income Protector with the Principal Protection Death Benefit;

   (2) the owner makes no additional purchase payments;

   (3) the owner is age 75 at issue, waits one year before taking a withdrawal, and has a Withdrawal Factor of 6%;

   (4) the Roll-Up Value increases for one year;

   (5) the contract earns a net return of -2% before rider charges are deducted; and

   (6) the owner dies upon reaching age 90.

                                                             Purchase
                                           Contract Value -   Payment     Maximum
                               Withdrawals  End of Year -     Benefit   Anniversary   Roll-Up                     Death
  Age -      Contract Value -    Taken -     After Rider     Amount -     Value -     Value -   Benefit Base -  Benefit -
End of Year  Beginning of Year End of Year     Charges      End of Year End of Year End of Year  End of Year   End of Year
--------------------------------------------------------------------------------------------------------------------------
    75           $100,000        $6,360        $90,011       $100,000    $100,000    $106,000      $106,000      $93,640
    76             90,011         6,360         80,221        100,000     100,000     106,000       106,000       87,280
    77             80,221         6,360         70,659        100,000     100,000     106,000       106,000       80,920
    78             70,659         6,360         61,319        100,000     100,000     106,000       106,000       74,560
    79             61,319         6,360         52,198        100,000     100,000     106,000       106,000       68,200
    80             52,198         6,360         43,250        100,000     100,000     106,000       106,000       61,840
    81             43,250         6,360         34,513        100,000     100,000     106,000       106,000       55,480
    82             34,513         6,360         25,983        100,000     100,000     106,000       106,000       49,120
    83             25,983         6,360         17,654        100,000     100,000     106,000       106,000       42,760
    84             17,654         6,360          9,524        100,000     100,000     106,000       106,000       36,400
    85              9,524         6,360          1,588        100,000     100,000     106,000       106,000       30,040
    86              1,588         6,360              0        100,000     100,000     106,000       106,000       23,680
    87                  0         6,360              0        100,000     100,000     106,000       106,000       17,320
    88                  0         6,360              0        100,000     100,000     106,000       106,000       10,960
    89                  0         6,360              0        100,000     100,000     106,000       106,000        4,600
    90                  0         6,360              0        100,000     100,000     106,000       106,000            0
--------------------------------------------------------------------------------------------------------------------------

This example assumes:

   (1) the owner, who is also the Annuitant, purchases the contract with $100,000 and elects Income Protector with the Principal Protection Death Benefit;

   (2) the owner makes no additional purchase payments;

   (3) the owner is age 75 at issue, waits one year before taking a withdrawal, and has a Withdrawal Factor of 6%;

   (4) the Roll-Up Value increases for one year;

   (5) the contract earns a net return of 8% before rider charges are deducted; and

   (6) the owner dies upon reaching age 90.

                                                             Purchase
                                           Contract Value -   Payment     Maximum
                               Withdrawals  End of Year -     Benefit   Anniversary   Roll-Up                     Death
  Age -      Contract Value -    Taken -     After Rider     Amount -     Value -     Value -   Benefit Base -  Benefit -
End of Year  Beginning of Year End of Year     Charges      End of Year End of Year End of Year  End of Year   End of Year
--------------------------------------------------------------------------------------------------------------------------
    75           $100,000        $6,360        $ 99,951      $100,000    $100,000    $106,000      $106,000     $ 99,951
    76             99,951         6,360          99,896       100,000     100,000     106,000       106,000       99,896
    77             99,896         6,360          99,870       100,000     100,000     106,000       106,000       99,870
    78             99,870         6,360          99,874       100,000     100,000     106,000       106,000       99,874
    79             99,874         6,360          99,911       100,000     100,000     106,000       106,000       99,911
    80             99,911         6,360          99,984       100,000     100,000     106,000       106,000       99,984
    81             99,984         6,360         100,096       100,000     100,000     106,000       106,000      100,096
    82            100,096         6,360         100,249       100,000     100,096     106,000       106,000      100,249
    83            100,249         6,360         100,447       100,000     100,249     106,000       106,000      100,447
    84            100,447         6,360         100,694       100,000     100,447     106,000       106,000      100,694
    85            100,694         6,360         100,993       100,000     100,694     106,000       106,000      100,993
    86            100,993         6,360         101,349       100,000     100,993     106,000       106,000      101,349
    87            101,349         6,360         101,767       100,000     101,349     106,000       106,000      101,767
    88            101,767         6,360         102,250       100,000     101,767     106,000       106,000      102,250
    89            102,250         6,360         102,805       100,000     102,250     106,000       106,000      102,805
    90            102,805         6,360         103,437       100,000     102,805     106,000       106,000      103,437
--------------------------------------------------------------------------------------------------------------------------

This example assumes:

   (1) the owner, who is also the Annuitant, purchases the contract with $100,000 and elects Income Protector with the Principal Protection Death Benefit;

   (2) the owner makes no additional purchase payments;

   (3) the owner is age 52 at issue, waits until after reaching age 65 before taking a withdrawal, and has a Withdrawal Factor of 5%;

   (4) the Roll-Up Value increases for ten years;

   (5) at age 65, the owner takes an excess withdrawal of $5,000;

   (6) the contract earns a net return of -2% before rider charges are deducted; and

   (7) the owner dies upon reaching age 90.

                                                             Purchase
                                           Contract Value -   Payment     Maximum
                               Withdrawals  End of Year -     Benefit   Anniversary   Roll-Up                     Death
  Age -      Contract Value -    Taken -     After Rider     Amount -     Value -     Value -   Benefit Base -  Benefit -
End of Year  Beginning of Year End of Year     Charges      End of Year End of Year End of Year  End of Year   End of Year
--------------------------------------------------------------------------------------------------------------------------
    52           $100,000        $     0       $96,669       $100,000    $100,000    $106,000      $106,000     $100,000
    53             96,669              0        93,337        100,000     100,000     112,360       112,360      100,000
    54             93,337              0        89,999        100,000     100,000     119,102       119,102      100,000
    55             89,999              0        86,652        100,000     100,000     126,248       126,248      100,000
    56             86,652              0        83,291        100,000     100,000     133,823       133,823      100,000
    57             83,291              0        79,911        100,000     100,000     141,852       141,852      100,000
    58             79,911              0        76,508        100,000     100,000     150,363       150,363      100,000
    59             76,508              0        73,076        100,000     100,000     159,385       159,385      100,000
    60             73,076              0        69,611        100,000     100,000     168,948       168,948      100,000
    61             69,611              0        66,107        100,000     100,000     179,085       179,085      100,000
    62             66,107              0        62,632        100,000     100,000     179,085       179,085      100,000
    63             62,632              0        59,225        100,000     100,000     179,085       179,085      100,000
    64             59,225              0        55,887        100,000     100,000     179,085       179,085      100,000
    65             55,887         13,954        38,662         88,548      88,548     158,577       158,577       80,619
    66             38,662          7,929        28,019         88,548      88,548     158,577       158,577       72,691
    67             28,019          7,929        17,610         88,548      88,548     158,577       158,577       64,762
    68             17,610          7,929         7,426         88,548      88,548     158,577       158,577       56,833
    69              7,426          7,929             0         88,548      88,548     158,577       158,577       48,904
    70                  0          7,929             0         88,548      88,548     158,577       158,577       40,975
    71                  0          7,929             0         88,548      88,548     158,577       158,577       33,047
    72                  0          7,929             0         88,548      88,548     158,577       158,577            0
    73                  0          7,929             0         88,548      88,548     158,577       158,577            0
    74                  0          7,929             0         88,548      88,548     158,577       158,577            0
    75                  0          7,929             0         88,548      88,548     158,577       158,577            0
    76                  0          7,929             0         88,548      88,548     158,577       158,577            0
    77                  0          7,929             0         88,548      88,548     158,577       158,577            0
    78                  0          7,929             0         88,548      88,548     158,577       158,577            0
    79                  0          7,929             0         88,548      88,548     158,577       158,577            0
    80                  0          7,929             0         88,548      88,548     158,577       158,577            0
    81                  0          7,929             0         88,548      88,548     158,577       158,577            0
    82                  0          7,929             0         88,548      88,548     158,577       158,577            0
    83                  0          7,929             0         88,548      88,548     158,577       158,577            0
    84                  0          7,929             0         88,548      88,548     158,577       158,577            0
    85                  0          7,929             0         88,548      88,548     158,577       158,577            0
    86                  0          7,929             0         88,548      88,548     158,577       158,577            0
    87                  0          7,929             0         88,548      88,548     158,577       158,577            0
    88                  0          7,929             0         88,548      88,548     158,577       158,577            0
    89                  0          7,929             0         88,548      88,548     158,577       158,577            0
    90                  0          7,929             0         88,548      88,548     158,577       158,577            0
--------------------------------------------------------------------------------------------------------------------------

This example assumes:

   (1) the owner, who is also the Annuitant, purchases the contract with $100,000 and elects Income Protector with the Principal Protection Death Benefit;

   (2) the owner makes no additional purchase payments;

   (3) the owner is age 52 at issue, waits until after reaching age 65 before taking a withdrawal, and has a Withdrawal Factor of 5%;

   (4) the Roll-Up Value increases for ten years;

   (5) at age 65, the owner takes an excess withdrawal of $5,000;

   (6) the contract earns a net return of 8% before rider charges are deducted; and

   (7) the owner dies upon reaching age 90.

                                                             Purchase
                                           Contract Value -   Payment     Maximum
                               Withdrawals  End of Year -     Benefit   Anniversary   Roll-Up                     Death
  Age -      Contract Value -    Taken -     After Rider     Amount -     Value -     Value -   Benefit Base -  Benefit -
End of Year  Beginning of Year End of Year     Charges      End of Year End of Year End of Year  End of Year   End of Year
--------------------------------------------------------------------------------------------------------------------------
    52           $100,000        $     0       $106,620      $100,000    $100,000    $106,000      $106,000     $106,620
    53            106,620              0        113,699       100,000     106,620     112,360       112,360      113,699
    54            113,699              0        121,270       100,000     113,699     119,102       119,102      121,270
    55            121,270              0        129,365       100,000     121,270     126,248       126,248      129,365
    56            129,365              0        138,023       100,000     129,365     133,823       133,823      138,023
    57            138,023              0        147,280       100,000     138,023     141,852       141,852      147,280
    58            147,280              0        157,178       100,000     147,280     150,363       150,363      157,178
    59            157,178              0        167,760       100,000     157,178     159,385       159,385      167,760
    60            167,760              0        179,072       100,000     167,760     168,948       168,948      179,072
    61            179,072              0        191,163       100,000     179,072     179,085       179,085      191,163
    62            191,163              0        204,086       100,000     191,163     179,085       191,163      204,086
    63            204,086              0        217,896       100,000     204,086     179,085       204,086      217,896
    64            217,896              0        232,654       100,000     217,896     179,085       217,896      232,654
    65            232,654         16,633        231,793        97,888     227,741     175,303       232,654      231,793
    66            231,793         11,387        236,185        97,888     231,793     175,303       227,741      236,185
    67            236,185         11,809        240,435        97,888     236,185     175,303       236,185      240,435
    68            240,435         12,022        244,788        97,888     240,435     175,303       240,435      244,788
    69            244,788         12,239        249,248        97,888     244,788     175,303       244,788      249,248
    70            249,248         12,462        253,816        97,888     249,248     175,303       249,248      253,816
    71            253,816         12,691        258,495        97,888     253,816     175,303       253,816      258,495
    72            258,495         12,925        266,249        97,888     258,495     175,303       258,495      266,249
    73            266,249         13,312        274,237        97,888     266,249     175,303       266,249      274,237
    74            274,237         13,712        282,464        97,888     274,237     175,303       274,237      282,464
    75            282,464         14,123        290,938        97,888     282,464     175,303       282,464      290,938
    76            290,938         14,547        299,666        97,888     290,938     175,303       290,938      299,666
    77            299,666         14,983        308,656        97,888     299,666     175,303       299,666      308,656
    78            308,656         15,433        317,916        97,888     308,656     175,303       308,656      317,916
    79            317,916         15,896        327,453        97,888     317,916     175,303       317,916      327,453
    80            327,453         16,373        337,277        97,888     327,453     175,303       327,453      337,277
    81            337,277         16,864        347,395        97,888     337,277     175,303       337,277      347,395
    82            347,395         17,370        357,817        97,888     347,395     175,303       347,395      357,817
    83            357,817         17,891        368,551        97,888     357,817     175,303       357,817      368,551
    84            368,551         18,428        379,608        97,888     368,551     175,303       368,551      379,608
    85            379,608         18,980        390,996        97,888     379,608     175,303       379,608      390,996
    86            390,996         19,550        402,726        97,888     390,996     175,303       390,996      402,726
    87            402,726         20,136        414,808        97,888     402,726     175,303       402,726      414,808
    88            414,808         20,740        427,252        97,888     414,808     175,303       414,808      427,252
    89            427,252         21,363        440,070        97,888     427,252     175,303       427,252      440,070
    90            440,070         22,003        453,272        97,888     440,070     175,303       440,070      453,272
--------------------------------------------------------------------------------------------------------------------------

THE DEATH BENEFIT

DISTRIBUTION PROVISIONS UPON DEATH OF OWNER OR JOINT OWNER

The distribution rules discussed in the "Distribution Rules" provision below are intended to maintain the status of the contract as an annuity contract under federal tax law. In certain circumstances, federal tax law provides distribution rules for the designated beneficiary to follow instead of the distribution rules provided in the contract and in the "Distribution Rules" provision. If the designated beneficiary is not following alternate distribution rules, the distribution rules provided in the contract and in the "Distribution Rules" provision will apply. Except as described below and in the "Distribution Rules" provision, a distribution is required upon the death of:

   (1) any owner; or

   (2) any Annuitant if the owner is a non-natural entity.

The amount of proceeds payable upon the death of an owner or Annuitant and the methods available for distributing such proceeds are also described in the provision below.

DEATH BENEFIT AT DEATH OF ANY ANNUITANT BEFORE ANNUITY COMMENCEMENT DATE

If any Annuitant dies before income payments begin, the amount of proceeds payable is the death benefit. Upon receipt at our Home Office of due proof of an Annuitant's death and all required forms (generally, due proof of death is a certified copy of the death certificate or a certified copy of the decree of a court of competent jurisdiction as to the finding of death), a death benefit will be paid in accordance with your instructions, subject to distribution rules and termination of contract provisions discussed in the contract and elsewhere in the prospectus.

The death benefit choices we offer are:

   (1) the Basic Death Benefit;

   (2) the Annual Step-Up Death Benefit Rider;

   (3) the Rollup Death Benefit Rider; and

   (4) the Earnings Protector Death Benefit Rider.

We automatically provide the Basic Death Benefit to you. The death benefit rider options are available to you for an additional charge and must be elected at the time of application. The Annual Step-Up Death Benefit Rider may be elected with Income Protector at the time of application. None of the other death benefit rider options are available with Income Protector. You may not elect the optional death benefit riders together or in any combination.

The death benefit varies based on:

   (1) the Annuitant's age on the date the contract is issued;

   (2) the Annuitant's age on the date of his or her death;

   (3) the number of contract years that elapse from the date the contract is issued until the date of the Annuitant's death; and

   (4) whether any premium taxes are due at the time the death benefit is paid.

BASIC DEATH BENEFIT

The Basic Death Benefit available for all contracts issued is equal to the greater of:

   (a) purchase payments adjusted for any partial withdrawals (including any applicable surrender charges and premium taxes assessed) calculated as of the Valuation Day we receive due proof of death; and

   (b) the Contract Value on the Valuation Day we receive due proof of death and all required forms.

Partial withdrawals (including any withdrawals taken pursuant to Income Protector) reduce the death benefit proportionally by the same percentage that the partial withdrawal (including any applicable surrender charges and any premium taxes assessed) reduces the Contract Value.

Please see Appendix A for an example of the Basic Death Benefit calculation.

ANNUAL STEP-UP DEATH BENEFIT RIDER

The Annual Step-Up Death Benefit Rider provides for an optional death benefit. Under the Annual Step-Up Death Benefit Rider, the amount of death benefit proceeds we will pay upon receipt of due proof of death of any Annuitant and all required forms at our Home Office will be the greatest of:

  .  the Basic Death Benefit;

  .  the Annual Step-Up Death Benefit Rider described below; and

  .  the death benefit provided by an optional rider.

The Annual Step-Up Death Benefit Rider is available only to contracts where all Annuitants are age 75 or younger on the date the contract is issued.


The Annual Step-Up Death Benefit Rider is designed for an investor seeking to provide his or her beneficiaries with a death benefit that has an opportunity for upside potential. Because withdrawals from a contract can reduce the death benefit, investors that want liquidity and intend to take withdrawals from the contract should carefully consider whether the Annual Step-Up Death Benefit Rider is an appropriate investment choice. In addition, since the Basic Death Benefit is available to contract owners at no additional charge, investors that are satisfied with a death benefit equal to the greater of purchase payments minus withdrawals or Contract Value, or who do not want to pay for an additional death benefit feature, should carefully consider whether the Annual Step-Up Death Benefit Rider is an appropriate investment choice. Investors should read the contract and prospectus carefully and should consult with a financial and tax adviser before purchasing the contract and any rider.


The Annual Step-Up Death Benefit on the Contract Date is the initial purchase payment. We will reset the Annual Step-Up Death Benefit on each contract anniversary up to and including the later of the fifth contract anniversary and the contract anniversary next following or coincident with the 80th birthday of the older Annuitant. We will also reset the Annual Step-Up Death Benefit on the Valuation Day that we receive due proof of death and all required forms at our Home Office. At each reset date, the Annual Step-Up Death Benefit equals the greater of (a) and (b) where:

   (a) is the Contract Value; and

   (b) is the Annual Step-Up Death Benefit on the last reset date plus purchase payments made since the last reset date, adjusted for any partial withdrawals taken since the last reset date.

Partial withdrawals (including any withdrawals taken pursuant to the terms of Income Protector) reduce the Annual Step-Up Death Benefit proportionally by the same percentage that the partial withdrawal (including any applicable surrender charges and premium taxes assessed) reduces the Contract Value.

Resets of the Annual Step-Up Death Benefit will end on the first Valuation Day the Contract Value equals zero. On this day, if your contract has not terminated, your Annual Step-Up Death Benefit will be the Annual Step-Up Death Benefit on the last reset date plus purchase payments made since the last reset date, adjusted for any withdrawals since the last reset date. The Annual Step-Up Death Benefit will not reset after this day.

If a Joint Annuitant is added to the contract after the date this rider is issued, the calculation of benefits provided pursuant to this rider will be determined based on the age of the Annuitant(s) on the date the Joint Annuitant is added to the contract.

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is an Annuitant and elects to continue the contract, this rider will continue.

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is not an Annuitant, elects to continue the contract and is age 75 or younger on the date of the Annuitant's death, this rider will continue. The charge for this rider may change. The charge for this rider and the calculation of benefits provided pursuant to this rider when continued will be determined based on the age of the surviving spouse on the date of the Annuitant's death.

You may only elect the Annual Step-Up Death Benefit Rider at the time of application. Once elected, it may not be terminated and it will remain in effect while this contract is in force until income payments begin. On the Annuity Commencement Date, this rider and its corresponding charge will terminate. If the contract is terminated and later reinstated, this rider cannot be reinstated without our approval. In the event that the underlying contract is assigned or sold, unless under a court ordered assignment, this rider will terminate on such date of sale or assignment. The Annual Step-Up Death Benefit Rider may not be available in all states or markets.

We charge an additional amount for the Annual Step-Up Death Benefit Rider. The charge for the rider is calculated and deducted in arrears. The charge is calculated quarterly as a percentage of the value of the Annual Step-Up Death Benefit on the last reset of the Annual Step-Up Death Benefit, plus purchase payments made since the last reset date adjusted for any withdrawals made since the last reset date, and deducted quarterly from Contract Value. If all Annuitants are age 70 or younger at issue, the charge for the rider is 0.20%. If any Annuitant is age 71 to 75 at issue, the charge for the rider is 0.50%. If a spouse is added as a Joint Annuitant to the contract after the contract is issued, a new charge for the rider may apply. This new charge may be higher than the charge previously applied for the rider. On the day the rider and/or the contract terminates, the charge for this rider will be calculated, pro-rata, and deducted. See the "Fee Tables" provision of this prospectus for additional information.

The charge for this rider will be deducted from the Contract Value proportionately across the Subaccounts in which you are invested.

Please refer to Appendix A for an example of the calculation of the Annual Step-Up Death Benefit Rider.

ROLLUP DEATH BENEFIT RIDER

The Rollup Death Benefit Rider provides for an optional death benefit. Under the Rollup Death Benefit Rider, the amount of death benefit proceeds we will pay upon receipt of due proof of death of any Annuitant and all required forms at our Home Office will be the greatest of:

  .  the Basic Death Benefit;

  .  the Rollup Death Benefit Rider described below; and

  .  the death benefit provided by an optional rider.

The Rollup Death Benefit Rider is available only to contracts where all Annuitants are age 75 or younger on the date the contract is issued.


The Rollup Death Benefit Rider is designed for an investor seeking to provide his or her beneficiaries with a death benefit that increases according to a specified annual rate. Because withdrawals from a contract can reduce the death benefit, investors that want liquidity and intend to take withdrawals from the contract should carefully consider whether the Rollup Death Benefit Rider is an appropriate investment choice. In addition, since the Basic Death Benefit is available to contract owners at no additional charge, investors that are satisfied with a death benefit equal to the greater of purchase payments minus withdrawals or Contract Value, or who do not want to pay for an additional death benefit feature, should carefully consider whether the Rollup Death Benefit Rider is an appropriate investment choice. Investors should read the contract and prospectus carefully and should consult with a financial and tax adviser before purchasing the contract and any rider.


The Rollup Death Benefit on the Contract Date is the initial purchase payment. At the end of each Valuation Period after the Contract Date, the Rollup Death Benefit is equal to the lesser of (a) and (b) where:

   (a) is 200% of purchase payments made; and

   (b) is the sum of (i) and (ii), multiplied by (iii), where:

      (i) is the Rollup Death Benefit at the end of the prior Valuation Period;

     (ii) is any purchase payment(s) made since the last Valuation Period; and

    (iii) is a daily interest factor, equivalent to the applicable annual rollup and withdrawal factor.

The Rollup Death Benefit will not reset after the first contract anniversary after the 85th birthday of the oldest Annuitant.

The applicable annual rollup and withdrawal factor is based on the age of the oldest Annuitant at issue. If all Annuitants are age 70 or younger at issue, the annual rollup and withdrawal factor for the rider is 5% (which is equivalent to a daily interest factor of 1.000133681). If any Annuitant is age 71 to 75 at issue, the annual rollup and withdrawal factor for the rider is 4% (which is equivalent to a daily interest factor of 1.00010746).

If all Annuitants are age 70 or younger at issue: Withdrawals each Contract year, up to 5% of purchase payments, calculated at the time of the withdrawals, reduce the Rollup Death Benefit by the same amount that the withdrawal (including any applicable surrender charges and premium taxes assessed) reduces the Contract Value. In addition, if a withdrawal plus all prior withdrawals made in any Contract year is greater than 5% of purchase payments, we also will reduce the Rollup Death Benefit pro-rata for each dollar that the withdrawal is in excess of 5% of purchase payments. We will reduce the Rollup Death Benefit proportionally, for that excess withdrawal and all future withdrawals until the next contract anniversary, by the same percentage that the withdrawal, including all surrender charges and premium taxes paid, reduces the Contract Value.

If any Annuitant is age 71 to 75 at issue: Withdrawals each Contract year, up to 4% of purchase payments, calculated at the time of the withdrawals, reduce the Rollup Death Benefit by the same amount that the withdrawal (including any applicable surrender charges and premium taxes assessed) reduces the Contract Value. In addition, if a withdrawal plus all prior withdrawals made in any Contract year is greater than 4% of purchase payments, we also will reduce the Rollup Death Benefit pro-rata for each dollar that the withdrawal is in excess of 4% of purchase payments. We will reduce the Rollup Death Benefit proportionally, for that excess withdrawal and all future withdrawals until the next contract anniversary, by the same percentage that the withdrawal, including all surrender charges and premium taxes paid, reduces the Contract Value.

Timing of partial withdrawals may have unintended consequences to your Rollup Death Benefit. This benefit increases daily at a compounded rate. Because of this, any partial withdrawals in a contract year that exceed the accumulated rollup interest, up to an amount equal to 5% or 4% (as applicable) of purchase payments, will reduce the death benefit amount below the value at the start of that contract year.

Resets of the Rollup Death Benefit will end on the first Valuation Day the Contract Value equals zero. On this day, if your contract has not terminated, your Rollup Death Benefit will be the Rollup Death Benefit on the last reset date, adjusted for any withdrawals since the last reset date. The Rollup Death Benefit will not reset after this day.

If a Joint Annuitant is added to the contract after the date this rider is issued, the calculation of benefits provided pursuant to this rider will be determined based on the age of the Annuitant(s) on the date the Joint Annuitant is added to the contract.

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is an Annuitant and elects to continue the contract, this rider will continue.

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is not an Annuitant, this rider will not continue. The rider and the rider charge will terminate.

You may only elect the Rollup Death Benefit Rider at the time of application. Once elected, it may not be terminated and it will remain in effect while this contract is in force until income payments begin. On the Annuity Commencement Date, this rider and its corresponding charge will terminate. If the contract is terminated and later reinstated, this rider cannot be reinstated without our approval. In the event that the underlying contract is assigned or sold, unless under a court ordered assignment, this rider will terminate on such date of sale or assignment. The Rollup Death Benefit Rider may not be available in all states or markets.

We charge an additional amount for the Rollup Death Benefit Rider. The charge for the rider is calculated and deducted in arrears. The charge is calculated quarterly as a percentage of the value of the Rollup Death Benefit on that date and deducted quarterly from Contract Value. If all Annuitants are age 70 or younger at issue, the charge for the rider is 0.60%. If any Annuitant is age 71 to 75 at issue, the charge for the rider is 0.90%. If a spouse is added as a Joint Annuitant to the contract after the contract is issued, a new charge for the rider may apply. This new charge may be higher than the charge previously applied for the rider. On the day the rider and/or the contract terminates, the charge for this rider will be calculated, pro-rata, and deducted. See the "Fee Tables" provision of this prospectus for additional information.

The charge for this rider will be deducted from the Contract Value proportionately across the Subaccounts in which you are invested.

Please refer to Appendix A for an example of the calculation of the 5% Rollup Death Benefit Rider.

EARNINGS PROTECTOR DEATH BENEFIT RIDER

The Earnings Protector Death Benefit Rider provides for an optional death benefit that is added to the death benefit payable under your contract. The Earnings Protector Death Benefit Rider is available only to contracts where all Annuitants are age 75 or younger on the date the contract is issued.


The Earnings Protector Death Benefit Rider is designed for an investor seeking to provide his or her beneficiaries with a death benefit that has an opportunity for upside potential. Because withdrawals from a contract can reduce the death benefit, investors that want liquidity and intend to take withdrawals from the contract should carefully consider whether the Earnings Protector Death Benefit Rider is an appropriate investment choice. In addition, since the Basic Death Benefit is available to contract owners at no additional charge, investors that are satisfied with a death benefit equal to the greater of purchase payments minus withdrawals or Contract Value, or who do not want to pay for an additional death benefit feature, should carefully consider whether the Earnings Protector Death Benefit Rider is an appropriate investment choice. Investors should read the contract and prospectus carefully and should consult with a financial and tax adviser before purchasing the contract and any rider.


The following is the Earnings Protector Death Benefit if all Annuitant(s) are age 70 or younger on the date the contract is issued:

The Earnings Protector Death Benefit is equal to 40% of earnings, which are defined as (a) minus (b) where:

   (a) is the Contract Value as of the first Valuation Day we have receipt of due proof of death and all required forms at our Home Office; and

   (b) is the sum of all purchase payments paid adjusted for withdrawals, including surrender charges and premium taxes.

The Earnings Protector Death Benefit, as calculated above, cannot exceed 70% of purchase payments adjusted for withdrawals, including surrender charges and premium taxes. Purchase payments, other than the initial purchase payment, paid within 12 months of the date of the Annuitant's death (or Joint Annuitant's death, if applicable) are not included in this calculation. The Earnings Protector Death Benefit will never be less than zero.

The following is the Earnings Protector Death Benefit if any Annuitant is older than age 71 or older on the date the contract is issued:

The Earnings Protector Death Benefit is equal to 25% of earnings, which are defined as (a) minus (b) where:

   (a) is the Contract Value as of the first Valuation Day we have receipt of due proof of death and all required forms at our Home Office; and

   (b) is the sum of all purchase payments paid adjusted for withdrawals, including surrender charges and premium taxes.

The Earnings Protector Death Benefit, as calculated above, cannot exceed 40% of purchase payments paid, adjusted for withdrawals, including surrender charges and premium taxes. Purchase payments, other than the initial purchase payment, paid within 12 months of the date of the Annuitant's death (or Joint Annuitant's death, if applicable) are not included in this calculation. The Earnings Protector Death Benefit will never be less than zero.

Under both age scenarios listed above, partial withdrawals are taken first from gain and then from purchase payments made. The Earnings Protector Death Benefit will be calculated as of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our Home Office.

You may only elect the Earnings Protector Death Benefit Rider at the time of application. Once elected, it may not be terminated and it will remain in effect while the contract is in force until income payments begin. On the Annuity Commencement Date, this rider and its corresponding charge will terminate. If the contract is terminated and later reinstated, this rider cannot be reinstated without our approval. In the event that the underlying contract is assigned or sold, unless under a court ordered assignment, this rider will terminate on such date of sale or assignment. The Earnings Protector Death Benefit Rider may not be available in all states or markets.

If a Joint Annuitant is added to the contract after the date this rider is issued, the calculation of benefits provided pursuant to this rider will be determined based on the age of the Annuitant(s) on the date the Joint Annuitant is added to the contract.

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is an Annuitant and elects to continue the contract, this rider will continue. For purposes of this provision, all references to age at issue will mean the age of all Annuitant(s) on the date the rider was issued. All references to "sum of purchase payments paid" and "purchase payments paid" will mean the Contract Value determined for the continued contract on the same Valuation Day after all benefits are paid under the contract and any riders as a result of the first death of an Annuitant.

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is not an Annuitant, elects to continue the contract and is age 75 or younger on the date of the Annuitant's death, this rider will continue. The charge for this rider may change. The charge for this rider and the calculation of benefits provided pursuant to this rider when continued will be determined based on the age of the surviving spouse on the date of the Annuitant's death. For purposes of this provision, all references to age at issue will mean the age of the surviving spouse on the date of death of the Annuitant. All references to "sum of purchase payments paid" and "purchase payments paid" will mean the Contract Value determined for the continued Contract on the same Valuation Day after all benefits are paid under the contract and any riders as a result of the first death of an Annuitant.

We charge an additional amount for the Earnings Protector Death Benefit Rider. The charge for the rider is calculated and deducted in arrears. The charge is calculated quarterly as a percentage of the Contract Value on that date and deducted quarterly from Contract Value. The charge for the rider is 0.30%. On the day the rider and/or the contract terminates, the charge for this rider will be calculated, pro-rata, and deducted. See the "Fee Tables" provision of this prospectus for additional information.

The charge for this rider will be deducted from the Contract Value proportionately across the Subaccounts in which you are invested.

Please refer to Appendix A for an example of the calculation of the Earnings Protector Death Benefit Rider.

There are important things you should consider before you purchase the Earnings Protector Death Benefit Rider. These include:

  . The Earnings Protector Death Benefit Rider does not guarantee that any amounts under the benefit will become payable at death. Market declines resulting in your Contract Value being less than your purchase payments paid and not previously withdrawn may result in no additional amount being payable.

  . Once you elect the Earnings Protector Death Benefit Rider, you cannot terminate it. This means that regardless of any changes in your circumstances, we will continue to assess a charge for the Earnings Protector Death Benefit Rider.

  . Please take advantage of the guidance of a qualified financial adviser in evaluating the Earnings Protector Death Benefit Rider, as well as the other aspects of the contract.

TERMINATION OF DEATH BENEFIT RIDER OPTIONS WHEN CONTRACT IS ASSIGNED

Your death benefit rider options will terminate in the event that you assign this contract, unless your contract is assigned pursuant to a court order.

HOW TO CLAIM PROCEEDS AND/OR DEATH BENEFIT PAYMENTS

At the death of:

   (1) any owner; or

   (2) any Annuitant if the owner is a non-natural entity;

all members of the class first listed below having a member alive or in existence on the date of that death will become the designated beneficiary:

   (1) the owner or joint owner;

   (2) the primary beneficiary;

   (3) the contingent beneficiary; or

   (4) the owner's or joint owner's estate.

The designated beneficiary will be treated thereafter as the sole owner of the contract. The designated beneficiary may choose one of the payment choices described below, or a default payment choice will apply if no such election is made. For purposes of this provision, if there is more than one primary beneficiary named, each one will be treated separately with respect to their portion of the contract. Thus, in cases where there are multiple designated beneficiaries, once all required information is received, each designated beneficiary will be allocated their share of the proceeds in accordance with the terms of the contract and as specified by the owner. The distribution rules will be applied as if each designated beneficiary's portion were a separate contract. Then, each designated beneficiary may elect one of the payment choices below or have the default payment choice apply. If there is no primary beneficiary(ies) alive or in existence at the time of death, all proceeds will be then payable to any named contingent beneficiary(ies). If a designated beneficiary dies prior to filing a death claim, death proceeds will be paid to that designated beneficiary's estate.

We should be notified immediately by telephone upon the death of an owner, joint owner, Annuitant or Joint Annuitant. We have the right to request that all notifications of death be immediately followed by written notification. Upon notification, no additional purchase payments will be accepted. Upon such notification of death, we will transfer all assets in the Separate Account to the GE Investments Funds, Inc. -- Money Market Fund until receipt of due proof of death and any required forms. Due proof of death consists of a death certificate issued by a government jurisdiction or a court of law. Any required forms can consist of information necessary in order to pay any named designated beneficiary(ies) and any other information necessary to process applicable proceeds.

PAYMENT CHOICES: The designated beneficiary may elect the form in which the proceeds will be paid from the following payment choices (and if no election is made, the default payment choice described below will apply):

   (1) apply the proceeds to provide income under Optional Payment Plan 1, Life Income with Period Certain, as described in the "Optional Payment Plans" provision of this prospectus. The first income payment must be made no later than one year after the date of death. The period certain must not exceed the designated beneficiary's life expectancy, as determined by the Internal Revenue Service. The designated beneficiary becomes the Owner and Annuitant under the "Optional Payment Plans" provision of this prospectus;

   (2) receive the proceeds in one lump sum payment;

   (3) receive the proceeds over a period of five years following the date of death. We will set the Contract Value to be equal to the death proceeds as of the first Valuation Day that we have received due proof of death. At any time during the five-year period following the date of death, a partial or full distribution may be taken from the contract. The Contract Value as of the date of the distribution request will be the amount payable. We will pay, in one payment, any Contract Value remaining at the earlier of the end of the five-year period or at the death of the designated beneficiary;

   (4) elect a "stretch" payment choice, as described in the "Stretch Payment Choices" provision below;

   (5) if the designated beneficiary is the spouse of a deceased owner, he or she may continue the contract as stated in the "Distribution Rules" provision; or

   (6) if the designated beneficiary is an owner or joint owner who is a natural person, he or she may continue the contract as stated in the "Distribution Rules" provision.

If a designated beneficiary makes no election within 60 days following receipt of due proof of death and all required forms at our Home Office, payments will default to payment choice 3.

STRETCH PAYMENT CHOICES

The following payment choice is available to designated beneficiaries of Non-Qualified Contracts:

A designated beneficiary of a Non-Qualified Contract may apply the death proceeds of the contract to provide for an annual payment equal to the Minimum Annual Income, described below, for the life expectancy of the designated beneficiary. The first income payment must be made no later than 350 days after the original owner's date of death. The income payment period must be a period not exceeding the designated beneficiary's life expectancy. Payments will continue annually on the distribution date until the death of the designated beneficiary or the Contract Value is reduced to $0. Upon death of the designated beneficiary, the person or entity named by the designated beneficiary or, if no one is named, the designated beneficiary's estate may receive the remaining Contract Value. The recipient may take the Contract Value as a lump sum or continue to receive the annual payment on the distribution date equal to the Minimum Annual Income, or until the Contract Value is reduced to $0.

The Minimum Annual Income is the amount withdrawn each year to satisfy Section 72(s)(2)(B) of the Code. The Minimum Annual Income will be re-determined each year for the designated beneficiary's life expectancy using the Single Life Table in Section 1.401(a)(9)-9 A-1 of the Income Tax Regulations, as amended. After death, the Minimum Annual Income is calculated using the designated beneficiary's remaining life expectancy. We may offer alternative calculations of Minimum Annual Income based on amortization or annuitization calculations methods described in guidance published by the Internal Revenue Service.

Special rules for this payment choice only:

  . This payment choice cannot be selected if the Minimum Annual Income would be less than $100.

  . The designated beneficiary must elect a distribution date on which payments will be made. The first distribution date must be no later than 350 days after the owner's date of death.

  . Amounts paid to satisfy the Minimum Annual Income will not be subject to surrender charges. Surrender charges will apply to amounts withdrawn above the Minimum Annual Income.

  . Optional living benefit and death benefit riders are not available with this payment choice.

  .  Additional purchase payments may not be added with this payment choice.

Under this payment choice, the contract will terminate upon payment of the entire Contract Value.

The following payment choice is available to designated beneficiaries of Qualified Contracts or any beneficiary receiving death proceeds from any other individual retirement plan:

An inherited owner may apply death proceeds to provide for an annual payment equal to the Minimum Annual Income, described below. For purposes of this provision, an inherited owner is any designated beneficiary receiving death proceeds from a Qualified Contract or any beneficiary receiving death proceeds from any other individual retirement plan. A surviving spouse may elect to be treated as an inherited owner in lieu of exercising spousal continuation. The inherited owner will be named the Annuitant at election of the payment choice.

Payments under this payment choice will continue annually on the distribution date selected by the inherited owner, subject to the special rules stated below, until the death of the inherited owner or the Contract Value is reduced to $0. Upon death of the inherited owner, the person or entity named by the inherited owner or, if no one is named, the inherited owner's estate may receive the remaining Contract Value. The recipient may take the Contract Value as a lump sum or continue to receive the annual payment on the distribution date equal to the Minimum Annual Income until the Contract Value is reduced to $0.

The Minimum Annual Income is the amount withdrawn each year to satisfy Section 408(b)(3) of the Code. The Minimum Annual Income will be based on the applicable distribution period for required minimum distributions after death, as provided in Section 1.401(a)(9)-5 A-5 of the Income Tax Regulations.

Special rules for this payment choice only:

  . This payment choice cannot be selected if the Minimum Annual Income would be less than $100.

  . The inherited owner must elect a distribution date on which payments will be made. If the inherited owner is the surviving spouse of the original IRA owner within the meaning of Section 401(a)(9)(B)(iv) of the Code, then the first distribution date elected must be the later of either: (i) December 15th of the year in which the deceased would have been age 70 1/2 or (ii) December 15th of the year following the original IRA owner's death. If the inherited owner is not the surviving spouse of the original IRA owner, then the first distribution date elected must be within 350 days from the date of death. If the surviving spouse dies before the first distribution date, the first distribution date under this rider will be determined by treating death of the surviving spouse as death of the original IRA owner and the surviving spouse's designated beneficiary as the inherited owner.

  . Amounts paid to satisfy the Minimum Annual Income will not be subject to surrender charges. Surrender charges will apply to amounts withdrawn above the Minimum Annual Income.

  . Optional living benefit and death benefit riders are not available with this payment choice.

  .  Additional purchase payments may not be added with this payment choice

Under this payment choice, the contract will terminate upon payment of the entire Contract Value.

SPENDTHRIFT PROVISION. An owner may, by providing written notice to our Home Office in a manner acceptable to the Company, choose the method of payment of death proceeds under the contract by selecting any payment choice, including any Optional Payment Plan, that a designated beneficiary may have chosen. A designated beneficiary cannot change the payment choice that the owner has selected. If the owner makes a payment choice for the surviving spouse, the spouse may not continue the contract in accordance with the "Distribution Rules" provision of the prospectus. The owner may also specify at the time of electing an income payment option that any payments remaining to be made at the owner's death cannot be commuted or assigned. While living, the owner may revoke any such limitations on the rights of the designated beneficiary by providing written notice of such revocation to our Home Office in a manner acceptable to the Company. If the payment choice selected by the owner does not apply to a designated beneficiary, the limitations imposed by this paragraph shall not apply to such designated beneficiary. For example, a payment choice based on an individual's life does not apply to the owner's estate and the estate would be free to make its own payment choice as designated beneficiary after the owner's death.

DISTRIBUTION RULES

When Death Occurs Before the Annuity Commencement Date

The distribution rules below apply to Non-Qualified Contracts that are generally treated as annuity contracts under the Code. The distribution rules discussed in this section are intended to maintain the status of the contract as an annuity contract under federal tax law. These rules do not apply to Qualified Contracts and contracts that do not qualify as annuity contracts under federal tax law, and may not apply to contracts held by certain entities. Contracts that are not subject to these rules may be subject to other distribution rules, however. For Qualified Contracts, the required minimum distribution provisions of the Code apply. The required minimum distribution rules are generally specified in the endorsement, plan document, or other writing establishing the plan or individual retirement arrangement. See the "Tax Matters" provision of this prospectus.

If the designated beneficiary is the spouse of the deceased owner, the spouse may continue the contract as the new owner. The spouse will automatically become the new sole Annuitant replacing any other Annuitant. As the new named owner and Annuitant, the spouse may exercise all rights as stated in the contract. At the death of the surviving spouse, this spousal continuation provision may not be used again (for example, in the case where the surviving spouse remarries). If the spouse is one of multiple designated beneficiaries, the spouse may only continue the contract in proportion to the amount as allocated to him or her by the owner as stated on the application or later in writing in a form acceptable to us.

If the designated beneficiary(ies) is not the spouse of the deceased, the designated beneficiary(ies) may not continue the contract indefinitely. Instead, the proceeds from the contract must be distributed in accordance with payment choice 1, 2, or 3. If payment choice 1 is elected (within 60 days following receipt of due proof of death and all required forms at our Home Office), payments will begin within one year of the date of the deceased owner's death and extend over the designated beneficiary's life or a period not longer than the designated beneficiary's life expectancy. If payment choice 2 or 3 is elected, the proceeds from the contract must be distributed within five years of the date of death.

If the designated beneficiary is an owner or joint owner, the owner (if the owner is a natural person) may continue the contract. With respect to the continued contract, the owner will become the new sole Annuitant, replacing any previously named Annuitant, with Contract Value for the continued contract equal to the death benefit proceeds. The owner may exercise all rights as stated in the contract before the Annuitant's death.

When Death Occurs On or After the Annuity Commencement Date

On or after the Annuity Commencement Date, if an owner, joint owner, Annuitant, or designated beneficiary dies while the contract is in force, payments that are already being made under the contract will be made at least as rapidly as under the method of distribution in effect at the time of such death, notwithstanding any other provision of the contract. This means that unless accelerated in accordance with contract terms, income payments will continue to the beneficiary under the distribution method in effect at the applicable death.

INCOME PAYMENTS

INCOME PAYMENTS AND THE ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is the date income payments begin under the contract, provided the Annuitant is still living on that date. If Guaranteed Income Advantage is elected, income payments may begin on a different date under the terms of the rider. See the "Guaranteed Income Advantage" provision in this section. The Annuity Commencement Date must be a date at least thirteen months from the date the contract is issued.

The owner selects the contract's initial Annuity Commencement Date at issue. Thereafter, until income payments begin, the owner may elect to extend the Annuity Commencement Date in one-year increments, so long as the new Annuity Commencement Date is not a date beyond the latest permitted Annuity Commencement Date. The latest Annuity Commencement Date we currently permit may not be a date beyond the younger Annuitant's 95th birthday, unless we consent to a later date. We reserve the right to discontinue to allow the deferral of the Annuity Commencement Date at any time and without prior notice. Any consent for a new Annuity Commencement Date will be provided on a non-discriminatory basis.

An owner may request to change the Annuity Commencement Date by sending written notice to our Home Office prior to the Annuity Commencement Date then in effect. If you change the Annuity Commencement Date, the Annuity Commencement Date will mean the new Annuity Commencement Date selected, provided such Annuity Commencement Date is not a date beyond the latest permitted Annuity Commencement Date. If income payments have not commenced upon reaching the latest permitted Annuity Commencement Date, we will begin making payments to the named payee in the form of a Life Income with a 10 Year Period Certain or, if Income Protector applies, income payments will be made pursuant to Optional Payment Plan 6, Fixed Income for Life.

An Annuity Commencement Date that occurs or is scheduled to occur at an advanced age (e.g., past age 85) may, in certain circumstances, have adverse income tax consequences. See the "Tax Matters" provision of this prospectus. Contracts issued to qualified retirement plans provide for income payments to start on the date and under the option specified by the plan.

We will make monthly income payments to the owner beginning on the Annuity Commencement Date provided an Annuitant is still living. Subject to the provisions discussed above, we will make the monthly income payment in the form of a Life Income with a 10 Year Period Certain plan or a Joint Life and Survivor Income with a 10 Year Period Certain plan, both with variable income payments, using the gender (where appropriate) and settlement age of the Annuitant(s) instead of the payee, unless you make another election as described below. Payments made pursuant to one of these plans are not redeemable. As described in your contract, the settlement age may be less than the Annuitant's age. This means that payments may be lower than they would have been without the adjustment. You may also choose to receive the Surrender Value of your contract in a lump sum on the date immediately preceding the Annuity Commencement Date, in which case, we will cancel the contract. See the "Requesting Payments" provision of this prospectus.

Payments will continue for the life of the Annuitant under the Life Income with a 10 Year Period Certain plan if he or she lives longer than 10 years. If the Annuitant dies before the end of 10 years, we will discount the remaining payments for the 10-year period at the same rate used to calculate the monthly income payment. If the remaining payments are variable income payments, the amount of each payment to be discounted will be assumed to be equal to the value of the payment on the date we receive due proof of death. We will pay this discounted amount in a lump sum.

Payments will continue for the life of the Surviving Annuitant under the Joint Life and Survivor Income with a 10 Year Period Certain plan, if any Annuitant lives longer than 10 years. If both Annuitants die before the end of 10 years, the remaining payments for the 10-year period will be discounted at the same rate used to calculate the monthly income payment. If the remaining payments are variable income payments, the amount of each payment to be discounted will be assumed to be equal to the value of the payment on the date we receive due proof of death. We will pay this discounted amount in a lump sum.

The contract also provides optional forms of income payments ("Optional Payment Plans"), each of which is payable on a fixed basis. Optional Payment Plan 1 and Optional Payment Plan 2 also are available on a variable basis.

If you elect fixed income payments, the guaranteed amount payable will be computed using interest at 3% compounded yearly. We may increase the interest rate, which will increase the amount we pay to you or the payee.

If you elect variable income payments, the dollar amount of the first variable income payment will depend on the annuity purchase rates described in your contract for the Optional Payment Plan you choose. These rates vary based on the Annuitant's settlement age and gender, and upon the settlement age and gender of a second person you designate (if applicable). Under such tables, the longer the life expectancy of the Annuitant or the longer the period for which we guarantee to make payments under the option, the smaller the amount the first variable income payment will be. After your first income payment, the dollar amount of your income payments will vary based on the investment performance of the Subaccount(s) in which you invest and the contract's assumed interest rate.

The assumed interest rate is an assumption we make regarding the investment performance of the Portfolios you select. This rate is simply the total return, after expenses, you need to keep your variable income payments level. We assume an effective annual rate of 3%. This means that if the annualized investment performance, after expenses, of your Subaccounts, measured between the day that the last payment was made and the day on which we are calculating the new payment, is less than 3%, then the dollar amount of your variable income payment will decrease. Conversely, if the annualized investment performance, after expenses, of your Subaccounts, measured between the day that the last payment was made and the day on which we are calculating the new payment, is greater than 3%, then the dollar amount of your income payment will increase.

We will make income payments monthly unless you elect to receive payments quarterly, semi-annually or annually. Under all available payment plans, if any payment that is made more frequently than annually is, would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. If the annual payment payable at maturity is less than $20, we will pay the Surrender Value in a lump sum. See the "Requesting Payments" provision of this prospectus. Upon making such a lump sum payment, we will have no future obligation under the contract.

The amount of your income payments will depend on four things:

   (1) your Surrender Value on the Valuation Day immediately preceding the Annuity Commencement Date;

   (2) the settlement age on the Annuity Commencement Date, and if applicable, the gender of the Annuitant(s);

   (3) the specific payment plan you choose; and

   (4) if you elect variable income payments, the investment performance of the Portfolios selected.

As provided in your contract, we may adjust the age used to determine income payments, and we may deduct premium taxes from your payments.

OPTIONAL PAYMENT PLANS

The following Optional Payment Plans are available under the contract unless you have fully annuitized under Guaranteed Income Advantage:

   OPTIONAL PAYMENT PLAN 1 -- LIFE INCOME WITH PERIOD CERTAIN. This option guarantees monthly payments for the lifetime of the payee with a minimum number of years of payments. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15, or 20 years. The payee selects the designated period. If the payee dies during the minimum period, we will discount the amount of the remaining guaranteed payments at the same rate used in calculating income payments. We will pay the discounted amount in a lump sum to the payee's estate, unless otherwise provided.

   OPTIONAL PAYMENT PLAN 2 -- JOINT LIFE AND SURVIVOR INCOME. This option provides for us to make monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, we will discount the amount of the remaining payments for the 10 year period at the same rate used in calculating income payments. We will pay the discounted amount in a lump sum to the survivor's estate, unless otherwise provided.

   OPTIONAL PAYMENT PLAN 3 -- INCOME FOR A FIXED PERIOD. This option provides for periodic payments to be made for a fixed period not longer than 30 years. Payments can be made annually, semi-annually, quarterly, or monthly. If the payee dies, we will discount the amount of the remaining guaranteed payments to the date of the payee's death at the same rate used in calculating income payments. We will pay the discounted amount in a lump sum to the payee's estate, unless otherwise provided.

   OPTIONAL PAYMENT PLAN 4 -- INCOME OF A DEFINITE AMOUNT. This option provides periodic payments of a definite amount to be paid. Payments can be annually, semi-annually, quarterly, or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. If the payee dies, we will pay the amount of the remaining proceeds with earned interest in a lump sum to the payee's estate, unless otherwise provided.

   OPTIONAL PAYMENT PLAN 5 -- INTEREST INCOME. This option provides for periodic payments of interest earned from the proceeds left with us. Payments can be annually, semi-annually, quarterly, or monthly. If the payee dies, we will pay the amount of remaining proceeds and any earned but unpaid interest in a lump sum to the payee's estate, unless otherwise provided. This plan is not available to contracts issued as Qualified Contracts.

   OPTIONAL PAYMENT PLAN 6 -- FIXED INCOME FOR LIFE. This option provides for us to make monthly payments of a fixed amount for the life of the Annuitant or, if there are Joint Annuitants, the last surviving Annuitant. If Income Protector has been elected and the contract has reached the latest permitted Annuity Commencement Date, the fixed amount payable annually will be greater than or equal to the most recently calculated Withdrawal Limit. If the last surviving Annuitant dies, no amount will be payable under this option.

If the payee is not a natural person, our consent must be obtained before selecting an Optional Payment Plan. Fixed income payments, if selected, will begin on the date we receive due proof of the Annuitant's death, or on the Annuity Commencement Date. Variable income payments will begin within seven days after the date payments would begin under the corresponding fixed option. Payments under Optional Payment

Plan 5 (Interest Income) will begin at the end of the first interest period after the date proceeds are otherwise payable.

All payments under Optional Payment Plan 3 (Income for a Fixed Period), Optional Payment Plan 4 (Income of a Definite Amount) and Optional Payment Plan 5 (Interest Income) may be redeemed by the payee upon written request to our Home Office. Payments made under Optional Payment Plan 1 (Life Income with Period Certain), Optional Payment Plan 2 (Joint Life and Survivor Income) and Optional Payment Plan 6 (Fixed Income for Life) are not redeemable. If a request for redemption is received in good order for Optional Payment Plan 3, Optional Payment Plan 4 or Optional Payment Plan 5, the payment will generally be made within seven days; however, some states require us to reserve the right to defer payments from our guarantee account for up to six months from the date we receive the request for payment.

If your contract is a Qualified Contract, Optional Payment Plans 3, 4, and 5 may not satisfy minimum required distribution rules. Consult a tax adviser before electing one of these options.

VARIABLE INCOME PAYMENTS

The monthly amount of your first variable income payment will equal your Contract Value as of the Annuity Commencement Date, less any premium taxes, multiplied by the monthly payment rate for the payment plan you choose (at an assumed interest rate of 3%), divided by 1,000. We determine subsequent payments based on Annuity Units.

On the Annuity Commencement Date, we determine the number of Annuity Units for each Subaccount. This number will not change unless you make a transfer. On the Annuity Commencement Date, the number of Annuity Units for a Subaccount is the portion of the first payment from that Subaccount divided by the Annuity Unit value for that Subaccount on the day the first payment is due. Each subsequent variable income payment will equal the sum of payments for each Subaccount. The payment for a Subaccount is the number of Annuity Units for that Subaccount times the Annuity Unit on the monthly anniversary of the Annuity Commencement Date.

Following the Annuity Commencement Date, the Annuity Unit value of each Subaccount for any Valuation Period will equal the Annuity Unit value for the preceding Valuation Period multiplied by the product of (a) and (b), where:

   (a) is the net investment factor for the Valuation Period for which we are calculating the Annuity Unit value; and

   (b) is an assumed interest rate factor equal to .99991902 raised to a power equal to the number of days in the Valuation Period.

The assumed interest rate factor in (b) above is the daily equivalent of dividing (i) one by (ii) one plus the assumed investment interest rate of 3%. We may offer a plan that has a different assumed investment interest rate. If we do, the assumed interest rate factor we use in (b) above would change.

TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

If we are making variable income payments, the payee may change the Subaccounts from which we are making the payments three times each calendar year. Transfers may not be made if income payments are being received pursuant to the terms of Guaranteed Income Advantage. The transfer will be effective as of the end of the Valuation Period during which we receive written request at our Home Office. We reserve the right to limit the number of transfers, if necessary, for the contract to continue to be treated as an annuity under the Code. We also reserve the right to refuse to execute any transfer if any of the Subaccounts that would be affected by the transfer is unable to purchase or redeem shares of the Portfolio in which the Subaccount invests or if the transfer would adversely affect Annuity Unit values. If the number of Annuity Units remaining in a Subaccount after a transfer is less than 1, we will transfer the remaining balance in addition to the amount requested for the transfer. We will not allow a transfer into any Subaccount unless the number of Annuity Units of that Subaccount after the transfer is at least 1. The amount of the income payments as of the date of the transfer will not be affected by the transfer. We will not charge for transfers made after the Annuity Commencement Date.

GUARANTEED INCOME ADVANTAGE

Guaranteed Income Advantage provides a guaranteed income benefit that is based on the amount of assets you invest in the GIS Subaccount(s). Under the rider, you will receive a series of monthly income payments determined on the earlier of the date you designate payments from the GIS Subaccount(s) to begin (the "Income Start Date") or the date you annuitize the contract (the "Annuity Commencement Date"). Each series of monthly income payments is referred to as a segment. The guaranteed income benefit may be comprised of one or more segments. If you meet the conditions of the rider, as discussed more fully below, the amount of your monthly income payment, for each segment, will have a guaranteed income floor, and the guaranteed income floor will not vary based on the market performance of the Subaccounts in which your assets are allocated.

You may not allocate purchase payments or assets in your contract directly to the GIS Subaccount(s). Payments to the GIS

Subaccount(s) must be made through a series of scheduled transfers. As discussed in the "Scheduled Transfers" section below, scheduled transfers may be made in advance of their due date. In other words, you will have the ability to "pre-pay" transfers into the GIS Subaccount(s).

Guaranteed Income Advantage may not be available in all states or markets. We reserve the right to discontinue offering Guaranteed Income Advantage at any time and for any reason.

Each segment has its own effective date, Income Start Date, series of scheduled transfers, monthly income plan and guaranteed annual income factor. If you wish to elect this rider, you must do so at the time of application. You may add additional segments on any contract monthly anniversary for a maximum of five segments, provided the Annuitant is age 70 or younger at the time the segment is elected. We reserve the right to allow additional segments in the future.

Scheduled Transfers

The first scheduled transfer is made to the GIS Subaccount(s) as of the effective date of the segment. Scheduled transfers if due will continue to be made on each monthly anniversary of that date until the earlier of the Income Start Date or the Annuity Commencement Date. Scheduled transfers may be made in advance of the monthly anniversaries on which they become due. If any month ends before the monthly anniversary or on a day that is not a Valuation Day, the next Valuation Day will be treated as the monthly anniversary for that month.

Only scheduled transfers can be made into the GIS Subaccount(s). Purchase payments may not be made directly to the GIS Subaccount(s). Scheduled transfers are made first to the GIS Subaccount(s) of the segment that has been in effect for the longest period of time.

Scheduled transfers will first be made on a pro rata basis from the Subaccounts to which you have allocated assets, excluding the GIS Subaccount(s).

There is a minimum scheduled transfer of $100. If amounts available for transfer on the date of the scheduled transfer are not enough to make the scheduled transfer, that scheduled transfer and any future scheduled transfers will not be made with respect to that segment. Your guaranteed income floor for that segment will be based upon scheduled transfers made to that date.

Withdrawals and Transfers

You may take a withdrawal or make transfers from the GIS Subaccount(s) at any time prior to the earlier of the Income Start Date or the Annuity Commencement Date. Except for the annual contract charge and any transfer charge (if applicable), any rider charge and contract charge not taken as an asset based charge from the GIS Subaccount(s) will be treated as withdrawals for purposes of calculating the guaranteed income floor and scheduled transfers made.

Once you take a withdrawal or make a transfer from a segment, you will not be permitted to make any additional scheduled transfers to that segment. Your guaranteed income floor will be adjusted to reflect the amount withdrawn or transferred by using a recalculation of scheduled transfers made as described below. After such withdrawal or transfer, the scheduled transfers made will equal (a) multiplied by (b) divided by (c), where:

   (a) is the scheduled transfers made prior to such withdrawal or transfer;

   (b) is the value of the applicable GIS Subaccount(s) after such withdrawal or transfer; and

   (c) is the value of the applicable GIS Subaccount(s) before such withdrawal or transfer.

Unless you instruct otherwise, withdrawals will first be deducted from the Subaccounts in which you have allocated assets, excluding the GIS
Subaccount(s). These deductions will be taken on a pro rata basis. Then, withdrawals will be deducted from the GIS Subaccount(s) from the segment that has been in effect for the shortest period of time.

Transfers from the GIS Subaccount(s) will be subject to the provisions stated in the "Transfers" provision of this prospectus.

Monthly Income

You may elect to receive monthly income under this rider or you may elect to transfer the value in the GIS Subaccount(s) to another investment option under your contract and receive income payments. If you elect to transfer the value in the GIS Subaccount(s) to another investment option, you will lose the guaranteed income benefit for that segment.

On the Income Start Date, we will begin making monthly income payments in accordance with the monthly income plan chosen by you. The Income Start Date for the first segment is determined at application. The Income Start Date for each additional segment is determined at the time that segment is added to the contract. Once established, these Income Start Dates cannot be changed. For a single Annuitant, monthly income will be based on a Life Income with a 10 Year Period Certain plan. For Joint Annuitants, monthly income will be based on a Joint Life and Survivor Income with a 10 Year Period Certain plan. Different options may be elected prior to the effective date of the segment and must be approved by us. Please note that all Optional Payment Plans listed may not be available. See the "Optional Payment Plans" section of the "Income Payments" provision of this prospectus for additional information on available payment options.

Once monthly income payments begin, we will allocate payments to the investment options in which you have allocated assets at that time, excluding the GIS Subaccount(s), unless you choose to have monthly income payments made directly to you. Monthly income payments that are allocated to the investment options will not be subject to a contingent deferred sales charge if those payments are subsequently withdrawn or surrendered from the contract.

Monthly income is calculated as of the first Valuation Day of each annuity year. If the first day of the annuity year does not begin on a Valuation Day, payments will be calculated on the next succeeding Valuation Day. Monthly income from the segment will not change from month to month during an annuity year; however, if another segment begins monthly payments after payments have already begun from other segments, your total monthly payments may increase due to the fact payments are being made from multiple segments.

How Income Payments are Calculated

INITIAL INCOME PAYMENT. The initial annual income amount under any applicable payment plan is calculated by taking (a) multiplied by (b), divided by (c), where:

   (a) is the annual income rate per $1,000 in the contract for the income payment plan elected and the gender(s) and settlement age(s) of the Annuitant(s) as shown in the rider as of the Income Start Date;

   (b) is the value in the applicable GIS Subaccount(s) as of the Income Start Date, less any applicable premium tax; and

   (c) is $1,000.

Income rates, for purposes of Guaranteed Income Advantage, are based on the Annuity 2000 Mortality Tables, using an assumed interest rate of 3.5%.

The initial monthly income is the greater of the level income amount and the guaranteed income floor. We determine the level income amount by applying the annual income amount to a 12 month, period certain, single payment immediate annuity.

The guaranteed income floor is equal to (a) multiplied by (b), where:

   (a) is the scheduled transfers made into the GIS Subaccount(s), adjusted for withdrawals and transfers; and

   (b) is the guaranteed annual income factor divided by 12.

SUBSEQUENT INCOME PAYMENTS. Subsequent income payments are determined by Annuity Units. The amount of any subsequent annual income amount may be greater or less than the initial amount.

The number of Annuity Units for each Subaccount is determined by dividing the portion of the initial annual income amount attributable to that Subaccount by the Annuity Unit value for that Subaccount as of the Income Start Date. The dollar amount of each subsequent annual income amount is the sum of the amounts from each Subaccount. The amount is determined by multiplying your number of Annuity Units in each Subaccount by the Annuity Unit value for that Subaccount as of the Valuation Day each annuity year begins.

An adjustment account is established on the Income Start Date. The adjustment account tracks the difference between the level income amount and the guaranteed income floor when the level income amount is less than the guaranteed income floor. You will not receive monthly income above the guaranteed income floor unless future performance of the underlying Subaccount(s) is sufficient to reduce the adjustment account to zero. Therefore, poor long-term performance of the underlying Subaccount(s) may result in monthly income equal to the guaranteed income floor, even if the underlying Subaccount(s) performs well in a particular year. The value of the adjustment account will be the greater of (a) and (b), where:

   (a) is zero; and

   (b) is 12 multiplied by the guaranteed income floor minus 12 multiplied by the initial level income amount.

The actual monthly income in subsequent annuity years is the greater of (a) and
(b), where:

   (a) is the subsequent level income amount minus any value in the adjustment account as of the date the last monthly income was made divided by 12; and

   (b) is the guaranteed income floor.

For monthly income in subsequent annuity years, the value of the adjustment account will be the greater of (a) and (b) where:

   (a) is zero; and

   (b) is the value of the adjustment account as of the date that the last monthly income was made, plus 12 multiplied by the actual subsequent monthly income, minus 12 multiplied by the subsequent level income amount.

On the Income Start Date, if any monthly income would be $100 or less, we reserve the right to reduce the frequency of transfers or payments to an interval that would result in each amount being at least $100. If the annual amount is less than $100, we will pay you the value in the applicable GIS Subaccount as of the Income Start Date and that segment will terminate.

On the Annuity Commencement Date, no further scheduled transfers can be added to the GIS Subaccount(s). On this date, monthly income will be included as part of income payments in accordance with your income payment plan selected.

Death Provisions

The following provisions apply to any and all segments with regard to the death of any Annuitant.

SPECIAL DISTRIBUTION RULES WHEN DEATH OCCURS BEFORE INCOME START DATE AND ANNUITY COMMENCEMENT DATE. For a surviving spouse who is an Annuitant and a designated beneficiary, the following will apply:

   (1) Upon notification of death:

      (a) the value of all Subaccounts, excluding the value of the GIS Subaccount(s), will be transferred to the GE Investments Funds, Inc. --Money Market Fund; and

      (b) scheduled transfers if due will continue to be made.

   (2) If the surviving spouse elects to continue the contract, on receipt of proof of death and all required forms at our Home Office:

      (a) the death benefit under the contract will be allocated on a pro rata basis to the investment options in which assets are then allocated;

      (b) all current segments will continue; and

      (c) the surviving spouse may elect to fund new segments on a contract monthly anniversary, if then eligible.

For a surviving spouse, who is the designated beneficiary of any portion of the contract but not an Annuitant, the following will apply:

   (1) Upon notification of death:

      (a) the value of all Subaccounts, including the GIS Subaccount(s), will be transferred to the GE Investments Funds, Inc. -- Money Market Fund; and

      (b) all existing segments will terminate.

   (2) If the surviving spouse elects to continue the contract, on receipt of proof of death and all required forms at our Home Office:

      (a) we will allocate the death benefit under the contract on a pro rata basis to the investment options in which assets are then allocated; and

      (b) the surviving spouse may elect to fund new segments on a contract monthly anniversary, if then eligible.

SPECIAL DISTRIBUTION RULES WHEN DEATH OCCURS ON OR AFTER INCOME START DATE AND BEFORE ANNUITY COMMENCEMENT DATE. If any Annuitant dies on the Income Start Date, the death benefit is reduced pro rata by the same proportion that the value in the GIS Subaccount(s) is to the total Contract Value.

If any Annuitant dies after the Income Start Date but before the Annuity Commencement Date, proceeds will be paid under this rider, unless the surviving spouse continues the contract. The amount of proceeds payable under this rider will be the greater of (a) and (b), where:

   (a) is the commuted value of the remaining period certain of the guaranteed income floor; and

   (b) is the commuted value of the remaining period certain of the annual income amount.

Commuted values will be calculated at a rate not greater than 1% above the rate at which the payments and Annuity Units were calculated. We will calculate the commuted values on the date that we receive proof of death and all required forms at our Home Office.

For a surviving spouse who is an Annuitant and designated beneficiary, the following will apply:

   (1) Upon notification of death:

      (a) the value of all Subaccounts, excluding the value of the GIS Subaccount(s), will be transferred to the GE Investments Funds, Inc. --Money Market Fund; and

      (b) scheduled transfers if due will continue to be made.

   (2) If the surviving spouse elects to continue the contract, on receipt of proof of death and all required forms at our Home Office:

      (a) the death benefit will be allocated on a pro rata basis to the investment options in which assets are then allocated including any rider segments that are in effect prior to the Income Start Date;

      (b) all current segments will continue; and

      (c) the surviving spouse may elect to fund new segments on any contract monthly anniversary, provided he or she meets the eligibility requirements.

For a surviving spouse, who is the designated beneficiary of any portion of the contract but not an Annuitant, the following will apply;

   (1) Upon notification of death;

      (a) all value of the Subaccounts will be transferred to the GE Investments Funds, Inc. -- Money Market Fund; and

      (b) all existing segments not past the Income Start Date will terminate.

   (2) If the surviving spouse elects to continue the contract, on receipt of proof of death and all required forms at our Home Office:

      (a) the death benefit will be allocated on a pro rata basis to the investment options in which assets are then allocated;

      (b) any segment past its Income Start Date will continue any remaining period certain payments; and

      (c) the surviving spouse may elect to fund new segments on any contract monthly anniversary, provided he or she meets the eligibility requirements.

The surviving spouse will become the named designated Annuitant.

Other Contract Charges

Any rider and contract charges not taken on a daily basis will first be deducted on a pro rata basis from all Subaccounts, excluding the GIS Subaccount(s). Any remaining charges will be deducted from the GIS Subaccount(s) of the segments beginning with the segment that has been in effect for the shortest period of time and that has not reached its Income Start Date. Except for the annual contract charge and any transfer charge (if applicable), any rider charge and contract charge not taken as an asset based charge from the GIS Subaccount(s) will be treated as withdrawals for purposes of calculating the guaranteed income floor and scheduled transfers made.

Termination of Rider

This rider will terminate on the contract anniversary following the first date that there are no segments, unless you are eligible to buy a segment on that date.

Ownership and Change of Ownership

On the date that the contract is assigned or sold, unless under an involuntary assignment effected by legal process, all amounts in the GIS Subaccount(s) will be transferred to the GE Investments Funds, Inc. -- Money Market Fund.

If you marry after the Contract Date, you may add your spouse as a Joint Owner and Joint Annuitant or as a Joint Annuitant only, subject to our approval.

For purposes of this rider:

  .  a non-natural owner must name an Annuitant and may name a Joint Annuitant;

  .  a natural individual owner must also be an Annuitant;

  . if there is only one natural owner, that owner may name his or her spouse as a Joint Annuitant.

Examples

The following examples show how Guaranteed Income Advantage works based on hypothetical values. The example is for illustrative purposes only and is not intended to depict investment performance of the contract and, therefore, should not be relied upon in making a decision to invest in the rider or contract.

The first example assumes that an owner purchases a contract with a male Annuitant age 60 at the time of issue and has elected a Life Income with a 10 Year Period Certain payment plan. In addition, the example assumes that:

   (1) the owner purchases the contract for $96,000 and elects the seven-year surrender charge schedule;

   (2) the owner makes no additional purchase payments;

   (3) the owner purchases only one segment;

   (4) the contract, including the GIS Subaccount investing in shares of the GE Investments Funds, Inc. -- Total Return Fund, earns a net return of 5%;

   (5) the owner makes scheduled transfers of $800 at the first of every month (for a total of $9,600 per year) for 10 years; and

   (6) the owner annuitizes the GIS Subaccount at the end of the 10th year.

                                           Value of                          Guaranteed
        Value of              Value of       GIS                Value of GIS  Minimum
      Subaccounts  Scheduled Subaccounts  Subaccount  Scheduled  Subaccount    Annual
      at Beginning Transfers  at End of  at Beginning Transfers  at End of    Payment
Year    of Year      Made       Year       of Year      Made        Year      Accrued
---------------------------------------------------------------------------------------
 1      $96,000     $9,600     $90,942     $      0    $9,600     $  9,858     $  970
 2       90,942      9,600      85,631        9,858     9,600       20,209      1,940
 3       85,631      9,600      80,054       20,209     9,600       31,078      2,910
 4       80,054      9,600      74,199       31,078     9,600       42,489      3,880
 5       74,199      9,600      68,051       42,489     9,600       54,472      4,850
 6       68,051      9,600      61,596       54,472     9,600       67,054      5,820
 7       61,596      9,600      54,817       67,054     9,600       80,264      6,790
 8       54,817      9,600      47,700       80,264     9,600       94,136      7,760
 9       47,700      9,600      40,227       94,136     9,600      108,701      8,730
10       40,227      9,600      32,380      108,701     9,600      123,994      9,700
---------------------------------------------------------------------------------------

Assuming the above, we will make guaranteed payments of $9,700 (annually) to the owner for the life of the Annuitant or for 10 years, whichever is longer. The table below shows how calculated payments and the adjustment account may vary and affect the payment to the owner.

                                    Adjustment
     Calculated Guaranteed Payment   Account
Year  Payment    Payment   to Owner  Balance
----------------------------------------------
 11   $ 9,502     $9,700   $ 9,700     $199
 12     9,639      9,700     9,700      260
 13     9,779      9,700     9,779      181
 14     9,921      9,700     9,921        0
 15    10,065      9,700    10,065        0
 16    10,210      9,700    10,210        0
 17    10,358      9,700    10,358        0
 18    10,509      9,700    10,509        0
 19    10,661      9,700    10,661        0
 20    10,815      9,700    10,815        0
----------------------------------------------

This next example assumes that an owner purchases a contract with a male Annuitant age 60 at the time of issue and has elected a Life Income with a 10 Year Period Certain payment plan. In addition, the example assumes that:

   (1) the owner purchases the contract for $96,000 and elects the seven-year surrender charge schedule;

   (2) the owner makes no additional purchase payments;

   (3) the owner purchases only one segment;

   (4) the contract, including the GIS Subaccount investing in shares of the GE Investments Funds, Inc. -- Total Return Fund, earns a net return of 5%;

   (5) the owner transfers the entire $96,000 into the GIS Subaccount at the beginning of year 1; and

   (6) the owner annuitizes the GIS Subaccount at the end of the 10th year.

                                                                              Guaranteed
        Value of              Value of   Value of GIS            Value of GIS  Minimum
      Subaccounts  Scheduled Subaccounts Subaccount at Scheduled  Subaccount    Annual
      at Beginning Transfers  at End of    Beginning   Transfers  at End of    Payment
Year    of Year      Made       Year        of Year      Made        Year      Accrued
----------------------------------------------------------------------------------------
 1      $96,000     $96,000      $0        $      0     $96,000    $100,800     $9,700
 2            0           0       0         100,800           0     105,840      9,700
 3            0           0       0         105,840           0     111,132      9,700
 4            0           0       0         111,132           0     116,689      9,700
 5            0           0       0         116,689           0     122,523      9,700
 6            0           0       0         122,523           0     128,649      9,700
 7            0           0       0         128,649           0     135,082      9,700
 8            0           0       0         135,082           0     141,836      9,700
 9            0           0       0         141,836           0     148,928      9,700
10            0           0       0         148,928           0     156,374      9,700
----------------------------------------------------------------------------------------

Assuming the above, we will make guaranteed payments of $9,700 (annually) to the owner for the life of the Annuitant or for 10 years, whichever is longer. The table below shows how calculated payments and the adjustment account may vary and affect the payment to the owner.

                                    Adjustment
     Calculated Guaranteed Payment   Account
Year  Payment    Payment   to Owner  Balance
----------------------------------------------
 11   $11,983     $9,700   $11,983      $0
 12    12,157      9,700    12,157       0
 13    12,333      9,700    12,333       0
 14    12,512      9,700    12,512       0
 15    12,693      9,700    12,693       0
 16    12,877      9,700    12,877       0
 17    13,063      9,700    13,063       0
 18    13,253      9,700    13,253       0
 19    13,445      9,700    13,445       0
 20    13,640      9,700    13,640       0
----------------------------------------------

Tax Treatment of Guaranteed Income Advantage

Monthly income payments allocated to investment options under the contract and other transfers to investment options are generally not subject to tax. However, if you have elected to have monthly income payments paid to you and subsequently direct that they be allocated to investment options under the contract, monthly income payments so allocated may continue to be subject to tax under certain circumstances. If you have elected to have monthly income payments paid to you, you should consult a tax adviser before changing that election.

Monthly income payments and other distributions you receive before the Annuity Commencement Date are subject to tax as partial withdrawals. If your contract is a Non-Qualified Contract, this means that you will pay tax at ordinary income tax rates on the amount you receive to the extent that your Contract Value before the monthly income payment exceeds your "investment in the contract," i.e., generally, the total of your purchase payments under the contract reduced by any amounts you previously received from the contract that you did not include in your income. (It is important to note that the taxation of each payment is determined based on the total Contract Value and total investment in the contract, not the value in a particular segment or the purchase payments that may be considered to have been allocated to that segment.) The Code imposes a higher rate of tax on ordinary income than it does on capital gains. Monthly income payments you receive before the Annuity Commencement Date may also be subject to a penalty tax equal to 10% of the amount of such payments that are included in you gross income.

Monthly income payments you receive on or after the Annuity Commencement Date will be subject to tax as income payments. A portion of each payment will be treated as nontaxable recovery of your "investment in the contract" (see above) and the remainder will be taxed at ordinary income tax rates. We will notify you annually of the taxable amount of your income payments. If income payments cease because of the death of the Annuitant(s) and before the total amount of the "investment in the contract" has been recovered, the unrecovered amount generally will be deductible.

Persons intending to purchase Guaranteed Income Advantage in connection with a qualified retirement plan should obtain advice from a tax adviser.

For further information on the tax treatment of partial withdrawals and income payments, see the "Tax Matters" provision below.
TAX MATTERS

Introduction

This part of the prospectus discusses the federal income tax treatment of the contract. The federal income tax treatment of the contract is complex and sometimes uncertain. The federal income tax rules may vary with your particular circumstances.

This discussion does not address all of the federal income tax rules that may affect you and your contract. This discussion also does not address other federal tax consequences, or state or local tax consequences, associated with a contract. As a result, you should always consult a tax advisor about the application of tax rules to your individual situation.

Taxation of Non-Qualified Contracts

This part of the discussion describes some of the federal income tax rules applicable to Non-Qualified Contracts. A Non-Qualified Contract is a contract not issued in connection with a qualified retirement plan receiving special tax treatment under the Code, such as an individual retirement annuity or a
Section 401(k) plan.

Tax deferral on earnings. The federal income tax law generally does not tax any increase in an owner's Contract Value until there is a distribution from the contract. However, certain requirements must be satisfied in order for this general rule to apply, including:

  . an individual must own the contract (or the tax law must treat the contract as owned by an individual);

  . the investments of the Separate Account must be "adequately diversified" in accordance with Internal Revenue Service ("IRS") regulations;

  . the owner's right to choose particular investments for a contract must be limited; and

  . the contract's Annuity Commencement Date must not occur near the end of the Annuitant's life expectancy.

Contracts not owned by an individual -- no tax deferral and loss of interest deduction. As a general rule, the Code does not treat a contract that is owned by an entity (rather than an individual) as an annuity contract for federal income tax purposes. The entity owning the contract pays tax each year on the annual increase in Contract Value over the purchase payments paid for the contract. Contracts issued to a corporation or a trust are examples of contracts where the owner pays current tax on the contract's earnings.

There are several exceptions to this rule. For example, the Code treats a contract as owned by an individual if the nominal owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide non-qualified deferred compensation for its employees.

In the case of a contract issued after June 8, 1997 to a taxpayer that is not an individual, or a contract held for the benefit of an entity, the entity will lose its deduction for a portion of its otherwise deductible interest expenses. This disallowance does not apply if the non-natural owner pays tax on the annual increase in the Contract Value. Entities that are considering purchasing the contract, or entities that will benefit from someone else's ownership of a contract, should consult a tax adviser.

Investments in the Separate Account must be diversified. For a contract to be treated as an annuity contract for federal income tax purposes, the investments of a separate account such as the Separate Account must be "adequately diversified." The IRS has issued regulations that prescribe standards for determining whether the investments of the Separate Account, including the assets of each Portfolio in which the Separate Account invests, are adequately diversified. If the Separate Account fails to comply with these diversification standards, the owner could be required to pay tax for the year of such failure and each subsequent year on the untaxed income accumulated in the contract.

Although we do not control the investments of all of the Funds, we expect that the Funds will comply with the IRS regulations so that the Separate Account will be considered "adequately diversified."

Restrictions on the extent to which an owner can direct the investment of contract values. In some circumstances, owners of variable contracts who possess excessive control over the investment of the underlying separate account assets may be treated as the owners of those assets and may be subject to tax on income produced by those assets. Although published guidance in this area does not address certain aspects of the contract, we believe that the owner of a contract should not be treated as the owner of the Separate Account assets. We reserve the right to modify the contract to bring it into conformity with applicable standards should such modification be necessary to prevent an owner of the contract from being treated as the owner of the underlying Separate Account assets. However, there is no assurance such efforts would be successful.

Age at which income payments must begin. Federal income tax rules do not expressly identify a particular age by which income payments must begin. However, those rules do require that an annuity contract provide for amortization, through income payments, of the contract's purchase payments and earnings. We believe that these rules are satisfied by providing guaranteed annuity purchase rates in the contract that the owner may exercise at any time after the first policy year. If income payments begin or are scheduled to begin at a date that the IRS determines does not satisfy these rules, interest and gains under the contract could be taxable each year as they accrue.

No guarantees regarding tax treatment. We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the remainder of this discussion assumes that your contract will be treated as an annuity contract for federal income tax purposes and that the tax law will not impose tax on any increase in your Contract Value until there is a distribution from your contract.

Partial withdrawals and surrenders. A partial withdrawal occurs when you receive less than the total amount of the Surrender Value. In the case of a partial withdrawal, you will pay tax on the amount you receive to the extent your Contract Value before the partial withdrawal exceeds your "investment in the contract." (This term is explained below.) This income (and all other income from your contract) is ordinary income. The Code imposes a higher rate of tax on ordinary income than it does on capital gains.

A total surrender occurs when you receive the total amount of the contract's Surrender Value. In the case of a total surrender, you will generally pay tax on the amount you receive to the extent it exceeds your "investment in the contract."

Your "investment in the contract" generally equals the total of your purchase payments under the contract, reduced by any amounts you previously received from the contract that you did not include in your income.

Your contract imposes charges relating to the death benefit, including any death benefit provided under an optional rider. It is possible that all or a portion of these charges could be treated as withdrawals from the contract.

In the case of Systematic Withdrawals, the amount of each Systematic Withdrawal should be considered a distribution and taxed in the same manner as a partial withdrawal from the contract.

Any withdrawals taken pursuant to Income Protector are subject to tax as partial withdrawals.

Any monthly income payments and other distributions received before the Annuity Commencement Date pursuant to Guaranteed Income Advantage are also subject to tax as partial withdrawals.

Assignments and pledges. The Code treats any assignment or pledge of (or agreement to assign or pledge) any portion of your Contract Value as a withdrawal of such amount or portion.

Gifting a contract. If you transfer ownership of your contract -- without receiving full and adequate consideration --to a person other than your spouse (or to your former spouse incident to divorce), you will pay tax on your Contract Value to the extent it exceeds your "investment in the contract." In such a case, the new owner's "investment in the contract" will be increased to reflect the amount included in your income.

Taxation of income payments. The Code imposes tax on a portion of each income payment (at ordinary income tax rates) and treats a portion as a nontaxable return of your "investment in the contract." Withdrawals taken pursuant to Income Protector and any monthly income payments and other distributions received before the Annuity Commencement Date pursuant to Guaranteed Income Advantage are generally not taxed as income payments for federal income tax purposes. As discussed above, these payments should be considered distributions and taxed in the same manner as a partial withdrawal from the contract. We will notify you annually of the taxable amount of your income payment.

Pursuant to the Code, you will pay tax on the full amount of your income payments once you have recovered the total amount of the "investment in the contract." If income payments cease because of the death of the Annuitant and before the total amount of the "investment in the contract" has been recovered, the unrecovered amount generally will be deductible.

If proceeds are left with us (Optional Payment Plan 5), they are taxed in the same manner as a surrender. The owner must pay tax currently on the interest credited on these proceeds. This treatment could also apply to Optional Payment Plan 4 depending on the relationship of the amount of the periodic payments to the period over which they are paid.

Taxation of the death benefit. We may distribute amounts from your contract because of the death of an owner, a joint owner, or an Annuitant. The tax treatment of these amounts depends on whether the owner, joint owner, or Annuitant dies before or after the Annuity Commencement Date.

Taxation of Death Benefit if Paid Before the Annuity Commencement Date:

  . The death benefit is taxed to the designated beneficiary in the same manner as an income payment would have been taxed to the owner if received under an Optional Payment Plan.

  . If not received under an Optional Payment Plan, the death benefit is taxed to the designated beneficiary in the same manner as a surrender or a partial withdrawal would have been taxed to the owner, depending on the manner in which the death benefit is paid.

Taxation of Death Benefit if Paid After the Annuity Commencement Date:

  . The death benefit is includible in income to the extent that it exceeds the unrecovered "investment in the contract."

Penalty taxes payable on partial withdrawals, surrenders, or income payments. The Code may impose a penalty tax equal to 10% of the amount of any payment from your contract that is included in your gross income. The Code does not impose the 10% penalty tax if one of several exceptions applies. These exceptions include withdrawals, surrenders, or income payments that:

  .  you receive on or after you reach age 59 1/2;

  .  you receive because you became disabled (as defined in the tax law);

  .  are received on or after the death of the owner; or

  . you receive as a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the taxpayer.

Systematic withdrawals may qualify for this last exception if structured in accordance with IRS guidelines. If they do, any modification of the Systematic Withdrawals, including certain additional partial withdrawals apart from the Systematic Withdrawals, could result in certain adverse tax consequences. In addition, a transfer between Subaccounts may result in payments not qualifying for this exception.

Special rules if you own more than one contract. In certain circumstances, you may have to combine some or all of the Non-Qualified Contracts you own in order to determine the amount of an income payment, a surrender, or a partial withdrawal that you must include in income. For example:

  . if you purchase a contract offered by this prospectus and also purchase at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract;

  . if you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract for certain purposes.

The effects of such aggregation are not clear. However, it could affect:

  . the amount of a surrender, a partial withdrawal or an income payment that you must include in income; and

  .  the amount that might be subject to the penalty tax described above.

Section 1035 Exchanges

Under Section 1035 of the Code, the exchange of one annuity contract for another annuity contract generally is not taxed (unless cash is distributed). To qualify as a nontaxable exchange however, certain conditions must be satisfied, e.g., the obligee(s) under the new annuity contract must be the same obligee(s) as under the original contract. We do not permit an owner to partially exchange this contract for another annuity contract.

If this contract has been purchased in whole or part by exchanging part of a life insurance or annuity contract, certain subsequent transactions may cause the IRS to retrospectively treat the partial Section 1035 exchange as taxable. We intend to administer the contract without regard to the partially exchanged funding contract and disclaim any responsibility for monitoring events that could cause the IRS to examine the completed partial Section 1035 exchange. We do not intend to inform another insurance company of any transaction involving this contract or, except when required by IRS forms or regulations, to report any such transaction. Owners contemplating any transaction, involving this contract or a partially exchanged contract funding this contract, within twelve months of a partial Section 1035 exchange are strongly advised to consult a tax adviser.

Beginning in 2010, the owner may exchange the contract under Section 1035 of the Code for a long-term care contract. We believe that the provisions of the Pension Protection Act of 2006 establishing annuity to long-term care Section 1035 exchanges would permit the owner to exchange a portion of the contract to pay the annual or other periodic premium for a long-term care contract issued by us or another insurance company. The IRS has not issued any guidance on such transactions or on the allocation of basis that would be required to effect them. It is possible that the IRS could take a narrow view of the 2006 legislation and treat partial Section 1035 exchanges to pay long- term care premiums as taxable withdrawals from the contract. If all or a portion of the contract is used to purchase long-term care insurance in a Section 1035 exchange, the amount so used would not be tax-deductible as a medical expense. Any owner contemplating the use of the contract to fund long-term care insurance or long-term care expenses should consult a tax adviser.

Qualified Retirement Plans

We also designed the contracts for use in connection with certain types of retirement plans that receive favorable treatment under the Code. Contracts issued to or in connection with retirement plans that receive special tax treatment are called "Qualified Contracts." We may not offer all of the types of Qualified Contracts described herein in the future. Prospective purchasers should contact our Home Office for information on the availability of Qualified Contracts at any given time.

The federal income tax rules applicable to qualified retirement plans are complex and varied. As a result, this prospectus makes no attempt to provide more than general information about use of the contract with the various types of qualified retirement plans. Persons intending to use the contract in connection with a qualified retirement plan should obtain advice from a competent advisor.

The contract includes attributes such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit. The purchase of this contract as an investment of a qualified retirement plan does not provide additional tax deferral benefits beyond those provided in the qualified retirement plan. If you are purchasing this contract as a Qualified Contract, you should consider purchasing this contract for its death benefits, income benefits and other non-tax benefits. Please consult a tax adviser for information specific to your circumstances in order to determine whether this contract is an appropriate investment for you.

Types of Qualified Contracts. The types of Qualified Contracts currently being offered include:

  . Traditional Individual Retirement Annuities (IRAs) permit individuals to make annual contributions of up to the lesser of a specified dollar amount for the year or the amount of compensation includible in the individual's gross income for the year. Certain employers may establish Simplified Employee Pensions (SEPs), which have higher contribution limits, on behalf of their employees. The Internal Revenue Service has not reviewed the contract for qualification as an IRA, and has not addressed in a ruling of general applicability whether death benefits such as those in the contract comport with IRA qualification requirements.

  . Roth IRAs permit certain eligible individuals to make non-deductible contributions to a Roth IRA. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% IRS penalty tax may apply to distributions made: (1) before age 59 1/2 (subject to certain exceptions); or

    (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

  . Traditional individual retirement accounts and Roth individual retirement accounts have the same contribution limits and tax treatment of distributions as the corresponding type of individual retirement annuity, discussed above. The contract may be owned by the custodian or trustee of an individual retirement account established for the benefit of the Annuitant. Only the owner, acting through its authorized representative(s), may exercise contract rights. When held by an individual retirement account, the contract is not issued as an individual retirement annuity or administered as such by us. Annuitants must look to the custodian or trustee, as contract owner, for satisfaction of their rights to benefits under the terms of the individual retirement account.

  . Corporate pension and profit-sharing plans under Section 401(a) of the Code allow corporate employers to establish various types of retirement plans for employees, and self-employed individuals to establish qualified plans ("H.R. 10 or Keough plans") for themselves and their employees.

  . 403(b) Plans allow employees of certain tax-exempt organizations and public schools to exclude from their gross income the purchase payments made, within certain limits, to a contract that will provide an annuity for the employee's retirement. Distributions of: (1) salary reduction contributions made in years beginning after December 31, 1988;
     (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, severance from employment, death or disability. Salary reduction contributions (but not earnings) may also be distributed upon hardship, but would generally be subject to a 10% penalty tax. For contracts issued after 2008, amounts attributable to nonelective contributions may be subject to distribution restrictions specified in the employer's 403(b) Plan. Under recent IRS regulations we are obligated to share information concerning certain contract transactions with the employer sponsoring the 403(b) plan in which the owner is participating and possibly other product providers. We generally are required to confirm, with your 403(b) plan sponsor or otherwise, that these transactions comply with applicable tax requirements and to decline requests that are not in compliance.

Terms of qualified retirement plans and Qualified Contracts. The terms of a qualified retirement plan may affect your rights under a Qualified Contract. When issued in connection with a qualified retirement plan, we will amend a contract as generally necessary to conform to the requirements of the type of plan. However, the rights of any person to any benefits under qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract. In addition, we are not bound by the terms and conditions of qualified retirement plans to the extent such terms and conditions contradict the contract, unless we consent.

Employer qualified plans. Qualified plans sponsored by an employer or employee organization are governed by the provisions of the Code and the Employee Retirement Income Security Act, as amended ("ERISA"). ERISA is administered primarily by the U.S. Department of Labor. The Code and ERISA include requirements that various features be contained in an employer qualified plan with respect to: participation; vesting; funding; nondiscrimination; limits on contributions and benefits; distributions; penalties; duties of fiduciaries; prohibited transactions; withholding; reporting and disclosure.

In the case of certain qualified plans, if a participant is married at the time benefits become payable, unless the participant elects otherwise with written consent of the spouse, the benefits must be paid in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is an annuity payable for the life of the participant with a survivor annuity for the life of the spouse in an amount that is not less than one-half of the amount payable to the participant during his or her lifetime. In addition, a married participant's beneficiary must be the spouse, unless the spouse consents in writing to the designation of a different beneficiary.

If this contract is purchased as an investment of a qualified plan, the owner will be either an employee benefit trust or the plan sponsor. Plan participants and beneficiaries will have no ownership rights in the contract. Only the owner, acting through its authorized representative(s) may exercise contract rights. Participants and beneficiaries must look to the plan fiduciaries for satisfaction of their rights to benefits under the terms of the qualified plan.

Where a contract is purchased by an employer-qualified plan, we assume no responsibility regarding whether the contract's terms and benefits are consistent with the requirements of the Code and ERISA. It is the responsibility of the employer, plan trustee, plan administrator and/or other plan fiduciaries to satisfy the requirements of the Code and ERISA applicable to the qualified plan. This prospectus does not provide detailed tax or ERISA information. Various tax disadvantages, including penalties, may result from actions that conflict with requirements of the Code or ERISA, and the regulations pertaining to those laws. Federal tax laws and ERISA are continually under review by Congress. Any changes in the laws or in the regulations pertaining to the laws may affect the tax treatment of amounts contributed to employer qualified plans and the fiduciary actions required by ERISA.

IRAs and Roth IRAs. The Code permits individuals to make annual contributions to IRAs of up to the lesser of a specified dollar amount for the year or the amount of compensation includible in the individual's gross income for the year. The contributions may be deductible in whole or in part, depending on the individual's income. The Code also permits certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years.

The Internal Revenue Service has not reviewed the contract for qualification as an IRA, and has not addressed in a ruling of general applicability whether a death benefit provision such as the provision in this contract comports with IRA qualification requirements.

You will be the owner of a contract issued as an IRA or Roth IRA, and will be responsible for exercising your rights as owner in accordance with applicable tax rules, including limitations for contributions and distributions.

The death benefit and Qualified Contracts. Pursuant to IRS regulations, IRAs and 403(b) plans may not invest in life insurance contracts. We do not believe that these regulations prohibit the death benefit, including that provided by any death benefit rider option, from being provided under the contracts when we issue the contracts as Traditional IRAs, Roth IRAs, SEPs or 403(b) plans. However, the law is unclear and it is possible that the presence of the death benefit under a contract issued as a Traditional IRA, Roth IRA, SEP or 403(b) plan could disqualify a contract and result in increased taxes to the owner.

It is also possible that the death benefit could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in currently taxable income to purchasers. In addition, there are limitations on the amount of incidental death benefits that may be provided under qualified plans, such as in connection with a Section 403(b) plan. Even if the death benefit under the contract were characterized as an incidental death benefit, it is unlikely to violate those limits unless the purchaser also purchases a life insurance contract in connection with such plan.

Treatment of Qualified Contracts compared with Non-Qualified
Contracts. Although some of the federal income tax rules are the same for both Qualified and Non-Qualified Contracts, many of the rules are different. For example:

  . the Code generally does not impose tax on the earnings under either Qualified or Non-Qualified Contracts until the earnings are distributed;

  . the Code does not limit the amount of purchase payments and the time at which purchase payments can be made under Non-Qualified Contracts. However, the Code does limit both the amount and frequency of purchase payments made to Qualified Contracts;

  . the Code does not allow a deduction for purchase payments made for Non-Qualified Contracts, but sometimes allows a deduction or exclusion from income for purchase payments made to a Qualified Contract;

  . Under most qualified retirement plans, the owner must begin receiving payments from the contract in certain minimum amounts by a certain date, generally April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2 for Traditional IRAs and SEPs and April 1 of the calendar year following the later of the calendar year in which the employee (except for a 5 percent owner) retires or attains age 70 1/2, for other Qualified Contracts. We are required to annually determine and report to the owner the fair market value for traditional individual retirement annuities while the owner is alive. This computation is based in part on future economic performance and conditions and is made under the guidance of our actuarial department in accordance with income tax regulations and guidelines published by the Society of Actuaries. Due to the uncertainties inherent to producing this number, we cannot warrant its accuracy. Therefore, it is possible that, using different assumptions, the amount required to be withdrawn would be more or less than the amount we report to you as the required minimum distribution. Roth IRAs do not require any distributions during the owner's lifetime. The death benefit under your contract and certain other benefits provided by the living benefit riders may increase the amount of the minimum required distribution that must be taken from your contract. Pursuant to special legislation, required minimum distributions for the 2009 tax year generally are not required, and 2009 distributions that otherwise would be required may be eligible for rollover.

The federal income tax rules applicable to qualified retirement plans and Qualified Contracts vary with the type of plan and contract. For example, federal tax rules limit the amount of purchase payments that can be made, and the tax deduction or exclusion that may be allowed for the purchase payments. These limits vary depending on the type of qualified retirement plan and the circumstances of the plan participant, e.g., the participant's compensation.

Amounts received under Qualified Contracts. Federal income tax rules generally include distributions from a Qualified Contract in your income as ordinary income. Purchase payments that are deductible or excludible from income do not create "investment in the contract." Thus, under many Qualified Contracts there will be no "investment in the contract" and you include the total amount you receive in your income. There are exceptions. For example, you do not include amounts received from a Roth IRA if certain conditions are satisfied. In addition, failure to comply with the minimum distribution rules applicable to certain qualified retirement plans, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified retirement plan.

Federal penalty taxes payable on distributions. The Code may impose a penalty tax equal to 10% of the amount of any payment from your Qualified Contract that is includible in your income. The Code does not impose the penalty tax if one of several exceptions apply. The exceptions vary depending on the type of Qualified Contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a partial withdrawal, surrender, or income payment:

  .  received on or after the owner reaches age 59 1/2;

  . received on or after the owner's death or because of the owner's disability (as defined in the tax law);

  . received as a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the taxpayer; or

  .  received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified retirement plans. However, the specific requirements of the exception may vary.

Moving money from one Qualified Contract or qualified retirement plan to another. Rollovers and transfers: In many circumstances you may move money between Qualified contracts and qualified retirement plans by means of a rollover or a transfer. Recent legislation has expanded these rollover options, including permitting the rollover of your after-tax contributions. Special rules apply to such rollovers and transfers. If you do not follow the applicable rules, you may suffer adverse federal income tax consequences, including paying taxes which you might not otherwise have had to pay. You should always consult a tax adviser before you move or attempt to move assets between any Qualified Contract or plan and another Qualified Contract or plan. If your contract was issued pursuant to a 403(b) plan, starting January 1, 2009 we generally are required to confirm, with your 403(b) plan sponsor or otherwise, that surrenders or transfers you request comply with applicable tax requirements and to decline requests that are not in compliance.

Direct rollovers: The direct rollover rules apply to certain payments (called "eligible rollover distributions") from Section 401(a) plans, Section 403(b) plans, H.R. 10 plans and Qualified Contracts used in connection with these types of plans. The direct rollover rules do not apply to distributions from IRAs. The direct rollover rules require federal income tax equal to 20% of the eligible rollover distribution to be withheld from the amount of the distribution, unless the owner elects to have the amount directly transferred to certain Qualified Contracts or plans. Certain restrictions apply to the ability to rollover any after-tax amounts.

Prior to receiving an eligible rollover distribution from us, we will provide you with a notice explaining these requirements and the procedure for avoiding 20% withholding by electing a direct rollover.

Disclosure Pursuant to Code and ERISA Requirements. The ongoing fees and expenses of the contracts and the charges you may pay when you surrender or take withdrawals from your contract, as well as the range of fees and expenses of the Portfolios that you will pay indirectly when your assets are allocated to the Portfolios, are discussed in the "Fee Tables" provision of the prospectus. More detail concerning each Portfolio's fees and expenses is included in the prospectus for each Portfolio.

The Company may receive fees from the investment adviser or distributor of a Portfolio for certain administrative and other services we provide to you or to the Portfolio relating to the allocation of your assets to the Portfolio, and the amount of these fees may vary from Portfolio to Portfolio. Furthermore, the Company or our affiliate Capital Brokerage Corporation may receive Rule 12b-1 fees in varying amounts from the

Portfolios or their distributors for distribution and related services. In addition, GFWM, an affiliate of the Company, serves as the investment adviser to the Genworth Variable Insurance Trust and receives advisory fees in varying amounts from the Genworth Variable Insurance Trust Portfolios. Additional information on the fees payable to the Company and Capital Brokerage Corporation by the Portfolios and their advisers and distributors, including the range of such fees, is included in the "Subaccounts" provision of the prospectus.

When you purchase a contract through a broker-dealer, the broker-dealer is paid a commission and may be paid a separate marketing allowance. The maximum aggregate amount of such compensation is 6.5% of a contract owner's aggregate purchase payments. The broker-dealer firm generally pays a portion of such commission to its representative who assisted you with the purchase, and that amount will vary depending on the broker-dealer and the individual representative. One broker-dealer offering the contracts, Genworth Financial Services Corporation, is an affiliate of the Company. The Company has no agreement with any broker-dealer and any representative of a broker-dealer that limits the insurance and investment products or other securities they offer to those issued by the Company.

By signing the application for the contract, you acknowledge receipt of these disclosures and approve the purchase of the contract, the Asset Allocation Program, and the investments made pursuant to the Asset Allocation Program.

Federal Income Tax Withholding

We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, federal income tax rules may require us to withhold tax. At the time you request a partial withdrawal, surrender, or income payment, we will send you forms that explain the withholding requirements.

State Income Tax Withholding

If required by the law of your state, we will also withhold state income tax from the taxable portion of each distribution made under the contract, unless you make an available election to avoid withholding. If permitted under state law, we will honor your request for voluntary state withholding.

Tax Status of the Company

Under existing federal income tax laws, we do not pay tax on investment income and realized capital gains of the Separate Account. We do not anticipate that we will incur any federal income tax liability on the income and gains earned by the Separate Account. The Company, therefore, does not impose a charge for federal income taxes. If federal income tax law changes and we must pay tax on some or all of the income and gains earned by the Separate Account, we may impose a charge against the Separate Account to pay the taxes.

Federal Estate Taxes

While no attempt is being made to discuss the federal estate tax implications of the contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

Generation-Skipping Transfer Tax

Under certain circumstances, the Code may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS.

Annuity Purchases by Residents of Puerto Rico

The IRS recently announced that income received by residents of Puerto Rico under life insurance or annuity contracts issued by a Puerto Rico branch of a United States life insurance company is U.S.-source income that is generally subject to United States federal income tax.

Annuity Purchases by Nonresident Aliens and Foreign Corporations

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

Foreign Tax Credits

We may benefit from any foreign tax credits attributable to taxes paid by certain funds to foreign jurisdictions to the extent permitted under federal tax law.

Changes in the Law

This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this prospectus. Congress, the IRS, and the courts may modify these authorities, however, sometimes retroactively.

REQUESTING PAYMENTS

To request a payment, you must provide us with notice in a form satisfactory to us. We will ordinarily pay any partial withdrawal or total surrender proceeds from the Separate Account within seven days after receipt at our Home Office of a request in good order. We also will ordinarily make payment of lump sum death benefit proceeds from the Separate Account within seven days from the receipt of due proof of death and all required forms. We will determine payment amounts as of the end of the Valuation Period during which our Home Office receives the payment request or due proof of death and all required forms.

In most cases, when we pay the death benefit in a lump sum, we will pay these proceeds either:

   (1) to your designated beneficiary directly in the form of a check; or

   (2) by establishing an interest bearing account, called the "Secure Access Account," for the designated beneficiary, in the amount of the death benefit.

When establishing the Secure Access Account we will send the designated beneficiary a checkbook within 7 days after we receive all the required documents, and the designated beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the death benefit payment. The Secure Access Account is part of our General Account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our General Account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the Secure Access Account. If we do not receive instructions from the designated beneficiary with regard to the form of death benefit payment, we will automatically establish the Secure Access Account for proceeds of $10,000 or more, unless state law requires a positive election. The Secure Access Account is not available in all states.

We will delay making a payment from the Subaccount or applying Subaccount value to a payment plan if:

   (1) the disposal or valuation of the Subaccount is not reasonably practicable because:

      . the SEC declares that an emergency exists (due to the emergency the disposal or valuation of the Separate Account's assets is not reasonably practicable);

      . the New York Stock Exchange is closed for other than a regular holiday or weekend;

      .  trading is restricted by the SEC; or

   (2) the SEC, by order, permits postponement of payment to protect our owners.

We may defer making any payments attributable to a check or draft that has not cleared until we are satisfied that the check or draft has been paid by the bank on which it is drawn.

If mandated under applicable law, we may be required to reject a purchase payment and/or block an owner's account and thereby refuse any requests for transfers, partial withdrawals, surrenders, or death benefits until instructions are received from the appropriate regulators. We also may be required to provide additional information about you or your account to government regulators.

SALE OF THE CONTRACTS

We have entered into an underwriting agreement with Capital Brokerage Corporation (doing business in Indiana as Genworth Financial Brokerage Corporation) (collectively, "Capital Brokerage Corporation") for the distribution and sale of the contracts. Pursuant to this agreement, Capital Brokerage Corporation serves as principal underwriter for the contracts, offering them on a continuous basis. Capital Brokerage Corporation is located at 6620 West Broad Street, Building 2, Richmond, Virginia 23230.

Capital Brokerage Corporation was organized as a corporation under the laws of the state of Washington in 1981 and is an affiliate of ours. Capital Brokerage Corporation is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority ("FINRA") (formerly, NASD, Inc.).

Capital Brokerage Corporation offers the contracts through its registered representatives who are registered with the FINRA and with the states in which they do business. More information about Capital Brokerage Corporation and the registered representatives is available at http://www.finra.org or by calling (800) 289-9999. You also can obtain an investor brochure from FINRA describing its Public Disclosure Program. Registered representatives with Capital Brokerage Corporation are also licensed as insurance agents in the states in which they do business and are appointed with the Company.

Capital Brokerage Corporation also enters into selling agreements with an affiliated broker-dealer and unaffiliated broker-dealers to sell the contracts. The registered representatives of these selling firms are registered with the FINRA and with the states in which they do business, are licensed as insurance agents in the states in which they do business and are appointed with us.

We pay compensation to Capital Brokerage Corporation for promotion and sales of the contracts by its registered representatives as well as by affiliated and unaffiliated selling firms. This compensation consists of sales commissions and other cash and non-cash compensation. The maximum commission we may pay for the sale of a contract is 7.9% of a contract owner's aggregate purchase payments.

The maximum commission consists of three parts --commissions paid to internal and external wholesalers of Capital Brokerage Corporation ("wholesalers" are individuals employed by the Company and registered with Capital Brokerage Corporation that promote the offer and sale of the contracts), commissions paid to the affiliated and unaffiliated brokerage firm ("selling firms") that employs the registered representative who sold your contract, and an amount paid to the selling firm for marketing allowances and other payments related to the sale of the contract. Wholesalers with Capital Brokerage Corporation each may receive a maximum commission of 1.4% of purchase payments.

After commission is paid to the wholesalers of Capital Brokerage Corporation, a commission is then paid to the selling firm. A maximum commission of 5.5% of purchase payments is paid to the selling firm. The exact amount of commission paid to the registered representative who sold you your contract is determined by the brokerage firm that employs the representative.

All selling firms receive commissions as described above based on the sale of, and receipt of purchase payments, on the contract. Unaffiliated selling firms receive additional compensation, including marketing allowances and other payments. The maximum marketing allowance paid to a selling firm on the sale of a contract is 1.0% of purchase payments. At times, Capital Brokerage Corporation may make other cash and non-cash payments to selling firms, as well as receive payments from selling firms, for expenses relating to the recruitment and training of personnel, periodic sales meetings, the production of promotional sales literature and similar expenses. These expenses may also relate to the synchronization of technology between the Company, Capital Brokerage Corporation and the selling firm in order to coordinate data for the sale and maintenance of the contract. In addition, registered representatives may be eligible for non-cash compensation programs offered by Capital Brokerage Corporation or an affiliated company, such as conferences, trips, prizes and awards. The amount of other cash and non-cash compensation paid by Capital Brokerage Corporation or its affiliated companies ranges significantly among the selling firms. Likewise, the amount received by Capital Brokerage Corporation from the selling firms ranges significantly.

The commissions listed above are maximum commissions paid, and reflect situations where we pay a higher commission for a short period of time for a special promotion.

No specific charge is assessed directly to contract owners or the Separate Account to cover commissions and other incentives or payments described above. We do, however, intend to recoup commissions and other sales expenses and incentives we pay through fees and charges deducted under the contract and any other corporate revenue.

All commissions, special marketing allowances and other payments made or received by Capital Brokerage Corporation to or from selling firms come from or are allocated to the general assets of Capital Brokerage Corporation or one of its affiliated companies. Therefore, regardless of the amount paid or received by Capital Brokerage Corporation or one of its affiliated companies, the amount of expenses you pay under the contract do not vary because of such payments to or from such selling firms.

Even though your contract costs are not determined based on amounts paid to or received from Capital Brokerage Corporation or the selling firm, the prospect of receiving, or the receipt of, additional compensation as described above may create an incentive for selling firms and/or their registered representative to sell you this product versus another product with respect with which a selling firm does not receive additional compensation, or a lower level of additional compensation. You may wish to take such compensation arrangements into account when considering and evaluating any recommendation relating to the contracts.


During 2010, no commissions were paid to Capital Brokerage Corporation for the sale of contracts in the Separate Account as this product commenced new sales on January 19, 2010. In 2010, 2009 and 2008, no underwriting commissions were paid to Capital Brokerage Corporation. Although neither we nor Capital Brokerage Corporation anticipate discontinuing the offering of the contracts, we do reserve the right to discontinue offering the contracts at any time.

ADDITIONAL INFORMATION

Owner Questions

The obligations to owners under the contracts are ours. Please direct your questions and concerns to us at our Home Office.

Return Privilege

Within 10 days after you receive the contract (or such longer period as may be required by applicable law), you may cancel it for any reason by delivering or mailing it postage prepaid, to:

                  Genworth Life and Annuity Insurance Company
                             Annuity New Business
                            6610 West Broad Street
                           Richmond, Virginia 23230

If you exercise this right, we will cancel the contract as of the Valuation Day we receive your request at our Home Office and send you a refund equal to your Contract Value plus any charges we have deducted from purchase payments prior to the allocation to the Separate Account (and excluding any charges the Portfolios may have deducted) on or before the Valuation Day we received the returned contract at our Home Office. Or, if required by the law of your state, we will refund your purchase payments (less any withdrawals previously taken).

If you cancel your contract, it will be void. In certain states, you may have more than 10 days to return the contract for a refund.

State Regulation

As a life insurance company organized and operated under the laws of the Commonwealth of Virginia, we are subject to provisions governing life insurers and to regulation by the Virginia Commissioner of Insurance.

Our books and accounts are subject to review and examination by the State Corporation Commission of the Commonwealth of Virginia at all times. That Commission conducts a full examination of our operations at least every five years.

Evidence of Death, Age, Gender, Marital Status or Survival

We may require proof death, age, gender, marital status or survival and any other required forms before we act on contract provisions relating to the death of any person or persons, or those provisions that are dependent upon age, gender, marital status or survival.

Records and Reports

As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to the Separate Account. At least once each year, we will send you a report showing information about your contract for the period covered by the report. The report will show the total Contract Value and a breakdown of the assets in each Subaccount. The report also will show purchase payments and charges made during the statement period. We also will send you an annual and a semi-annual report for each Portfolio underlying a Subaccount to which you have allocated assets, as required by the 1940 Act. In addition, you will receive a written confirmation when you make purchase payments, transfers, or take partial withdrawals.

Other Information

We have filed a Registration Statement with the SEC, under the Securities Act of 1933 as amended, for the contracts being offered by this prospectus. This prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the Separate Account, the Company, and the contracts offered. Statements in this prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as filed with the SEC and available on the SEC's website at http://www.sec.gov.

Exemption to File Periodic Reports

The Company does not intend to file periodic reports required under the Securities Exchange Act of 1934 in reliance on the exemption provided by Rule 12h-7 thereunder.

Legal Proceedings

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In our insurance operations, we are, have been, or may become subject to class actions and individual suits alleging, among other things, issues relating to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, product disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits, charging excessive or impermissible fees on products, recommending unsuitable products to customers and breaching fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. In our investment-related operations, we are subject to litigation involving commercial disputes with counterparties. We are also subject to litigation arising out of our general business activities such as our contractual and employment relationships. We are also subject to various regulatory inquiries, such as information requests, subpoenas, books and record examinations and market conduct and financial examinations from state and federal regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.

We cannot ensure that the current investigations and proceedings will not have a material adverse effect on our business, financial condition or results of operations. In addition, it is possible that related investigations and proceedings may be commenced in the future, and we could become subject to further investigations and have lawsuits filed against us. In addition, increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal precedents and industry-wide regulations or practices that could adversely affect our business, financial condition and results of operations.

The Company shall, and may through insurance coverage, indemnify any directors or officers who are a party to any proceeding by reason of the fact that he or she was or is a director or officer of the Company against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Such indemnification covers all judgments , settlements, penalties, fines and reasonable expenses incurred with respect to such proceeding. If the person involved is not a director or officer of the Company, the board of directors may cause the Company to indemnify, or contract to indemnify, to the same extent allowed for its directors and officers, such person who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the depositor pursuant to the foregoing provisions, or otherwise, the depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the depositor of expenses incurred or paid by a director, officer or controlling person of the depositor in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Capital Brokerage Corporation is not in any pending or threatened lawsuits that are reasonably likely to have a material adverse impact on us or on the Separate Account.

Although it is not anticipated that these developments will have an adverse impact on us, the Separate Account, or on the ability of Capital Brokerage Corporation to perform under its principal underwriting agreement, there can be no assurance at this time.

APPENDIX A

Examples of the Available Death Benefits

Basic Death Benefit

The purpose of this example is to show how the Basic Death Benefit works based on purely hypothetical values and is not intended to depict investment performance of the contract.

Example:  Assuming an owner:

   (1) purchases a contract for $100,000;

   (2) makes no additional purchase payments and takes no partial withdrawals;

   (3) is not subject to premium taxes; and

   (4) the Annuitant is age 75 on the Contract Date; then

Annuitant's End of Contract     Basic
    Age      Year   Value   Death Benefit
-----------------------------------------
    76        1    $103,000   $103,000
    77        2     112,000    112,000
    78        3      90,000    100,000
    79        4     135,000    135,000
    80        5     130,000    130,000
    81        6     150,000    150,000
    82        7     125,000    125,000
    83        8     145,000    145,000
-----------------------------------------

Partial withdrawals (including partial withdrawals taken pursuant to the terms of Income Protector) will reduce the Basic Death Benefit by the proportion that the partial withdrawal (including any applicable surrender charge and any premium tax assessed) reduces your Contract Value. For example:

       Purchase Contract     Basic
 Date  Payment   Value   Death Benefit
--------------------------------------
2/2/10 $20,000  $20,000     $20,000
2/2/18           20,000      20,000
2/2/19           14,000      20,000
--------------------------------------

If a partial withdrawal of $7,000 is made on February 2, 2019, the Basic Death Benefit immediately after the partial withdrawal will be $10,000 ($20,000 to $10,000) since the Contract Value is reduced 50% by the partial withdrawal ($14,000 to $7,000). This is true only if the Basic Death Benefit immediately prior to the partial withdrawal (as calculated above) is not the Contract Value on the date we receive due proof of the Annuitant's death. It also assumes that no surrender charge applies, and that no premium tax applies to the partial withdrawal. This example is based on purely hypothetical values and is not intended to depict investment performance of the contract.

Annual Step-Up Death Benefit Rider

The following example shows how the Annual Step-Up Death Benefit Rider works based on hypothetical values. It is not intended to depict investment performance of the contract. The example assumes that an owner purchases a contract with an Annuitant age 75 at the time of issue. In addition, the example assumes that:

   (1) the owner purchases the contract for $100,000;

   (2) the owner makes no additional purchase payments; and

   (3) the owner takes no partial withdrawals; then

End of Annuitant's Contract Death Benefit
 Year      Age      Value      Amount
-----------------------------------------
  1        76      $103,000   $103,000
  2        77       112,000    112,000
  3        78        90,000    112,000
  4        79       135,000    135,000
  5        80       130,000    135,000
  6        81       150,000    135,000
  7        82       125,000    135,000
  8        83       145,000    135,000
-----------------------------------------

Partial withdrawals (including partial withdrawals taken pursuant to the terms of Income Protector will reduce the Annual Step-Up Death Benefit by the proportion that the partial withdrawal (including any surrender charge and any premium tax assessed) reduces your Contract Value.

Rollup Death Benefit Rider

The following example shows how the Rollup Death Benefit Rider works based on hypothetical values. It is not intended to depict investment performance of the contract. The example assumes that an owner purchases a contract with an Annuitant age 70 at the time of issue. In addition, the example assumes that:

   (1) the owner purchases the contract for $100,000;

   (2) the contract earns a 0% net return;

   (3) the owner makes no additional purchase payments;

   (4) the annual rollup and withdrawal factor for the rider is 5%;

   (5) the owner takes annual partial withdrawals equal to 5% of purchase payments at end of the contract year; and

   (6) the contract is not subject to premium taxes.

                    Partial
End of Annuitant's Withdrawal Contract   5% Rollup
 Year      Age       Amount    Value   Death Benefit
----------------------------------------------------
   0       70        $    0   $100,000   $100,000
   1       71         5,000     95,000    100,000
   2       72         5,000     90,000    100,000
   3       73         5,000     85,000    100,000
   4       74         5,000     80,000    100,000
   5       75         5,000     75,000    100,000
   6       76         5,000     70,000    100,000
   7       77         5,000     65,000    100,000
   8       78         5,000     60,000    100,000
   9       79         5,000     55,000    100,000
  10       80         5,000     50,000    100,000
  11       81         5,000     45,000    100,000
  12       82         5,000     40,000    100,000
  13       83         5,000     35,000    100,000
  14       84         5,000     30,000    100,000
  15       85         5,000     25,000    100,000
  16       86         5,000     20,000    100,000
  17       87         5,000     15,000     95,000
  18       88         5,000     10,000     90,000
  19       89         5,000      5,000     85,000
  20       90         5,000          0          0
----------------------------------------------------

Partial withdrawals amounting to 5% or less of purchase payments annually will reduce the 5% Rollup Death Benefit on a non pro-rata (dollar-for-dollar) basis. Therefore, in the example above, though a $5,000 partial withdrawal is taken at the end of year 1, the 5% Rollup Death Benefit immediately after the partial withdrawal is still equal to $100,000 since the benefit is reduced only by the same dollar amount of the partial withdrawal.

Partial withdrawals exceeding 5% of purchase payments in any year will reduce the Rollup Death Benefit on a pro rata basis (by the proportion that the partial withdrawal, including any applicable surrender charges, and any premium taxes assessed, reduces your Contract Value. All partial withdrawals that exceed the 5% threshold will reduce the 5% Rollup Death Benefit on a pro rata basis). For example:

                                                   5% Rollup
                                      5% Rollup      Death
                                    Death Benefit   Benefit
                                     Before Any    After the
       Purchase  Partial   Contract    Partial      Partial
 Date  Payment  Withdrawal  Value    Withdrawals  Withdrawals
-------------------------------------------------------------
2/2/10 $10,000    $    0   $10,000     $10,000      $10,000
2/2/18                 0    20,000      14,775       14,775
2/2/19             7,000    14,000      15,513        7,785
-------------------------------------------------------------

Therefore, if a $7,000 partial withdrawal is taken on February 2, 2019, $500 (5% of $10,000) will reduce the 5% Rollup Death Benefit on a non pro-rata (dollar-for-dollar) basis, to $15,013 ($15,513-$500). The remaining $6,500 of the partial withdrawal will reduce the 5% Rollup Death Benefit immediately after the partial withdrawal to $7,785 (51.85% of $15,013) since the Contract Value ($13,500, after the being reduced by $500) is reduced by 51.85% by the partial withdrawal to $7,000.

The following example shows how the Rollup Death Benefit Rider works based on hypothetical values. It is not intended to depict investment performance of the contract. The example assumes that an owner purchases a contract with an Annuitant age 71 at the time of issue. In addition, the example assumes that:

   (1) the owner purchases the contract for $100,000;

   (2) the contract earns a 0% net return;

   (3) the owner makes no additional purchase payments;

   (4) the annual rollup and withdrawal factor for the rider is 4%;

   (5) the owner takes annual partial withdrawals equal to 4% of purchase payments at end of the contract year; and

   (6) the contract is not subject to premium taxes.

                    Partial
End of Annuitant's Withdrawal Contract   4% Rollup
 Year      Age       Amount    Value   Death Benefit
----------------------------------------------------
   0       71        $    0   $100,000   $100,000
   1       72         4,000     96,000    100,000
   2       73         4,000     92,000    100,000
   3       74         4,000     88,000    100,000
   4       75         4,000     84,000    100,000
   5       76         4,000     80,000    100,000
   6       77         4,000     76,000    100,000
   7       78         4,000     72,000    100,000
   8       79         4,000     68,000    100,000
   9       80         4,000     64,000    100,000
  10       81         4,000     60,000    100,000
  11       82         4,000     56,000    100,000
  12       83         4,000     52,000    100,000
  13       84         4,000     48,000    100,000
  14       85         4,000     44,000    100,000
  15       86         4,000     40,000    100,000
  16       87         4,000     36,000     96,000
  17       88         4,000     32,000     92,000
  18       89         4,000     28,000     88,000
  19       90         4,000     24,000     84,000
----------------------------------------------------

Partial withdrawals amounting to 4% or less of purchase payments annually will reduce the 4% Rollup Death Benefit on a non pro-rata (dollar-for-dollar) basis. Therefore, in the example above, though a $4,000 partial withdrawal is taken at the end of year 1, the 4% Rollup Death Benefit immediately after the partial withdrawal is still equal to $100,000 since the benefit is reduced only by the same dollar amount of the partial withdrawal.

Partial withdrawals exceeding 4% of purchase payments in any year will reduce the 4% Rollup Death Benefit on a pro-rata basis (by the proportion that the partial withdrawal, including any surrender charges, and any premium taxes assessed, reduces your Contract Value. All partial withdrawals that exceed the 4% threshold will reduce the 4% Rollup Death Benefit on a pro-rata basis). For example:

                                                   4% Rollup
                                      4% Rollup      Death
                                    Death Benefit   Benefit
                                     Before Any    After the
       Purchase  Partial   Contract    Partial      Partial
 Date  Payment  Withdrawal  Value    Withdrawals  Withdrawals
-------------------------------------------------------------
2/2/10 $10,000        --   $10,000     $10,000      $10,000
2/2/18      --        --    20,000      13,686       13,686
2/2/19      --    $7,000    14,000      14,233        7,120
-------------------------------------------------------------

Therefore, if a $7,000 partial withdrawal is taken on February 2, 2019, $400 (4% of $10,000) will reduce the 4% Rollup Death Benefit on a non pro-rata (dollar-for-dollar) basis, to $13,833 ($14,233-$400). The remaining $6,600 of the partial withdrawal will reduce the 4% Rollup Death Benefit immediately after the partial withdrawal to $7,120 (51.15% of $13,833) since the Contract Value ($13,600, after the being reduced by $400) is reduced by 51.15% by the partial withdrawal to $7,000.

Earnings Protector Death Benefit Rider

The following example shows how the Earnings Protector Death Benefit works based on purely hypothetical values. It is not intended to depict investment performance of the contract. This example assumes an owner purchases a contract with an Annuitant age 65 at the time of issue, and that he or she takes no partial withdrawals before the Annuitant's death.

                 Purchase Contract           Death   Earnings Protector
          Date   Payment   Value     Gain   Benefit    Death Benefit
         --------------------------------------------------------------
         2/2/10  $100,000 $100,000 $      0 $100,000      $     0
         2/2/25            300,000  200,000  300,000       70,000
         --------------------------------------------------------------

The Annuitant's death and notification of the death occurs on February 2, 2025. At that time, 40% of the earning or "gain" ($200,000) is $80,000.

However, since the Earnings Protector Death Benefit under this age scenario cannot exceed 70% of the purchase payments ($100,000), the Earnings Protector Death Benefit in this example will be $70,000.

TABLE OF CONTENTS

STATEMENT OF ADDITIONAL INFORMATION


THE COMPANY................................................................ B-3

THE SEPARATE ACCOUNT....................................................... B-3

THE CONTRACTS.............................................................. B-3
   Transfer of Annuity Units............................................... B-3
   Net Investment Factor................................................... B-4

TERMINATION OF PARTICIPATION AGREEMENTS.................................... B-4

CALCULATION OF PERFORMANCE DATA............................................ B-5
   Subaccount Investing in GE Investments Funds, Inc. -- Money Market Fund. B-5
   Other Subaccounts....................................................... B-6
   Other Performance Data.................................................. B-6

TAX MATTERS................................................................ B-7
   Taxation of Genworth Life and Annuity Insurance Company................. B-7
   IRS Required Distributions.............................................. B-7

GENERAL PROVISIONS......................................................... B-7
   Using the Contracts as Collateral....................................... B-7
   The Beneficiary......................................................... B-8
   Non-Participating....................................................... B-8
   Misstatement of Age or Gender........................................... B-8
   Incontestability........................................................ B-8
   Statement of Values..................................................... B-8
   Trust as Owner or Beneficiary........................................... B-8
   Written Notice.......................................................... B-8

LEGAL DEVELOPMENTS REGARDING EMPLOYMENT-RELATED BENEFIT PLANS.............. B-8

REGULATION OF GENWORTH LIFE AND ANNUITY INSURANCE COMPANY.................. B-8

EXPERTS.................................................................... B-8

FINANCIAL STATEMENTS....................................................... B-8


 Genworth Life and Annuity Insurance Company 6610 West Broad Street Richmond,
                                Virginia 23230

A Statement of Additional Information containing more detailed information about the contract and the Separate Account is available free by writing us at the address below or by calling (800) 352-9910.

Genworth Life and Annuity Insurance Company
Annuity New Business
6610 West Broad Street
Richmond, Virginia 23230

Please mail a copy of the Statement of Additional Information for the Separate Account Contract Form P1165 4/05 (Personal Income Design/SM/ One) to:

Name: __________________________________________________________________________

Address: _______________________________________________________________________
                                          Street

________________________________________________________________________________
         City                 State                                    Zip

Signature of Requestor: ________________________________________________________
                                                 Date

                    STATEMENT OF ADDITIONAL INFORMATION FOR
         FLEXIBLE PURCHASE PAYMENT VARIABLE DEFERRED ANNUITY CONTRACTS

                                FORM P1165 4/05

                                  ISSUED BY:
                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                 GENWORTH LIFE & ANNUITY VA SEPARATE ACCOUNT 2
                            6610 WEST BROAD STREET
                           RICHMOND, VIRGINIA 23230
                       TELEPHONE NUMBER: (800) 352-9910

--------------------------------------------------------------------------------


This Statement of Additional Information is not a prospectus. It should be read in conjunction with the prospectus, dated January 19, 2010, for the flexible purchase payment variable deferred annuity contracts issued by Genworth Life and Annuity Insurance Company through its Genworth Life & Annuity VA Separate Account 2. The terms used in the current prospectus for the flexible purchase payment variable deferred annuity contracts are incorporated into this Statement of Additional Information.


For a free copy of the prospectus:

Call:      (800) 352-9910

Or write:  Genworth Life and Annuity Insurance Company
           6610 West Broad Street
           Richmond, Virginia 23230

Or visit:  www.genworth.com

Or:        contact your financial representative


The date of this Statement of Additional Information is January 19, 2010.

TABLE OF CONTENTS

The Company.................................................................... B-3

The Separate Account........................................................... B-3

The Contracts.................................................................. B-3
   Transfer of Annuity Units................................................... B-3
   Net Investment Factor....................................................... B-4

Termination of Participation Agreements........................................ B-4

Calculation of Performance Data................................................ B-5
   Subaccount Investing in the GE Investments Funds, Inc. -- Money Market Fund. B-5
   Other Subaccounts........................................................... B-6
   Other Performance Data...................................................... B-6

Tax Matters.................................................................... B-7
   Taxation of Genworth Life and Annuity Insurance Company..................... B-7
   IRS Required Distributions.................................................. B-7

General Provisions............................................................. B-7
   Using the Contracts as Collateral........................................... B-7
   The Beneficiary............................................................. B-8
   Non-Participating........................................................... B-8
   Misstatement of Age or Gender............................................... B-8
   Incontestability............................................................ B-8
   Statement of Values......................................................... B-8
   Trust as Owner or Beneficiary............................................... B-8
   Written Notice.............................................................. B-8

Legal Developments Regarding Employment-Related Benefit Plans.................. B-8

Regulation of Genworth Life and Annuity Insurance Company...................... B-8

Experts........................................................................ B-8

Financial Statements........................................................... B-8

The Company

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. An affiliate of our former ultimate parent company acquired us on April 1, 1996 and ultimately contributed the majority of the outstanding common stock to Genworth Life Insurance Company ("GLIC").

On May 31, 2004, we became a direct, wholly-owned subsidiary of GLIC while remaining an indirect, wholly-owned subsidiary of Genworth Financial, Inc. ("Genworth"). Until March 12, 2007, our preferred shares were owned by an affiliate, Brookfield Life Assurance Company Limited. On March 12, 2007, we redeemed the remaining outstanding preferred shares for par value of $110.0 million and paid $2.5 million in dividends on the redeemed preferred shares. On April 30, 2007, the issued shares of preferred stock were retired.

Our principal offices are located at 6610 West Broad Street, Richmond, Virginia 23230.

On January 1, 2007, Federal Home Life Insurance Company ("FHL") and First Colony Life Insurance Company ("FCL") merged with and into the Company. The Company was the surviving entity. FHL and FCL were both stock life insurance companies operating under charter granted by the Commonwealth of Virginia and both were affiliates of the Company. We received regulatory approval from the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia for these mergers. The accompanying financial information for the Company has been presented as if the mergers had been effective for all periods and were accounted for as a pooling of interests for entities under common control, as the Company, FHL and FCL were all wholly-owned subsidiaries of Genworth.

Upon consummation of the FHL and FCL mergers, the Company transferred its ownership of American Mayflower Life Insurance Company of New York ("AML"), formerly a wholly-owned subsidiary of FCL, to Genworth Life Insurance Company of New York ("GLICNY"), an affiliate, in exchange for a non-majority ownership interest in GLICNY. AML merged into GLICNY, with GLICNY being the surviving entity. For periods beginning after December 31, 2006, AML was not in our consolidated financial statements.

We are one of a number of subsidiaries of Genworth, a leading financial security company dedicated to providing insurance, wealth management, investment management and financial solutions to more than 15 million customers, with a presence in more than 25 countries. We have two operating segments: (1) Protection and (2) Retirement Income and Institutional.

  . Protection. We offer customers term and universal life insurance and Medicare supplement insurance.

  . Retirement Income and Institutional. We offer customers a variety of wealth accumulation, income distribution and institutional products. Wealth accumulation and income distribution products principally include fixed and variable deferred and immediate individual annuities and group variable annuities offered through retirement plans. We discontinued offering variable life on and after May 1, 2008. Institutional products include funding agreements backing notes ("FABNs"), funding agreements and guaranteed investment contracts ("GICs").

We also have Corporate and Other activities, which include income and expenses not allocated to the segments.

We do business in the District of Columbia and all states, except New York.

We are subject to regulation by the State Corporation Commission of the Commonwealth of Virginia. We file an annual statement with the Virginia Commissioner of Insurance on or before March 1 of each year covering our operations and reporting on our financial condition as of December 31 of the preceding year. Periodically, the Commissioner of Insurance examines our liabilities and reserves and those of the Variable Account and assesses their adequacy, and a full examination of our operations is conducted by the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia, at least every five years.

We are also subject to the insurance laws and regulation of other states within which we are licensed to operate.

The Separate Account

In accordance with the Board Resolution establishing the Separate Account, such Separate Account will be divided into Subaccounts, each of which shall invest in the shares of a designated mutual fund portfolio, unit investment trust, managed separate account and/or other portfolios (the "Eligible Portfolios"), and net purchase payments under the contracts shall be allocated to Subaccounts which will invest in the Eligible Portfolios set forth in the contracts in accordance with the instructions received from contract owners.

The Contracts

Transfer of Annuity Units

At your request, Annuity Units may be transferred three times per calendar year from the Subaccounts in which they are currently held (subject to certain restrictions described in the contract and specific rider options).

The number of Annuity Units to be transferred is (a) times (b) divided by
(c) where:

   (a) is the number of Annuity Units in the current Subaccount desired to be transferred;

   (b) is the Annuity Unit Value for the Subaccount in which the Annuity Units are currently held; and

   (c) is the Annuity Unit Value for the Subaccount to which the transfer is made.

If the number of Annuity Units remaining in a Subaccount after the transfer is less than 1, we will transfer the remaining Annuity Units in addition to the amounts requested. We will not transfer Annuity Units into any Subaccounts unless the number of Annuity Units of that Subaccount after the transfer is at least 1. The amount of the income payment as of the date of the transfer will not be affected by the transfer (however, subsequent variable income payments will reflect the investment experience of the selected Subaccounts).

Net Investment Factor

The net investment factor measures investment performance of the Subaccounts during a Valuation Period. Each Subaccount has its own net investment factor. The net investment factor of a Subaccount available under a contract for a Valuation Period is (a) divided by (b) minus (c) where:

   (a) is the result of:

      (1) the value of the net assets of that Subaccount at the end of the preceding Valuation Period; plus

      (2) the investment income and capital gains, realized or unrealized, credited to the net assets of that Subaccount during the Valuation Period for which the net investment factor is being determined; minus

      (3) the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus

      (4) any amount charged against that Subaccount for taxes (this includes any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of that Subaccount); and

   (b) is the value of the net assets of that Subaccount at the end of the preceding Valuation Period; and

   (c) is the daily factor for the Valuation Period representing the asset charge deducted from the Subaccount adjusted for the number of days in the Valuation Period.

We will value assets in the Separate Account at their fair market value in accordance with generally accepted accounting practices and applicable laws and regulations.

Termination of Participation Agreements

The participation agreements pursuant to which the Portfolios sell their shares to the Separate Account contain varying provisions regarding termination. The following summarizes those provisions:

AIM Variable Insurance Funds. This agreement may be terminated by the parties upon six months' advance written notice.

AllianceBernstein Variable Products Series Fund, Inc.   This agreement may be
terminated by the parties upon six months' advance written notice.

American Century Variable Portfolios II, Inc. This agreement may be terminated by the parties upon six months' advance written notice to the other parties, unless a shorter time is agreed upon by the parties.

BlackRock Variable Series Funds, Inc. This agreement may be terminated by the parties upon 60 days' advance written notice.

Columbia Funds Variable Insurance Trust I. This agreement may be terminated by the parties upon 60 days' advance written notice.

Eaton Vance Variable Trust. This agreement may be terminated by the parties upon six months' advance written notice.

Federated Insurance Series. This agreement may be terminated by the parties upon six months' advance written notice.

Fidelity(R) Variable Insurance Products Fund. These agreements provide for termination upon 90 days' advance notice by either party.

Franklin Templeton Variable Insurance Products Trust. This agreement may be terminated by the parties upon 60 days' advance written notice to the other parties, unless a shorter period of time is agreed upon by the parties.

GE Investments Funds, Inc. This agreement may be terminated at the option of any party upon six months' written notice to the other parties, unless a shorter time is agreed to by the parties.

Genworth Variable Insurance Trust. This agreement may be terminated at the option of any party upon 90 days' advance written notice.

Janus Aspen Series. This agreement may be terminated by the parties upon six months' advance written notice.

Oppenheimer Variable Account Funds. This agreement may be terminated by the parties upon six months' advance written notice.

PIMCO Variable Insurance Trust. This agreement may be terminated by the parties upon six months' advance written notice, unless a shorter time is agreed to by the parties.

The Prudential Series Fund. This agreement may be terminated by the parties upon 60 days' advance written notice.

Van Kampen Life Investment Trust. This agreement may be terminated by the parties upon 180 days' advance written notice.

Calculation of Performance Data

From time to time, we may disclose total return, yield, and other performance data for the Subaccounts pertaining to the contracts. Such performance data will be computed, or accompanied by performance data computed, in accordance with the standards defined by the SEC and the FINRA.

The calculations of yield, total return, and other performance data do not reflect the effect of any premium tax that may be applicable to a particular contract. Premium taxes currently range from 0% to 3.5% of purchase payments and are generally based on the rules of the state in which you reside.

Subaccount Investing in the GE Investments Funds, Inc. -- Money Market Fund

From time to time, advertisements and sales literature may quote the yield of the Subaccounts investing in the GE Investments Funds, Inc. -- Money Market Fund for a seven-day period, in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the corresponding money market portfolio or on its portfolio securities. This current annualized yield is computed by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) at the end of the seven-day period in the value of a hypothetical account under a contract having a balance of one unit in the Subaccount investing in the GE Investments Funds, Inc. --Money Market Fund at the beginning of the period, dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return, and annualizing the result on a 365-day basis. The net change in account value reflects: 1) net income from the Portfolio attributable to an initial investment of $10,000; and 2) charges and deductions imposed under the contract which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the mortality and expense risk charge (deducted daily at an effective annual rate of 1.60% (for contracts without a surrender charge schedule) and 1.00% (for contracts with the seven-year surrender charge schedule) of the hypothetical investment in the Separate Account), the administrative expense charge (deducted daily at an effective annual rate of 0.15% of assets in the Separate Account), and the Joint Annuitant charge (deducted daily at an effective annual rate of 0.20% of assets in the Separate Account). We assume for the purposes of the yield calculation that this charge will be waived. Current Yield will be calculated according to the following formula:

Current Yield = ((NCP - ES)/UV) X (365/7)

where:

NCP  =   the net change in the value of the investment Portfolio
         (exclusive of realized gains and losses on the sale of
         securities and unrealized appreciation and depreciation
         and income other than investment income) for the
         seven-day period attributable to a hypothetical account
         having a balance of one unit.
ES   =   per unit expenses of the hypothetical account for the
         seven-day period.
UV   =   the unit value on the first day of the seven-day period.

We may also quote the effective yield of the Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund determined on a compounded basis for the same seven-day period. The effective yield is calculated by compounding the base period return according to the following formula:

Effective Yield = (1 + ((NCP - ES)/UV))/365/7/ - 1

where:

NCP  =   the net change in the value of the investment Portfolio
         (exclusive of realized gains and losses on the sale of
         securities and unrealized appreciation and depreciation
         and income other than investment income) for the
         seven-day period attributable to a hypothetical account
         having a balance of one unit.
ES   =   per unit expenses of the hypothetical account for the
         seven-day period.
UV   =   the unit value for the first day of the seven-day period.

The yield on amounts held in the Subaccount investing in the GE Investments Funds, Inc. -- Money Market Fund normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The GE Investments Funds, Inc. -- Money Market Fund's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the GE Investments Funds, Inc. -- Money Market Fund, the types and quality of portfolio securities held by that Portfolio, and that Portfolio's operating expenses. Because of the charges and deductions imposed under the contract, the yield for the Subaccount investing in the GE Investments, Funds, Inc. -- Money Market Fund will be lower than the yield for GE Investments Funds, Inc. -- Money Market Fund.

Yield calculations do not take into account the surrender charges imposed under the contract or the charges for any optional riders.

Past Performance is not a Guarantee or Projection of Future Results.

Other Subaccounts

Standardized Total Return. Sales literature or advertisements may quote total return, including average annual total return for one or more of the Subaccounts for various periods of time including 1 year, 5 years and 10 years, or from inception if any of those periods are not available.

Average annual total return for a period represents the average annual compounded rate of return that would equate an initial investment of $1,000 under a contract to the redemption value of that investment as of the last day of the period. The ending date for each period for which total return quotations are provided will be for the most recent practicable, considering the type and media of the communication, and will be stated in the communication.

For periods that began before the contract was available, performance data will be based on the performance of the underlying Portfolios, adjusted for the level of the Separate Account and contract charges currently in effect. Average annual total return will be calculated using Subaccount unit values and deductions for the annual contract charge and the surrender charge as described below:

   (1) We calculate the unit value for each Valuation Period based on the performance of the Subaccount's underlying investment Portfolio (after deductions for Portfolio expenses, the administrative expense charge, the mortality and expense risk charge and the Joint Annuitant charge).

   (2) The annual contract charge is $40 per year, deducted at the beginning of each contract year after the first. For purposes of calculating average annual total return, we assume that the annual contract charge is equivalent to 0.40% of Contract Value. This charge is waived if the Contract Value is $50,000 or more at the time the charge is due.

   (3) The surrender charge will be determined by assuming a surrender of the contract at the end of the period. Average annual total return will reflect the deduction of a surrender charge as applicable.

   (4) Standardized total return considers the maximum charges for all available optional riders.

   (5) Standardized total return does not reflect the deduction of any premium taxes.

   (6) Standardized total return will then be calculated according to the following formula:

       TR = (ERV/P)/1/N/ - 1

       where:

TR   =   the average annual total return for the
         period.
ERV  =   the ending redeemable value (reflecting
         deductions as described above) of the
         hypothetical investment at the end of the
         period.
P    =   a hypothetical single investment of $1,000.
N    =   the duration of the period (in years).

The Portfolios have provided the price information used to calculate the historical performance of the Subaccounts. We have no reason to doubt the accuracy of the figures provided by the Portfolios. We have not independently verified such information.

Other Performance Data

We may disclose cumulative total return in conjunction with the standardized format described above. The cumulative total return will be calculated using the following formula:

CTR = (ERV/P) - 1

where:

CTR  =   the cumulative total return for the period.
ERV  =   the ending redeemable value (reflecting deductions as
         described above) of the hypothetical investment at the
         end of the period.
P    =   a hypothetical single investment of $1,000.

Sales literature may also quote cumulative and/or average annual total return that does not reflect the surrender charge. This is calculated in exactly the same way as average annual total return, except that the ending redeemable value of the hypothetical investment is replaced with an ending value for the period that does not take into account any charges on withdrawn amounts. If such charges were included, the performance numbers would be lower.

Other non-standardized quotations of Subaccount performance may also be used in sales literature. Such quotations will be accompanied by a description of how they were calculated. We will accompany any non-standardized quotations of Subaccount performance with standardized performance quotations.

Tax Matters

Taxation of Genworth Life and Annuity Insurance Company

We do not expect to incur any federal income tax liability attributable to investment income or capital gains retained as part of the reserves under the contracts. See the "Tax Matters" provision of the prospectus. Based upon these expectations, no charge is being made currently to the Separate Account for federal income taxes. We will periodically review the question of a charge to the Separate Account for federal income taxes related to the Separate Account. Such a charge may be made in future years if we believe that we may incur federal income taxes. This might become necessary if the tax treatment of the Company is ultimately determined to be other than what we currently believe it to be, if there are changes made in the federal income tax treatment of annuities at the corporate level, or if there is a change in our tax status. In the event that we should incur federal income taxes attributable to investment income or capital gains retained as part of the reserves under the contracts, the Contract Value would be correspondingly adjusted by any provision or charge for such taxes.

We may also incur state and local taxes (in addition to premium taxes). At present, these taxes, with the exception of premium taxes, are not significant. If there is a material change in applicable state or local tax laws causing an increase in taxes other than premium taxes (for which we currently impose a charge), charges for such taxes attributable to the Separate Account may be made.

IRS Required Distributions

In order to be treated as an annuity contract for federal income tax purposes,
Section 72(s) of the Code requires any Non-Qualified Contract to provide that:

   (a) if any owner dies on or after the Annuity Commencement Date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that owner's death; and

   (b) if any owner dies prior to the Annuity Commencement Date, the entire interest in the contract will be distributed:

      (1) within five years after the date of that owner's death; or

      (2) as income payments which will begin within one year of that owner's death and which will be made over the life of the owner's "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary. The "designated beneficiary" generally is the person who will be treated as the sole owner of the contract following the death of the owner, joint owner or, in certain circumstances, the Annuitant or Joint Annuitant. However, if the "designated beneficiary" is the surviving spouse of the decedent, these distribution rules will not apply until the surviving spouse's death (and this spousal exception will not again be available). If any owner is not an individual, the death of the Annuitant or Joint Annuitant will be treated as the death of an owner for purposes of these rules.

The Non-Qualified Contracts contain provisions that are intended to comply with the requirements of Section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the requirements of Code Section 72(s) when clarified by regulation or otherwise.

Other rules apply to Qualified Contracts.

General Provisions

Using the Contracts as Collateral

A Non-Qualified Contract can be assigned as collateral security for a loan. We must be notified in writing if a contract is assigned. Any payment made before the assignment is recorded at our Home Office will not be affected. We are not responsible for the validity or tax consequences of an assignment. Your rights and the rights of a beneficiary may be affected by an assignment. The basic benefits of a Non-Qualified Contract are assignable. Additional benefits added by rider may or may not be available/eligible for assignment. Assigning a contract as collateral may have adverse tax consequences. See the "Tax Matters" provision of the prospectus.

A Qualified Contract may not be sold, assigned, transferred, discounted, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

THE BENEFICIARY

You may select one or more primary and contingent beneficiaries during your lifetime upon application and by filing a written request with our Home Office. Each change of beneficiary revokes any previous designation.

NON-PARTICIPATING

The contract is non-participating. It does not share in our profits or surplus. No dividends are payable.

MISSTATEMENT OF AGE OR GENDER

If any person's age or gender is misstated, any contract benefits or proceeds, or availability thereof, will be determined using the correct age and gender. If any overpayments have been made, future payments will be adjusted. Any underpayments will be paid in full.

INCONTESTABILITY

We will not contest the contract.

STATEMENT OF VALUES

At least once each year, we will send you a statement of values within 30 days after each report date. The statement will show Contract Value, purchase payments and other financial transactions made by you during the report period.

TRUST AS OWNER OR BENEFICIARY

If a trust is named as the owner or beneficiary of this contract and subsequently exercises ownership rights or claims benefits hereunder, we will have no obligation to verify that a trust is in effect or that the trustee is acting within the scope of his/her authority. Payment of contract benefits to the trustee shall release us from all obligations under the contract to the extent of the payment. When we make a payment to the trustee, we will have no obligation to ensure that such payment is applied according to the terms of the trust agreement.

WRITTEN NOTICE

Any written notice should be sent to us at our Home Office at 6610 West Broad Street, Richmond, Virginia 23230. The contract number and the Annuitant's full name must be included.

We will send all notices to the owner at the last known address on file with us.

LEGAL DEVELOPMENTS REGARDING EMPLOYMENT-RELATED BENEFIT PLANS

On July 6, 1983, the Supreme Court held in ARIZONA GOVERNING COMMITTEE FOR TAX DEFERRED ANNUITY V. NORRIS, 463 U.S. 1073 (1983), that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women on the basis of gender. The contract contains guaranteed annuity purchase rates for certain Optional Payment Plans that distinguish between men and women. Accordingly, employers and employee organizations should consider, in consultation with legal counsel, the impact of NORRIS, and Title VII generally, on any employment-related insurance or benefit program for which a contract may be purchased.

REGULATION OF GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

Besides federal securities laws and Virginia insurance law, we are subject to the insurance laws and regulations of other states within which we are licensed to operate. Generally, the Insurance Department of any other state applies the laws of the state of domicile in determining permissible investments. Presently, we are licensed to do business in the District of Columbia and all states, except New York.

EXPERTS


The consolidated financial statements and financial statement schedules of Genworth Life and Annuity Insurance Company and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and the financial statements of the Separate Account as of December 31, 2008 and for the periods indicated, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


FINANCIAL STATEMENTS


The Statement of Additional Information contains the consolidated financial statements of the Company and its subsidiaries (collectively referred to in this paragraph as the "Company") and financial statements of the Separate Account. You should distinguish the consolidated financial statements of the Company from the financial statements of the Separate Account. Please consider the consolidated financial statements of the Company only as bearing on our ability to meet our obligations under the contracts. You should not consider the consolidated financial statements of the Company as affecting the investment performance of the assets held in the Separate Account.

                  GENWORTH LIFE & ANNUITY VA SEPARATE ACCOUNT 2

                              FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 2008

      (WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT THEREON)

                  GENWORTH LIFE & ANNUITY VA SEPARATE ACCOUNT 2

                                Table of Contents

                                December 31, 2008

                                                                            PAGE
                                                                            ----
Independent Registered Public Accounting Firm's Report                      F-1
Statements of Assets and Liabilities                                        F-3
Statements of Operations                                                    F-13
Statements of Changes in Net Assets                                         F-26
Notes to Financial Statements                                               F-49

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Contract Owners
Genworth Life & Annuity VA Separate Account 2 and
The Board of Directors
Genworth Life and Annuity Insurance Company:

     We have audited the accompanying statements of assets and liabilities of Genworth Life & Annuity VA Separate Account 2 (the Account) (comprising the AIM Variable Insurance Funds -- AIM V.I. Basic Value Fund -- Series II shares, AIM V.I. Core Equity Fund -- Series I shares, AIM V.I. International Growth Fund -- Series II shares; AllianceBernstein Variable Products Series Fund, Inc. -- AllianceBernstein Balanced Wealth Strategy Portfolio -- Class B, AllianceBernstein Global Technology Portfolio -- Class B, AllianceBernstein Growth and Income Portfolio -- Class B, AllianceBernstein International Value Portfolio -- Class B, AllianceBernstein Large Cap Growth Portfolio -- Class B, AllianceBernstein Small Cap Growth Portfolio -- Class B; American Century Variable Portfolios II, Inc. -- VP Inflation Protection Fund -- Class II; BlackRock Variable Series Funds, Inc. -- BlackRock Basic Value V.I. Fund -- Class III, BlackRock Global Allocation V.I. Fund -- Class III, BlackRock Large Cap Growth V.I. Fund -- Class III, BlackRock Value Opportunities V.I. Fund -- Class III; Columbia Funds Variable Insurance Trust I -- Columbia Marsico Growth Fund, Variable Series -- Class A, Columbia Marsico International Opportunities Fund, Variable Series -- Class B; Eaton Vance Variable Trust -- VT Floating-Rate Income Fund, VT Worldwide Health Sciences Fund; Federated Insurance Series -- Federated High Income Bond Fund II -- Service Shares, Federated Kaufmann Fund II -- Service Shares; Fidelity(R) Variable Insurance Products Fund -- VIP Balanced Portfolio -- Service Class 2, VIP Contrafund(R) Portfolio -- Service Class 2, VIP Equity-Income Portfolio -- Service Class 2, VIP Growth & Income Portfolio -- Service Class 2, VIP Growth Portfolio -- Service Class 2, VIP Investment Grade Bond Portfolio -- Service Class 2, VIP Mid Cap Portfolio -- Service Class 2, VIP Value Strategies Portfolio -- Service Class 2; Franklin Templeton Variable Insurance Products Trust -- Franklin Income Securities Fund -- Class 2 Shares, Franklin Templeton VIP Founding Funds Allocation Fund -- Class 2 Shares, Mutual Shares Securities Fund -- Class 2 Shares, Templeton Growth Securities Fund -- Class 2 Shares; GE Investments Funds, Inc. -- Core Value Equity Fund -- Class 1 Shares, Income Fund -- Class 1 Shares, Mid-Cap Equity Fund -- Class 1 Shares, Money Market Fund, Real Estate Securities Fund -- Class 1 Shares, S&P 500(R) Index Fund, Small-Cap Equity Fund -- Class 1 Shares, Total Return Fund -- Class 3 Shares, U.S. Equity Fund -- Class 1 Shares; Genworth Variable Insurance Trust -- Genworth Columbia Mid Cap Value Fund, Genworth Davis NY Venture Fund, Genworth Eaton Vance Large Cap Value Fund, Genworth Legg Mason Partners Aggressive Growth Fund, Genworth PIMCO StockPLUS Fund, Genworth Putnam International Capital Opportunities Fund, Genworth Thornburg International Value Fund, Genworth Western Asset Management Core Plus Fixed Income Fund; Janus Aspen Series -- Balanced Portfolio -- Service Shares, Forty Portfolio -- Service Shares; Legg Mason Partners Variable Equity Trust -- Legg Mason Partners Variable Aggressive Growth Portfolio -- Class II, Legg Mason Partners Variable Capital and Income Portfolio -- Class II, Legg Mason Partners Variable Fundamental Value Portfolio -- Class I; MFS(R) Variable Insurance Trust -- MFS(R) Investors Trust Series -- Service Class Shares, MFS(R) Total Return Series -- Service Class Shares, MFS(R) Utilities Series -- Service Class Shares; Oppenheimer Variable Account Funds -- Oppenheimer Balanced Fund/VA -- Service Shares, Oppenheimer Capital Appreciation Fund/VA -- Service Shares, Oppenheimer Global Securities Fund/VA -- Service Shares, Oppenheimer Main Street Fund/VA -- Service Shares, Oppenheimer Main Street Small Cap Fund/VA -- Service Shares; PIMCO Variable Insurance Trust -- PIMCO All Asset Portfolio -- Advisor Class Shares, PIMCO High Yield Portfolio -- Administrative Class Shares, PIMCO Long-Term U.S. Government Portfolio -- Administrative Class Shares, PIMCO Low Duration Portfolio -- Administrative Class Shares, PIMCO Total Return Portfolio -- Administrative Class Shares; The Prudential Series Fund -- Jennison 20/20 Focus Portfolio -- Class II Shares, Jennison Portfolio -- Class II Shares, Natural Resources Portfolio -- Class II Shares; The Universal Institutional Funds, Inc. -- Equity and Income Portfolio -- Class II Shares; Van Kampen Life Investment Trust -- Comstock Portfolio -- Class II Shares; XTF Advisors Trust -- ETF 60 Portfolio -- Class II Shares) as of December 31, 2008, the related statements of operations for the year or lesser period then ended, the statements of changes in net assets for each of the years or lesser periods in the two year period then ended, and the financial highlights for each of the years or lesser periods in the three year period then ended. These financial statements and financial highlights are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the underlying mutual funds or their transfer agent. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the portfolios constituting Genworth Life & Annuity VA Separate Account 2 as of December 31, 2008, the results of their operations for the year or lesser period then ended, the changes in their net assets for each of the years or lesser periods in the two year period then ended, and the financial highlights for each of the years or lesser periods in the three year period then ended, in conformity with U.S. generally accepted accounting principles.

Richmond, Virginia
April 3, 2009

                      Statements of Assets and Liabilities

                                December 31, 2008

                                                                     AIM VARIABLE INSURANCE FUNDS
                                                               ---------------------------------------
                                                                                            AIM V.I.
                                                                 AIM V.I.     AIM V.I.   INTERNATIONAL
                                                               BASIC VALUE  CORE EQUITY     GROWTH
                                                                 FUND --       FUND --      FUND --
                                                 CONSOLIDATED   SERIES II    SERIES I      SERIES II
                                                     TOTAL        SHARES       SHARES       SHARES
                                                 -----------------------------------------------------
ASSETS:
Investments at fair value (note 2b)              $183,289,814     10,949      102,192      1,808,110
Dividend receivable                                    80,658         --           --             --
Receivable for units sold                              54,432         --           --             --
                                                 -----------------------------------------------------
      Total assets                                183,424,904     10,949      102,192      1,808,110
                                                 -----------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)         9,079         --            4             80
Payable for units withdrawn                           168,490         --            1          6,608
                                                 -----------------------------------------------------
      Total liabilities                               177,569         --            5          6,688
                                                 -----------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                        166,006,100     10,949      102,187      1,678,885
Variable annuity contract owners in
   the annuitization period                        17,241,235         --           --        122,537
                                                 -----------------------------------------------------
Net assets                                       $183,247,335     10,949      102,187      1,801,422
                                                 =====================================================
Investments in securities at cost                $228,776,299     26,740      132,864      2,468,720
                                                 =====================================================
Shares outstanding                                                 2,690        5,174         94,025
                                                               =======================================

                                                            ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
                                                 --------------------------------------------------------------------------
                                                 ALLIANCEBERNSTEIN
                                                      BALANCED      ALLIANCEBERNSTEIN  ALLIANCEBERNSTEIN  ALLIANCEBERNSTEIN
                                                       WEALTH             GLOBAL           GROWTH AND       INTERNATIONAL
                                                      STRATEGY          TECHNOLOGY           INCOME             VALUE
                                                    PORTFOLIO --      PORTFOLIO --        PORTFOLIO --       PORTFOLIO --
                                                      CLASS B            CLASS B            CLASS B            CLASS B
                                                 --------------------------------------------------------------------------
ASSETS:
Investments at fair value (note 2b)                  1,277,267            4,190              22,029           2,551,593
Dividend receivable                                         --               --                  --                  --
Receivable for units sold                                   --               --                  --                  --
                                                 --------------------------------------------------------------------------
      Total assets                                   1,277,267            4,190              22,029           2,551,593
                                                 --------------------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)             55               --                   1                 114
Payable for units withdrawn                                  1               --                   1               8,310
                                                 --------------------------------------------------------------------------
      Total liabilities                                     56               --                   2               8,424
                                                 --------------------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                           1,263,548            4,190              22,027           2,379,739
Variable annuity contract owners in
   the annuitization period                             13,663               --                  --             163,430
                                                 --------------------------------------------------------------------------
Net assets                                           1,277,211            4,190              22,027           2,543,169
                                                 ==========================================================================
Investments in securities at cost                    1,804,336            4,515              40,515           4,178,619
                                                 ==========================================================================
Shares outstanding                                     148,866              393               1,698             233,449
                                                 ==========================================================================

                 See accompanying notes to financial statements

                                                                                             AMERICAN
                                                           ALLIANCEBERNSTEIN                 CENTURY
                                                       VARIABLE PRODUCTS SERIES              VARIABLE
                                                        FUND, INC. (CONTINUED)         PORTFOLIOS II, INC.
                                                 ------------------------------------  -------------------
                                                 ALLIANCEBERNSTEIN  ALLIANCEBERNSTEIN           VP
                                                     LARGE CAP          SMALL CAP            INFLATION
                                                       GROWTH             GROWTH            PROTECTION
                                                    PORTFOLIO --       PORTFOLIO --           FUND --
                                                      CLASS B            CLASS B             CLASS II
                                                 ---------------------------------------------------------
ASSETS:
Investments at fair value (note 2b)                   $117,658             951               4,116,441
Dividend receivable                                         --              --                      --
Receivable for units sold                                   --              --                      --
                                                 ---------------------------------------------------------
      Total assets                                     117,658             951               4,116,441
                                                 ---------------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)              4              --                     167
Payable for units withdrawn                                 --              --                   2,705
                                                 ---------------------------------------------------------
      Total liabilities                                      4              --                   2,872
                                                 ---------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                             117,654             951               3,799,275
Variable annuity contract owners in
   the annuitization period                                 --              --                 314,294
                                                 ---------------------------------------------------------
Net assets                                            $117,654             951               4,113,569
                                                 =========================================================
Investments in securities at cost                     $159,171             943               4,005,543
                                                 =========================================================
Shares outstanding                                       6,526             115                 415,802
                                                 =========================================================

                                                                                                               COLUMBIA
                                                                                                            FUNDS VARIABLE
                                                          BLACKROCK VARIABLE SERIES FUNDS, INC.           INSURANCE TRUST I
                                                 -------------------------------------------------------  -----------------
                                                                                                               COLUMBIA
                                                                 BLACKROCK     BLACKROCK     BLACKROCK          MARSICO
                                                   BLACKROCK      GLOBAL       LARGE CAP       VALUE         GROWTH FUND,
                                                  BASIC VALUE   ALLOCATION      GROWTH     OPPORTUNITIES       VARIABLE
                                                 V.I. FUND --  V.I. FUND --  V.I. FUND --   V.I. FUND --       SERIES --
                                                   CLASS III     CLASS III     CLASS III     CLASS III          CLASS A
                                                 --------------------------------------------------------------------------
ASSETS:
Investments at fair value (note 2b)                 134,711     33,463,722      16,487         35,805           212,575
Dividend receivable                                      --             --          --             --                --
Receivable for units sold                                --             --          --             --                --
                                                 --------------------------------------------------------------------------
      Total assets                                  134,711     33,463,722      16,487         35,805           212,575
                                                 --------------------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)           5          1,826           1              1                 8
Payable for units withdrawn                              --          4,889           1             --                 2
                                                 --------------------------------------------------------------------------
      Total liabilities                                   5          6,715           2              1                10
                                                 --------------------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                          134,706     25,817,527      16,485         35,804           212,565
Variable annuity contract owners in
   the annuitization period                              --      7,639,480          --             --                --
                                                 --------------------------------------------------------------------------
Net assets                                          134,706     33,457,007      16,485         35,804           212,565
                                                 ==========================================================================
Investments in securities at cost                   243,959     40,903,312      27,934         37,783           292,183
                                                 ==========================================================================
Shares outstanding                                   16,191      2,961,391       2,207          4,018            15,805
                                                 ==========================================================================

                 See accompanying notes to financial statements

                                                       COLUMBIA
                                                    FUNDS VARIABLE
                                                      INSURANCE              EATON VANCE                FEDERATED
                                                 TRUST I (CONTINUED)        VARIABLE TRUST          INSURANCE SERIES
                                                 -------------------  -------------------------  ----------------------
                                                       COLUMBIA
                                                       MARSICO                                   FEDERATED
                                                    INTERNATIONAL                                   HIGH
                                                    OPPORTUNITIES                        VT        INCOME     FEDERATED
                                                        FUND,               VT        WORLDWIDE     BOND      KAUFMANN
                                                       VARIABLE       FLOATING--RATE    HEALTH   FUND II --  FUND II --
                                                      SERIES --           INCOME       SCIENCES    SERVICE     SERVICE
                                                       CLASS B             FUND         FUND       SHARES      SHARES
                                                 ----------------------------------------------------------------------
ASSETS:
Investments at fair value (note 2b)                   $1,382,336         1,167,627      59,766       --       1,016,277
Dividend receivable                                           --             7,186          --       --              --
Receivable for units sold                                     --                --          --       --              --
                                                 ----------------------------------------------------------------------
      Total assets                                     1,382,336         1,174,813      59,766       --       1,016,277
                                                 ----------------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)               60              (103)          2       --              47
Payable for units withdrawn                                5,276               161          --       --           4,238
                                                 ----------------------------------------------------------------------
      Total liabilities                                    5,336                58           2       --           4,285
                                                 ----------------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                             1,294,595         1,097,053      59,764       --         929,562
Variable annuity contract owners in
   the annuitization period                               82,405            77,702          --       --          82,430
                                                 ----------------------------------------------------------------------
Net assets                                            $1,377,000         1,174,755      59,764       --       1,011,992
                                                 ======================================================================
Investments in securities at cost                     $2,216,483         1,481,933      65,425       --         996,821
                                                 ======================================================================
Shares outstanding                                       132,281           177,451       5,803       --         104,879
                                                 ======================================================================

                                                            FIDELITY(R) VARIABLE
                                                           INSURANCE PRODUCTS FUND
                                                 ------------------------------------------
                                                      VIP           VIP            VIP
                                                   BALANCED    CONTRAFUND(R)  EQUITY-INCOME
                                                 PORTFOLIO --   PORTFOLIO --   PORTFOLIO --
                                                    SERVICE       SERVICE        SERVICE
                                                    CLASS 2       CLASS 2        CLASS 2
                                                 ------------------------------------------
ASSETS:
Investments at fair value (note 2b)                1,726,634       785,075       106,134
Dividend receivable                                       --            --            --
Receivable for units sold                                 --            --            --
                                                 ------------------------------------------
      Total assets                                 1,726,634       785,075       106,134
                                                 ------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)           84            31             4
Payable for units withdrawn                            2,741             3             3
                                                 ------------------------------------------
      Total liabilities                                2,825            34             7
                                                 ------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                         1,610,403       785,041       106,127
Variable annuity contract owners in
   the annuitization period                          113,406            --            --
                                                 ------------------------------------------
Net assets                                         1,723,809       785,041       106,127
                                                 ==========================================
Investments in securities at cost                  2,475,295     1,391,035       160,339
                                                 ==========================================
Shares outstanding                                   177,091        51,854         8,164
                                                 ==========================================

                 See accompanying notes to financial statements


                                                       FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND (CONTINUED)
                                                 --------------------------------------------------------------------

                                                                                  VIP
                                                      VIP                     INVESTMENT                      VIP
                                                   GROWTH &         VIP          GRADE          VIP          VALUE
                                                    INCOME        GROWTH         BOND         MID CAP     STRATEGIES
                                                 PORTFOLIO --  PORTFOLIO --  PORTFOLIO --  PORTFOLIO --  PORTFOLIO --
                                                    SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
                                                    CLASS 2       CLASS 2       CLASS 2       CLASS 2       CLASS 2
                                                 --------------------------------------------------------------------
ASSETS:
Investments at fair value (note 2b)                   $--         54,258        135,642       124,459       29,979
Dividend receivable                                    --             --             --            --           --
Receivable for units sold                              --             --             --            --           --
                                                 --------------------------------------------------------------------
      Total assets                                     --         54,258        135,642       124,459       29,979
                                                 --------------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)        --              2              4             6            1
Payable for units withdrawn                            --             --              4             3            1
                                                 --------------------------------------------------------------------
      Total liabilities                                --              2              8             9            2
                                                 --------------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                             --         54,256        135,634       124,450       29,977
Variable annuity contract owners in
   the annuitization period                            --             --             --            --           --
                                                 --------------------------------------------------------------------
Net assets                                            $--         54,256        135,634       124,450       29,977
                                                 ====================================================================
Investments in securities at cost                     $--         91,828        137,226       200,420       77,252
                                                 ====================================================================
Shares outstanding                                     --          2,328         11,673         6,869        6,044
                                                 ====================================================================

                                                               FRANKLIN TEMPLETON
                                                        VARIABLE INSURANCE PRODUCTS TRUST
                                                 ----------------------------------------------
                                                                    FRANKLIN
                                                                    TEMPLETON
                                                                       VIP
                                                    FRANKLIN        FOUNDING         MUTUAL
                                                     INCOME           FUNDS          SHARES
                                                   SECURITIES      ALLOCATION      SECURITIES
                                                     FUND --         FUND --         FUND --
                                                 CLASS 2 SHARES  CLASS 2 SHARES  CLASS 2 SHARES
                                                 ----------------------------------------------
ASSETS:
Investments at fair value (note 2b)                18,773,486      6,534,850       3,145,740
Dividend receivable                                        --             --              --
Receivable for units sold                                  --             --              --
                                                 ----------------------------------------------
      Total assets                                 18,773,486      6,534,850       3,145,740
                                                 ----------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)           899            324             140
Payable for units withdrawn                             1,723            142          10,464
                                                 ----------------------------------------------
      Total liabilities                                 2,622            466          10,604
                                                 ----------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                         17,736,543      6,256,166       2,934,192
Variable annuity contract owners in
   the annuitization period                         1,034,321        278,218         200,944
                                                 ----------------------------------------------
Net assets                                         18,770,864      6,534,384       3,135,136
                                                 ==============================================
Investments in securities at cost                  26,035,684      9,683,132       3,544,700
                                                 ==============================================
Shares outstanding                                  1,655,510      1,164,857         267,041
                                                 ==============================================

                 See accompanying notes to financial statements

                                                      FRANKLIN
                                                     TEMPLETON
                                                      VARIABLE
                                                      INSURANCE
                                                      PRODUCTS
                                                 TRUST (CONTINUED)            GE INVESTMENTS FUNDS, INC.
                                                 -----------------  ----------------------------------------------
                                                     TEMPLETON
                                                       GROWTH         CORE VALUE                        MID-CAP
                                                     SECURITIES         EQUITY          INCOME          EQUITY
                                                      FUND --           FUND --         FUND --         FUND --
                                                   CLASS 2 SHARES   CLASS 1 SHARES  CLASS 1 SHARES  CLASS 1 SHARES
                                                 -----------------------------------------------------------------
ASSETS:
Investments at fair value (note 2b)                   $222,403           3,807          155,169          77,808
Dividend receivable                                         --              --               --              --
Receivable for units sold                                   --              --               --              --
                                                 -----------------------------------------------------------------
      Total assets                                     222,403           3,807          155,169          77,808
                                                 -----------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)              8              --                7               4
Payable for units withdrawn                                  2              --                2               3
                                                 -----------------------------------------------------------------
      Total liabilities                                     10              --                9               7
                                                 -----------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                             222,393           3,807          155,160          77,801
Variable annuity contract owners in
   the annuitization period                                 --              --               --              --
                                                 -----------------------------------------------------------------
Net assets                                            $222,393           3,807          155,160          77,801
                                                 =================================================================
Investments in securities at cost                     $404,948           5,115          177,104         122,307
                                                 =================================================================
Shares outstanding                                      27,122             588           15,109           7,410
                                                 =================================================================






                                                               GE INVESTMENTS FUNDS, INC.
                                                 -----------------------------------------------------

                                                              REAL ESTATE                  SMALL-CAP
                                                   MONEY      SECURITIES    S&P 500(R)      EQUITY
                                                   MARKET       FUND --       INDEX         FUND --
                                                    FUND    CLASS 1 SHARES     FUND     CLASS 1 SHARES
                                                 -----------------------------------------------------
ASSETS:
Investments at fair value (note 2b)              7,240,360      760,305       480,222       86,398
Dividend receivable                                  6,943           --            --           --
Receivable for units sold                           54,432           --            --           --
                                                 -----------------------------------------------------
      Total assets                               7,301,735      760,305       480,222       86,398
                                                 -----------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)        284           31            22            3
Payable for units withdrawn                             --        2,661             2           --
                                                 -----------------------------------------------------
      Total liabilities                                284        2,692            24            3
                                                 -----------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                       6,918,365      713,807       480,198       86,395
Variable annuity contract owners in
   the annuitization period                        383,086       43,806            --           --
                                                 -----------------------------------------------------
Net assets                                       7,301,451      757,613       480,198       86,395
                                                 =====================================================
Investments in securities at cost                7,240,360      889,554       811,946      160,384
                                                 =====================================================
Shares outstanding                               7,240,360      117,694        30,014       11,550
                                                 =====================================================

                 See accompanying notes to financial statements

                                                         GE INVESTMENTS
                                                     FUNDS, INC. (CONTINUED)
                                                 ------------------------------



                                                  TOTAL RETURN     U.S. EQUITY
                                                     FUND --          FUND --
                                                 CLASS 3 SHARES  CLASS 1 SHARES
                                                 ------------------------------
ASSETS:
Investments at fair value (note 2b)                $47,865,482        18,860
Dividend receivable                                         --            --
Receivable for units sold                                   --            --
                                                 ------------------------------
      Total assets                                  47,865,482        18,860
                                                 ------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)          2,525            --
Payable for units withdrawn                              4,040             1
                                                 ------------------------------
      Total liabilities                                  6,565             1
                                                 ------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                          45,110,853        18,859
Variable annuity contract owners in
   the annuitization period                          2,748,064            --
                                                 ------------------------------
Net assets                                         $47,858,917        18,859
                                                 ==============================
Investments in securities at cost                  $65,441,314        33,459
                                                 ==============================
Shares outstanding                                   3,760,054           840
                                                 ==============================


                                                                    GENWORTH VARIABLE INSURANCE TRUST
                                                 ----------------------------------------------------------------------
                                                                                    GENWORTH                GENWORTH
                                                 GENWORTH               GENWORTH   LEGG MASON                PUTNAM
                                                 COLUMBIA   GENWORTH  EATON VANCE   PARTNERS    GENWORTH  INTERNATIONAL
                                                 MID CAP    DAVIS NY   LARGE CAP   AGGRESSIVE    PIMCO       CAPITAL
                                                   VALUE     VENTURE      VALUE       GROWTH   STOCKPLUS  OPPORTUNITIES
                                                   FUND       FUND        FUND        FUND        FUND         FUND
                                                 ----------------------------------------------------------------------
ASSETS:
Investments at fair value (note 2b)              1,011,962    8,430    2,601,751   3,135,335   4,198,122    1,128,169
Dividend receivable                                     --       --           --          --          --           --
Receivable for units sold                               --       --           --          --          --           --
                                                 ----------------------------------------------------------------------
      Total assets                               1,011,962    8,430    2,601,751   3,135,335   4,198,122    1,128,169
                                                 ----------------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)         47       --          119         144         192           52
Payable for units withdrawn                          4,274        1       10,858      13,443      17,480        5,302
                                                 ----------------------------------------------------------------------
      Total liabilities                              4,321        1       10,977      13,587      17,672        5,354
                                                 ----------------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in
   the accumulation period                         925,519    8,429    2,388,263   2,875,344   3,856,417    1,039,519
Variable annuity contract owners in
   the annuitization period                         82,122       --      202,511     246,404     324,033       83,296
                                                 ----------------------------------------------------------------------
Net assets                                       1,007,641    8,429    2,590,774   3,121,748   4,180,450    1,122,815
                                                 ======================================================================
Investments in securities at cost                1,027,697    8,098    2,521,399   2,958,977   4,428,652    1,054,710
                                                 ======================================================================
Shares outstanding                                 150,285    1,176      338,708     420,331     612,444      168,323
                                                 ======================================================================

                 See accompanying notes to financial statements

                                                                                                                             MFS(R)
                                         GENWORTH VARIABLE                                                                 VARIABLE
                                             INSURANCE                                            LEGG MASON               INSURANCE
                                         TRUST (CONTINUED)       JANUS ASPEN SERIES     PARTNERS VARIABLE EQUITY TRUST       TRUST
                                     -------------------------  --------------------  -----------------------------------  ---------
                                                                                                  LEGG MASON     LEGG
                                                     GENWORTH                         LEGG MASON   PARTNERS      MASON      MFS(R)
                                                      WESTERN                          PARTNERS    VARIABLE    PARTNERS    INVESTORS
                                                       ASSET                           VARIABLE     CAPITAL    VARIABLE      TRUST
                                        GENWORTH    MANAGEMENT   BALANCED    FORTY    AGGRESSIVE      AND     FUNDAMENTAL   SERIES
                                       THORNBURG     CORE PLUS  PORTFOLIO  PORTFOLIO    GROWTH      INCOME       VALUE        --
                                     INTERNATIONAL     FIXED        --        --       PORTFOLIO   PORTFOLIO   PORTFOLIO    SERVICE
                                         VALUE        INCOME     SERVICE    SERVICE       --          --          --         CLASS
                                          FUND         FUND       SHARES    SHARES     CLASS II    CLASS II     CLASS I     SHARES
                                     -----------------------------------------------------------------------------------------------
ASSETS:
Investments at fair value (note 2b)    $983,551      2,542,027  2,643,423  3,268,087    30,291       9,612      28,293       4,429
Dividend receivable                          --             --         --         --        --          --          --          --
Receivable for units sold                    --             --         --         --        --          --          --          --
                                     -----------------------------------------------------------------------------------------------
      Total assets                      983,551      2,542,027  2,643,423  3,268,087    30,291       9,612      28,293       4,429
                                     -----------------------------------------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to
   affiliate (note 4b)                       46            120        146        148         1           1           1          --
Payable for units withdrawn               4,099          1,704      1,897     13,195         1           1           1           1
                                     -----------------------------------------------------------------------------------------------
      Total liabilities                   4,145          1,824      2,043     13,343         2           2           2           1
                                     -----------------------------------------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract
   owners in the accumulation
   period                               898,355      2,341,554  1,930,938  3,010,953    30,289          --      28,291       4,428
Variable annuity contract owners in
   the annuitization period              81,051        198,649    710,442    243,791        --       9,610          --          --
                                     -----------------------------------------------------------------------------------------------
Net assets                             $979,406      2,540,203  2,641,380  3,254,744    30,289       9,610      28,291       4,428
                                     ===============================================================================================
Investments in securities at cost      $930,485      2,418,731  3,225,732  4,270,908    52,039       9,218      48,365       6,982
                                     ===============================================================================================
Shares outstanding                      131,445        238,149    111,302    143,842     3,129       1,231       2,108         304
                                     ===============================================================================================

                 See accompanying notes to financial statements

                                                                                                                             PIMCO
                                     MFS(R) VARIABLE                                                                        VARIABLE
                                         INSURANCE                                                                         INSURANCE
                                    TRUST (CONTINUED)             OPPENHEIMER VARIABLE ACCOUNT FUNDS                         TRUST
                                  ---------------------  ----------------------------------------------------------------  ---------
                                                                                                              OPPENHEIMER
                                    MFS(R)                                                                        MAIN       PIMCO
                                     TOTAL      MFS(R)                 OPPENHEIMER  OPPENHEIMER  OPPENHEIMER     STREET       ALL
                                    RETURN    UTILITIES  OPPENHEIMER     CAPITAL       GLOBAL        MAIN        SMALL       ASSET
                                    SERIES     SERIES     BALANCED    APPRECIATION   SECURITIES     STREET        CAP      PORTFOLIO
                                      --         --        FUND/VA       FUND/VA       FUND/VA     FUND/VA      FUND/VA        --
                                    SERVICE    SERVICE       --            --            --          --            --       ADVISOR
                                     CLASS      CLASS      SERVICE       SERVICE       SERVICE     SERVICE      SERVICE      CLASS
                                    SHARES      SHARES      SHARES       SHARES        SHARES       SHARES       SHARES     SHARES
                                  --------------------------------------------------------------------------------------------------
ASSETS:
Investments at fair value
   (note 2b)                      $1,480,874   122,106     407,296       111,037     1,698,486    3,936,566     713,952     115,866
Dividend receivable                       --        --          --            --            --           --          --          --
Receivable for units sold                 --        --          --            --            --           --          --          --
                                  --------------------------------------------------------------------------------------------------
      Total assets                 1,480,874   122,106     407,296       111,037     1,698,486    3,936,566     713,952     115,866
                                  --------------------------------------------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to
   affiliate (note 4b)                    76         5          22             3            77          179          31           4
Payable for units withdrawn            3,254         2       1,412            --         6,794       16,313       3,734           2
                                  --------------------------------------------------------------------------------------------------
      Total liabilities                3,330         7       1,434             3         6,871       16,492       3,765           6
                                  --------------------------------------------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity
   contract owners in the
   accumulation period             1,331,424   122,099     306,744       111,034     1,568,187    3,632,601     668,125     115,860
Variable annuity contract owners
   in the annuitization period       146,120        --      99,118            --       123,428      287,473      42,062          --
                                  --------------------------------------------------------------------------------------------------
Net assets                        $1,477,544   122,099     405,862       111,034     1,691,615    3,920,074     710,187     115,860
                                  ==================================================================================================
Investments in securities at
   cost                           $1,844,040   193,012     640,271       156,576     1,658,671    3,919,184     926,549     132,524
                                  ==================================================================================================
Shares outstanding                    97,170     6,780      48,603         4,368        84,839      272,993      67,737      12,553
                                  ==================================================================================================

                 See accompanying notes to financial statements



                                            PIMCO VARIABLE INSURANCE TRUST (CONTINUED)
                                  --------------------------------------------------------------
                                                       PIMCO
                                       PIMCO      LONG-TERM U.S.       PIMCO           PIMCO
                                    HIGH YIELD      GOVERNMENT     LOW DURATION    TOTAL RETURN
                                   PORTFOLIO --    PORTFOLIO --     PORTFOLIO --   PORTFOLIO --
                                  ADMINISTRATIVE  ADMINISTRATIVE  ADMINISTRATIVE  ADMINISTRATIVE
                                   CLASS SHARES    CLASS SHARES    CLASS SHARES    CLASS SHARES
                                  --------------------------------------------------------------
ASSETS:
Investments at fair value
   (note 2b)                        $1,140,923       1,141,818       9,640,095       4,220,882
Dividend receivable                      8,877           3,716          38,657          15,279
Receivable for units sold                   --              --              --              --
                                  --------------------------------------------------------------
      Total assets                   1,149,800       1,145,534       9,678,752       4,236,161
                                  --------------------------------------------------------------
LIABILITIES:
Accrued expenses payable to
   affiliate (note 4b)                     109             185             464             202
Payable for units withdrawn              1,132             896           5,375           1,704
                                  --------------------------------------------------------------
      Total liabilities                  1,241           1,081           5,839           1,906
                                  --------------------------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity
   contract owners in the
   accumulation period               1,065,079       1,064,771       9,036,240       4,035,585
Variable annuity contract owners
   in the annuitization period          83,480          79,682         636,673         198,670
                                  --------------------------------------------------------------
Net assets                          $1,148,559       1,144,453       9,672,913       4,234,255
                                  ==============================================================
Investments in securities at
   cost                             $1,160,490       1,033,211       9,978,031       4,237,845
                                  ==============================================================
Shares outstanding                     201,577          93,362         995,878         409,397
                                  ==============================================================

                                                                   THE UNIVERSAL
                                                                   INSTITUTIONAL
                                     THE PRUDENTIAL SERIES FUND     FUNDS, INC.
                                  -------------------------------  -------------

                                   JENNISON                            EQUITY
                                    20/20                NATURAL        AND
                                    FOCUS    JENNISON   RESOURCES      INCOME
                                  PORTFOLIO  PORTFOLIO  PORTFOLIO    PORTFOLIO
                                      --         --         --           --
                                  CLASS II   CLASS II   CLASS II     CLASS II
                                    SHARES     SHARES     SHARES       SHARES
                                  ----------------------------------------------
ASSETS:
Investments at fair value
   (note 2b)                       224,339     2,054      672,030     116,083
Dividend receivable                     --        --           --          --
Receivable for units sold               --        --           --          --
                                  ----------------------------------------------
      Total assets                 224,339     2,054      672,030     116,083
                                  ----------------------------------------------
LIABILITIES:
Accrued expenses payable to
   affiliate (note 4b)                   9        --           35           6
Payable for units withdrawn              3         1        1,616           3
                                  ----------------------------------------------
      Total liabilities                 12         1        1,651           9
                                  ----------------------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity
   contract owners in the
   accumulation period             224,327     2,053      627,714      93,905
Variable annuity contract owners
   in the annuitization period          --        --       42,665      22,169
                                  ----------------------------------------------
Net assets                         224,327     2,053      670,379     116,074
                                  ==============================================
Investments in securities at
   cost                            366,312     2,967    1,092,004     143,449
                                  ==============================================
Shares outstanding                  24,761       142       28,548      10,778
                                  ==============================================

                 See accompanying notes to financial statements

                                                      VAN KAMPEN
                                                    LIFE INVESTMENT        XTF
                                                         TRUST        ADVISORS TRUST
                                                    ---------------  ---------------
                                                       COMSTOCK          ETF 60
                                                      PORTFOLIO --      PORTFOLIO --
                                                    CLASS II SHARES  CLASS II SHARES
                                                    --------------------------------
ASSETS:
Investments at fair value (note 2b)                     $124,168            --
Dividend receivable                                           --            --
Receivable for units sold                                     --            --
                                                    --------------------------------
      Total assets                                       124,168            --
                                                    --------------------------------
LIABILITIES:
Accrued expenses payable to affiliate (note 4b)                4            --
Payable for units withdrawn                                    4            --
                                                    --------------------------------
      Total liabilities                                        8            --
                                                    --------------------------------
NET ASSETS ATTRIBUTABLE TO:
Variable deferred annuity contract owners in the
   accumulation period                                   124,160            --
Variable annuity contract owners in the
   annuitization period                                       --            --
                                                    --------------------------------
Net assets                                              $124,160            --
                                                    ================================
Investments in securities at cost                       $157,968            --
                                                    ================================
Shares outstanding                                        15,106            --
                                                    ================================

                 See accompanying notes to financial statements

                            Statements of Operations

                                                                                                 ALLIANCEBERNSTEIN VARIABLE PRODUCTS
                                                             AIM VARIABLE INSURANCE FUNDS                  SERIES FUND, INC.
                                                       ---------------------------------------  ------------------------------------
                                                                                    AIM V.I.    ALLIANCEBERNSTEIN
                                                         AIM V.I.     AIM V.I.   INTERNATIONAL      BALANCED       ALLIANCEBERNSTEIN
                                                       BASIC VALUE  CORE EQUITY      GROWTH          WEALTH             GLOBAL
                                                          FUND --      FUND --       FUND --          STRATEGY        TECHNOLOGY
                                         CONSOLIDATED   SERIES II     SERIES I     SERIES II       PORTFOLIO --       PORTFOLIO --
                                             TOTAL        SHARES       SHARES        SHARES          CLASS B            CLASS B
                                         -------------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31, 2008
                                         -------------------------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends          $  6,020,611        438        2,881         14,007          41,408               --
   Mortality and expense risk and
      administrative charges (note 4a)      3,524,532        216          656         52,205          22,134               37
                                         -------------------------------------------------------------------------------------------
Net investment income (expense)             2,496,079        222        2,225        (38,198)         19,274              (37)
                                         -------------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments:
   Net realized gain (loss)               (26,938,794)    (1,927)      (1,731)    (1,069,491)        (52,759)           1,308
   Change in unrealized appreciation
      (depreciation)                      (42,192,622)   (13,935)     (30,672)      (756,622)       (523,445)            (325)
   Capital gain distributions               2,783,865      3,198           --         31,339          26,993               --
                                         -------------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments                         (66,347,551)   (12,664)     (32,403)    (1,794,774)       (549,211)             983
                                         -------------------------------------------------------------------------------------------
Increase (decrease) in net assets from
   operations                            $(63,851,472)   (12,442)     (30,178)    (1,832,972)       (529,937)             946
                                         ===========================================================================================

                 See accompanying notes to financial statements

                                               ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC. (CONTINUED)
                                         ---------------------------------------------------------------------------
                                         ALLIANCEBERNSTEIN   ALLIANCEBERNSTEIN  ALLIANCEBERNSTEIN  ALLIANCEBERNSTEIN
                                             GROWTH AND        INTERNATIONAL        LARGE CAP          SMALL CAP
                                               INCOME              VALUE             GROWTH             GROWTH
                                            PORTFOLIO --        PORTFOLIO --       PORTFOLIO --        PORTFOLIO --
                                              CLASS B             CLASS B            CLASS B            CLASS B
                                         ---------------------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31, 2008
                                         ---------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends               $  1,056             135,553                --               --
   Mortality and expense risk and
      administrative charges (note 4a)             297             116,880             1,185               --
                                         ---------------------------------------------------------------------------
Net investment income (expense)                    759              18,673            (1,185)              --
                                         ---------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments:
   Net realized gain (loss)                       (180)         (4,596,620)             (198)              --
   Change in unrealized appreciation
      (depreciation)                           (17,875)         (1,587,654)          (48,497)               8
   Capital gain distributions                    3,906             332,811                --               --
                                         ---------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments                              (14,149)         (5,851,463)          (48,695)               8
                                         ---------------------------------------------------------------------------
Increase (decrease) in net assets from
   operations                                 $(13,390)         (5,832,790)          (49,880)               8
                                         ===========================================================================


                                             AMERICAN          BLACKROCK
                                              CENTURY          VARIABLE
                                             VARIABLE           SERIES
                                         PORTFOLIOS II, INC.   FUNDS, INC.
                                         -------------------  ------------
                                                 VP
                                              INFLATION       BLACKROCK
                                             PROTECTION      BASIC VALUE
                                               FUND --       V.I. FUND --
                                              CLASS II         CLASS III
                                         ---------------------------------
                                            YEAR ENDED DECEMBER 31, 2008
                                         ---------------------------------
Investment income and expense:
   Income -- Ordinary dividends                  8,080           3,889
   Mortality and expense risk and
      administrative charges (note 4a)          13,148           2,028
                                         ---------------------------------
Net investment income (expense)                 (5,068)          1,861
                                         ---------------------------------
Net realized and unrealized gain (loss)
   on investments:
   Net realized gain (loss)                       (473)         (9,997)
   Change in unrealized appreciation
      (depreciation)                           110,898         (73,850)
   Capital gain distributions                       --           2,015
                                         ---------------------------------
Net realized and unrealized gain (loss)
   on investments                              110,425         (81,832)
                                         ---------------------------------
Increase (decrease) in net assets from
   operations                                  105,357         (79,971)
                                         =================================

                 See accompanying notes to financial statements

                                                 BLACKROCK VARIABLE SERIES                COLUMBIA FUNDS           EATON VANCE
                                                  FUNDS, INC. (CONTINUED)           VARIABLE INSURANCE TRUST I   VARIABLE TRUST
                                         -----------------------------------------  ---------------------------  --------------
                                                                                                     COLUMBIA
                                                                                                     MARSICO
                                                                                      COLUMBIA    INTERNATIONAL
                                           BLACKROCK     BLACKROCK     BLACKROCK       MARSICO    OPPORTUNITIES
                                           GLOBAL        LARGE CAP       VALUE      GROWTH FUND,      FUND,
                                          ALLOCATION      GROWTH     OPPORTUNITIES    VARIABLE       VARIABLE          VT
                                         V.I. FUND --  V.I. FUND --   V.I. FUND --    SERIES --     SERIES --    FLOATING-RATE
                                           CLASS III     CLASS III      CLASS III      CLASS A       CLASS B      INCOME FUND
                                         --------------------------------------------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31, 2008
                                         --------------------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends          $   896,335          54          1,557            548         334,170       101,353
   Mortality and expense risk and
      administrative charges (note 4a)       686,471         306             28          2,528          51,666        32,797
                                         --------------------------------------------------------------------------------------
Net investment income (expense)              209,864        (252)         1,529         (1,980)        282,504        68,556
                                         --------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments:
   Net realized gain (loss)               (2,496,764)        (77)           (45)        (4,113)     (1,969,401)     (328,051)
   Change in unrealized appreciation
      (depreciation)                      (6,464,385)    (11,461)        (1,978)       (99,916)       (961,520)     (296,103)
   Capital gain distributions                162,185          --            617             --         349,496            --
                                         --------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments                         (8,798,964)    (11,538)        (1,406)      (104,029)     (2,581,425)     (624,154)
                                         --------------------------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                       $(8,589,100)    (11,790)           123       (106,009)     (2,298,921)     (555,598)
                                         ======================================================================================

                 See accompanying notes to financial statements

                                           EATON VANCE
                                         VARIABLE TRUST
                                           (CONTINUED)   FEDERATED INSURANCE SERIES  FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND
                                         --------------  --------------------------  --------------------------------------------
                                                            FEDERATED
                                                              HIGH                                                      VIP
                                               VT            INCOME     FEDERATED          VIP           VIP          EQUITY-
                                            WORLDWIDE         BOND      KAUFMANN        BALANCED    CONTRAFUND(R)      INCOME
                                             HEALTH        FUND II --  FUND II --     PORTFOLIO --   PORTFOLIO --  PORTFOLIO --
                                            SCIENCES         SERVICE     SERVICE         SERVICE       SERVICE       SERVICE
                                              FUND           SHARES      SHARES          CLASS 2       CLASS 2       CLASS 2
                                         ----------------------------------------------------------------------------------------
                                                                       YEAR ENDED DECEMBER 31, 2008
                                         ----------------------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends              $    --            --          395           56,114          11,669         3,109
   Mortality and expense risk and
      administrative charges (note 4a)           498            28        3,279           35,335          50,348        30,518
                                         ----------------------------------------------------------------------------------------
Net investment income (expense)                 (498)          (28)      (2,884)          20,779         (38,679)      (27,409)
                                         ----------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments:
   Net realized gain (loss)                   (1,642)         (659)      (4,879)        (126,556)     (1,923,019)   (1,319,040)
   Change in unrealized appreciation
      (depreciation)                          (4,848)           --       17,929         (759,372)        (87,902)      135,344
   Capital gain distributions                  5,556            --          877           44,599          77,038         1,661
                                         ----------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments                               (934)         (659)      13,927         (841,329)     (1,933,883)   (1,182,035)
                                         ----------------------------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                           $(1,432)         (687)      11,043         (820,550)     (1,972,562)   (1,209,444)
                                         ========================================================================================

                 See accompanying notes to financial statements

                                                                                                                  FRANKLIN
                                                                                                                  TEMPLETON
                                                                                                                  VARIABLE
                                                                                                                  INSURANCE
                                               FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND (CONTINUED)        PRODUCTS TRUST
                                         --------------------------------------------------------------------  --------------
                                                                          VIP
                                              VIP                     INVESTMENT                      VIP
                                           GROWTH &        VIP           GRADE          VIP          VALUE        FRANKLIN
                                            INCOME       GROWTH          BOND         MID CAP     STRATEGIES       INCOME
                                         PORTFOLIO --  PORTFOLIO --  PORTFOLIO --  PORTFOLIO --  PORTFOLIO --    SECURITIES
                                            SERVICE       SERVICE       SERVICE       SERVICE       SERVICE        FUND --
                                            CLASS 2       CLASS 2       CLASS 2       CLASS 2       CLASS 2    CLASS 2 SHARES
                                         ------------------------------------------------------------------------------------
                                                                     YEAR ENDED DECEMBER 31, 2008
                                         ------------------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends              $  34           496         65,795        41,598         7,748        1,238,831
   Mortality and expense risk and
      administrative charges (note 4a)          17         1,057         29,834        16,078           566          366,699
                                         ------------------------------------------------------------------------------------
Net investment income (expense)                 17          (561)        35,961        25,520         7,182          872,132
                                         ------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments:
   Net realized gain (loss)                   (578)        1,675       (154,374)     (642,897)         (363)      (1,727,102)
   Change in unrealized appreciation
      (depreciation)                            22       (64,848)       (23,767)      (93,930)      (42,122)      (7,097,255)
   Capital gain distributions                  148            --             --       109,516         3,011          302,644
                                         ------------------------------------------------------------------------------------
Net realized and unrealized gain (loss)
   on investments                             (408)      (63,173)      (178,141)     (627,311)      (39,474)      (8,521,713)
                                         ------------------------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                           $(391)      (63,734)      (142,180)     (601,791)      (32,292)      (7,649,581)
                                         ====================================================================================

                 See accompanying notes to financial statements

                                           FRANKLIN TEMPLETON VARIABLE INSURANCE
                                                  PRODUCTS TRUST (CONTINUED)                    GE INVESTMENTS FUNDS, INC.
                                      ----------------------------------------------  ----------------------------------------------
                                         FRANKLIN
                                         TEMPLETON
                                            VIP
                                         FOUNDING         MUTUAL        TEMPLETON
                                           FUNDS          SHARES          GROWTH        CORE VALUE
                                        ALLOCATION      SECURITIES      SECURITIES        EQUITY          INCOME          MID-CAP
                                          FUND --         FUND --         FUND --         FUND --         FUND --     EQUITY FUND --
                                      CLASS 2 SHARES  CLASS 2 SHARES  CLASS 2 SHARES  CLASS 1 SHARES  CLASS 1 SHARES  CLASS 1 SHARES
                                      ----------------------------------------------------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31, 2008
                                      ----------------------------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends        $   187,836         37,594           6,272             65           9,038              348
   Mortality and expense risk and
      administrative charges
      (note 4a)                            142,974         20,018           3,861             31           2,175           15,111
                                      ----------------------------------------------------------------------------------------------
Net investment income (expense)             44,862         17,576           2,411             34           6,863          (14,763)
                                      ----------------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)               (615,090)       (60,779)         (8,624)           (29)         (2,144)        (570,415)
   Change in unrealized appreciation
      (depreciation)                    (3,102,202)      (371,047)       (170,054)        (1,308)        (15,706)          66,659
   Capital gain distributions              186,310         28,365          20,358            118              --            1,470
                                      ----------------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                (3,530,982)      (403,461)       (158,320)        (1,219)        (17,850)        (502,286)
                                      ----------------------------------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                     $(3,486,120)      (385,885)       (155,909)        (1,185)        (10,987)        (517,049)
                                      ==============================================================================================

                 See accompanying notes to financial statements

                                                             GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                      -----------------------------------------------------------------------------------
                                                 REAL ESTATE                  SMALL-CAP
                                       MONEY     SECURITIES                    EQUITY       TOTAL RETURN     U.S. EQUITY
                                       MARKET      FUND --     S&P 500(R)       FUND --        FUND --         FUND --
                                        FUND   CLASS 1 SHARES  INDEX FUND  CLASS 1 SHARES  CLASS 3 SHARES  CLASS 1 SHARES
                                      -----------------------------------------------------------------------------------
                                                                  YEAR ENDED DECEMBER 31, 2008
                                      -----------------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends       $95,749      50,716          14,494         617         1,198,375           468
   Mortality and expense risk and
      administrative charges
      (note 4a)                        73,471       3,701          32,586       1,367         1,075,198           320
                                      -----------------------------------------------------------------------------------
Net investment income (expense)        22,278      47,015         (18,092)       (750)          123,177           148
                                      -----------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)                --     (33,747)       (778,828)     (4,006)       (3,940,741)       (1,735)
   Change in unrealized appreciation
      (depreciation)                       (3)    (37,159)       (243,762)    (47,181)      (16,154,090)      (10,699)
   Capital gain distributions              --          --           2,635         651           257,698           203
                                      -----------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                   (3)    (70,906)     (1,019,955)    (50,536)      (19,837,133)      (12,231)
                                      -----------------------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                    $22,275     (23,891)     (1,038,047)    (51,286)      (19,713,956)      (12,083)
                                      ===================================================================================

                 See accompanying notes to financial statements

                                                         GENWORTH VARIABLE INSURANCE TRUST
                                      -----------------------------------------------------------------------
                                                                          GENWORTH                GENWORTH
                                      GENWORTH                GENWORTH   LEGG MASON                PUTNAM
                                      COLUMBIA   GENWORTH   EATON VANCE   PARTNERS    GENWORTH  INTERNATIONAL
                                       MID CAP     DAVIS     LARGE CAP   AGGRESSIVE    PIMCO      CAPITAL
                                        VALUE   NY VENTURE     VALUE       GROWTH    STOCKPLUS  OPPORTUNITIES
                                        FUND       FUND         FUND        FUND        FUND        FUND
                                      -----------------------------------------------------------------------
                                                   PERIOD FROM SEPTEMBER 8 TO DECEMBER 31, 2008
                                      -----------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends       $  5,266       22        11,334       1,670     141,972          --
   Mortality and expense risk and
      administrative charges
      (note 4a)                          3,056        8         7,932       9,512      12,728       3,327
                                      -----------------------------------------------------------------------
Net investment income (expense)          2,210       14         3,402      (7,842)    129,244      (3,327)
                                      -----------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)             (7,078)       1         8,032      21,738       7,963       4,372
   Change in unrealized appreciation
      (depreciation)                   (15,735)     332        80,352     176,358    (230,530)     73,459
   Capital gain distributions               --       --            --          --     188,762          --
                                      -----------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments               (22,813)     333        88,384     198,096     (33,805)     77,831
                                      -----------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                    $(20,603)     347        91,786     190,254      95,439      74,504
                                      =======================================================================

                 See accompanying notes to financial statements

                                          GENWORTH VARIABLE
                                           INSURANCE TRUST                                       LEGG MASON PARTNERS
                                             (CONTINUED)              JANUS ASPEN SERIES        VARIABLE EQUITY TRUST
                                      -------------------------  --------------------------  --------------------------
                                                      GENWORTH
                                                       WESTERN
                                                        ASSET                                 LEGG MASON    LEGG MASON
                                                     MANAGEMENT                                PARTNERS      PARTNERS
                                                        CORE                                   VARIABLE      VARIABLE
                                        GENWORTH        PLUS       BALANCED       FORTY       AGGRESSIVE   CAPITAL AND
                                        THORNBURG       FIXED    PORTFOLIO --  PORTFOLIO --     GROWTH        INCOME
                                      INTERNATIONAL    INCOME      SERVICE       SERVICE     PORTFOLIO --  PORTFOLIO --
                                       VALUE FUND       FUND        SHARES        SHARES       CLASS II      CLASS II
                                      ---------------------------------------------------------------------------------
                                       PERIOD FROM SEPTEMBER 8
                                         TO DECEMBER 31, 2008                 YEAR ENDED DECEMBER 31, 2008
                                      -------------------------  ------------------------------------------------------
Investment income and expense:
   Income - Ordinary dividends           $ 3,374        16,977       72,808            246          --           427
   Mortality and expense risk
      and administrative charges
      (note 4a)                            3,060         7,975       60,279         48,652         457           361
                                      ---------------------------------------------------------------------------------
Net investment income (expense)              314         9,002       12,529        (48,406)       (457)           66
                                      ---------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)                7,840        14,922     (212,323)      (273,273)       (177)      (10,594)
   Change in unrealized
      appreciation (depreciation)         53,066       123,296     (582,077)    (1,205,807)    (19,452)        2,621
   Capital gain distributions                 --            --      199,270             --          --           111
                                      ---------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                  60,906       138,218     (595,130)    (1,479,080)    (19,629)       (7,862)
                                      ---------------------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                       $61,220       147,220     (582,601)    (1,527,486)    (20,086)       (7,796)
                                      =================================================================================

                 See accompanying notes to financial statements

                                       LEGG MASON
                                        PARTNERS
                                        VARIABLE
                                          EQUITY
                                          TRUST                                         OPPENHEIMER VARIABLE
                                       (CONTINUED)  MFS(R) VARIABLE INSURANCE TRUST         ACCOUNT FUNDS
                                      ------------  -------------------------------  ---------------------------
                                       LEGG MASON     MFS(R)     MFS(R)
                                        PARTNERS    INVESTORS    TOTAL      MFS(R)
                                        VARIABLE      TRUST      RETURN   UTILITIES  OPPENHEIMER    OPPENHEIMER
                                      FUNDAMENTAL   SERIES --  SERIES --  SERIES --    BALANCED       CAPITAL
                                          VALUE      SERVICE    SERVICE    SERVICE    FUND/VA --   APPRECIATION
                                      PORTFOLIO --    CLASS      CLASS      CLASS      SERVICE      FUND/VA --
                                         CLASS I      SHARES     SHARES     SHARES      SHARES    SERVICE SHARES
                                      --------------------------------------------------------------------------
                                                            YEAR ENDED DECEMBER 31, 2008
                                      --------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends         $    674         50      42,975     22,630      15,788            --
   Mortality and expense risk and
      administrative charges
      (note 4a)                              449         69      25,696      2,807       8,848         1,106
                                      --------------------------------------------------------------------------
Net investment income (expense)              225        (19)     17,279     19,823       6,940        (1,106)
                                      --------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)                 (342)       (60)    (73,516)   (56,710)    (68,565)      (18,459)
   Change in unrealized appreciation
      (depreciation)                     (16,943)    (2,639)   (360,243)   (97,253)   (220,249)      (46,158)
   Capital gain distributions                 29        402      59,631     34,200      23,458            --
                                      --------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                 (17,256)    (2,297)   (374,128)  (119,763)   (265,356)      (64,617)
                                      --------------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                      $(17,031)    (2,316)   (356,849)   (99,940)   (258,416)      (65,723)
                                      ==========================================================================

                 See accompanying notes to financial statements

                                        OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                                    (CONTINUED)                       PIMCO VARIABLE INSURANCE TRUST
                                      -------------------------------------  -----------------------------------------------
                                      OPPENHEIMER               OPPENHEIMER                                       PIMCO
                                         GLOBAL    OPPENHEIMER  MAIN STREET      PIMCO            PIMCO         LONG-TERM
                                      SECURITIES   MAIN STREET   SMALL CAP     ALL ASSET       HIGH YIELD    U.S. GOVERNMENT
                                      FUND/VA --   FUND/VA --    FUND/VA --   PORTFOLIO --     PORTFOLIO --    PORTFOLIO --
                                        SERVICE      SERVICE      SERVICE    ADVISOR CLASS  ADMINISTRATIVE   ADMINISTRATIVE
                                         SHARES       SHARES       SHARES        SHARES       CLASS SHARES     CLASS SHARES
                                      --------------------------------------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31, 2008
                                      --------------------------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends        $    811        5,206       11,067         6,695          22,501           75,958
   Mortality and expense risk and
      administrative charges
      (note 4a)                           6,213       14,766       24,257         1,270           3,920           33,915
                                      --------------------------------------------------------------------------------------
Net investment income (expense)          (5,402)      (9,560)     (13,190)        5,425          18,581           42,043
                                      --------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)             (12,920)     (21,727)    (596,728)      (67,835)        (11,968)          58,226
   Change in unrealized appreciation
      (depreciation)                     40,137       17,839     (172,351)      (16,658)        (18,291)          58,684
   Capital gain distributions             3,618       11,805       64,582           294           3,582            6,049
                                      --------------------------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                 30,835        7,917     (704,497)      (84,199)        (26,677)         122,959
                                      --------------------------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                     $ 25,433       (1,643)    (717,687)      (78,774)         (8,096)         165,002
                                      ======================================================================================

                 See accompanying notes to financial statements


                                               PIMCO VARIABLE
                                        INSURANCE TRUST (CONTINUED)
                                      ------------------------------
                                           PIMCO           PIMCO
                                       LOW DURATION    TOTAL RETURN
                                       PORTFOLIO --    PORTFOLIO --
                                      ADMINISTRATIVE  ADMINISTRATIVE
                                       CLASS SHARES    CLASS SHARES
                                      ------------------------------
                                       YEAR ENDED DECEMBER 31, 2008
                                      ------------------------------
Investment income and expense:
   Income -- Ordinary dividends         $ 533,548         171,711
   Mortality and expense risk and
      administrative charges
      (note 4a)                           214,940          48,835
                                      ------------------------------
Net investment income (expense)           318,608         122,876
                                      ------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)              (383,604)        (14,938)
   Change in unrealized appreciation
      (depreciation)                     (446,758)        (53,012)
   Capital gain distributions              95,620          30,948
                                      ------------------------------
Net realized and unrealized gain
   (loss) on investments                 (734,742)        (37,002)
                                      ------------------------------
Increase (decrease) in net assets
   from operations                      $(416,134)         85,874
                                      ==============================

                                                                                          THE UNIVERSAL
                                                                                          INSTITUTIONAL
                                                  THE PRUDENTIAL SERIES FUND               FUNDS, INC.
                                      -------------------------------------------------  ---------------

                                          JENNISON                          NATURAL         EQUITY AND
                                        20/20 FOCUS        JENNISON        RESOURCES          INCOME
                                        PORTFOLIO --     PORTFOLIO --     PORTFOLIO --     PORTFOLIO --
                                      CLASS II SHARES  CLASS II SHARES  CLASS II SHARES  CLASS II SHARES
                                      ------------------------------------------------------------------
                                                         YEAR ENDED DECEMBER 31, 2008
                                      ------------------------------------------------------------------
Investment income and expense:
   Income -- Ordinary dividends            130,122              2            86,881            5,190
   Mortality and expense risk and
      administrative charges
      (note 4a)                             32,463             32            12,121            3,555
                                      ------------------------------------------------------------------
Net investment income (expense)             97,659            (30)           74,760            1,635
                                      ------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)             (1,175,723)            (2)         (274,073)         (28,329)
   Change in unrealized appreciation
      (depreciation)                       (40,042)        (1,241)         (405,794)         (25,211)
   Capital gain distributions                   --             --                --            4,126
                                      ------------------------------------------------------------------
Net realized and unrealized gain
   (loss) on investments                (1,215,765)        (1,243)         (679,867)         (49,414)
                                      ------------------------------------------------------------------
Increase (decrease) in net assets
   from operations                      (1,118,106)        (1,273)         (605,107)         (47,779)
                                      ==================================================================

                 See accompanying notes to financial statements

                                         VAN KAMPEN
                                      LIFE INVESTMENT         XTF
                                           TRUST        ADVISORS TRUST
                                      ---------------  ----------------
                                          COMSTOCK          ETF 60
                                        PORTFOLIO --     PORTFOLIO --
                                      CLASS II SHARES   CLASS II SHARES
                                      ---------------  ----------------
                                         YEAR ENDED       PERIOD FROM
                                        DECEMBER 31,    JANUARY 1, 2008
                                            2008       TO JUNE 20, 2008
                                      ---------------  ----------------
Investment income and expense:
   Income -- Ordinary dividends         $    55,189         10,827
   Mortality and expense risk and
      administrative charges
      (note 4a)                              37,291          6,980
                                      ---------------------------------
Net investment income (expense)              17,898          3,847
                                      ---------------------------------
Net realized and unrealized gain
   (loss) on investments:
   Net realized gain (loss)              (1,277,445)       (29,408)
   Change in unrealized appreciation
      (depreciation)                         36,373          5,938
   Capital gain distributions               101,960             --
                                      ---------------------------------
Net realized and unrealized gain
   (loss) on investments                 (1,139,112)       (23,470)
                                      ---------------------------------
Increase (decrease) in net assets
   from operations                      $(1,121,214)       (19,623)
                                      =================================

                 See accompanying notes to financial statements

                                                                                                  AIM VARIABLE INSURANCE FUNDS
                                                                                               ---------------------------------
                                                                                                AIM V.I. BASIC    AIM V.I. CORE
                                                                                                 VALUE FUND --    EQUITY FUND --
                                                                        CONSOLIDATED TOTAL     SERIES II SHARES  SERIES I SHARES
                                                                    ------------------------------------------------------------
                                                                            YEAR ENDED            YEAR ENDED        YEAR ENDED
                                                                           DECEMBER 31,          DECEMBER 31,      DECEMBER 31,
                                                                    ------------------------------------------------------------
                                                                        2008          2007       2008     2007       2008
                                                                    ------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                                  $  2,496,079    2,031,128      222      (61)       2,225
   Net realized gain (loss) on investments                           (26,938,794)     681,898   (1,927)    (997)      (1,731)
   Change in unrealized appreciation (depreciation) on investments   (42,192,622)  (3,489,662) (13,935)  (1,856)     (30,672)
   Capital gain distributions                                          2,783,865    3,622,687    3,198    1,100           --
                                                                    ------------------------------------------------------------
      Increase (decrease) in net assets from operations              (63,851,472)   2,846,051  (12,442)  (1,814)     (30,178)
                                                                    ------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                                      103,313,263  134,746,729    1,496   15,529      120,933
   Death benefits                                                     (2,871,569)    (636,864)      --       --           --
   Surrenders                                                         (5,541,445)  (2,239,770)      --       --       (2,894)
   Administrative expenses                                              (420,313)     (10,630)     (40)      --         (158)
   Transfers between subaccounts (including fixed account), net         (244,952)   2,326,278    2,018    6,202       14,484
                                                                    ------------------------------------------------------------
      Increase (decrease) in net assets from capital transactions     94,234,984  134,185,743    3,474   21,731      132,365
                                                                    ------------------------------------------------------------
Increase (decrease) in net assets                                     30,383,512  137,031,794   (8,968)  19,917      102,187
Net assets at beginning of year                                      152,863,823   15,832,029   19,917       --           --
                                                                    ------------------------------------------------------------
Net assets at end of year                                           $183,247,335  152,863,823   10,949   19,917      102,187
                                                                    ============================================================
Changes in units (note 5):
   Units purchased                                                                                 873   14,814       13,675
   Units redeemed                                                                                 (600) (13,060)        (766)
                                                                                               ---------------------------------
   Net increase (decrease) in units from capital transactions with contract owners during the years or lesser periods ended
      December 31, 2008 and 2007                                                                   273    1,754       12,909
                                                                                               =================================

                 See accompanying notes to financial statements

                                      AIM VARIABLE INSURANCE
                                         FUNDS (CONTINUED)     ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
                                      ----------------------  ------------------------------------------------------
                                      AIM V.I. INTERNATIONAL   ALLIANCEBERNSTEIN BALANCED   ALLIANCEBERNSTEIN GLOBAL
                                          GROWTH FUND --      WEALTH STRATEGY PORTFOLIO --   TECHNOLOGY PORTFOLIO --
                                         SERIES II SHARES                CLASS B                    CLASS B
                                      ------------------------------------------------------------------------------
                                                                              PERIOD FROM
                                              YEAR ENDED        YEAR ENDED   AUGUST 27 TO          YEAR ENDED
                                             DECEMBER 31,      DECEMBER 31,  DECEMBER 31,         DECEMBER 31,
                                      ------------------------------------------------------------------------------
                                          2008         2007        2008          2007             2008     2007
                                      ------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)    $   (38,198)   (11,544)      19,274       (2,252)             (37)    (769)
   Net realized gain (loss) on
      investments                      (1,069,491)    37,215      (52,759)        (109)           1,308   25,863
   Change in unrealized appreciation
      (depreciation) on investments      (756,622)    65,916     (523,445)      (3,624)            (325)      --
   Capital gain distributions              31,339         --       26,993           --               --       --
                                      ------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations     (1,832,972)    91,587     (529,937)      (5,985)             946   25,094
                                      ------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                         1,732,411  2,234,070      705,790      789,180           34,800       --
   Death benefits                          (1,714)        --           --           --               --       --
   Surrenders                             (79,033)   (34,592)     (34,767)      (2,516)              --       --
   Administrative expenses                 (7,343)      (197)      (3,771)          --               (3)      --
   Transfers between subaccounts
      (including fixed account), net     (872,746)    22,215      297,366       61,851          (31,553) (25,094)
                                      ------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                  771,575  2,221,496      964,618      848,515            3,244  (25,094)
                                      ------------------------------------------------------------------------------
Increase (decrease) in net assets      (1,061,397) 2,313,083      434,681      842,530            4,190       --
Net assets at beginning of year         2,862,819    549,736      842,530           --               --       --
                                      ------------------------------------------------------------------------------
Net assets at end of year             $ 1,801,422  2,862,819    1,277,211      842,530            4,190       --
                                      ==============================================================================
Changes in units (note 5):
   Units purchased                        958,648    292,036      137,947       84,402            6,813   14,315
   Units redeemed                        (928,725)  (105,210)     (35,554)      (1,312)          (6,208) (14,315)
                                      ------------------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007           29,923    186,826      102,393       83,090              605       --
                                      ==============================================================================

                 See accompanying notes to financial statements

                                                   ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC. (CONTINUED)
                                      ------------------------------------------------------------------------------------------
                                      ALLIANCEBERNSTEIN GROWTH AND  ALLIANCEBERNSTEIN INTERNATIONAL  ALLIANCEBERNSTEIN LARGE CAP
                                           INCOME PORTFOLIO --              VALUE PORTFOLIO --           GROWTH PORTFOLIO --
                                                 CLASS B                        CLASS B                       CLASS B
                                      ------------------------------------------------------------------------------------------
                                               YEAR ENDED                      YEAR ENDED                     YEAR ENDED
                                              DECEMBER 31,                    DECEMBER 31,                   DECEMBER 31,
                                      ------------------------------------------------------------------------------------------
                                              2008      2007                2008        2007                2008      2007
                                      ------------------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)          $    759      (21)              18,673       4,425             (1,185)     (377)
   Net realized gain (loss) on
      investments                               (180)      31           (4,596,620)     22,665               (198)       13
   Change in unrealized appreciation
      (depreciation) on investments          (17,875)    (611)          (1,587,654)   (106,269)           (48,497)    6,984
   Capital gain distributions                  3,906      237              332,811      41,762                 --        --
                                      ------------------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations           (13,390)    (364)          (5,832,790)    (37,417)           (49,880)    6,620
                                      ------------------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                   --   11,194            3,674,630   5,396,493             40,500   121,223
   Death benefits                                 --       --               (3,460)         --                 --        --
   Surrenders                                     --       --             (166,913)    (75,218)                --        --
   Administrative expenses                        (7)      --              (14,237)       (543)               (99)       --
   Transfers between subaccounts
      (including fixed account), net           7,395   17,199           (1,438,653)     (8,415)               793    (1,503)
                                      ------------------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                       7,388   28,393            2,051,367   5,312,317             41,194   119,720
                                      ------------------------------------------------------------------------------------------
Increase (decrease) in net assets             (6,002)  28,029           (3,781,423)  5,274,900             (8,686)  126,340

Net assets at beginning of year               28,029       --            6,324,592   1,049,692            126,340        --
                                      ------------------------------------------------------------------------------------------
Net assets at end of year                   $ 22,027   28,029            2,543,169   6,324,592            117,654   126,340
                                      ==========================================================================================
Changes in units (note 5):
   Units purchased                             1,054    3,015            2,551,410     729,370              5,862    10,348
   Units redeemed                               (146)    (692)          (2,608,817)   (258,152)                (9)       --
                                      ------------------------------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007                 908    2,323              (57,407)    471,218              5,853    10,348
                                      ==========================================================================================

                 See accompanying notes to financial statements

                                                            AMERICAN
                                      ALLIANCEBERNSTEIN      CENTURY
                                      VARIABLE PRODUCTS     VARIABLE
                                      SERIES FUND, INC.  PORTFOLIOS II,
                                         (CONTINUED)           INC.          BLACKROCK VARIABLE SERIES FUNDS, INC.
                                      -----------------  --------------  --------------------------------------------
                                      ALLIANCEBERNSTEIN
                                          SMALL CAP       VP INFLATION
                                            GROWTH         PROTECTION      BLACKROCK BASIC       BLACKROCK GLOBAL
                                         PORTFOLIO --        FUND --     VALUE V.I. FUND --   ALLOCATION V.I. FUND --
                                           CLASS B          CLASS II          CLASS III             CLASS III
                                      -------------------------------------------------------------------------------
                                          YEAR ENDED       YEAR ENDED        YEAR ENDED             YEAR ENDED
                                         DECEMBER 31,     DECEMBER 31,      DECEMBER 31,           DECEMBER 31,
                                      -------------------------------------------------------------------------------
                                             2008             2008          2008     2007        2008         2007
                                      -------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)           $ --             (5,068)       1,861    1,546       209,864     562,322
   Net realized gain (loss) on
      investments                              --               (473)      (9,997)  (5,002)   (2,496,764)    152,035
   Change in unrealized appreciation
      (depreciation) on investments             8            110,898      (73,850) (15,297)   (6,464,385)   (933,394)
   Capital gain distributions                  --                 --        2,015   21,934       162,185     974,630
                                      -------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations              8            105,357      (79,971)   3,181    (8,589,100)    755,593
                                      -------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                --            883,420       40,494    3,888    22,109,036  19,313,549
   Death benefits                              --                 --           --       --      (130,128)    (41,732)
   Surrenders                                  --            (27,409)      (1,985)      --      (644,251)   (152,718)
   Administrative expenses                     --             (4,034)        (301)    (306)      (58,766)       (381)
   Transfers between subaccounts
      (including fixed account), net          943          3,156,235       (3,908) (22,402)     (975,276)    701,910
                                      -------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                      943          4,008,212       34,300  (18,820)   20,300,615  19,820,628
                                      -------------------------------------------------------------------------------
Increase (decrease) in net assets             951          4,113,569      (45,671) (15,639)   11,711,515  20,576,221
Net assets at beginning of year                --                 --      180,377  196,016    21,745,492   1,169,271
                                      -------------------------------------------------------------------------------
Net assets at end of year                    $951          4,113,569      134,706  180,377    33,457,007  21,745,492
                                      ===============================================================================
Changes in units (note 5):
   Units purchased                            145            562,895        4,669   13,564     5,133,026   2,638,025
   Units redeemed                              --           (157,200)      (1,591) (14,952)   (3,391,243)   (816,461)
                                      -------------------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007              145            405,695        3,078   (1,388)    1,741,783   1,821,564
                                      ===============================================================================

                 See accompanying notes to financial statements

                                                         BLACKROCK VARIABLE            COLUMBIA FUNDS VARIABLE
                                                   SERIES FUNDS, INC. (CONTINUED)         INSURANCE TRUST I
                                                ------------------------------------  ------------------------
                                                                     BLACKROCK VALUE
                                                BLACKROCK LARGE CAP   OPPORTUNITIES    COLUMBIA MARSICO GROWTH
                                                GROWTH V.I. FUND --    V.I. FUND --   FUND, VARIABLE SERIES --
                                                     CLASS III          CLASS III             CLASS A
                                                --------------------------------------------------------------
                                                     YEAR ENDED         YEAR ENDED           YEAR ENDED
                                                    DECEMBER 31,       DECEMBER 31,         DECEMBER 31,
                                                --------------------------------------------------------------
                                                   2008      2007          2008            2008      2007
                                                --------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)               $   (252)    (186)        1,529          (1,980)   (1,498)
   Net realized gain (loss) on investments            (77)      (1)          (45)         (4,113)    2,817
   Change in unrealized appreciation
      (depreciation) on investments               (11,461)      13        (1,978)        (99,916)   19,125
   Capital gain distributions                          --       --           617              --        --
                                                --------------------------------------------------------------
         Increase (decrease) in net
            assets from operations                (11,790)    (174)          123        (106,009)   20,444
                                                --------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                        --   18,828        31,666         292,382     8,239
   Death benefits                                      --       --            --              --        --
   Surrenders                                          --       --            --          (2,772)       --
   Administrative expenses                             --       --            (3)           (397)     (350)
   Transfers between subaccounts (including
      fixed account), net                               1    9,620         4,018        (131,427)   96,952
                                                --------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                                1   28,448        35,681         157,786   104,841
                                                --------------------------------------------------------------
Increase (decrease) in net assets                 (11,789)  28,274        35,804          51,777   125,285
Net assets at beginning of year                    28,274       --            --         160,788    35,503
                                                --------------------------------------------------------------
Net assets at end of year                        $ 16,485   28,274        35,804         212,565   160,788
                                                ==============================================================
Changes in units (note 5):
   Units purchased                                     --    2,723         5,728          48,551    12,259
   Units redeemed                                      --     (282)          (32)        (32,551)   (2,796)
                                                --------------------------------------------------------------
   Net increase (decrease) in units from
      capital transactions with contract
      owners during the years or lesser
      periods ended December 31, 2008 and 2007         --    2,441         5,696          16,000     9,463
                                                ==============================================================

                 See accompanying notes to financial statements

                                                   COLUMBIA FUNDS VARIABLE
                                                INSURANCE TRUST I (CONTINUED)               EATON VANCE VARIABLE TRUST
                                                ------------------------------  -------------------------------------------------
                                                COLUMBIA MARSICO INTERNATIONAL
                                                 OPPORTUNITIES FUND, VARIABLE                                 VT WORLDWIDE HEALTH
                                                       SERIES -- CLASS B        VT FLOATING-RATE INCOME FUND     SCIENCES FUND
                                                ---------------------------------------------------------------------------------
                                                          YEAR ENDED                     YEAR ENDED               YEAR ENDED
                                                         DECEMBER 31,                   DECEMBER 31,             DECEMBER 31,
                                                ---------------------------------------------------------------------------------
                                                      2008         2007               2008        2007           2008     2007
                                                ---------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                 $   282,504         322            68,556      18,717          (498)    (540)
   Net realized gain (loss) on investments          (1,969,401)     53,514          (328,051)     (3,493)       (1,642)   1,968
   Change in unrealized appreciation
      (depreciation) on investments                   (961,520)     97,202          (296,103)    (18,203)       (4,848)    (810)
   Capital gain distributions                          349,496      24,012                --          --         5,556       --
                                                ---------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations                  (2,298,921)    175,050          (555,598)     (2,979)       (1,432)     618
                                                ---------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                      1,666,058   2,245,331         1,068,423   1,164,383        27,000    7,776
   Death benefits                                       (1,554)         --            (1,321)         --            --       --
   Surrenders                                          (73,939)    (37,555)          (50,026)     (7,755)           --       --
   Administrative expenses                              (6,807)       (492)           (4,367)       (248)          (57)      --
   Transfers between subaccounts (including
      fixed account), net                             (848,696)     99,112          (842,617)    396,041        (8,503)  34,362
                                                ---------------------------------------------------------------------------------
      Increase (decrease) in net assets from
         capital transactions                          735,062   2,306,396           170,092   1,552,421        18,440   42,138
                                                ---------------------------------------------------------------------------------
Increase (decrease) in net assets                   (1,563,859)  2,481,446          (385,506)  1,549,442        17,008   42,756
Net assets at beginning of year                      2,940,859     459,413         1,560,261      10,819        42,756       --
                                                ---------------------------------------------------------------------------------
Net assets at end of year                          $ 1,377,000   2,940,859         1,174,755   1,560,261        59,764   42,756
                                                =================================================================================
Changes in units (note 5):
   Units purchased                                   1,018,273     315,952           719,101     203,415         3,574   12,317
   Units redeemed                                   (1,022,915)   (127,129)         (711,826)    (49,222)       (1,600)  (8,535)
                                                ---------------------------------------------------------------------------------
   Net increase (decrease) in units from
      capital transactions with contract
      owners during the years or lesser
      periods ended December 31, 2008 and 2007          (4,642)    188,823             7,275     154,193         1,974    3,782
                                                =================================================================================

                 See accompanying notes to financial statements

                                                                                              FIDELITY(R) VARIABLE
                                                        FEDERATED INSURANCE SERIES          INSURANCE PRODUCTS FUND
                                                -----------------------------------------  -------------------------
                                                FEDERATED HIGH
                                                  INCOME BOND
                                                   FUND II --       FEDERATED KAUFMANN     VIP BALANCED PORTFOLIO --
                                                SERVICE SHARES  FUND II -- SERVICE SHARES       SERVICE CLASS 2
                                                --------------------------------------------------------------------
                                                  YEAR ENDED           YEAR ENDED                 YEAR ENDED
                                                 DECEMBER 31,         DECEMBER 31,               DECEMBER 31,
                                                --------------------------------------------------------------------
                                                     2008            2008        2007          2008         2007
                                                --------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                 $    (28)         (2,884)      (557)        20,779       22,790
   Net realized gain (loss) on investments             (659)         (4,879)    16,772       (126,556)       2,040
   Change in unrealized appreciation
      (depreciation) on investments                      --          17,929      1,527       (759,372)       1,300
   Capital gain distributions                            --             877         --         44,599        4,143
                                                --------------------------------------------------------------------
         Increase (decrease) in net
           assets from operations                      (687)         11,043     17,742       (820,550)      30,273
                                                --------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                      87,493         210,611     14,275        586,945      942,779
   Death benefits                                        --              --         --         (1,741)          --
   Surrenders                                            --          (9,223)        --        (59,590)     (19,703)
   Administrative expenses                               --            (930)        --         (2,786)        (114)
   Transfers between subaccounts (including
      fixed account), net                           (86,806)        786,332    (17,858)        83,986      734,335
                                                --------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                                687         986,790     (3,583)       606,814    1,657,297
                                                --------------------------------------------------------------------
Increase (decrease) in net assets                        --         997,833     14,159       (213,736)   1,687,570
Net assets at beginning of year                          --          14,159         --      1,937,545      249,975
                                                --------------------------------------------------------------------
Net assets at end of year                          $     --       1,011,992     14,159      1,723,809    1,937,545
                                                ====================================================================
Changes in units (note 5):
   Units purchased                                   25,186         193,062     15,954        233,027      224,316
   Units redeemed                                   (25,186)        (43,536)   (14,910)      (162,719)     (74,244)
                                                --------------------------------------------------------------------
   Net increase (decrease) in units from
      capital transactions with contract
      owners during the years or lesser
      periods ended December 31, 2008 and 2007           --         149,526      1,044         70,308      150,072
                                                ====================================================================

                 See accompanying notes to financial statements

                                                          FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND (CONTINUED)
                                        --------------------------------------------------------------------------------------------
                                        VIP CONTRAFUND(R) PORTFOLIO --  VIP EQUITY-INCOME PORTFOLIO --      VIP GROWTH & INCOME
                                              SERVICE CLASS 2               SERVICE CLASS 2             PORTFOLIO -- SERVICE CLASS 2
                                        --------------------------------------------------------------------------------------------
                                                  YEAR ENDED                      YEAR ENDED                      YEAR ENDED
                                                 DECEMBER 31,                    DECEMBER 31,                    DECEMBER 31,
                                        --------------------------------------------------------------------------------------------
                                                2008        2007               2008        2007                  2008    2007
                                        --------------------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)          $   (38,679)   116,752             (27,409)    24,431                   17      5
   Net realized gain (loss) on
      investments                            (1,923,019)    17,042          (1,319,040)    (6,111)                (578)    --
   Change in unrealized appreciation
      (depreciation) on investments             (87,902)  (512,558)            135,344   (189,549)                  22    (21)
   Capital gain distributions                    77,038    492,829               1,661    115,205                  148     --
                                        --------------------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations           (1,972,562)   114,065          (1,209,444)   (56,024)                (391)   (16)
                                        --------------------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                               1,355,530  2,579,080             989,855  1,370,990                   --     --
   Death benefits                                (1,424)        --              (1,124)        --                   --     --
   Surrenders                                   (65,781)   (23,901)            (44,037)    (7,524)                  --     --
   Administrative expenses                       (6,079)      (162)             (3,610)      (113)                  (4)    --
   Transfers between subaccounts
      (including fixed account), net         (1,519,063)    55,979          (1,320,844)   388,002                 (788) 1,199
                                        --------------------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                       (236,817) 2,610,996            (379,760) 1,751,355                 (792) 1,199
                                        --------------------------------------------------------------------------------------------
Increase (decrease) in net assets            (2,209,379) 2,725,061          (1,589,204) 1,695,331               (1,183) 1,183
Net assets at beginning of year               2,994,420    269,359           1,695,331         --                1,183     --
                                        --------------------------------------------------------------------------------------------
Net assets at end of year                   $   785,041  2,994,420             106,127  1,695,331                   --  1,183
                                        ============================================================================================
Changes in units (note 5):
   Units purchased                              759,285    317,775             654,863    220,742                  142     95
   Units redeemed                              (893,889)   (89,187)           (798,286)   (60,269)                (238)    --
                                        --------------------------------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the years
      or lesser periods ended December
      31, 2008 and 2007                        (134,604)   228,588            (143,423)   160,473                  (96)    95
                                        ============================================================================================

                 See accompanying notes to financial statements

                                                    FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND (CONTINUED)
                                        -------------------------------------------------------------------------------
                                        VIP GROWTH PORTFOLIO --    VIP INVESTMENT GRADE BOND   VIP MID CAP PORTFOLIO --
                                           SERVICE CLASS 2       PORTFOLIO -- SERVICE CLASS 2      SERVICE CLASS 2
                                        -------------------------------------------------------------------------------
                                                                                PERIOD FROM
                                              YEAR ENDED           YEAR ENDED     MAY 1 TO            YEAR ENDED
                                             DECEMBER 31,         DECEMBER 31,  DECEMBER 31,         DECEMBER 31,
                                        -------------------------------------------------------------------------------
                                             2008      2007           2008          2007             2008      2007
                                        --------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)        $    (561)    (712)         35,961         (6,280)         25,520   (2,677)
   Net realized gain (loss) on
      investments                             1,675    1,030        (154,374)         4,450        (642,897)   5,002
   Change in unrealized appreciation
      (depreciation) on investments         (64,848)  27,278         (23,767)        22,184         (93,930)  17,867
   Capital gain distributions                    --       --              --             --         109,516    7,129
                                        --------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations          (63,734)  27,596        (142,180)        20,354        (601,791)  27,321
                                        --------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                               7,875   43,648         898,688      1,228,912         451,107  610,621
   Death benefits                                --       --          (1,486)            --            (554)      --
   Surrenders                                    --       --         (44,087)        (7,803)        (27,432)  (6,257)
   Administrative expenses                     (107)      --          (3,282)          (119)         (1,871)    (451)
   Transfers between subaccounts
      (including fixed account), net       (132,695) 171,673      (2,144,319)       330,956        (655,650) 296,253
                                        --------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                   (124,927) 215,321      (1,294,486)     1,551,946        (234,400) 900,166
                                        --------------------------------------------------------------------------------
Increase (decrease) in net assets          (188,661) 242,917      (1,436,666)     1,572,300        (836,191) 927,487
Net assets at beginning of year             242,917       --       1,572,300             --         960,641   33,154
                                        --------------------------------------------------------------------------------
Net assets at end of year                 $  54,256  242,917         135,634      1,572,300         124,450  960,641
                                        ================================================================================
Changes in units (note 5):
   Units purchased                            4,492   18,541         566,502        205,407         280,748  103,959
   Units redeemed                           (14,755)    (552)       (708,358)       (49,441)       (345,902) (24,859)
                                        --------------------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the years
      or lesser periods ended December
      31, 2008 and 2007                     (10,263)  17,989        (141,856)       155,966        (65,154)  79,100
                                        ===============================================================================

                 See accompanying notes to financial statements

                                        FIDELITY(R) VARIABLE INSURANCE
                                           PRODUCTS FUND (CONTINUED)         FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
                                        ------------------------------  -----------------------------------------------------------
                                                                                                    FRANKLIN TEMPLETON VIP FOUNDING
                                             VIP VALUE STRATEGIES       FRANKLIN INCOME SECURITIES      FUNDS ALLOCATION FUND --
                                         PORTFOLIO -- SERVICE CLASS 2     FUND -- CLASS 2 SHARES            CLASS 2 SHARES
                                        -------------------------------------------------------------------------------------------
                                                                                                                      PERIOD FROM
                                                  YEAR ENDED                    YEAR ENDED              YEAR ENDED   AUGUST 27 TO
                                                 DECEMBER 31,                  DECEMBER 31,            DECEMBER 31,   DECEMBER 31
                                        -------------------------------------------------------------------------------------------
                                                2008      2007               2008        2007              2008          2007
                                        -------------------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)            $  7,182     (648)             872,132     154,702            44,862      (20,033)
   Net realized gain (loss) on
      investments                                 (363) (11,487)          (1,727,102)    (90,221)         (615,090)      (2,832)
   Change in unrealized appreciation
      (depreciation) on investments            (42,122)  (5,150)          (7,097,255)   (230,756)       (3,102,202)     (46,080)
   Capital gain distributions                    3,011       --              302,644      39,278           186,310           --
                                        -------------------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations             (32,292) (17,285)          (7,649,581)   (126,997)       (3,486,120)     (68,945)
                                        -------------------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                     --   68,670            9,067,465  17,159,004         4,278,811    6,556,261
   Death benefits                                   --       --                   --     (41,951)               --           --
   Surrenders                                       --       --             (614,206)   (216,343)         (113,610)      (5,867)
   Administrative expenses                        (112)      --              (52,424)     (1,388)          (19,838)          --
   Transfers between subaccounts
      (including fixed account), net                (1)  10,997             (207,164) (1,212,188)         (684,198)      77,890
                                        -------------------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                          (113)  79,667            8,193,671  15,687,134         3,461,165    6,628,284
                                        -------------------------------------------------------------------------------------------
Increase (decrease) in net assets              (32,405)  62,382              544,090  15,560,137           (24,955)   6,559,339
Net assets at beginning of year                 62,382       --           18,226,774   2,666,637         6,559,339           --
                                        -------------------------------------------------------------------------------------------
Net assets at end of year                     $ 29,977   62,382           18,770,864  18,226,774         6,534,384    6,559,339
                                        ===========================================================================================
Changes in units (note 5):
   Units purchased                                  --   15,143            3,059,676   2,315,823           930,632      679,542
   Units redeemed                                  (11)  (9,881)          (2,200,097)   (843,049)         (541,873)     (14,697)
                                        -------------------------------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the years
      or lesser periods ended December
      31, 2008 and 2007                            (11)   5,262              859,579   1,472,774           388,759      664,845
                                        ===========================================================================================

                 See accompanying notes to financial statements

                                              FRANKLIN TEMPLETON VARIABLE INSURANCE          GE INVESTMENTS
                                                    PRODUCTS TRUST (CONTINUED)                 FUNDS, INC.
                                      -----------------------------------------------------  --------------
                                                                                               CORE VALUE
                                      MUTUAL SHARES SECURITIES  TEMPLETON GROWTH SECURITIES  EQUITY FUND --
                                       FUND -- CLASS 2 SHARES      FUND -- CLASS 2 SHARES    CLASS 1 SHARES
                                      ---------------------------------------------------------------------
                                             YEAR ENDED                  YEAR ENDED            YEAR ENDED
                                            DECEMBER 31,                DECEMBER 31,          DECEMBER 31,
                                      ---------------------------------------------------------------------
                                          2008         2007          2008          2007           2008
                                      ---------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)     $   17,576       5,179          2,411       1,372             34
   Net realized gain (loss)
      on investments                      (60,779)     (3,948)        (8,624)     (2,731)           (29)
   Change in unrealized appreciation
      (depreciation) on investments      (371,047)    (44,708)      (170,054)    (17,621)        (1,308)
   Capital gain distributions              28,365      20,866         20,358      10,011            118
                                      ---------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations       (385,885)    (22,611)      (155,909)     (8,969)        (1,185)
                                      ---------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                           549,337   1,003,073         69,821     229,390          4,620
   Death benefits                              --          --             --          --             --
   Surrenders                             (51,932)    (15,665)       (35,667)       (938)            --
   Administrative expenses                 (3,971)       (271)          (855)       (220)            (8)
   Transfers between subaccounts
      (including fixed account), net    2,011,867    (293,353)        (4,096)     35,824            380
                                      ---------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                2,505,301     693,784         29,203     264,056          4,992
                                      ---------------------------------------------------------------------
Increase (decrease) in net assets       2,119,416     671,173       (126,706)    255,087          3,807
Net assets at beginning of year         1,015,720     344,547        349,099      94,012             --
                                      ---------------------------------------------------------------------
Net assets at end of year              $3,135,136   1,015,720        222,393     349,099          3,807
                                      =====================================================================
Changes in units (note 5):
   Units purchased                        517,147     125,481          9,334      27,092            484
   Units redeemed                        (130,933)    (61,532)        (5,611)     (4,989)           (18)
                                      ---------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007          386,214      63,949          3,723      22,103            466
                                      =====================================================================

                 See accompanying notes to financial statements

                                                    GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                      ------------------------------------------------------------------
                                        INCOME FUND --    MID-CAP EQUITY FUND --
                                        CLASS 1 SHARES        CLASS 1 SHARES         MONEY MARKET FUND
                                      ------------------------------------------------------------------
                                          YEAR ENDED            YEAR ENDED              YEAR ENDED
                                         DECEMBER 31,          DECEMBER 31,            DECEMBER 31,
                                      ------------------------------------------------------------------
                                        2008      2007       2008        2007        2008        2007
                                      ------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)    $  6,863    (1,339)   (14,763)     12,146       22,278     36,581
   Net realized gain (loss)
      on investments                    (2,144)   (3,149)  (570,415)      2,907           --         (1)
   Change in unrealized appreciation
      (depreciation) on investments    (15,706)   11,173     66,659    (111,158)          (3)         1
   Capital gain distributions               --        --      1,470     102,908           --         --
                                      ------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations     (10,987)    6,685   (517,049)      6,803       22,275     36,581
                                      ------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                         33,739   396,539    481,765     626,564    4,915,051  3,661,028
   Death benefits                           --        --       (545)         --   (2,576,745)  (511,382)
   Surrenders                           (2,616)  (26,182)   (23,907)     (3,838)    (434,236)  (369,832)
   Administrative expenses                (483)      (34)    (1,559)        (55)      (9,037)      (601)
   Transfers between subaccounts
      (including fixed account), net     3,399  (864,209)  (668,758)    178,380    2,475,400   (389,521)
                                      ------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                34,039  (493,886)  (213,004)    801,051    4,370,433  2,389,692
                                      ------------------------------------------------------------------
Increase (decrease) in net assets       23,052  (487,201)  (730,053)    807,854    4,392,708  2,426,273
Net assets at beginning of year        132,108   619,309    807,854          --    2,908,743    482,470
                                      ------------------------------------------------------------------
Net assets at end of year             $155,160   132,108     77,801     807,854    7,301,451  2,908,743
                                      ==================================================================
Changes in units (note 5):
   Units purchased                       9,345   105,128    290,444      94,915    1,730,201    622,375
   Units redeemed                       (6,205) (152,375)  (351,059)    (22,250)  (1,306,723)  (386,459)
                                      ------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007         3,140   (47,247)   (60,615)     72,665      423,478    235,916
                                      ==================================================================

                 See accompanying notes to financial statements

                                                           GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                      -------------------------------------------------------------------------------
                                      REAL ESTATE SECURITIES FUND --                         SMALL-CAP EQUITY FUND --
                                              CLASS 1 SHARES          S&P 500(R) INDEX FUND       CLASS 1 SHARES
                                      -------------------------------------------------------------------------------
                                                YEAR ENDED                  YEAR ENDED              YEAR ENDED
                                               DECEMBER 31,                DECEMBER 31,            DECEMBER 31,
                                      -------------------------------------------------------------------------------
                                            2008          2007           2008        2007       2008           2007
                                      -------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)        $ 47,015       11,061          (18,092)    23,925       (750)       3,149
   Net realized gain (loss)
      on investments                       (33,747)      (6,508)        (778,828)      (126)    (4,006)          16
   Change in unrealized appreciation
      (depreciation) on investments        (37,159)     (60,251)        (243,762)   (87,963)   (47,181)     (24,235)
   Capital gain distributions                   --       53,930            2,635     27,091        651       19,184
                                      -------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations         (23,891)      (1,768)      (1,038,047)   (37,073)   (51,286)      (1,886)
                                      -------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                            170,468       61,249          759,679  1,675,064      5,000           --
   Death benefits                               --           --             (881)        --         --           --
   Surrenders                               (3,472)      (1,362)         (35,313)    (5,711)        --           --
   Administrative expenses                    (867)        (178)          (2,895)       (85)      (155)        (238)
   Transfers between subaccounts
      (including fixed account), net       451,833      (78,496)      (1,152,106)   317,566     (1,427)     117,397
                                      -------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                   617,962      (18,787)        (431,516) 1,986,834      3,418      117,159
                                      -------------------------------------------------------------------------------
Increase (decrease) in net assets          594,071      (20,555)      (1,469,563) 1,949,761    (47,868)     115,273
Net assets at beginning of year            163,542      184,097        1,949,761         --    134,263       18,990
                                      -------------------------------------------------------------------------------
Net assets at end of year                 $757,613      163,542          480,198  1,949,761     86,395      134,263
                                      ===============================================================================
Changes in units (note 5):
   Units purchased                         150,297       16,875          451,706    220,157      1,129       10,175
   Units redeemed                          (41,438)     (16,031)        (559,568)   (34,516)      (471)         (20)
                                      -------------------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007           108,859          844         (107,862)   185,641        658       10,155
                                      ===============================================================================

                 See accompanying notes to financial statements

                                                                                   GENWORTH VARIABLE
                                        GE INVESTMENTS FUNDS, INC. (CONTINUED)      INSURANCE TRUST
                                      -----------------------------------------  --------------------
                                                                                  GENWORTH   GENWORTH
                                                                  U.S. EQUITY     COLUMBIA   DAVIS NY
                                        TOTAL RETURN FUND --    FUND -- CLASS 1    MID CAP    VENTURE
                                          CLASS 3 SHARES            SHARES       VALUE FUND    FUND
                                      ---------------------------------------------------------------
                                                                                      PERIOD FROM
                                             YEAR ENDED            YEAR ENDED       SEPTEMBER 8 TO
                                            DECEMBER 31,          DECEMBER 31,       DECEMBER 31,
                                      ---------------------------------------------------------------
                                          2008         2007       2008    2007      2008       2008
                                      ---------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)    $    123,177     726,708      148     157      2,210       14
   Net realized gain (loss) on
      investments                       (3,940,741)    281,925   (1,735)      1     (7,078)       1
   Change in unrealized appreciation
      (depreciation) on investments    (16,154,090) (1,422,860) (10,699) (3,900)   (15,735)     332
   Capital gain distributions
                                           257,698   1,609,177      203   3,925         --       --
                                      ---------------------------------------------------------------
         Increase (decrease) in net
            assets from operations     (19,713,956)  1,194,950  (12,083)    183    (20,603)     347
                                      ---------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                         23,894,618  42,401,567       --      --    202,428    7,500
   Death benefits                         (128,382)    (41,799)      --      --         --       --
   Surrenders                           (1,744,264)   (913,259)  (2,036)     --     (6,067)      --
   Administrative expenses
                                          (119,689)     (1,201)      --      --       (881)      --
   Transfers between subaccounts
      (including fixed account), net    (1,295,554)  1,142,040    1,894  30,901    832,764      582
                                      ---------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                20,606,729  42,587,348     (142) 30,901  1,028,244    8,082
                                      ---------------------------------------------------------------
Increase (decrease) in net assets          892,773  43,782,298  (12,225) 31,084  1,007,641    8,429
Net assets at beginning of year         46,966,144   3,183,846   31,084      --         --       --
                                      ---------------------------------------------------------------
Net assets at end of year             $ 47,858,917  46,966,144   18,859  31,084  1,007,641    8,429
                                      ===============================================================
Changes in units (note 5):
   Units purchased                       6,775,569   5,576,180      173   2,566    197,027    1,200
   Units redeemed                       (4,782,781) (1,603,557)    (276)     --    (43,654)      --
                                      ---------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007         1,992,788   3,972,623     (103)  2,566    153,373    1,200
                                      ===============================================================

                 See accompanying notes to financial statements

                                                        GENWORTH VARIABLE INSURANCE TRUST (CONTINUED)
                                      --------------------------------------------------------------------------------
                                                                              GENWORTH                      GENWORTH
                                                     GENWORTH                  PUTNAM                    WESTERN ASSET
                                        GENWORTH    LEGG MASON   GENWORTH  INTERNATIONAL     GENWORTH      MANAGEMENT
                                      EATON VANCE    PARTNERS     PIMCO       CAPITAL       THORNBURG      CORE PLUS
                                       LARGE CAP    AGGRESSIVE  STOCKPLUS  OPPORTUNITIES  INTERNATIONAL  FIXED INCOME
                                       VALUE FUND  GROWTH FUND     FUND         FUND        VALUE FUND        FUND
                                      --------------------------------------------------------------------------------
                                                           PERIOD FROM SEPTEMBER 8 TO DECEMBER 31,
                                      --------------------------------------------------------------------------------
                                          2008         2008        2008         2008           2008           2008
                                      --------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)    $    3,402       (7,842)    129,244       (3,327)          314           9,002
   Net realized gain (loss) on
      investments                          8,032       21,738       7,963        4,372         7,840          14,922
   Change in unrealized appreciation
      (depreciation) on investments       80,352      176,358    (230,530)      73,459        53,066         123,296
   Capital gain distributions                 --           --     188,762           --            --              --
                                      --------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations        91,786      190,254      95,439       74,504        61,220         147,220
                                      --------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                          522,032      622,109     851,947      233,811       186,828         523,491
   Death benefits                             --           --          --           --            --              --
   Surrenders                            (16,128)     (19,471)    (25,902)      (6,839)       (6,402)        (16,909)
   Administrative expenses                (2,463)      (2,942)     (3,951)      (1,060)         (919)         (2,444)
   Transfers between subaccounts
      (including fixed account), net   1,995,547    2,331,798   3,262,917      822,399       738,679       1,888,845
                                      --------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions               2,498,988    2,931,494   4,085,011    1,048,311       918,186       2,392,983
                                      --------------------------------------------------------------------------------
Increase (decrease) in net assets      2,590,774    3,121,748   4,180,450    1,122,815       979,406       2,540,203
Net assets at beginning of year               --           --          --           --            --              --
                                      --------------------------------------------------------------------------------
Net assets at end of year             $2,590,774    3,121,748   4,180,450    1,122,815       979,406       2,540,203
                                      ================================================================================
Changes in units (note 5):
   Units purchased                       446,727      554,728     750,850      215,993       172,292         332,358
   Units redeemed                       (105,313)    (136,390)   (172,983)     (52,622)      (44,124)        (92,157)
                                      --------------------------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007         341,414      418,338     577,867      163,371       128,168         240,201
                                      ================================================================================

                 See accompanying notes to financial statements

                                                                                       LEGG MASON
                                                                                        PARTNERS
                                                                                    VARIABLE EQUITY
                                                   JANUS ASPEN SERIES                    TRUST
                                      --------------------------------------------  ---------------
                                                                                      LEGG MASON
                                                                                        PARTNERS
                                                                                        VARIABLE
                                                                                       AGGRESSIVE
                                                                                        GROWTH
                                      BALANCED PORTFOLIO --    FORTY PORTFOLIO --     PORTFOLIO --
                                         SERVICE SHARES          SERVICE SHARES         CLASS II
                                      -------------------------------------------------------------
                                            YEAR ENDED            YEAR ENDED           YEAR ENDED
                                           DECEMBER 31,          DECEMBER 31,         DECEMBER 31,
                                      -------------------------------------------------------------
                                         2008        2007       2008        2007      2008    2007
                                      -------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)    $   12,529     19,410     (48,406)   (11,979)    (457)   (272)
   Net realized gain (loss) on
      investments                       (212,323)     4,266    (273,273)    80,290     (177)     (9)
   Change in unrealized appreciation
      (depreciation) on investments     (582,077)    (1,114) (1,205,807)   185,050  (19,452) (2,296)
   Capital gain distributions            199,270         --          --         --       --     240
                                      -------------------------------------------------------------
         Increase (decrease) in net
            assets from operations      (582,601)    22,562  (1,527,486)   253,361  (20,086) (2,337)
                                      -------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                          747,117  2,428,090   1,875,508  1,788,464    8,435  43,952
   Death benefits                             --         --      (1,353)        --       --      --
   Surrenders                            (80,903)   (12,656)    (75,481)   (28,506)      --      --
   Administrative expenses                (3,209)      (318)     (7,480)      (166)    (121)     --
   Transfers between subaccounts
      (including fixed account), net    (104,576)    19,872     844,586   (174,697)     445       1
                                      -------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                 558,429  2,434,988   2,635,780  1,585,095    8,759  43,953
                                      -------------------------------------------------------------
Increase (decrease) in net assets        (24,172) 2,457,550   1,108,294  1,838,456  (11,327) 41,616
Net assets at beginning of year        2,665,552    208,002   2,146,450    307,994   41,616      --
                                      -------------------------------------------------------------
Net assets at end of year             $2,641,380  2,665,552   3,254,744  2,146,450   30,289  41,616
                                      =============================================================
Changes in units (note 5):
   Units purchased                       623,170    308,436     945,647    218,713      964   3,824
   Units redeemed                       (571,664)   (87,746)   (638,540)   (93,416)     (37)     --
                                      -------------------------------------------------------------
   Net increase (decrease) in units
      from capital transactions with
      contract owners during the
      years or lesser periods ended
      December 31, 2008 and 2007          51,506    220,690     307,107    125,297      927   3,824
                                      =============================================================

                 See accompanying notes to financial statements

                                                                       LEGG MASON PARTNERS VARIABLE EQUITY TRUST (CONTINUED)
                                                                    -----------------------------------------------------------
                                                                        LEGG MASON PARTNERS       LEGG MASON PARTNERS VARIABLE
                                                                    VARIABLE CAPITAL AND INCOME  FUNDAMENTAL VALUE PORTFOLIO --
                                                                        PORTFOLIO -- CLASS II                CLASS I
                                                                    -----------------------------------------------------------
                                                                             YEAR ENDED                    YEAR ENDED
                                                                            DECEMBER 31,                  DECEMBER 31,
                                                                    -----------------------------------------------------------
                                                                           2008      2007                  2008    2007
                                                                    -----------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                                       $     66      991                   225     646
   Net realized gain (loss) on investments                                (10,594)  (2,097)                 (342)    (20)
   Change in unrealized appreciation (depreciation) on investments          2,621   (2,217)              (16,943) (3,128)
   Capital gain distributions                                                 111    3,713                    29   1,931
                                                                    -----------------------------------------------------------
      Increase (decrease) in net assets from operations                    (7,796)     390               (17,031)   (571)
                                                                    -----------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                                                --   15,000                    --  10,979
   Death benefits                                                              --       --                    --      --
   Surrenders                                                                (433)    (765)                   --      --
   Administrative expenses                                                     (5)      --                   (83)     --
   Transfers between subaccounts (including fixed account), net            (9,775)    (180)                 (301) 35,298
                                                                    -----------------------------------------------------------
      Increase (decrease) in net assets from capital transactions         (10,213)  14,055                  (384) 46,277
                                                                    -----------------------------------------------------------
Increase (decrease) in net assets                                         (18,009)  14,445               (17,415) 45,706
Net assets at beginning of year                                            27,619   13,174                45,706      --
                                                                    -----------------------------------------------------------
Net assets at end of year                                                $  9,610   27,619                28,291  45,706
                                                                    ===========================================================
Changes in units (note 5):
   Units purchased                                                         20,375   15,751                    --   4,980
   Units redeemed                                                         (21,634) (14,176)                  (61)   (180)
                                                                    -----------------------------------------------------------
   Net increase (decrease) in units from capital transactions with contract owners during the years or lesser periods ended
      December 31, 2008 and 2007                                           (1,259)   1,575                   (61)  4,800
                                                                    ===========================================================

                                                                        MFS(R) VARIABLE
                                                                        INSURANCE TRUST
                                                                    ----------------------
                                                                    MFS(R) INVESTORS TRUST
                                                                       SERIES -- SERVICE
                                                                       CLASS SHARES
                                                                    ----------------------
                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                    ----------------------
                                                                          2008    2007
                                                                    ----------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                                          (19)   (38)
   Net realized gain (loss) on investments                                  (60)    --
   Change in unrealized appreciation (depreciation) on investments       (2,639)    87
   Capital gain distributions                                               402     --
                                                                    ----------------------
      Increase (decrease) in net assets from operations                  (2,316)    49
                                                                    ----------------------
From capital transactions (note 4):
   Net premiums                                                              --  7,020
   Death benefits                                                            --     --
   Surrenders                                                                --     --
   Administrative expenses                                                   (5)    --
   Transfers between subaccounts (including fixed account), net            (270)   (50)
                                                                    ----------------------
      Increase (decrease) in net assets from capital transactions          (275) 6,970
                                                                    ----------------------
Increase (decrease) in net assets                                        (2,591) 7,019
Net assets at beginning of year                                           7,019     --
                                                                    ----------------------
Net assets at end of year                                                 4,428  7,019
                                                                    ======================
Changes in units (note 5):
   Units purchased                                                           --    570
   Units redeemed                                                           (25)    --
                                                                    ----------------------
   Net increase (decrease) in units from capital transactions with contract owners during the years or lesser periods ended
      December 31, 2008 and 2007                                            (25)   570
                                                                    ======================

                 See accompanying notes to financial statements

                                                                           MFS(R) VARIABLE INSURANCE TRUST (CONTINUED)
                                                                    ---------------------------------------------------------
                                                                    MFS(R) TOTAL RETURN SERIES --  MFS(R) UTILITIES SERIES --
                                                                         SERVICE CLASS SHARES         SERVICE CLASS SHARES
                                                                    ---------------------------------------------------------
                                                                              YEAR ENDED                   YEAR ENDED
                                                                             DECEMBER 31,                 DECEMBER 31,
                                                                    ---------------------------------------------------------
                                                                           2008        2007               2008      2007
                                                                    ---------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                                      $   17,279      3,276             19,823    6,888
   Net realized gain (loss) on investments                                 (73,516)       (84)           (56,710)   2,696
   Change in unrealized appreciation (depreciation) on investments        (360,243)   (10,615)           (97,253)  25,214
   Capital gain distributions                                               59,631     12,301             34,200   12,094
                                                                    ---------------------------------------------------------
      Increase (decrease) in net assets from operations                   (356,849)     4,878            (99,940)  46,892
                                                                    ---------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                                            514,640    778,714             22,975    9,733
   Death benefits                                                           (3,228)        --                 --       --
   Surrenders                                                              (32,230)   (17,028)            (8,854)      --
   Administrative expenses                                                  (2,210)       (57)              (247)    (280)
   Transfers between subaccounts (including fixed account), net            227,436     68,917           (185,380) 146,045
                                                                    ---------------------------------------------------------
      Increase (decrease) in net assets from capital transactions          704,408    830,546           (171,506) 155,498
                                                                    ---------------------------------------------------------
Increase (decrease) in net assets                                          347,559    835,424           (271,446) 202,390
Net assets at beginning of year                                          1,129,985    294,561            393,545  191,155
                                                                    ---------------------------------------------------------
Net assets at end of year                                               $1,477,544  1,129,985            122,099  393,545
                                                                    =========================================================
Changes in units (note 5):
   Units purchased                                                         184,896     91,665             27,283   24,331
   Units redeemed                                                         (105,907)   (11,255)           (39,625) (14,560)
                                                                    ---------------------------------------------------------
   Net increase (decrease) in units from capital transactions with contract owners during the years or lesser periods ended
      December 31, 2008 and 2007                                            78,989     80,410            (12,342)   9,771
                                                                    =========================================================

                                                                       OPPENHEIMER VARIABLE
                                                                          ACCOUNT FUNDS
                                                                    -------------------------
                                                                       OPPENHEIMER BALANCED
                                                                    FUND/VA -- SERVICE SHARES
                                                                    -------------------------
                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                    -------------------------
                                                                          2008      2007
                                                                    -------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                                         6,940    1,140
   Net realized gain (loss) on investments                               (68,565)    (869)
   Change in unrealized appreciation (depreciation) on investments      (220,249) (17,614)
   Capital gain distributions                                             23,458   18,420
                                                                    -------------------------
      Increase (decrease) in net assets from operations                 (258,416)   1,077
                                                                    -------------------------
From capital transactions (note 4):
   Net premiums                                                          157,627  206,478
   Death benefits                                                             --       --
   Surrenders                                                            (17,482) (11,317)
   Administrative expenses                                                  (580)    (312)
   Transfers between subaccounts (including fixed account), net           58,266   70,307
                                                                    -------------------------
      Increase (decrease) in net assets from capital transactions        197,831  265,156
                                                                    -------------------------
Increase (decrease) in net assets                                        (60,585) 266,233
Net assets at beginning of year                                          466,447  200,214
                                                                    -------------------------
Net assets at end of year                                                405,862  466,447
                                                                    =========================
Changes in units (note 5):
   Units purchased                                                       105,691   39,267
   Units redeemed                                                        (78,707) (12,845)
                                                                    -------------------------
   Net increase (decrease) in units from capital transactions with contract owners during the years or lesser periods ended
      December 31, 2008 and 2007                                          26,984   26,422
                                                                    =========================

                 See accompanying notes to financial statements

                                                                             OPPENHEIMER VARIABLE ACCOUNT FUNDS (CONTINUED)
                                                                    ---------------------------------------------------------------
                                                                    OPPENHEIMER CAPITAL APPRECIATION  OPPENHEIMER GLOBAL SECURITIES
                                                                        FUND/VA -- SERVICE SHARES        FUND/VA -- SERVICE SHARES
                                                                    ---------------------------------------------------------------
                                                                               YEAR ENDED                       YEAR ENDED
                                                                              DECEMBER 31,                     DECEMBER 31,
                                                                    ---------------------------------------------------------------
                                                                              2008     2007                    2008     2007
                                                                    ---------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                                          $ (1,106)   (155)                  (5,402)    (39)
   Net realized gain (loss) on investments                                   (18,459)  1,223                  (12,920)     --
   Change in unrealized appreciation (depreciation) on investments           (46,158)     41                   40,137    (322)
   Capital gain distributions                                                     --      --                    3,618      --
                                                                    ---------------------------------------------------------------
      Increase (decrease) in net assets from operations                      (65,723)  1,109                   25,433    (361)
                                                                    ---------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                                               62,588  47,087                  410,028  43,648
   Death benefits                                                                 --      --                       --      --
   Surrenders                                                                     --      --                  (11,384)     --
   Administrative expenses                                                      (125)     --                   (1,964)     --
   Transfers between subaccounts (including fixed account), net               66,666  (8,614)               1,226,215      --
                                                                    ---------------------------------------------------------------
      Increase (decrease) in net assets from capital transactions            129,129  38,473                1,622,895  43,648
                                                                    ---------------------------------------------------------------
Increase (decrease) in net assets                                             63,406  39,582                1,648,328  43,287
Net assets at beginning of year                                               47,628   8,046                   43,287      --
                                                                    ---------------------------------------------------------------
Net assets at end of year                                                   $111,034  47,628                1,691,615  43,287
                                                                    ===============================================================
Changes in units (note 5):
   Units purchased                                                            45,519   4,607                  336,231   3,834
   Units redeemed                                                            (31,544) (1,473)                 (78,361)   (271)
                                                                    ---------------------------------------------------------------
   Net increase (decrease) in units from capital transactions with contract owners during the years or lesser periods ended
      December 31, 2008 and 2007                                              13,975   3,134                  257,870   3,563
                                                                    ===============================================================

                                                                     OPPENHEIMER MAIN STREET
                                                                    FUND/VA -- SERVICE SHARES
                                                                    -------------------------
                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                    -------------------------
                                                                          2008      2007
                                                                    -------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                                        (9,560)   (4,624)
   Net realized gain (loss) on investments                               (21,727)   53,546
   Change in unrealized appreciation (depreciation) on investments        17,839   (25,786)
   Capital gain distributions                                             11,805        --
                                                                    -------------------------
      Increase (decrease) in net assets from operations                   (1,643)   23,136
                                                                    -------------------------
From capital transactions (note 4):
   Net premiums                                                          804,594   419,687
   Death benefits                                                             --        --
   Surrenders                                                            (27,602)  (31,229)
   Administrative expenses                                                (4,317)      (36)
   Transfers between subaccounts (including fixed account), net        2,913,403  (734,443)
                                                                    -------------------------
      Increase (decrease) in net assets from capital transactions      3,686,078  (346,021)
                                                                    -------------------------
Increase (decrease) in net assets                                      3,684,435  (322,885)
Net assets at beginning of year                                          235,639   558,524
                                                                    -------------------------
Net assets at end of year                                              3,920,074   235,639
                                                                    =========================
Changes in units (note 5):
   Units purchased                                                       760,998   101,185
   Units redeemed                                                       (180,180) (130,368)
                                                                    -------------------------
   Net increase (decrease) in units from capital transactions with contract owners during the years or lesser periods ended
      December 31, 2008 and 2007                                         580,818   (29,183)
                                                                    =========================

                 See accompanying notes to financial statements

                                                  OPPENHEIMER VARIABLE
                                                ACCOUNT FUNDS (CONTINUED)            PIMCO VARIABLE INSURANCE TRUST
                                                -------------------------  -------------------------------------------------
                                                 OPPENHEIMER MAIN STREET      PIMCO ALL ASSET              PIMCO
                                                   SMALL CAP FUND/VA --    PORTFOLIO -- ADVISOR      HIGH YIELD PORTFOLIO --
                                                     SERVICE SHARES            CLASS SHARES      ADMINISTRATIVE CLASS SHARES
                                                ----------------------------------------------------------------------------
                                                       YEAR ENDED               YEAR ENDED               YEAR ENDED
                                                      DECEMBER 31,             DECEMBER 31,             DECEMBER 31,
                                                ----------------------------------------------------------------------------
                                                    2008         2007              2008                2008       2007
                                                ----------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)               $  (13,190)     (5,305)           5,425               18,581     12,870
   Net realized gain (loss) on investments         (596,728)     (5,444)         (67,835)             (11,968)   (15,991)
   Change in unrealized appreciation
      (depreciation) on investments                (172,351)    (40,210)         (16,658)             (18,291)    (5,292)
   Capital gain distributions                        64,582         381              294                3,582         --
                                                ----------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations                 (717,687)    (50,578)         (78,774)              (8,096)    (8,413)
                                                ----------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                     842,484     966,202           35,641              247,130    139,175
   Death benefits                                      (787)         --               --                   --         --
   Surrenders                                       (38,132)     (5,718)              --               (9,589)    (8,723)
   Administrative expenses                           (3,033)       (150)              (4)              (1,044)       (13)
   Transfers between subaccounts (including
      fixed account), net                          (604,457)    318,225          158,997              868,521   (317,560)
                                                ----------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                            196,075   1,278,559          194,634            1,105,018   (187,121)
                                                ----------------------------------------------------------------------------
Increase (decrease) in net assets                  (521,612)  1,227,981          115,860            1,096,922   (195,534)
Net assets at beginning of year                   1,231,799       3,818               --               51,637    247,171
                                                ----------------------------------------------------------------------------
Net assets at end of year                        $  710,187   1,231,799          115,860            1,148,559     51,637
                                                ============================================================================
Changes in units (note 5):
   Units purchased                                  560,805     159,010           37,530              182,753     38,077
   Units redeemed                                  (567,196)    (35,654)         (24,845)             (41,501)   (56,430)
                                                ----------------------------------------------------------------------------
   Net increase (decrease) in units from
      capital transactions with contract
      owners during the years or lesser
      periods ended December 31, 2008 and 2007       (6,391)    123,356           12,685              141,252    (18,353)
                                                ============================================================================

                 See accompanying notes to financial statements

                                                                    PIMCO VARIABLE INSURANCE TRUST (CONTINUED)
                                                ----------------------------------------------------------------------------------
                                                       PIMCO LONG-TERM                  PIMCO                      PIMCO
                                                U.S. GOVERNMENT PORTFOLIO --  LOW DURATION PORTFOLIO --  TOTAL RETURN PORTFOLIO --
                                                       ADMINISTRATIVE               ADMINISTRATIVE             ADMINISTRATIVE
                                                        CLASS SHARES                 CLASS SHARES               CLASS SHARES
                                                ----------------------------------------------------------------------------------
                                                         YEAR ENDED                   YEAR ENDED                 YEAR ENDED
                                                        DECEMBER 31,                 DECEMBER 31,               DECEMBER 31,
                                                ----------------------------------------------------------------------------------
                                                      2008         2007           2008         2007           2008       2007
                                                ----------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                $    42,043      17,193         318,608      67,403        122,876      48,494
   Net realized gain (loss) on investments             58,226       8,979        (383,604)     22,903        (14,938)     (3,781)
   Change in unrealized appreciation
      (depreciation) on investments                    58,684      53,914        (446,758)    108,821        (53,012)     40,789
   Capital gain distributions                           6,049          --          95,620          --         30,948          --
                                                ----------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations                    165,002      80,086        (416,134)    199,127         85,874      85,502
                                                ----------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                     1,080,179   1,334,627       6,835,323   7,806,650      2,174,293   2,018,332
   Death benefits                                      (1,526)         --          (9,271)         --         (1,566)         --
   Surrenders                                        (139,759)    (21,093)       (394,898)    (46,566)       (83,788)    (59,914)
   Administrative expenses                             (4,614)       (136)        (27,219)       (716)        (8,065)       (189)
   Transfers between subaccounts (including
      fixed account), net                          (1,574,023)    (23,019)     (6,191,862)  1,918,479        226,765  (1,440,326)
                                                ----------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                             (639,743)  1,290,379         212,073   9,677,847      2,307,639     517,903
                                                ----------------------------------------------------------------------------------
Increase (decrease) in net assets                    (474,741)  1,370,465        (204,061)  9,876,974      2,393,513     603,405
Net assets at beginning of year                     1,619,194     248,729       9,876,974          --      1,840,742   1,237,337
                                                ----------------------------------------------------------------------------------
Net assets at end of year                         $ 1,144,453   1,619,194       9,672,913   9,876,974      4,234,255   1,840,742
                                                ==================================================================================
Changes in units (note 5):
   Units purchased                                    580,917     204,384       3,707,712   1,214,351        862,314     373,929
   Units redeemed                                    (636,115)    (81,903)     (3,700,055)   (284,574)      (651,981)   (323,851)
                                                ----------------------------------------------------------------------------------
   Net increase (decrease) in units from
      capital transactions with contract
      owners during the years or lesser
      periods ended December 31, 2008 and 2007        (55,198)    122,481           7,657     929,777        210,333      50,078
                                                ==================================================================================

                 See accompanying notes to financial statements

                                                                  THE PRUDENTIAL SERIES FUND
                                                -------------------------------------------------------------
                                                  JENNISON 20/20 FOCUS       JENNISON       NATURAL RESOURCES
                                                      PORTFOLIO --         PORTFOLIO --        PORTFOLIO --
                                                    CLASS II SHARES       CLASS II SHARES    CLASS II SHARES
                                                -------------------------------------------------------------
                                                       YEAR ENDED            YEAR ENDED         YEAR ENDED
                                                      DECEMBER 31,           DECEMBER 31,      DECEMBER 31,
                                                -------------------------------------------------------------
                                                    2008         2007      2008     2007     2008       2007
                                                -------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)              $    97,659     125,745      (30)    (31)    74,760    86,165
   Net realized gain (loss) on investments       (1,175,723)     32,074       (2)      3   (274,073)    9,436
   Change in unrealized appreciation
      (depreciation) on investments                 (40,042)   (130,549)  (1,241)    288   (405,794)  (13,932)
   Capital gain distributions                            --          --       --      --         --        --
                                                -------------------------------------------------------------
         Increase (decrease) in net
            assets from operations               (1,118,106)     27,270   (1,273)    260   (605,107)   81,669
                                                -------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                     924,726   1,650,739       --      --    570,392   395,586
   Death benefits                                    (1,109)         --       --      --       (221)       --
   Surrenders                                       (45,920)    (39,442)      --      --    (15,397)   (2,078)
   Administrative expenses                           (4,007)       (149)      (2)     (2)    (1,707)     (196)
   Transfers between subaccounts (including
      fixed account), net                        (1,328,656)   (396,904)      (2)  1,504     95,097   144,746
                                                -------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                           (454,966)  1,214,244       (4)  1,502    648,164   538,058
                                                -------------------------------------------------------------
Increase (decrease) in net assets                (1,573,072)  1,241,514   (1,277)  1,762     43,057   619,727
Net assets at beginning of year                   1,797,399     555,885    3,330   1,568    627,322     7,595
                                                -------------------------------------------------------------
Net assets at end of year                       $   224,327   1,797,399    2,053   3,330    670,379   627,322
                                                =============================================================
Changes in units (note 5):
   Units purchased                                  584,012     250,390       --     133    242,516    53,108
   Units redeemed                                  (709,932)   (142,706)      --      --   (178,381)  (12,415)
                                                -------------------------------------------------------------
   Net increase (decrease) in units from
      capital transactions with contract
      owners during the years or lesser
      periods ended December 31, 2008 and 2007     (125,920)    107,684       --     133     64,135    40,693
                                                =============================================================

                 See accompanying notes to financial statements

                                                  THE UNIVERSAL INSTITUTIONAL      VAN KAMPEN LIFE
                                                          FUNDS, INC.              INVESTMENT TRUST          XTF ADVISORS TRUST
                                                ------------------------------  ---------------------  -----------------------------
                                                EQUITY AND INCOME PORTFOLIO --  COMSTOCK PORTFOLIO --       ETF 60 PORTFOLIO --
                                                        CLASS II SHARES            CLASS II SHARES            CLASS II SHARES
                                                ------------------------------------------------------------------------------------
                                                                 PERIOD FROM                             PERIOD FROM     PERIOD FROM
                                                   YEAR ENDED      MAY 1 TO          YEAR ENDED        JANUARY 1, 2008    MAY 1 TO
                                                  DECEMBER 31,   DECEMBER 31,       DECEMBER 31,         TO JUNE 20,    DECEMBER 31,
                                                ------------------------------------------------------------------------------------
                                                      2008           2007          2008        2007        2008             2007
                                                ------------------------------------------------------------------------------------
Increase (decrease) in net assets
From operations:
   Net investment income (expense)                  $   1,635         (512)         17,898     (7,829)      3,847         (5,105)
   Net realized gain (loss) on investments            (28,329)        (891)     (1,277,445)    (7,668)    (29,408)        12,746
   Change in unrealized appreciation
      (depreciation) on investments                   (25,211)      (2,155)         36,373    (76,394)      5,938         (5,938)
   Capital gain distributions                           4,126          469         101,960      3,787          --             --
                                                ------------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from operations                    (47,779)      (3,089)     (1,121,214)   (88,104)    (19,623)         1,703
                                                ------------------------------------------------------------------------------------
From capital transactions (note 4):
   Net premiums                                        91,564      153,906       1,206,410  1,619,540     303,946        904,723
   Death benefits                                          --           --          (1,449)        --          --             --
   Surrenders                                          (8,630)      (3,725)        (57,402)   (15,585)       (445)          (886)
   Administrative expenses                               (344)          --          (4,229)      (163)        (87)            --
   Transfers between subaccounts (including
      fixed account), net                             (65,793)         (36)     (1,869,275)   324,221  (1,142,006)       (47,325)
                                                ------------------------------------------------------------------------------------
         Increase (decrease) in net
            assets from capital
            transactions                               16,797      150,145        (725,945) 1,928,013    (838,592)       856,512
                                                ------------------------------------------------------------------------------------
Increase (decrease) in net assets                     (30,982)     147,056      (1,847,159) 1,839,909    (858,215)       858,215
Net assets at beginning of year                       147,056           --       1,971,319    131,410     858,215             --
                                                ------------------------------------------------------------------------------------
Net assets at end of year                           $ 116,074      147,056         124,160  1,971,319          --        858,215
                                                ====================================================================================
Changes in units (note 5):
   Units purchased                                     63,458       18,456         820,814    256,638     469,230        284,786
   Units redeemed                                     (62,861)      (3,295)       (998,467)   (71,710)   (556,449)      (197,567)
                                                ------------------------------------------------------------------------------------
   Net increase (decrease) in units from
      capital transactions with contract
      owners during the years or lesser
      periods ended December 31, 2008 and 2007            597       15,161        (177,653)   184,928     (87,219)        87,219
                                                ====================================================================================

                 See accompanying notes to financial statements

                          Notes to Financial Statements

                                December 31, 2008

(1) DESCRIPTION OF ENTITY

     Genworth Life & Annuity VA Separate Account 2 ("Separate Account") is a separate investment account established on June 5, 2002 by Genworth Life and Annuity Insurance Company ("GLAIC"), pursuant to the laws of the Commonwealth of Virginia. The Separate Account has subaccounts that currently invest in open-ended mutual funds ("Portfolios"). Such Portfolios are not sold directly to the general public. They are sold to GLAIC, and the Portfolios may also be sold to other insurance companies that issue variable annuity contracts and variable life insurance policies, including affiliated insurance companies of GLAIC. In addition, the Portfolios may be sold to retirement plans. GLAIC uses the Separate Account to support flexible premium variable deferred and immediate annuity contracts issued by GLAIC, as well as other purposes permitted by law.

     Currently, there are multiple subaccounts of the Separate Account available under each contract. Each subaccount invests exclusively in shares representing an interest in a separate corresponding Portfolio (a division of a Fund, the assets of which are separate from other Portfolios that may be available in the
Fund).

     The assets of the Separate Account belong to GLAIC. Nonetheless, GLAIC does not charge the assets in the Separate Account attributable to the contracts with liabilities arising out of any other business that GLAIC may conduct. The assets of the Separate Account will, however, be available to cover the liabilities for GLAIC's General Account to the extent that the assets of the Separate Account exceed its liabilities arising under the contracts supported by it. Income and both realized and unrealized gains or losses from the assets of the Separate Account are credited to or charged against the Separate Account without regard to the income, gains or losses arising out of any other business GLAIC may conduct. Guarantees made under the contracts, including any rider options, are based on the claims paying ability of GLAIC to the extent that the amount of the guarantee exceeds the assets available in the Separate Account.

     The Separate Account is registered with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940, as amended. The Separate Account meets the definition of a separate account under the Federal securities laws. Registration with the SEC does not involve supervision of the management or investment practices or policies of the Separate Account by the SEC. Contract owners assume the full investment risk for amounts allocated by contract owners to the Separate Account.

     Effective September 8, 2008, the following Portfolios were added to the Separate Account:

     Genworth Variable Insurance Trust -- Genworth Calamos Growth Fund

     Genworth Variable Insurance Trust -- Genworth Columbia Mid Cap Value Fund

     Genworth Variable Insurance Trust -- Genworth Davis NY Venture Fund

     Genworth Variable Insurance Trust -- Genworth Eaton Vance Large Cap Value Fund

     Genworth Variable Insurance Trust -- Genworth Legg Mason Partners Aggressive Growth Fund,

     Genworth Variable Insurance Trust -- Genworth PIMCO StockPLUS Fund

     Genworth Variable Insurance Trust -- Genworth Putnam International Capital Opportunities Fund

     Genworth Variable Insurance Trust -- Genworth Thornburg International Value Fund

     Genworth Variable Insurance Trust -- Genworth Western Asset Management Core Plus Fixed Income Fund

     The following Portfolios were not available as investment options for contracts issued on or after September 8, 2008:

     AIM Variable Insurance Funds -- AIM V.I. Basic Value Fund -- Series II shares

     BlackRock Variable Series Funds, Inc. -- BlackRock Large Cap Growth V.I. Fund -- Class III

     GE Investments Funds, Inc. -- Income Fund -- Class 1 Shares

     GE Investments Funds, Inc. -- Mid-Cap Equity Fund -- Class 1 Shares

     GE Investments Funds, Inc. -- Premier Growth Equity Fund -- Class 1 Shares

     GE Investments Funds, Inc. -- S&P 500(R) Index Fund

     Legg Mason Partners Variable Equity Trust -- Legg Mason Partners Variable Aggressive Growth Portfolio -- Class II

     Legg Mason Partners Variable Equity Trust -- Legg Mason Partners Variable Fundamental Value Portfolio -- Class I

     MFS(R) Variable Insurance Trust -- MFS(R) Investors Trust Series -- Service Class Shares

     Oppenheimer Variable Account Funds -- Oppenheimer MidCap Fund/VA -- Service Shares

     Rydex Variable Trust -- NASDAQ -- 100(R) Fund

     XTF Advisors Trust -- ETF 60 Portfolio -- Class II Shares was added to the Separate Account effective May 1, 2007. On March 18, 2008, the Board of Trustees for the XTF Advisors Trust voted to liquidate the ETF 60 Portfolio -- Class II Shares due to its relatively small asset size and insufficient evidence of future asset growth opportunities. Final liquidation of the XTF Advisors Trust -- ETF 60 Portfolio -- Class II Shares occurred on June 20, 2008.

     Legg Mason Partners Variable Equity Trust -- Legg Mason Partners Variable Capital and Income Portfolio -- Class II and Van Kampen Life Investment Trust -- Capital Growth Portfolio -- Class II Shares (formerly, Strategic Growth Portfolio Class II Shares) are not available to contracts issued on or after May 1, 2007.

     Fidelity(R) Variable Insurance Products Fund -- VIP Investment Grade Bond Portfolio -- Service Class 2 and, The Universal Institutional Funds, Inc. -- Equity and Income Portfolio -- Class II Shares were added to the Separate Account effective May 1, 2007.

     AllianceBernstein Variable Products Series Fund, Inc. -- AllianceBernstein Balanced Wealth Strategy Portfolio -- Class B and Franklin Templeton Variable Insurance Products Trust -- Franklin Templeton VIP Founding Funds Allocation Fund -- Class 2 Shares were added to the Separate Account effective August 27, 2007.

     On April 28, 2007, the Legg Mason Partners Variable Portfolios I, Inc. -- Legg Mason Partners Variable All Cap Portfolio -- Class II shares merged into the Legg Mason Partners Variable Equity Trust -- Legg Mason Partners Variable Fundamental Value Portfolio -- Class I shares and the values presented in the Statement of Changes in Net Assets for the year ended December 31, 2007 are reflective of the combined values from both funds. The Legg Mason Partners Variable Portfolios I, Inc. -- Legg Mason Legg Mason Partners Variable Total Return Portfolio -- Class II shares merged into the Legg Mason Partners Variable Equity Trust -- Legg Mason Partners Variable Capital and Income Portfolio -- Class II shares and the values presented in the Statement of Changes in Net Assets for the year ended December 31, 2007 are reflective of the combined values from both funds. The Legg Mason Partners Variable Portfolios II, Inc. -- Legg Mason Partners Variable Aggressive Growth Portfolio -- Class II shares merged into the Legg Mason Partners Variable Equity Trust -- Legg Mason Partners Variable Aggressive Growth Portfolio -- Class II shares and the values presented in the Statement of Changes in Net Assets for the year ended December 31, 2007 are reflective of the combined values from both funds.

     As of December 31, 2008, the following Portfolios were available but not shown on the financial statements due to not having had any activity since inception:

     AIM Variable Insurance Funds -- AIM V.I. Capital Appreciation Fund -- Series I shares

     Evergreen Variable Annuity Trust -- Evergreen VA Omega Fund -- Class 2

     Fidelity(R) Variable Insurance Products Fund -- VIP Dynamic Capital Appreciation Portfolio -- Service Class 2

     GE Investments Funds, Inc. -- Premier Growth Equity Fund -- Class 1 Shares

     Genworth Variable Insurance Trust -- Genworth Calamos Growth Fund

     MFS(R) Variable Insurance Trust -- MFS(R) Investors Growth Stock Series -- Service Class Shares

     Oppenheimer Variable Account Funds -- Oppenheimer MidCap Fund/VA -- Service Shares

     Van Kampen Life Investment Trust -- Capital Growth Portfolio -- Class II Shares (formerly Strategic Growth Portfolio Class II Shares)

     All designated Portfolios listed above are series type mutual funds.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) BASIS OF PRESENTATION

     These financial statements have been prepared on the basis of U.S. generally accepted accounting principles ("U.S. GAAP"). Preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts and disclosures reported therein. Actual results could differ from those estimates.

     (B) INVESTMENTS

     SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Separate Account, generally, uses a market approach as the valuation technique due to the nature of the mutual fund investments offered in the Separate Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs. Investments in mutual funds are valued at the mutual fund's closing net asset value per share on the day of valuation.

     VALUATION INPUTS: Various inputs are used to determine the value of the fund's investments. These inputs are summarized in the three broad levels listed below:

     -    LEVEL 1 - quoted prices in active markets for identical securities

     - LEVEL 2 - observable inputs other than Level 1 quoted prices (including, but not limited to, quoted prices for similar securities, interest rates, prepayment speeds and credit risk)

     -    LEVEL 3 - unobservable inputs

     The investments of the Separate Account are measured at fair value on a recurring basis. All the investments are categorized as Level 1 as of December 31, 2008.

     The Separate Account does not have any assets or liabilities reported at fair value on a non-recurring basis required to be disclosed under SFAS 157.

     Purchases and redemptions of investments are recorded on the Valuation Day (as defined in the definition section of the prospectus) the request for purchase or redemption is received while income distributions are recorded on the ex-dividend date. Realized gains and losses on investments are determined on the average cost basis. Units and unit values are disclosed as of the last Valuation Day of the applicable year or period.

     (C) UNIT CLASSES

     There are several unit classes of subaccounts based on the annuity contract through which the subaccounts are offered. An indefinite number of units in each unit class is authorized. Each unit type has its own expense structure as noted in footnote 4 (a) below.

     (D) FEDERAL INCOME TAXES

     The operations of the Separate Account are a part of, and taxed with, the operations of GLAIC. Therefore, the Separate Account is not separately taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Under existing federal income tax laws, investment income and capital gains of the Separate Account are not taxed. Accordingly, the Separate Account paid no federal income taxes and no federal income tax payment was required. GLAIC is taxed as a life insurance company under the Code.

     (E) PAYMENTS DURING ANNUITIZATION

     Net assets allocated to the contracts in variable payout annuitization (variable income payments for the life of the annuitant) are computed in accordance to the mortality tables in effect at the time of contract issue. The assumed interest rate is an effective annual rate of 3%. The mortality risk is fully borne by GLAIC and may result in amounts transferred from GLAIC's General Account to the Separate Account should annuitants live longer than assumed. GLAIC may transfer amounts from the Separate Account to its General Account should the contracts experience higher mortality than assumed.

(3) PURCHASES AND SALES OF INVESTMENTS

     The aggregate cost of the investments acquired and the aggregate proceeds of investments sold, for the year or lesser period ended December 31, 2008 were:

                                                                                     COST OF       PROCEEDS
                                                                                      SHARES         FROM
FUND/PORTFOLIO                                                                       ACQUIRED    SHARES SOLD
--------------                                                                     -----------   -----------
AIM Variable Insurance Funds
   AIM V.I. Basic Value Fund -- Series II shares                                   $    12,251   $     5,360
   AIM V.I. Core Equity Fund -- Series I shares                                        141,507         6,912
   AIM V.I. International Growth Fund -- Series II shares                            9,756,633     8,935,587
AllianceBernstein Variable Products Series Fund, Inc.
   AllianceBernstein Balanced Wealth Strategy Portfolio -- Class B                   1,319,532       310,272
   AllianceBernstein Global Technology Portfolio -- Class B                             65,308        62,102
   AllianceBernstein Growth and Income Portfolio -- Class B                             14,071         2,018
   AllianceBernstein International Value Portfolio -- Class B                       23,715,655    21,187,143
   AllianceBernstein Large Cap Growth Portfolio -- Class B                              41,296         1,295
   AllianceBernstein Small Cap Growth Portfolio -- Class B                                 943            --
American Century Variable Portfolios II, Inc.
   VP Inflation Protection Fund -- Class II                                          5,605,157     1,599,136
BlackRock Variable Series Funds, Inc.
   BlackRock Basic Value V.I. Fund -- Class III                                         52,250        14,087
   BlackRock Global Allocation V.I. Fund -- Class III                               58,038,566    36,911,198
   BlackRock Large Cap Growth V.I. Fund -- Class III                                        53           307
   BlackRock Value Opportunities V.I. Fund -- Class III                                 38,048           220
Columbia Funds Variable Insurance Trust I
   Columbia Marsico Growth Fund, Variable Series -- Class A                            483,150       327,350
   Columbia Marsico International Opportunities Fund, Variable Series -- Class B    11,091,559     9,670,836
Eaton Vance Variable Trust
   VT Floating-Rate Income Fund                                                      6,965,318     6,691,596
   VT Worldwide Health Sciences Fund                                                    42,193        18,696
Federated Insurance Series
   Federated High Income Bond Fund II -- Service Shares                                260,631       259,972
   Federated Kaufmann Fund II -- Service Shares                                      1,291,695       302,627
Fidelity(R) Variable Insurance Products Fund
   VIP Balanced Portfolio -- Service Class 2                                         2,110,421     1,439,193
   VIP Contrafund(R) Portfolio -- Service Class 2                                    7,807,631     7,965,656
   VIP Equity-Income Portfolio -- Service Class 2                                    6,057,469     6,428,816
   VIP Growth & Income Portfolio -- Service Class 2                                      1,784         2,411
   VIP Growth Portfolio -- Service Class 2                                              54,710       180,219

                                                                                     COST OF       PROCEEDS
                                                                                      SHARES        FROM
FUND/PORTFOLIO                                                                       ACQUIRED    SHARES SOLD
--------------                                                                     -----------   -----------
   VIP Investment Grade Bond Portfolio -- Service Class 2                          $ 5,802,879   $ 7,027,126
   VIP Mid Cap Portfolio -- Service Class 2                                          3,061,302     3,144,861
   VIP Value Strategies Portfolio -- Service Class 2                                    10,759           682
Franklin Templeton Variable Insurance Products Trust
   Franklin Income Securities Fund -- Class 2 Shares                                30,814,144    21,451,108
   Franklin Templeton VIP Founding Funds Allocation Fund -- Class 2 Shares           8,690,134     4,681,878
   Mutual Shares Securities Fund -- Class 2 Shares                                   3,531,708       969,974
   Templeton Growth Securities Fund -- Class 2 Shares                                  115,214        63,270
GE Investments Funds, Inc.
   Core Value Equity Fund -- Class 1 Shares                                              5,346           202
   Income Fund -- Class 1 Shares                                                       110,283        69,489
   Mid-Cap Equity Fund -- Class 1 Shares                                             2,923,777     3,140,465
   Money Market Fund                                                                17,870,124    13,430,774
   Real Estate Securities Fund -- Class 1 Shares                                       929,616       262,722
   S&P 500(R) Index Fund                                                             4,420,004     4,843,760
   Small-Cap Equity Fund -- Class 1 Shares                                               7,526         4,218
   Total Return Fund -- Class 3 Shares                                              69,596,471    48,689,882
   U.S. Equity Fund -- Class 1 Shares                                                    2,565         2,358
Genworth Variable Insurance Trust
   Genworth Columbia Mid Cap Value Fund                                              1,321,051       286,276
   Genworth Davis NY Venture Fund                                                        8,105             7
   Genworth Eaton Vance Large Cap Value Fund                                         3,298,499       785,133
   Genworth Legg Mason Partners Aggressive Growth Fund                               3,928,116       990,874
   Genworth PIMCO StockPLUS Fund                                                     5,663,650     1,242,960
   Genworth Putnam International Capital Opportunities Fund                          1,396,626       346,286
   Genworth Thornburg International Value Fund                                       1,250,625       327,980
   Genworth Western Asset Management Core Plus Fixed Income Fund                     3,336,012       932,203
Janus Aspen Series
   Balanced Portfolio -- Service Shares                                              6,507,439     5,738,430
   Forty Portfolio -- Service Shares                                                10,334,414     7,696,589
Legg Mason Partners Variable Equity Trust
   Legg Mason Partners Variable Aggressive Growth Portfolio -- Class II                  9,075           775
   Legg Mason Partners Variable Capital and Income Portfolio -- Class II               165,976       176,014
   Legg Mason Partners Variable Fundamental Value Portfolio -- Class I                     708           840
MFS(R) Variable Insurance Trust
   MFS(R) Investors Trust Series -- Service Class Shares                                   453           345
   MFS(R) Total Return Series -- Service Class Shares                                1,704,485       921,003
   MFS(R) Utilities Series -- Service Class Shares                                     468,742       586,257
Oppenheimer Variable Account Funds
   Oppenheimer Balanced Fund/VA -- Service Shares                                      800,971       574,559
   Oppenheimer Capital Appreciation Fund/VA -- Service Shares                          482,462       354,439
   Oppenheimer Global Securities Fund/VA -- Service Shares                           2,136,791       508,817
   Oppenheimer Main Street Fund/VA -- Service Shares                                 4,923,142     1,218,357
   Oppenheimer Main Street Small Cap Fund/VA -- Service Shares                       4,940,474     4,663,722
PIMCO Variable Insurance Trust
   PIMCO All Asset Portfolio -- Advisor Class Shares                                   408,500       208,142
   PIMCO High Yield Portfolio -- Administrative Class Shares                         1,451,522       331,641

                                                                                COST OF       PROCEEDS
                                                                                 SHARES        FROM
FUND/PORTFOLIO                                                                  ACQUIRED    SHARES SOLD
                                                                              -----------   -----------
   PIMCO Long-Term U.S. Government Portfolio -- Administrative Class Shares   $ 6,722,421   $ 7,278,270
   PIMCO Low Duration Portfolio -- Administrative Class Shares                 40,406,134    39,575,816
   PIMCO Total Return Portfolio -- Administrative Class Shares                  9,773,153     7,285,202
The Prudential Series Fund
   Jennison 20/20 Focus Portfolio -- Class II Shares                            6,262,995     6,585,401
   Jennison Portfolio -- Class II Shares                                                2            34
   Natural Resources Portfolio -- Class II Shares                               2,949,630     2,219,018
The Universal Institutional Funds, Inc.
   Equity and Income Portfolio -- Class II Shares                                 567,481       547,033
Van Kampen Life Investment Trust
   Comstock Portfolio -- Class II Shares                                        7,576,932     8,136,605
XTF Advisors Trust
   ETF 60 Portfolio -- Class II Shares                                          4,366,338     5,201,948

(4) RELATED PARTY TRANSACTIONS

     (A) GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

     Net purchase payments (premiums) transferred from GLAIC represent gross purchase payments (premiums) recorded by GLAIC on its flexible premium variable annuity contracts, less deductions retained as compensation for premium taxes. The deduction for premium taxes is deferred until the contracts are surrendered.

     Some contracts permit contract owners to elect to allocate premium payments to a Guarantee Account that is part of the General Account of GLAIC. Amounts allocated to the Guarantee Account earn interest at the interest rate in effect at the time of such allocation or transfer. The interest rate remains in effect for a guaranteed period of time (at least a period of one year), after which a new rate may be declared. Contract owners may transfer amounts from the Guarantee Account to the subaccounts of the Separate Account and in certain instances transfer amounts from the subaccounts of the Separate Account to the Guarantee Account.

     Generally, charges are assessed under the contracts to cover surrenders, certain administrative expenses, and the mortality and expense risks that GLAIC assumes as well as any additional benefits provided under the contract, as applicable. The surrender charges are assessed to cover certain expenses relating to the sale of a contract. The fees charged to cover administrative expenses and mortality and expense risk charges are assessed through the daily unit value calculation. Other charges assessed to cover certain other administrative expenses are assessed by the redemption of units. The fees are assessed on a daily basis through the daily net asset value. Footnote (6) demonstrates the total charge percentage by unit in a range. The unit class may encompass multiple contracts through a combination of one or more electable rider options equal to the total amount assessed on a daily basis. The table at
(e) discloses the range of charges assessed under the contracts.

     (B) ACCRUED EXPENSES PAYABLE TO AFFILIATE

     Charges and deductions made under the contracts for services and benefits unpaid at year end are accrued and payable to GLAIC.

     (C) CAPITAL BROKERAGE CORPORATION

     Capital Brokerage Corporation ("CBC"), an affiliate of GLAIC, is a Washington corporation registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the Financial Industry Regulation Authority ("FINRA"). CBC serves as the distributor and principal underwriter for variable annuity contracts and variable life insurance policies issued by GLAIC. GLAIC pays commissions and other marketing related expenses to CBC. Certain officers and directors of GLAIC are also officers and directors of CBC.

     (D) GENWORTH VARIABLE INSURANCE TRUST

     Genworth Variable Insurance Trust (the Fund) is an open-end diversified management investment company. Genworth Financial Wealth Management (Investment Advisor), a wholly-owned subsidiary of Genworth Financial, Inc., currently serves as investment advisor to the Fund. As compensation for its services, the Investment Advisor is paid an investment advisory fee by the Fund based on the average daily net assets at an effective annual rate of 1.0% for the Genworth Calamos Growth Fund, 0.85% for the Genworth Columbia Mid Cap Value Fund, 0.75% Genworth Davis NY Venture Fund, 0.75% Genworth Eaton Vance Large Cap Value Fund, 0.70% Genworth Legg Mason Partners Aggressive Growth Fund, 0.60% Genworth PIMCO StocksPLUS Fund, 0.95% Genworth Putnam International Capital Opportunities Fund, 0.90% Genworth Thornburg International Value Fund, and 0.65% Genworth Western Asset Management Core Plus Fixed Income Fund.

     (E) FEES AND CHARGES

     The Separate Account assesses charges associated with the contract. These charges are either assessed as a direct reduction in unit values or through a redemption of units for all contracts contained within the Separate Account.

MORTALITY AND EXPENSE RISK CHARGE                             1.00% - 1.40% of the daily value of the assets
                                                              invested in each Portfolio (fund).

This charge is assessed through a reduction in unit values.

ADMINISTRATIVE CHARGE                                         0.00% - 0.25% of the daily value of the assets
                                                              invested in each fund.

This charge is assessed through a reduction in unit values.

ANNUAL ADMINISTRATIVE CHARGE                                  $0 - $25 per contract year.

This charge is assessed through the redemption in units.

SURRENDER CHARGE                                              0.00% - 9.00% on the value of the accumulation
                                                              units purchased.

This charge is assessed through the redemption in units.

(5) CAPITAL TRANSACTIONS

     All dividends and capital gain distributions of the Portfolios are automatically reinvested in shares of the distributing Portfolios at their net asset value on the date of distribution. Portfolio dividends or Portfolio distributions are not paid to contract owners as additional units, but instead are reflected in unit values.

     The increase (decrease) in outstanding units and amounts by subaccount from capital transactions for the years or lesser periods ended December 31, 2008 and 2007 are reflected in the Statements of Changes in Net Assets.

(6) FINANCIAL HIGHLIGHTS

     GLAIC offers several variable annuity products through the subaccounts that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit values and total returns. A summary by subaccount of the outstanding units, unit values, net assets, expense ratios, investment income ratios and total return ratios for the years or lesser periods ended December 31, 2008, 2007 and 2006 follows. This information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate. The unit fair values and total returns related to these identified contract expense rates are also disclosed as a range below. Accordingly, some individual contract amounts may not be within the ranges presented. Financial highlights are only disclosed for subaccounts that had outstanding units as of December 31, 2008 and were available to contract owners during 2008.

                               EXPENSES AS A                                               INVESTMENT
                                % OF AVERAGE                                  NET ASSETS     INCOME            TOTAL
                               NET ASSETS(1)      UNITS        UNIT VALUE        000s       RATIO(2)          RETURN(3)
                               -------------   -----------   --------------   ----------   ----------   --------------------
AIM Variable Insurance Funds
   AIM V.I. Basic Value Fund -- Series II shares
      2008                     1.15% to 1.15%        2,027     5.40 to 5.40         11        2.36%     (52.46)% to (52.46)%
      2007                     1.15% to 1.15%        1,754   11.36 to 11.36         20        0.53%        0.19% to 0.19%
   AIM V.I. Core Equity Fund -- Series I shares
      2008                     1.35% to 1.65%       12,909     6.68 to 8.23        102        2.67%     (31.09)% to (31.30)%
   AIM V.I. International Growth Fund -- Series II shares
      2008                     1.15% to 2.70%      261,535     8.18 to 5.98      1,801        0.47%     (41.22)% to (42.14)%
      2007                     1.15% to 2.70%      231,612   13.91 to 10.33      2,863        0.55%       13.09% to 4.91%
      2006                     1.15% to 2.10%       44,786   12.30 to 12.24        550        1.25%       15.64% to 15.17%
AllianceBernstein Variable Products Series Fund, Inc.
   AllianceBernstein Balanced Wealth Strategy Portfolio -- Class B
      2008                     1.15% to 2.40%      185,483     7.04 to 6.82      1,277        3.02%     (31.01)% to (31.88)%
      2007                     1.15% to 2.40%       83,090   10.20 to 10.01        843        0.00%        6.19% to 0.44%
   AllianceBernstein Global Technology Portfolio -- Class B
      2008                     1.85% to 1.85%          605     6.93 to 6.93          4        0.00%     (48.44)% to (48.44)%
   AllianceBernstein Growth and Income Portfolio -- Class B
      2008                     1.15% to 1.15%        3,231     7.07 to 5.70         22        3.98%     (41.38)% to (41.38)%
      2007                     1.15% to 1.15%        2,323   12.07 to 12.07         28        0.69%        3.65% to 3.65%
   AllianceBernstein International Value Portfolio -- Class B
      2008                     1.15% to 2.70%      499,092     5.95 to 4.46      2,543        2.06%     (53.82)% to (54.55)%
      2007                     1.15% to 2.70%      556,499    12.88 to 9.82      6,325        1.44%       4.38% to (2.74)%
      2006                     1.15% to 2.10%       85,282   12.34 to 12.28      1,050        0.00%       16.08% to 15.61%
   AllianceBernstein Large Cap Growth Portfolio -- Class B
      2008                     1.15% to 1.15%       16,201     7.26 to 7.26        118        0.00%     (40.52)% to (40.52)%
      2007                     1.15% to 1.15%       10,348   12.21 to 12.21        126        0.00%       12.30% to 12.30%
   AllianceBernstein Small Cap Growth Portfolio -- Class B
      2008                     1.35% to 1.35%          145     6.56 to 6.56          1        0.00%     (46.36)% to (46.36)%
American Century Variable Portfolios II, Inc.
   VP Inflation Protection Fund -- Class II
      2008                     1.15% to 2.70%      405,695    10.75 to 9.43      4,114        0.28%      (2.74)% to (8.42)%
BlackRock Variable Series Funds, Inc.
   BlackRock Basic Value V.I. Fund -- Class III
      2008                     1.15% to 1.65%       18,398     7.34 to 7.25        135        2.12%     (37.64)% to (37.95)%
      2007                     1.15% to 1.15%       15,320   11.77 to 11.77        180        1.86%        0.36% to 0.36%
      2006                     1.15% to 2.10%       16,708   11.73 to 11.67        196        3.37%       13.47% to 13.01%
   BlackRock Global Allocation V.I. Fund -- Class III
      2008                     1.15% to 2.70%    3,668,704    10.21 to 8.53     33,457        2.68%     (20.60)% to (21.84)%
      2007                     1.15% to 2.70%    1,926,921   12.86 to 10.91     21,745        7.83%       15.44% to 13.92%
      2006                     1.15% to 2.10%      105,358   11.14 to 11.08      1,169        5.02%        7.95% to 7.51%
   BlackRock Large Cap Growth V.I. Fund -- Class III
      2008                     1.35% to 1.35%        2,441     6.76 to 6.76         16        0.24%     (41.69)% to (41.69)%
      2007                     1.35% to 1.35%        2,441   11.59 to 11.59         28        0.06%        6.60% to 6.60%
   BlackRock Value Opportunities V.I. Fund -- Class III
      2008                     1.15% to 1.85%        5,696     6.30 to 6.19         36       25.68%     (40.90)% to (41.32)%

                               EXPENSES AS A                                           INVESTMENT
                                % OF AVERAGE                              NET ASSETS     INCOME            TOTAL
                               NET ASSETS(1)    UNITS      UNIT VALUE        000s       RATIO(2)          RETURN(3)
                               -------------   -------   --------------   ----------   ----------   --------------------
Columbia Funds Variable Insurance Trust I
   Columbia Marsico Growth Fund, Variable Series -- Class A
      2008                     1.15% to 1.65%   28,727     7.56 to 7.47       213         0.23%     (40.15)% to (40.45)%
      2007                     1.15% to 1.15%   12,727   12.63 to 12.63       161         0.09%       16.12% to 16.12%
      2006                     1.15% to 2.10%    3,264   10.88 to 10.83        36         0.00%       10.07% to 9.62%
   Columbia Marsico International Opportunities Fund, Variable Series -- Class B
      2008                     1.15% to 2.70%  222,551     7.23 to 5.65     1,377        11.35%     (49.08)% to (49.88)%
      2007                     1.15% to 2.70%  227,193   14.20 to 11.28     2,941         1.32%       18.23% to 19.62%
      2006                     1.15% to 2.10%   38,370   12.01 to 11.95       459         1.12%       15.25% to 14.78%
Eaton Vance Variable Trust
   VT Floating-Rate Income Fund
      2008                     1.15% to 2.70%  162,522     7.43 to 6.92     1,175         5.59%     (27.98)% to (29.10)%
      2007                     1.15% to 2.70%  155,247    10.31 to 9.76     1,560         3.18%       0.39% to (3.61)%
      2006                     1.15% to 2.10%    1,054   10.27 to 10.21        11         0.46%        2.25% to 1.83%
   VT Worldwide Health Sciences Fund
      2008                     1.15% to 1.15%    5,756   10.38 to 10.38        60         0.00%      (8.16)% to (8.16)%
      2007                     1.15% to 1.15%    3,782   11.31 to 11.31        43         0.00%        4.94% to 4.94%
Federated Insurance Series
   Federated Kaufmann Fund II -- Service Shares
      2008                     1.15% to 2.70%  150,570     7.79 to 6.21     1,012         0.06%     (42.58)% to (50.87)%
      2007                     1.15% to 1.15%    1,044   13.56 to 13.56        14         0.00%       19.23% to 19.23%
Fidelity(R) Variable Insurance Products Fund
   VIP Balanced Portfolio -- Service Class 2
      2008                     1.15% to 2.40%  243,250     7.67 to 6.46     1,724         2.89%     (34.91)% to (35.73)%
      2007                     1.15% to 2.40%  172,942   11.79 to 10.06     1,938         3.53%        7.46% to 0.86%
      2006                     1.15% to 2.10%   22,871   10.97 to 10.91       250         0.00%        7.81% to 7.37%
   VIP Contrafund(R) Portfolio -- Service Class 2
      2008                     1.15% to 2.40%  118,591     7.21 to 6.14       785         0.41%     (43.35)% to (44.07)%
      2007                     1.15% to 2.70%  253,195   12.73 to 10.96     2,994         8.89%       15.94% to 14.58%
      2006                     1.15% to 2.10%   24,607   10.98 to 10.92       269         0.85%        8.30% to 7.86%
   VIP Equity-Income Portfolio -- Service Class 2
      2008                     1.15% to 2.40%   17,050     6.56 to 5.24       106         0.25%     (43.47)% to (44.19)%
      2007                     1.15% to 2.70%  160,473    11.60 to 9.37     1,695         3.44%       0.09% to (9.28)%
   VIP Growth Portfolio -- Service Class 2
      2008                     1.15% to 1.65%    7,726     7.03 to 6.94        54         0.53%     (47.92)% to (48.18)%
      2007                     1.15% to 1.15%   17,989   13.50 to 13.50       243         0.10%       25.20% to 25.20%
   VIP Investment Grade Bond Portfolio -- Service Class 2
      2008                     1.15% to 2.40%   14,110     9.67 to 9.47       136         3.89%      (4.57)% to (5.78)%
      2007                     1.15% to 2.70%  155,966   10.13 to 10.03     1,572         0.06%        1.94% to 0.40%
   VIP Mid Cap Portfolio -- Service Class 2
      2008                     1.15% to 2.40%   16,980     7.44 to 6.22       124         4.27%     (40.30)% to (41.06)%
      2007                     1.15% to 2.70%   82,134   12.46 to 10.54       961         0.44%       14.00% to 8.08%
      2006                     1.15% to 2.10%    3,034   10.93 to 10.87        33         0.00%        6.98% to 6.54%
   VIP Value Strategies Portfolio -- Service Class 2
      2008                     1.15% to 1.15%    5,251     5.71 to 5.71        30        15.93%     (51.85)% to (51.85)%
      2007                     1.15% to 1.15%    5,262   11.85 to 11.85        62         0.15%        4.22% to 4.22%

                                EXPENSES AS A                                            INVESTMENT
                                % OF AVERAGE                                NET ASSETS     INCOME            TOTAL
                                NET ASSETS(1)    UNITS       UNIT VALUE        000S       RATIO(2)          RETURN(3)
                               --------------  ---------   --------------   ----------   ----------   --------------------
Franklin Templeton Variable Insurance Products Trust
   Franklin Income Securities Fund -- Class 2 Shares
      2008                     1.15% to 2.70%  2,570,195     8.02 to 6.58     18,771         6.17%    (30.47)% to (31.56)%
      2007                     1.15% to 2.70%  1,710,616    11.54 to 9.62     18,227         2.79%       2.56% to (5.65)%
      2006                     1.15% to 2.10%    237,842   11.25 to 11.19      2,667         0.00%       7.97% to 7.53%
   Franklin Templeton VIP Founding Funds Allocation Fund -- Class 2 Shares
      2008                     1.15% to 2.70%  1,053,604     6.29 to 6.14      6,534         2.50%    (36.61)% to (37.60)%
      2007                     1.15% to 2.70%    664,845     9.93 to 9.84      6,559         0.00%     (2.17)% to (4.89)%
   Mutual Shares Securities Fund -- Class 2 Shares
      2008                     1.15% to 2.70%    480,494     7.24 to 5.85      3,135         1.59%    (37.83)% to (38.81)%
      2007                     1.15% to 2.00%     94,280   11.65 to 11.49      1,016         1.96%       2.28% to 1.40%
      2006                     1.15% to 2.10%     30,331   11.39 to 11.33        345         0.00%      10.71% to 10.26%
   Templeton Growth Securities Fund -- Class 2 Shares
      2008                     1.15% to 1.65%     33,888     6.73 to 5.47        222         2.05%    (42.99)% to (43.28)%
      2007                     1.15% to 1.65%     30,165    11.80 to 9.64        349         1.82%       1.16% to (5.27)%
      2006                     1.15% to 2.10%      8,062   11.67 to 11.61         94         0.00%      12.43% to 11.97%
GE Investments Funds, Inc.
   Core Value Equity Fund -- Class 1 Shares
      2008                     1.65% to 1.65%        466     8.17 to 8.17          4         1.60%    (34.05)% to (34.05)%
   Income Fund -- Class 1 Shares
      2008                     1.15% to 2.00%     15,411    10.14 to 9.92        155         5.50%     (6.21)% to (7.01)%
      2007                     1.15% to 2.00%     12,271   10.81 to 10.67        132         1.66%       3.62% to 2.72%
      2006                     1.15% to 2.10%     59,519   10.44 to 10.38        619         6.17%       3.17% to 2.75%
   Mid-Cap Equity Fund -- Class 1 Shares
      2008                     1.15% to 2.40%     12,050     7.40 to 6.20         78         0.06%    (38.54)% to (39.31)%
      2007                     1.15% to 2.70%     72,665   12.04 to 10.20        808         3.73%      11.28% to 2.97%
   Money Market Fund
      2008                     1.15% to 2.10%    706,740   10.69 to 10.43      7,301         1.53%       1.06% to 0.10%
      2007                     1.15% to 2.00%    283,262   10.58 to 10.44      2,909         2.13%       3.71% to 2.81%
      2006                     1.15% to 2.10%     47,346   10.20 to 10.15        482         1.78%       1.58% to 1.16%
   Real Estate Securities Fund -- Class 1 Shares
      2008                     1.15% to 2.70%    124,706     6.53 to 5.61        758        10.13%    (36.77)% to (57.80)%
      2007                     1.15% to 1.35%     15,847   10.33 to 10.29        164         9.60%    (15.84)% to (16.02)%
      2006                     1.15% to 2.10%     15,003   12.27 to 12.21        184         3.41%      14.08% to 13.62%
   S&P 500(R) Index Fund
      2008                     1.15% to 2.40%     77,779     7.30 to 6.00        480         0.97%    (38.13)% to (38.91)%
      2007                     1.15% to 2.70%    185,641    11.80 to 9.81      1,950         2.76%       3.96% to (2.86)%
   Small-Cap Equity Fund -- Class 1 Shares
      2008                     1.15% to 1.35%     12,509     6.99 to 5.92         86         0.51%    (38.31)% to (38.44)%
      2007                     1.15% to 1.35%     11,851   11.33 to 11.30        134         4.02%       1.21% to 1.00%
      2006                     1.15% to 2.10%      1,696   11.20 to 11.14         19         0.76%      11.94% to 11.49%
   Total Return Fund -- Class 3 Shares
      2008                     1.15% to 2.70%  6,249,810     8.65 to 7.16     47,859         2.24%    (30.18)% to (31.28)%
      2007                     1.15% to 2.70%  4,257,022   12.39 to 10.41     46,966         4.26%      10.27% to 6.20%
      2006                     1.15% to 2.10%    284,399   11.23 to 11.18      3,184         4.24%       9.28% to 8.84%

                                EXPENSES AS A                                            INVESTMENT
                                % OF AVERAGE                                NET ASSETS     INCOME            TOTAL
                                NET ASSETS(1)    UNITS       UNIT VALUE        000S       RATIO(2)          RETURN(3)
                               --------------  ---------   --------------   ----------   ----------   --------------------
   U.S. Equity Fund -- Class 1 Shares
      2008                     1.15% to 1.15%      2,463     7.66 to 7.66         19         1.70%    (36.79)% to (36.79)%
      2007                     1.15% to 1.15%      2,566   12.11 to 12.11         31         1.51%       6.76% to 6.76%
Genworth Variable Insurance Trust
   Genworth Columbia Mid Cap Value Fund
      2008                      1.15% to 2.70%   153,373     6.58 to 6.55      1,008         0.72%    (73.59)% to (74.00)%
   Genworth Davis NY Venture Fund
      2008                     1.15% to 1.35%      1,200     7.03 to 7.02          8         0.27%    (67.47)% to (67.53)%
   Genworth Eaton Vance Large Cap Value Fund
      2008                     1.15% to 2.70%    341,414     7.60 to 7.56      2,591         0.60%    (58.22)% to (58.88)%
   Genworth Legg Mason Partners Aggressive Growth Fund
      2008                     1.15% to 2.70%    418,338     7.48 to 7.44      3,122         0.07%    (60.39)% to (61.01)%
   Genworth PIMCO StockPLUS Fund
      2008                     1.15% to 2.70%    577,867     7.25 to 7.21      4,180         4.66%    (64.12)% to (64.68)%
   Genworth Putnam International Capital Opportunities Fund
      2008                     1.15% to 2.70%    163,371     6.88 to 6.85      1,123         0.00%    (69.53)% to (70.00)%
   Genworth Thornburg International Value Fund
      2008                     1.15% to 2.70%    128,168     7.66 to 7.62        979         0.46%    (57.28)% to (57.94)%
   Genworth Western Asset Management Core Plus Fixed Income Fund
      2008                     1.15% to 2.70%    240,201   10.59 to 10.54      2,540         0.90%      20.16% to 18.30%
Janus Aspen Series
   Balanced Portfolio -- Service Shares
      2008                     1.15% to 2.50%    291,132     9.96 to 8.43      2,641         2.43%    (17.03)% to (18.16)%
      2007                     1.15% to 2.50%    239,626   12.00 to 10.30      2,666         1.91%       9.01% to 4.56%
      2006                     1.15% to 2.10%     18,937   11.01 to 10.96        208         1.75%       8.37% to 7.93%
   Forty Portfolio -- Service Shares
      2008                     1.15% to 2.70%    459,390     8.51 to 6.80      3,255         0.01%    (44.95)% to (45.82)%
      2007                     1.15% to 2.70%    152,283   15.46 to 12.54      2,146         0.21%      35.02% to 40.16%
      2006                     1.15% to 2.10%     26,987   11.45 to 11.39        308         0.10%      11.39% to 10.94%
Legg Mason Partners Variable Equity Trust
   Legg Mason Partners Variable Aggressive Growth Portfolio -- Class II
      2008                     1.15% to 1.65%      4,751     6.39 to 6.31         30         0.00%    (41.26)% to (41.56)%
      2007                     1.15% to 1.15%      3,824   10.88 to 10.88         42         0.00%     (0.80)% to (0.80)%
   Legg Mason Partners Variable Capital and Income Portfolio -- Class II
      2008                     1.80% to 1.80%      1,509     6.37 to 6.37         10         2.59%    (36.13)% to (36.13)%
      2007                     1.75% to 1.80%      2,768     9.98 to 9.98         28         5.07%     (0.28)% to (0.33)%
      2006                     1.15% to 2.10%      1,193   11.08 to 11.03         13         1.85%       8.77% to 8.33%
   Legg Mason Partners Variable Fundamental Value Portfolio -- Class I
      2008                     1.15% to 1.15%      4,739     5.97 to 5.97         28         1.75%    (37.31)% to (37.31)%
      2007                     1.15% to 1.15%      4,800     9.52 to 9.52         46         6.75%     (6.93)% to (6.93)%
MFS(R) Variable Insurance Trust
   MFS(R) Investors Trust Series -- Service Class Shares
      2008                     1.15% to 1.15%        545     8.12 to 8.12          4         0.84%    (34.02)% to (34.02)%
      2007                     1.15% to 1.15%        570   12.31 to 12.31          7         0.00%       8.76% to 8.76%

                                EXPENSES AS A                                            INVESTMENT
                                % OF AVERAGE                                NET ASSETS     INCOME            TOTAL
                                NET ASSETS(1)    UNITS       UNIT VALUE        000S       RATIO(2)          RETURN(3)
                               --------------  ---------   --------------   ----------   ----------   --------------------
   MFS(R) Total Return Series -- Service Class Shares
      2008                     1.15% to 2.40%    186,102     8.73 to 7.39      1,478         3.21%    (23.22)% to (24.19)%
      2007                     1.15% to 2.40%    107,113    11.37 to 9.74      1,130         1.65%       2.73% to (3.80)%
      2006                     1.15% to 2.10%     26,703   11.06 to 11.01        295         0.00%       7.93% to 7.49%
   MFS(R) Utilities Series -- Service Class Shares
      2008                     1.15% to 1.65%     12,869     9.60 to 9.47        122         9.17%    (38.53)% to (38.84)%
      2007                     1.15% to 1.65%     25,211   15.61 to 15.49        394         3.71%      26.08% to 25.44%
      2006                     1.15% to 2.10%     15,439   12.38 to 12.32        191         0.00%      16.13% to 15.65%
Oppenheimer Variable Account Funds
   Oppenheimer Balanced Fund/VA -- Service Shares
      2008                     1.15% to 2.40%     71,415     6.35 to 5.34        406         2.98%    (44.27)% to (44.97)%
      2007                     1.15% to 2.40%     44,431    11.40 to 9.70        466         1.98%       2.29% to (4.41)%
      2006                     1.15% to 2.10%     18,010   11.14 to 11.09        200         0.00%      10.38% to 9.93%
   Oppenheimer Capital Appreciation Fund/VA -- Service Shares
      2008                     1.15% to 1.85%     17,845     6.61 to 5.53        111         0.00%    (46.29)% to (58.69)%
      2007                     1.15% to 1.15%      3,870   12.31 to 12.31         48         0.00%      12.54% to 12.54%
      2006                     1.15% to 2.10%        737   10.94 to 10.88          8         0.00%      10.66% to 10.21%
   Oppenheimer Global Securities Fund/VA -- Service Shares
      2008                     1.15% to 2.70%    261,433     7.16 to 6.12      1,692         0.08%    (41.02)% to (52.00)%
      2007                     1.15% to 1.15%      3,563   12.15 to 12.15         43         0.00%       4.85% to 4.85%
   Oppenheimer Main Street Fund/VA -- Service Shares
      2008                     1.15% to 2.70%    601,114     7.07 to 6.33      3,920         0.24%    (39.33)% to (49.44)%
      2007                     1.15% to 2.00%     20,296   11.66 to 11.50        236         0.92%       2.95% to 2.06%
      2006                     1.15% to 2.10%     49,478   11.32 to 11.26        559         0.00%       9.98% to 9.54%
   Oppenheimer Main Street Small Cap Fund/VA -- Service Shares
      2008                     1.15% to 2.70%    117,311     6.59 to 5.42        710         0.81%    (38.72)% to (39.68)%
      2007                     1.15% to 2.70%    123,702    10.75 to 8.99      1,232         0.01%     (2.54)% to (14.66)%
      2006                     1.15% to 2.10%        346   11.03 to 10.97          4         0.00%      10.84% to 10.39%
PIMCO Variable Insurance Trust
   PIMCO All Asset Portfolio -- Advisor Class Shares
      2008                     1.15% to 1.65%     12,685     9.43 to 9.31        116         2.58%    (16.88)% to (17.30)%
   PIMCO High Yield Portfolio -- Administrative Class Shares
      2008                     1.15% to 2.70%    145,961     8.32 to 7.38      1,149         3.18%    (24.39)% to (36.48)%
      2007                     1.15% to 2.00%      4,709   11.00 to 10.85         52         7.01%       2.31% to 1.42%
      2006                     1.15% to 2.10%     23,062   10.75 to 10.70        247         2.48%       6.04% to 5.61%
   PIMCO Long-Term U.S. Government Portfolio -- Administrative Class Shares
      2008                     1.15% to 2.70%     90,720   13.39 to 12.07      1,144         4.05%      15.94% to 14.13%
      2007                     1.15% to 2.70%    145,918   11.55 to 10.57      1,619         3.51%       8.55% to 8.66%
      2006                     1.15% to 2.10%     23,437   10.64 to 10.59        249         3.09%       3.99% to 3.57%
   PIMCO Low Duration Portfolio -- Administrative Class Shares
      2008                     1.15% to 2.70%    937,434   10.74 to 10.05      9,673         4.50%     (1.57)% to (3.11)%
      2007                     1.15% to 2.70%    929,777   10.91 to 10.38      9,877         2.20%       6.13% to 5.66%
   PIMCO Total Return Portfolio -- Administrative Class Shares
      2008                     1.15% to 2.70%    379,349   11.62 to 10.71      4,234         6.01%       3.59% to 1.97%
      2007                     1.15% to 2.70%    169,016   11.21 to 10.50      1,841         4.28%       7.55% to 7.48%
      2006                     1.15% to 2.10%    118,938   10.43 to 10.38      1,237         2.40%       2.63% to 2.21%

                                EXPENSES AS A                                            INVESTMENT
                                % OF AVERAGE                                NET ASSETS     INCOME            TOTAL
                                NET ASSETS(1)    UNITS       UNIT VALUE        000S       RATIO(2)          RETURN(3)
                               --------------  ---------   --------------   ----------   ----------   --------------------
The Prudential Series Fund
   Jennison 20/20 Focus Portfolio -- Class II Shares
      2008                     1.15% to 2.40%     30,759     7.42 to 6.06        224         7.10%    (40.10)% to (40.86)%
      2007                     1.15% to 2.70%    156,679   12.39 to 10.23      1,797        11.87%       8.88% to 3.44%
      2006                     1.15% to 2.10%     48,995   11.38 to 11.32        556         0.00%      12.54% to 12.08%
   Jennison Portfolio -- Class II Shares
      2008                     1.15% to 1.15%        275     7.46 to 7.46          2         0.07%    (38.28)% to (38.28)%
      2007                     1.15% to 1.15%        275   12.09 to 12.09          3         0.00%      10.27% to 10.27%
      2006                     1.15% to 2.10%        143   10.96 to 10.91          2         0.00%      11.30% to 10.85%
   Natural Resources Portfolio -- Class II Shares
      2008                     1.15% to 2.70%    105,504     7.59 to 5.87        670        11.42%    (53.73)% to (54.45)%
      2007                     1.15% to 2.70%     41,369   16.41 to 12.89        627        29.23%      46.00% to 46.00%
      2006                     1.15% to 2.10%        676   11.24 to 11.19          8         0.00%       5.64% to 5.21%
The Universal Institutional Funds, Inc.
   Equity and Income Portfolio -- Class II Shares
      2008                     1.15% to 2.40%     15,758     7.47 to 7.32        116         2.93%    (23.57)% to (24.54)%
      2007                     1.15% to 2.40%     15,161     9.78 to 9.69        147         0.52%     (3.30)% to (4.52)%
Van Kampen Life Investment Trust
   Comstock Portfolio -- Class II Shares
      2008                     1.15% to 2.40%     18,991     6.89 to 5.72        124         2.65%    (36.54)% to (37.35)%
      2007                     1.15% to 2.70%    196,644    10.86 to 9.11      1,971         0.35%     (3.47)% to (13.01)%
      2006                     1.15% to 2.10%     11,716   11.25 to 11.19        131         0.00%       9.49% to 9.05%

----------
(1) Expenses as a percentage of average net assets represent the annualized contract expenses of the Separate Account. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to the contract owner through the redemption of units and expenses of the underlying Portfolios are excluded.

(2) The investment income ratio represents the ordinary dividends received by the subaccount from the Portfolio divided by average net assets.

(3) The total return represents a range of minimum and maximum annual total returns for the year or lesser period indicated and includes deductions for expenses assessed through the daily unit value calculation. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Standardized total returns shown separately in a prospectus or marketing material for a product supported by the Separate Account include the maximum contract charges that may be assessed to any contract through both the daily unit value calculation and the redemption of units. Accordingly, these standardized total returns will generally reflect a lower return than the total return.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                       Consolidated Financial Statements

                         Year ended December 31, 2008

    (With Report of Independent Registered Public Accounting Firm Thereon)

         Genworth Life and Annuity Insurance Company and Subsidiaries

                  Index to Consolidated Financial Statements

                                                                                                   Page
                                                                                                   ----
Report of KPMG LLP, Independent Registered Public Accounting Firm.................................  F-1
Consolidated Statements of Income for the years ended December 31, 2008, 2007 and 2006............  F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007......................................  F-3
Consolidated Statements of Changes in Stockholder's Equity for the years ended December 31, 2008,
  2007 and 2006...................................................................................  F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006........  F-5
Notes to Consolidated Financial Statements........................................................  F-6

            Report of Independent Registered Public Accounting Firm

The Board of Directors
Genworth Life and Annuity Insurance Company:

   We have audited the accompanying consolidated balance sheets of Genworth Life and Annuity Insurance Company and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genworth Life and Annuity Insurance Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Richmond, Virginia
March 2, 2009

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                       Consolidated Statements of Income
                             (Amounts in millions)

                                                                          Years ended December 31,
                                   -                                    ----------------------------
                                                                          2008      2007      2006
                                                                        --------  --------  --------
Revenues:
Premiums............................................................... $1,068.5  $1,063.2  $1,132.3
Net investment income..................................................    948.3   1,189.9   1,116.9
Net investment gains (losses)..........................................   (936.7)    (91.1)      3.1
Policy fees and other income...........................................    607.7     491.3     382.8
                                                                        --------  --------  --------
   Total revenues......................................................  1,687.8   2,653.3   2,635.1
                                                                        --------  --------  --------
Benefits and expenses:
Benefits and other changes in policy reserves..........................  1,138.8   1,105.4   1,101.9
Interest credited......................................................    450.7     541.3     496.7
Acquisition and operating expenses, net of deferrals...................    270.2     244.2     242.5
Amortization of deferred acquisition costs and intangibles.............    244.0     151.4     112.0
Interest expense.......................................................    168.1     205.1     134.0
                                                                        --------  --------  --------
   Total benefits and expenses.........................................  2,271.8   2,247.4   2,087.1
                                                                        --------  --------  --------
Income (loss) before income taxes and equity in net income (loss) of
  unconsolidated subsidiary............................................   (584.0)    405.9     548.0
Provision (benefit) for income taxes...................................   (212.3)    101.3     188.4
                                                                        --------  --------  --------
Net income (loss) before equity in net income (loss) of unconsolidated
  subsidiary...........................................................   (371.7)    304.6     359.6
Equity in net income (loss) of unconsolidated subsidiary...............    (37.6)     19.1        --
                                                                        --------  --------  --------
Net income (loss)...................................................... $ (409.3) $  323.7  $  359.6
                                                                        ========  ========  ========


          See Accompanying Notes to Consolidated Financial Statements

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                          Consolidated Balance Sheets
           (Amounts in millions, except share and per share amounts)

                                                                                         December 31,
                                                                                     --------------------
                                                                                        2008       2007
                                                                                     ---------  ---------
Assets
   Investments:
       Fixed maturity securities available-for-sale, at fair value.................. $10,771.7  $15,237.3
       Equity securities available-for-sale, at fair value..........................      90.0       64.0
       Commercial mortgage loans....................................................   2,704.1    2,968.1
       Policy loans.................................................................     505.8      466.8
       Other invested assets ($338.9 and $399.8 restricted).........................   2,991.8    1,437.5
                                                                                     ---------  ---------
              Total investments.....................................................  17,063.4   20,173.7
   Cash and cash equivalents........................................................   2,120.2      616.4
   Accrued investment income........................................................     158.7      167.4
   Deferred acquisition costs.......................................................   3,294.8    2,962.2
   Goodwill.........................................................................     450.9      450.9
   Intangible assets................................................................     641.5      502.3
   Reinsurance recoverable..........................................................   8,490.7    8,670.6
   Other assets.....................................................................     648.7      427.8
   Separate account assets..........................................................   8,501.9   12,005.8
                                                                                     ---------  ---------
              Total assets.......................................................... $41,370.8  $45,977.1
                                                                                     =========  =========
Liabilities and stockholder's equity
   Liabilities:
       Future policy benefits....................................................... $ 9,936.2  $ 9,809.4
       Policyholder account balances................................................  14,017.3   13,962.3
       Liability for policy and contract claims.....................................     280.9      263.1
       Unearned premiums............................................................      19.2       21.4
       Deferred income tax liability................................................     323.8    1,077.9
       Non-recourse funding obligations.............................................   3,555.0    3,555.0
       Other liabilities ($396.5 and $415.1 restricted).............................   1,519.5      995.8
       Separate account liabilities.................................................   8,501.9   12,005.8
                                                                                     ---------  ---------
              Total liabilities.....................................................  38,153.8   41,690.7
                                                                                     ---------  ---------
   Commitments and contingencies

   Stockholder's equity:
       Common stock ($1,000 par value, 50,000 shares authorized, 25,651 shares
         issued and outstanding)....................................................      25.6       25.6
       Additional paid-in capital...................................................   4,686.7    4,071.6
                                                                                     ---------  ---------
       Accumulated other comprehensive income (loss):
          Net unrealized investment gains (losses)..................................  (1,649.7)    (338.2)
          Derivatives qualifying as hedges..........................................      46.1        4.9
                                                                                     ---------  ---------
       Total accumulated other comprehensive income (loss)..........................  (1,603.6)    (333.3)
       Retained earnings............................................................     108.3      522.5
                                                                                     ---------  ---------
              Total stockholder's equity............................................   3,217.0    4,286.4
                                                                                     ---------  ---------
              Total liabilities and stockholder's equity............................ $41,370.8  $45,977.1
                                                                                     =========  =========

          See Accompanying Notes to Consolidated Financial Statements

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

          Consolidated Statements of Changes in Stockholder's Equity
                             (Amounts in millions)

                                                                    Accumulated
                                                        Additional     other                  Total
                                       Preferred Common  paid-in   comprehensive Retained stockholder's
                                         stock   stock   capital   income (loss) earnings    equity
                                       --------- ------ ---------- ------------- -------- -------------
Balances as of December 31, 2005......  $ 120.0  $25.6   $4,020.1    $    81.7   $ 358.1    $ 4,605.5
                                                                                            ---------
Comprehensive income (loss):
   Net income.........................       --     --         --           --     359.6        359.6
   Net unrealized gains (losses) on
     investment securities............       --     --         --        (62.4)       --        (62.4)
   Derivatives qualifying as hedges...       --     --         --         (0.6)       --         (0.6)
   Additional minimum pension
     liability........................       --     --         --          3.3        --          3.3
                                                                                            ---------
Total comprehensive income (loss).....                                                          299.9
Redemption of preferred stock.........    (10.0)    --         --           --        --        (10.0)
Dividends and other transactions with
  stockholders........................       --     --        5.2           --    (456.9)      (451.7)
                                        -------  -----   --------    ---------   -------    ---------
Balances as of December 31, 2006......    110.0   25.6    4,025.3         22.0     260.8      4,443.7
                                                                                            ---------
Comprehensive income (loss):
   Net income.........................       --     --         --           --     323.7        323.7
   Net unrealized gains (losses) on
     investment securities............       --     --         --       (359.9)       --       (359.9)
   Derivatives qualifying as hedges...       --     --         --          4.6        --          4.6
                                                                                            ---------
Total comprehensive income (loss).....                                                          (31.6)
Redemption of preferred stock.........   (110.0)    --         --           --        --       (110.0)
Dividends and other transactions with
  stockholder.........................       --     --       46.3           --     (62.0)       (15.7)
                                        -------  -----   --------    ---------   -------    ---------
Balances as of December 31, 2007......       --   25.6    4,071.6       (333.3)    522.5      4,286.4
                                                                                            ---------
Comprehensive income (loss):
   Net loss...........................       --     --         --           --    (409.3)      (409.3)
   Net unrealized gains (losses) on
     investment securities............       --     --         --     (1,311.5)       --     (1,311.5)
   Derivatives qualifying as hedges...       --     --         --         41.2        --         41.2
                                                                                            ---------
Total comprehensive income (loss).....                                                       (1,679.6)
Capital contribution..................       --     --      610.9           --        --        610.9
Other transactions with stockholder...       --     --        4.2           --      (4.9)        (0.7)
                                        -------  -----   --------    ---------   -------    ---------
Balances as of December 31, 2008......  $    --  $25.6   $4,686.7    $(1,603.6)  $ 108.3    $ 3,217.0
                                        =======  =====   ========    =========   =======    =========

          See Accompanying Notes to Consolidated Financial Statements

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                             (Amounts in millions)

                                                                               Years ended December 31,
                                                                           -------------------------------
                                                                              2008       2007       2006
                                                                           ---------  ---------  ---------
Cash flows from operating activities:
   Net income (loss)...................................................... $  (409.3) $   323.7  $   359.6
   Adjustments to reconcile net income (loss) to net cash from operating activities:
       Net investments (gains) losses.....................................     936.7       91.1       (3.1)
       Equity in net (income) loss of unconsolidated subsidiary...........      37.6      (19.1)        --
       Charges assessed to policyholders..................................    (364.3)    (349.5)    (295.2)
       Net increase (decrease) in trading and derivative instruments......     199.8      (94.9)     (70.8)
       Amortization of fixed maturity discounts and premiums..............      36.7       (7.4)       0.3
       Acquisition costs deferred.........................................    (399.9)    (488.3)    (489.1)
       Amortization of deferred acquisition costs and intangibles.........     244.0      151.4      112.0
       Deferred income taxes..............................................    (108.4)     215.7      236.0
   Change in certain assets and liabilities:
       Accrued investment income and other assets.........................    (105.3)    (139.6)      68.7
       Insurance reserves.................................................     819.2      707.5      708.9
       Other liabilities and other policy-related balances................     (96.5)     (48.4)      (3.2)
                                                                           ---------  ---------  ---------
   Net cash from operating activities.....................................     790.3      342.2      624.1
                                                                           ---------  ---------  ---------
Cash flows from investing activities:
   Proceeds from maturities and repayments of investments:
       Fixed maturity securities..........................................   1,812.5    2,419.7    2,627.8
       Commercial mortgage loans..........................................     297.1      505.6      228.0
   Proceeds from sales of investments:
       Fixed maturity and equity securities...............................   1,152.1    1,477.1      950.7
   Purchases and originations of investments:
       Fixed maturity and equity securities...............................  (1,305.4)  (4,477.9)  (6,187.2)
       Commercial mortgage loans..........................................     (31.4)    (692.1)    (461.4)
   Other invested assets, net.............................................  (1,026.0)    (148.2)     (12.0)
   Cash related to transfer of subsidiary to an affiliate.................        --      (27.0)        --
   Policy loans, net......................................................     (39.0)     (11.2)     (15.2)
                                                                           ---------  ---------  ---------
   Net cash from investing activities.....................................     859.9     (954.0)  (2,869.3)
                                                                           ---------  ---------  ---------
Cash flows from financing activities:
   Proceeds from issuance of investment contracts.........................   3,999.4    4,582.0    5,237.1
   Redemption and benefit payments on investment contracts................  (4,746.8)  (4,450.9)  (4,047.0)
   Proceeds from short-term borrowings and other, net.....................     272.8      518.2      423.0
   Payments on short-term borrowings......................................    (271.8)    (522.4)    (394.4)
   Proceeds from issuance of non-recourse funding obligations.............        --      790.0    1,365.0
   Capital contribution from parent.......................................     600.0         --         --
   Redemption of preferred stock..........................................        --     (110.0)     (10.0)
   Dividends paid to stockholders.........................................        --       (2.5)    (459.7)
                                                                           ---------  ---------  ---------
   Net cash from financing activities.....................................    (146.4)     804.4    2,114.0
                                                                           ---------  ---------  ---------
   Net change in cash and cash equivalents................................   1,503.8      192.6     (131.2)
Cash and cash equivalents at beginning of year............................     616.4      423.8      555.0
                                                                           ---------  ---------  ---------
Cash and cash equivalents at end of year.................................. $ 2,120.2  $   616.4  $   423.8
                                                                           =========  =========  =========

          See Accompanying Notes to Consolidated Financial Statements

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years Ended December 31, 2008, 2007 and 2006

(1) Formation and Nature of Business

   (a) Formation

   Genworth Life and Annuity Insurance Company (the "Company," "GLAIC," "we," "us" or "our" unless the context otherwise requires) is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. An affiliate of our former ultimate parent company acquired us on April 1, 1996 and ultimately contributed the majority of the outstanding common stock to Genworth Life Insurance Company ("GLIC").

   On May 31, 2004, we became a direct, wholly-owned subsidiary of GLIC while remaining an indirect, wholly-owned subsidiary of Genworth Financial, Inc. ("Genworth"). Until March 12, 2007, our preferred shares were owned by an affiliate, Brookfield Life Assurance Company Limited ("BLAC"). On March 12, 2007, we redeemed the remaining outstanding preferred shares for par value of $110.0 million and paid $2.5 million in dividends on the redeemed preferred shares. On April 30, 2007, the issued shares of preferred stock were retired.

   On January 1, 2007, Federal Home Life Insurance Company ("FHL") and First Colony Life Insurance Company ("FCL") merged with and into GLAIC. GLAIC was the surviving entity. FHL and FCL were both stock life insurance companies operating under charters granted by the Commonwealth of Virginia and both were affiliates of the Company. We received regulatory approval from the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia for these mergers. The accompanying financial information has been presented as if the mergers had been effective for all periods and were accounted for as a pooling of interests for entities under common control as the Company, FHL and FCL were all wholly-owned subsidiaries of Genworth.

   Upon consummation of the FHL and FCL mergers, GLAIC transferred its ownership of American Mayflower Life Insurance Company of New York ("AML"), formerly a wholly-owned subsidiary of FCL, to Genworth Life Insurance Company of New York ("GLICNY"), an affiliate, in exchange for a non-majority ownership interest in GLICNY. AML merged into GLICNY, with GLICNY being the surviving entity. For periods beginning after December 31, 2006, AML was not included in our consolidated financial statements.

   On January 1, 2007, we transferred assets of $1,377.2 million, including cash and cash equivalents of $27.0 million and liabilities of $1,091.2 million of AML to GLICNY in exchange for an investment in GLICNY of $334.4 million, representing a 34.5% investment in GLICNY. Additionally, $2.1 million was recorded related to unrealized net investment gains and derivative items in equity related to the transfer. The transfer was recorded at book value as the entities were under common control, and accordingly, the difference of $46.3 million between the book value of AML and the investment in GLICNY was recorded as additional paid-in capital. Our investment in GLICNY is recorded under the equity method of accounting. As of December 31, 2008 and 2007, the carrying value of our investment in GLICNY was $219.1 million and $346.5 million, respectively, and was included in other invested assets.

   The accompanying condensed consolidated financial statements include the historical operations and accounts of the Company and its subsidiaries which include Assigned Settlement, Inc., GNWLAAC Real Estate Holding, LLC, Jamestown Life Insurance Company, River Lake Insurance Company ("River Lake I"), River Lake Insurance Company II ("River Lake II"), River Lake Insurance Company III ("River Lake III"), River Lake Insurance Company IV Limited ("River Lake IV"), River Lake Insurance Company V ("River Lake V"), River Lake Holding Company V, LLC, River Lake Insurance Company VI ("River Lake VI") and Rivermont Life Insurance Company I ("Rivermont I"). All intercompany accounts and transactions have been eliminated in consolidation.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   (b) Nature of Business

   We have two segments: (i) Protection; and (ii) Retirement Income and Institutional.

   Protection products are intended to provide protection against financial hardship primarily after the death of an insured and to protect income and assets from other adverse economic impacts of significant health care costs. Our principal product lines under the Protection segment are term life insurance, universal life insurance and Medicare supplement insurance.

   Retirement Income and Institutional contracts include fixed and variable immediate and deferred individual annuities, variable life insurance products, funding agreements backing notes ("FABNs"), funding agreements and guaranteed investment contracts ("GICs"). Most of our variable annuities include a guaranteed minimum death benefit ("GMDB"). Some of our group and individual variable annuity products include guaranteed minimum benefit features such as guaranteed minimum withdrawal benefits ("GMWB") and certain types of guaranteed annuitization benefits. On May 1, 2008, we discontinued the sales of variable life insurance policies, however, we continue to service existing policies. In 2006, we discontinued the sale of structured settlement annuities.

   We distribute our products through three primary channels: financial intermediaries (banks, securities brokerage firms and independent broker/dealers), independent producers (brokerage general agencies, affluent market producer groups and specialized brokers) and dedicated sales specialists (affiliated networks of both accountants and personal financial advisors). We also distribute a limited number of products through a direct sales force and defined contribution plan record keepers.

(2) Summary of Significant Accounting Policies

   Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

   (a) Premiums

   For traditional long-duration insurance contracts, we report premiums as earned when due. For short-duration insurance contracts, we report premiums as revenue over the terms of the related insurance policies on a pro-rata basis or in proportion to expected claims.

   Premiums received under annuity contracts without significant mortality risk and premiums received on investment and universal life insurance products are not reported as revenues, but rather as deposits, and are included in liabilities for policyholder account balances.

   (b) Net Investment Income and Net Investment Gains and Losses

   Investment income is recognized when earned. Investment gains and losses are calculated on the basis of specific identification.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective or prospective method. Under the retrospective method, used for mortgage-backed and asset-backed securities of high credit quality (ratings equal to or greater than AA or that are U.S. Agency backed) which cannot be contractually prepaid, amortized cost of the security is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to net investment income. Under the prospective method, which is used for all other mortgage-backed and asset-backed securities, future cash flows are estimated and interest income is recognized going forward using the new internal rate of return.

   (c) Policy Fees and Other Income

   Policy fees and other income consist primarily of insurance charges assessed on universal life insurance contracts, fees assessed against policyholder account values and surrender fee income. Charges to policyholder accounts for universal life cost of insurance are recognized as revenue when due. Variable product fees are charged to variable annuity contractholders and variable life insurance policyholders based upon the daily net assets of the contractholder's and policyholder's account values, respectively, and are recognized as revenue when charged. Surrender fees are recognized as income when the contract or policy is surrendered.

   (d) Investment Securities

   At the time of purchase, we designate our investment securities as either available-for-sale or trading and report them in our consolidated balance sheets at fair value. Our portfolio of fixed maturity securities is comprised primarily of investment grade registered securities. Changes in the fair value of available-for-sale investments, net of the effect on deferred acquisition costs ("DAC"), present value of future profits ("PVFP") and deferred income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated other comprehensive income (loss). Realized and unrealized gains and losses related to trading securities are reflected in net investment gains (losses). Trading securities are included in other invested assets in our consolidated balance sheets.

   Other-than-temporary impairments on available-for-sale securities

   As of each balance sheet date, we evaluate securities holdings in an unrealized loss position. For debt securities, the primary factors considered in our evaluation are: (a) the length of time and the extent to which the fair value has been or is expected to be less than cost or amortized cost, (b) the financial condition, credit rating and near-term prospects of the issuer and
(c) whether the debtor is current on contractually obligated interest and principal payments. Where we do not expect full recovery of value or do not intend to hold such securities until they have fully recovered their carrying value, based on the circumstances present at the date of evaluation, we recognize an impairment charge. When there has been an adverse change in underlying future cash flows on lower quality securities that represent an interest in securitized financial assets, we recognize an impairment charge.

   Estimating the underlying future cash flows is a quantitative and qualitative process that incorporates information received from third-party sources along with certain internal assumptions and judgments regarding the future performance of the underlying collateral. Where possible, this data is benchmarked against third-party sources.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The evaluation of impairments is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period net income (loss). The assessment of whether such impairment has occurred is based on management's evaluation of the underlying reasons for the decline in fair value at the individual security level. We deem an individual investment to be other-than-temporarily impaired when management concludes it is probable that we will not receive timely payment of the cash flows contractually stipulated for the investment. We regularly monitor our investment portfolio to ensure that investments that may be other-than-temporarily impaired are identified in a timely manner and that any impairment is charged against net income (loss) in the proper period.

   In addition to consideration of all available information, we also consider our intent and ability to retain a temporarily depressed security until recovery. We believe that our intent and ability to hold an investment, along with the ability of the investment to generate cash flows that have not changed adversely, are the primary factors in assessing whether we recognize an impairment charge.

   For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book value within a reasonable period. We determine what constitutes a reasonable period on a security-by-security basis based upon consideration of all the evidence available to us, including the magnitude of an unrealized loss and its duration. In any event, this period does not exceed 18 months for common equity securities. We measure impairment charges based upon the difference between the book value of a security and its fair value.

   (e) Fair Value Measurements

   As defined in Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We hold fixed maturity and equity securities, trading securities, derivatives, embedded derivatives, securities held as collateral, separate account assets and certain other financial instruments, which are carried at fair value.

   Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. SFAS No. 157 requires all assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

  .   Level 1--Quoted prices for identical instruments in active markets.

  . Level 2--Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

  .   Level 3--Instruments whose significant value drivers are unobservable.

   Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded derivatives and actively traded mutual fund investments.

   Level 2 includes those financial instruments that are valued using industry-standard pricing methodologies, models or other valuation methodologies. These models are primarily industry-standard models that consider various inputs, such as interest rate, credit spread and foreign exchange rates for the underlying financial

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006

instruments. All significant inputs are observable, or derived from observable, information in the marketplace or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category primarily include: certain public and private corporate fixed maturity and equity securities; government or agency securities; certain mortgage-backed and asset-backed securities; securities held as collateral; and certain non-exchange-traded derivatives such as interest rate swaps.

   Level 3 is comprised of financial instruments whose fair value is estimated based on industry-standard pricing methodologies and internally developed models utilizing significant inputs not based on, nor corroborated by, readily available market information. In limited instances, this category may also utilize non-binding broker quotes. This category primarily consists of certain less liquid fixed maturity, equity and trading securities and certain derivative instruments where we cannot corroborate the significant valuation inputs with market observable data.

   As of each reporting period, all assets and liabilities recorded at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability, such as the relative impact on the fair value as a result of including a particular input. We review the fair value hierarchy classifications each reporting period. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers in and out of Level 3 at the beginning fair value for the reporting period in which the changes occur.

   For assets carried at fair value, the non-performance of the counterparties is considered in the determination of fair value measurement for those assets. Similarly, the fair value measurement of a liability must reflect the entity's own non-performance risk. Therefore, the impact of non-performance risk, as well as any potential credit enhancements (e.g., collateral), has been considered in the fair value measurement of both assets and liabilities.

   The vast majority of our fixed maturity and equity securities use Level 2 inputs for the determination of fair value. These fair values are obtained primarily from industry-standard pricing methodologies based on market observable information. Certain structured securities valued using industry-standard pricing methodologies utilize significant unobservable inputs to estimate fair value, resulting in the fair value measurements being classified as Level 3. We also utilize internally developed pricing models to produce estimates of fair value primarily utilizing Level 2 inputs along with certain Level 3 inputs. The internally developed models include matrix pricing where we discount expected cash flows utilizing market interest rates obtained from market sources based on the credit quality and duration of the instrument to determine fair value. For securities that may not be reliably priced using internally developed pricing models, we estimate fair value using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable, or corroborated by market observable information, and represent Level 3 inputs.

   The fair value of securities held as collateral is primarily based on Level 2 inputs from market information for the collateral that is held on our behalf by the custodian. The fair value of separate account assets is based on the quoted prices of the underlying fund investments and, therefore, represents Level 1 pricing.

   The fair value of derivative instruments primarily utilizes Level 2 inputs. Certain derivative instruments are valued using significant unobservable inputs and are classified as Level 3 measurements. The classification of fair value measurements for derivative instruments, including embedded derivatives requiring bifurcation, was determined based on consideration of several inputs including: closing exchange or over-the-counter market

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006

price quotations; time value and volatility factors underlying options; market interest rates; and non-performance risk. For product-related embedded derivatives, we also include certain policyholder assumptions in the determination of fair value.

   (f) Commercial Mortgage Loans

   Commercial mortgage loans are generally stated at principal amounts outstanding, net of deferred expenses and allowance for loan loss. Interest on loans is recognized on an accrual basis at the applicable interest rate on the principal amount outstanding. Loan origination fees and direct costs, as well as premiums and discounts, are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans. Loan commitment fees are generally deferred and amortized on an effective yield basis over the term of the loan. Impaired loans are generally carried on a non-accrual status. Loans are ordinarily placed on non-accrual status when, in management's opinion, the collection of principal or interest is unlikely, or when the collection of principal or interest is 90 days or more past due.

   The allowance for loan losses is maintained at a level that management determines is adequate to absorb estimated probable incurred losses in the loan portfolio. Management's evaluation process to determine the adequacy of the allowance utilizes an analytical model based on historical loss experience adjusted for current events, trends and economic conditions. The actual amounts realized could differ in the near term from the amounts assumed in arriving at the allowance for loan losses reported in the consolidated financial statements.

   All losses of principal are charged to the allowance for loan losses in the period in which the loan is deemed to be uncollectible. Additions and reductions are made to the allowance through periodic provisions or benefits to net investment gains (losses).

   (g) Securities Lending Activity

   We engage in certain securities lending transactions for the purpose of enhancing the yield on our investment securities portfolio, which require the borrower to provide collateral, consisting of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the fair value of the applicable securities loaned. We maintain effective control over all loaned securities and, therefore, continue to report such securities as fixed maturity securities in the consolidated balance sheets. Cash and non-cash collateral, such as a security, received by us on securities lending transactions is reflected in other invested assets with an offsetting liability recognized in other liabilities for the obligation to return the collateral. Any cash collateral received is reinvested by our custodian based upon the investment guidelines provided within our agreement. The reinvested cash collateral is primarily invested in U.S. and foreign government securities, U.S. government agency securities, and highly rated asset-backed and corporate debt securities, all of which have maturity dates of less than three years. The fair value of securities loaned under the securities lending program was $121.0 million and $146.2 million as of December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, the fair value of collateral held under the securities lending program was $128.0 million and $152.4 million, respectively, and the offsetting obligation to return collateral of $128.2 million and $152.4 million, respectively, was included in other liabilities on the consolidated balance sheets. We had no non-cash collateral as of December 31, 2008 and 2007.

   (h) Cash and Cash Equivalents

   Certificates of deposit, money market funds and other time deposits with original maturities of 90 days or less are considered cash equivalents in the consolidated balance sheets and consolidated statements of cash flows. Items with maturities greater than 90 days but less than one year at the time of acquisition are considered short-term investments.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   (i) Deferred Acquisition Costs

   Acquisition costs include costs that vary with, and are primarily related to, the acquisition of insurance and investment contracts. Such costs are deferred and amortized as follows:

   Long-Duration Contracts. Acquisition costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. Amortization for traditional long-duration insurance products is determined as a level proportion of premium based on commonly accepted actuarial methods and reasonable assumptions about mortality, morbidity, lapse rates, expenses and future yield on related investments established when the contract or policy is issued. Amortization is adjusted each period to reflect policy lapse or termination rates as compared to anticipated experience. Amortization for annuity contracts without significant mortality risk and for investment and universal life insurance products is based on estimated gross profits. Estimated gross profits are adjusted quarterly to reflect actual experience to date or for the unlocking of underlying key assumptions based on experience studies.

   Short-Duration Contracts. Acquisition costs consist primarily of commissions and premium taxes and are amortized ratably over the terms of the underlying policies.

   We regularly review all of these assumptions and periodically test DAC for recoverability. For deposit products, if the current present value of estimated future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization, and for certain products, an increase in benefit reserves may be required. For other products, if the benefit reserve plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves. For the year ended December 31, 2008, we recorded a $46.1 million charge to DAC related to our loss recognition testing. For the years ended December 31, 2007 and 2006, no charges to income were recorded as a result of our DAC recoverability or loss recognition testing.

   (j) Intangible Assets

   Present Value of Future Profits. In conjunction with the acquisition of a block of insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called PVFP, represents the actuarially estimated present value of future cash flows from the acquired policies. PVFP is amortized, net of accreted interest, in a manner similar to the amortization of DAC.

   We regularly review all of these assumptions and periodically test PVFP for recoverability. For deposit products, if the current present value of estimated future gross profits is less than the unamortized PVFP for a line of business, a charge to income is recorded for additional PVFP amortization. For other products, if the benefit reserve plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized PVFP), a charge to income is recorded for additional PVFP amortization or for increased benefit reserves. For the years ended December 31, 2008, 2007 and 2006, no charges to income were recorded as a result of our PVFP recoverability or loss recognition testing.

   Deferred Sales Inducements to Contractholders. We defer sales inducements to contractholders for features on variable annuities that entitle the contractholder to an incremental amount to be credited to the account value upon making a deposit, and for fixed annuities with crediting rates higher than the contract's expected ongoing

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006

crediting rates for periods after the inducement. Deferred sales inducements to contractholders are reported as a separate intangible asset and amortized in benefits and other changes in policy reserves using the same methodology and assumptions used to amortize DAC.

   Software. Purchased software and certain application development costs related to internally developed software are capitalized above de minimus thresholds. When the software is ready for its intended use, the amounts capitalized are amortized over the expected useful life, not to exceed five years.

   (k) Goodwill

   Goodwill is not amortized but is tested for impairment at least annually and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. We test goodwill using a fair value approach, which requires the use of estimates and judgment, at the "reporting unit" level. A reporting unit is the operating segment, or a business one level below that operating segment (the "component" level) if discrete financial information is prepared and regularly reviewed by management at the component level. We recognize an impairment charge for any amount by which the carrying amount of a reporting unit's goodwill exceeds its fair value.

   The determination of fair value for our reporting units is primarily based on an income approach whereby we use discounted cash flows for each reporting unit. When available, and as appropriate, we use market approaches or other valuation techniques to corroborate discounted cash flow results. The discounted cash flow model used for each reporting unit is based on either: operating income or statutory distributable income, depending on the reporting unit being valued.

   The cash flows used to determine fair value are dependent on a number of significant management assumptions based on our historical experience, our expectations of future performance and expected economic environment. Our estimates are subject to change given the inherent uncertainty in predicting future performance and cash flows, which are impacted by such things as policyholder behavior, competitor pricing, new product introductions and specific industry and market conditions. Additionally, the discount rate used in our discounted cash flow approach is based on management's judgment of the appropriate rate for each reporting unit based on the relative risk associated with the projected cash flows.

   There was no goodwill impairment charge recorded in 2008, 2007 or in 2006. See note 6 for additional information related to goodwill.

   (l) Reinsurance

   Premium revenue, benefits and acquisition and operating expenses, net of deferrals, are reported net of the amounts relating to reinsurance ceded to and assumed from other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies. Premium revenue, benefits and acquisition and operating expenses, net of deferrals, for reinsurance assumed contracts that do not qualify for reinsurance accounting are accounted for under the deposit method of accounting.

   (m) Derivatives

   Derivative financial instruments are used to manage risk through one of four principal risk management strategies including: (i) liabilities; (ii) invested assets; (iii) portfolios of assets or liabilities; and (iv) forecasted transactions.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   On the date we enter into a derivative contract, management designates the derivative as a hedge of the identified exposure (fair value or cash flow). If a derivative does not qualify for hedge accounting according to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, the changes in its fair value and all scheduled periodic settlement receipts and payments are reported in income.

   We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedge transactions. In this documentation, we specifically identify the asset, liability or forecasted transaction that has been designated as a hedged item, state how the hedging instrument is expected to hedge the risks related to the hedged item, and set forth the method that will be used to retrospectively and prospectively assess the hedging instrument's effectiveness and the method that will be used to measure hedge ineffectiveness. We generally determine hedge effectiveness based on total changes in fair value of the hedged item attributable to the hedged risk and the total changes in fair value of the derivative instrument.

   We discontinue hedge accounting prospectively when: (i) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated or exercised; (iii) the derivative is de-designated as a hedge instrument; or (iv) it is probable that the forecasted transaction will not occur.

   For all qualifying and highly effective cash flow hedges, the effective portion of changes in fair value of the derivative instrument is reported as a component of other comprehensive income (loss). The ineffective portion of changes in fair value of the derivative instrument is reported as a component of income. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative continues to be carried on the consolidated balance sheets at its fair value, and gains and losses that were accumulated in other comprehensive income (loss) are recognized immediately in income. When the hedged forecasted transaction is no longer probable, but is reasonably possible, the accumulated gain or loss remains in other comprehensive income (loss) and is recognized when the transaction affects income; however, prospective hedge accounting for the transaction is terminated. In all other situations in which hedge accounting is discontinued on a cash flow hedge, amounts previously deferred in other comprehensive income
(loss) are reclassified into income when income is impacted by the variability of the cash flow of the hedged item.

   For all qualifying and highly effective fair value hedges, the changes in fair value of the derivative instrument are reported in income. In addition, changes in fair value attributable to the hedged portion of the underlying instrument are reported in income. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative continues to be carried on the consolidated balance sheets at its fair value, but the hedged asset or liability will no longer be adjusted for changes in fair value. In all other situations in which hedge accounting is discontinued, the derivative is carried at its fair value in the consolidated balance sheets, with changes in its fair value recognized in the current period as income.

   We may enter into contracts that are not themselves derivative instruments but contain embedded derivatives. For each contract, we assess whether the economic characteristics of the embedded derivative are clearly and closely related to those of the host contract and determine whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument.

   If it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and that a separate instrument with the same

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006

terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative. Such embedded derivatives are recorded in the consolidated balance sheets at fair value and are classified consistent with their host contract. Changes in their fair value are recognized in the current period in income. If we are unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the consolidated balance sheets at fair value, with changes in fair value recognized in the current period in income.

   Changes in the fair value of non-qualifying derivatives, including embedded derivatives, changes in fair value of certain derivatives and related hedged items in fair value hedge relationships and hedge ineffectiveness on qualifying derivative instruments are reported in net investment gains (losses).

   (n) Separate Accounts

   The separate account assets represent funds for which the investment income and investment gains and losses accrue directly to the variable annuity contractholders and variable life insurance policyholders. We assess mortality and expense risk fees and administration charges on the assets allocated to the separate accounts. The separate account assets are carried at fair value and are equal to the liabilities that represent the contractholders' and policyholders' equity in those assets.

   (o) Insurance Reserves

   Future Policy Benefits

   We account for the liability for future policy benefits in accordance with SFAS No. 60, Accounting and Reporting by Insurance Enterprises. We include insurance-type contracts, such as traditional life insurance in the liability for future policy benefits. Insurance-type contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits less the present value of future net premiums based on mortality, morbidity and other assumptions, which are appropriate at the time the policies are issued or acquired. These assumptions are periodically evaluated for potential reserve deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported and claims in the process of settlement. This estimate is based on our historical experience and that of the insurance industry, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

   Policyholder Account Balances

   We account for the liability for policyholder account balances in accordance with SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments. We include investment-type contracts and our universal life insurance contracts in the liability for policyholder account balances. Investment-type contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholders' contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

   (p) Liability for Policy and Contract Claims

   The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006

reporting period. The estimated liability includes requirements for future payments of: (a) claims that have been reported to the insurer; (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated; and (c) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process and adjust claims. Management considers the liability for policy and contract claims provided to be satisfactory to cover the losses that have occurred. Management monitors actual experience, and where circumstances warrant, will revise its assumptions. The methods of determining such estimates and establishing the reserves are reviewed continuously and any adjustments are reflected in operations in the period in which they become known. Future developments may result in losses and loss expenses greater or less than the liability for policy and contract claims provided.

   (q) Income Taxes

   We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled, if there is no change in the law. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   For the period beginning January 1, 2004, and ending on the date of the transfer of our outstanding capital stock to Genworth, we were included in the consolidated federal income tax return of General Electric ("GE"). During this period, we were subject to a tax-sharing arrangement that allocated taxes on a separate company basis, but provided benefit for current utilization of losses and credits.

   Subsequent to the transfer of our outstanding capital stock to Genworth, we filed a consolidated life insurance federal income tax return with our parent, GLIC, and its other life insurance affiliates. We are subject to a separate tax-sharing agreement, as approved by state insurance regulators, which allocates taxes on a separate company basis but provides benefit for current utilization of losses and credits. Intercompany balances are settled at least annually.

   We are party to an assumption agreement with our indirect parent company, Genworth North America Corporation ("GNA"), whereby GNA assumes responsibility for any tax contingencies (that will not give rise to future reversals) on our behalf. These contingencies are reflected as an expense of the Company when incurred and are included in current tax expense. The Company recognizes the corresponding amount as a change in stockholder's equity since the liability for the contingency is assumed by GNA.

   (r) Variable Interest Entities

   We are involved in certain entities that are considered variable interest entities ("VIEs") as defined under U.S. GAAP, and, accordingly, we evaluate the VIE to determine whether we are the primary beneficiary and are required to consolidate the assets and liabilities of the entity. The determination of the primary beneficiary for a VIE can be complex and requires management judgment regarding the expected results of the entity and how those results are absorbed by beneficial interest holders. We also have retained interests in VIEs where we are the servicer and transferor of certain assets that were sold to a newly created VIE and are also the servicer for certain VIEs. As of December 31, 2008 and 2007, we were not required to consolidate any VIEs as a result of our interest in any of the respective entities.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   (s) Accounting Changes

   Impairment Guidance of EITF Issue No. 99-20

   On December 31, 2008, we adopted FASB Staff Position ("FSP") EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. The FSP amends the impairment guidance effective October 1, 2008 for investments that are subject to FASB Emerging Issues Task Force ("EITF") Issue No. 99-20 requiring all available information be used to produce our best estimate of cash flows rather than relying exclusively upon what a market participant would use to determine the current fair value. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements.

   Transfers of Financial Assets and Interests in Variable Interest Entities

   On December 31, 2008, we adopted FSP FAS 140-4 and FASB Interpretation ("FIN") 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The FSP amends the disclosure requirements regarding transfers of financial assets and involvement in VIEs to require additional disclosures for public entities. FSP FAS 140-4 and FIN 46(R)-8 did not have a material impact on our consolidated financial statements.

   Credit Derivatives and Certain Guarantees

   On December 31, 2008, we adopted FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. The FSP requires certain disclosures by sellers of credit derivatives and requires additional disclosure about the current status of the payment/performance risk of guarantees. The adoption of FSP FAS 133-1 and FIN 45-4 did not have a material impact on our consolidated financial statements.

   Other-Than-Temporary Impairments on Available-For-Sale Securities

   On October 14, 2008, the Office of the Chief Accountant at the U.S Securities and Exchange Commission, issued a letter to the FASB that stated, given the debt characteristics of hybrid securities, they would not object to the application of a debt impairment model to hybrid investments provided there has been no evidence of deterioration in credit of the issuer. A debt impairment model could be used for filings subsequent to October 14, 2008, until the FASB further addresses the appropriate impairment model. As a result, management began using and will continue to use the debt impairment model as long as there has been no evidence of deterioration in credit of the issuer as of the balance sheet date.

   Fair Value Measurements

   On January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS
No. 157 did not have a material impact on our consolidated financial statements. Additionally, on January 1, 2008, we elected the partial adoption of SFAS No. 157 under the provisions of FSP FAS 157-2, which amends SFAS
No. 157 to allow an entity to delay the application of this statement until January 1, 2009 for certain non-financial assets and liabilities. Under the provisions of the FSP, we will delay the application of SFAS No. 157 for fair value measurements used in the impairment testing of goodwill and indefinite-lived intangible assets and eligible non-financial assets and liabilities included within a business combination. On October 10, 2008, we adopted FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market For That Asset Is Not Active. The FSP provides guidance and clarification on how

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006

management's internal assumptions, observable market information and market quotes are considered when applying SFAS No. 157 in inactive markets. The adoption of FSP FAS 157-3 did not have a material impact on our consolidated financial statements.

   Fair Value Option for Financial Assets and Financial Liabilities

   On January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement provides an option, on specified election dates, to report selected financial assets and liabilities, including insurance contracts, at fair value. Subsequent changes in fair value for designated items are reported in income in the current period. The adoption of SFAS No. 159 did not impact our consolidated financial statements as no items were elected for measurement at fair value upon initial adoption. We will continue to evaluate eligible financial assets and liabilities on their election dates. Any future elections will be disclosed in accordance with the provisions outlined in the statement.

   Amendment of FASB Interpretation No. 39

   On January 1, 2008, we adopted FSP FIN No. 39-1, Amendment of FASB Interpretation No. 39. This FSP amends FIN No. 39, Offsetting of Amounts Related to Certain Contracts, to allow fair value amounts recognized for collateral to be offset against fair value amounts recognized for derivative instruments that are executed with the same counterparty under certain circumstances. The FSP also requires an entity to disclose the accounting policy decision to offset, or not to offset, fair value amounts in accordance with FIN No. 39, as amended. We do not, and have not previously, offset the fair value amounts recognized for derivatives with the amounts recognized as collateral.

   Accounting for Uncertainty in Income Taxes

   On January 1, 2007, we adopted FIN No. 48, Accounting for Uncertainty in Income Taxes. This guidance clarifies the criteria that must be satisfied to recognize the financial statement benefit of a position taken in our tax returns. The criteria for recognition in the consolidated financial statements set forth in FIN No. 48 require an affirmative determination that it is more likely than not, based on a tax position's technical merits, that we are entitled to the benefit of that position.

   Upon adoption of FIN No. 48 on January 1, 2007, the total amount of unrecognized tax benefits was $74.3 million, of which, $53.3 million, if recognized, would affect the effective tax rate.

   Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts

   On January 1, 2007, we adopted the American Institute of Certified Public Accountants Statement of Position ("SOP") 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts. This statement provides guidance on accounting for deferred acquisition costs and other balances on an internal replacement, defined broadly as a modification in product benefits, features, rights or coverages that occurs by the exchange of an existing contract for a new contract, or by amendment, endorsement or rider to an existing contract, or by the election of a benefit, feature, right or coverage within an existing contract. The adoption of SOP 05-1 had no impact on our consolidated results of operations and financial position.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   (t) Accounting Pronouncements Not Yet Adopted

   In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities--an amendment of FASB Statement No. 133. This statement requires enhanced disclosures about an entity's derivative and hedging activities. SFAS No. 161 will be effective for us on January 1, 2009. We do not expect SFAS No. 161 to have a material impact on our consolidated financial statements.

   In December 2007, FASB issued SFAS No. 141R, Business Combinations. This statement establishes principles and requirements for how an acquirer recognizes and measures certain items in a business combination, as well as disclosures about the nature and financial effects of a business combination. SFAS No. 141R will be effective for us on January 1, 2009 and will be applied to business combinations for which the acquisition date is on or after the effective date. We do not expect SFAS No. 141R to have a material impact on our consolidated financial statements.

   In December 2007, FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements--an amendment of ARB No. 51. This statement establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for deconsolidation of a subsidiary. SFAS No. 160 will be effective for us on January 1, 2009 and will be applied prospectively as of the effective date. We do not expect SFAS No. 160 to have a material impact on our consolidated financial statements.

(3) Investments

   (a) Net Investment Income

   Sources of net investment income for the years ended December 31 were as follows:

(Amounts in millions)                                 2008     2007      2006
---------------------                                ------  --------  --------
Fixed maturity securities--taxable.................. $773.6  $  928.0  $  864.9
Commercial mortgage loans...........................  168.4     183.8     184.0
Equity securities...................................    3.5       3.9       0.8
Other investments...................................   (1.4)     71.0      58.7
Policy loans........................................   29.7      28.2      30.1
                                                     ------  --------  --------
   Gross investment income before expenses and fees.  973.8   1,214.9   1,138.5
Expenses and fees...................................  (25.5)    (25.0)    (21.6)
                                                     ------  --------  --------
   Net investment income............................ $948.3  $1,189.9  $1,116.9
                                                     ======  ========  ========

   (b) Net Investment Gains (Losses)

   Net investment gains (losses) for the years ended December 31 were as follows:

 (Amounts in millions)                                  2008    2007    2006
 ---------------------                                -------  ------  ------
 Available-for-sale securities:
    Realized gains on sale........................... $  31.7  $  9.8  $ 24.7
    Realized losses on sale..........................   (56.2)  (30.2)  (25.7)
 Impairments.........................................  (820.7)  (62.4)   (0.5)
 Derivatives and other...............................   (93.6)   (3.8)    5.7
 Net unrealized gains (losses) on trading securities.     2.6    (2.6)   (1.1)
 Commercial mortgage loan loss reserve...............    (0.5)   (1.9)     --
                                                      -------  ------  ------
    Net investments gains (losses)................... $(936.7) $(91.1) $  3.1
                                                      =======  ======  ======

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Derivative instruments primarily consist of changes in the fair value of non-qualifying derivatives, including embedded derivatives, changes in fair value of certain derivatives and related hedged items in fair value hedge relationships and hedge ineffectiveness on qualifying derivative instruments.

   (c) Unrealized Investment Gains and Losses

   Net unrealized gains and losses on investment securities classified as available-for-sale and other invested assets are reduced by deferred income taxes and adjustments to PVFP and DAC that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities reflected as a separate component of accumulated other comprehensive income (loss) as of December 31 were as follows:

(Amounts in millions)                                                              2008      2007    2006
---------------------                                                           ---------  -------  ------
Net unrealized gains (losses) on investment securities:
   Fixed maturity securities................................................... $(2,565.1) $(508.1) $ 69.0
   Equity securities...........................................................      (9.6)     3.5     1.2
   Restricted other invested assets............................................     (57.6)   (15.3)   (6.8)
   Investment in unconsolidated subsidiary.....................................    (152.5)   (10.5)     --
   Other invested assets.......................................................       0.7       --      --
                                                                                ---------  -------  ------
       Subtotal................................................................  (2,784.1)  (530.4)   63.4
                                                                                ---------  -------  ------
Adjustments to present value of future profits and deferred acquisitions costs.     311.4     12.3   (30.2)
Deferred income taxes, net.....................................................     823.0    179.9   (11.5)
                                                                                ---------  -------  ------
Net unrealized investment gains (losses)....................................... $(1,649.7) $(338.2) $ 21.7
                                                                                =========  =======  ======

   The change in net unrealized gains (losses) on available-for-sale investment securities reported in accumulated other comprehensive income (loss) for the years ended December 31 was as follows:

(Amounts in millions)                                                              2008      2007     2006
---------------------                                                           ---------  -------  -------
Net unrealized investment gains (losses) as of January 1....................... $  (338.2) $  21.7  $  84.1
                                                                                ---------  -------  -------
Unrealized gains (losses) arising during the period:
   Unrealized gains (losses) on investment securities..........................  (3,097.8)  (673.8)  (122.5)
   Adjustment to deferred acquisition costs....................................     150.8     14.8      4.7
   Adjustment to present value of future profits...............................     148.3     27.7     20.8
   Provision for deferred income taxes.........................................     938.5    219.4     33.5
                                                                                ---------  -------  -------
       Change in unrealized gains (losses) on investment securities............  (1,860.2)  (411.9)   (63.5)
Reclassification adjustments to net investment (gains) losses, net of deferred
  taxes of $(295.4), $(28.0) and $(0.5)........................................     548.7     52.0      1.1
                                                                                ---------  -------  -------
Net unrealized investment gains (losses) as of December 31..................... $(1,649.7) $(338.2) $  21.7
                                                                                =========  =======  =======

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   (d) Fixed Maturity and Equity Securities

   As of December 31, 2008, the amortized cost or cost, gross unrealized gains (losses) and fair value of our fixed maturity and equity securities classified as available-for-sale were as follows:

                                                                       Gross      Gross
                                                         Amortized   unrealized unrealized
(Amounts in millions)                                   cost or cost   gains      losses   Fair value
---------------------                                   ------------ ---------- ---------- ----------
Fixed maturity securities:
   U.S. government, agencies and government sponsored
     entities..........................................  $   158.3     $15.9    $      --  $   174.2
   Government--non-U.S.................................      178.7       3.9        (20.4)     162.2
   U.S. corporate......................................    6,209.1      30.7       (856.5)   5,383.3
   Corporate--non-U.S..................................    1,815.1       3.7       (481.7)   1,337.1
   Mortgage and asset-backed...........................    4,975.6      26.6     (1,287.3)   3,714.9
                                                         ---------     -----    ---------  ---------
       Total fixed maturity securities.................   13,336.8      80.8     (2,645.9)  10,771.7
Equity securities......................................       99.6       0.9        (10.5)      90.0
                                                         ---------     -----    ---------  ---------
       Total available-for-sale securities.............  $13,436.4     $81.7    $(2,656.4) $10,861.7
                                                         =========     =====    =========  =========

   As of December 31, 2007, the amortized cost or cost, gross unrealized gains (losses) and fair value of our fixed maturity and equity securities classified as available-for-sale were as follows:

                                                                       Gross      Gross
                                                         Amortized   unrealized unrealized
(Amounts in millions)                                   cost or cost   gains      losses   Fair value
---------------------                                   ------------ ---------- ---------- ----------
Fixed maturity securities:
   U.S. government, agencies and government sponsored
     entities..........................................  $   189.3     $ 18.0    $  (0.1)  $   207.2
   Government--non-U.S.................................      293.0       28.1       (1.4)      319.7
   U.S. corporate......................................    6,983.1       99.6     (207.3)    6,875.4
   Corporate--non-U.S..................................    1,881.6        9.5      (79.7)    1,811.4
   Mortgage and asset-backed...........................    6,398.4       25.7     (400.5)    6,023.6
                                                         ---------     ------    -------   ---------
       Total fixed maturity securities.................   15,745.4      180.9     (689.0)   15,237.3
Equity securities......................................       60.5        3.6       (0.1)       64.0
                                                         ---------     ------    -------   ---------
       Total available-for-sale securities.............  $15,805.9     $184.5    $(689.1)  $15,301.3
                                                         =========     ======    =======   =========

   We generally intend to hold securities in unrealized loss positions until they recover. However, from time to time, our intent on an individual security may change, based upon market or other unforeseen developments. In such instances, we sell securities in the ordinary course of managing our portfolio to meet diversification, credit quality, yield and liquidity requirements. If a loss is recognized from a sale subsequent to a balance sheet date due to these unexpected developments, the loss is recognized in the period in which the intent to hold the securities to recovery no longer exists. The aggregate fair value of securities sold at a loss during the twelve months ended December 31, 2008 was $443.9 million, which was approximately 88.8% of book value.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The following table presents the gross unrealized losses and fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2008:

                                                Less than 12 months               12 months or more
                                          -------------------------------- --------------------------------
                                                       Gross                            Gross
                                                     unrealized    # of               unrealized    # of
(Dollar amounts in millions)              Fair value   losses   securities Fair value   losses   securities
----------------------------              ---------- ---------- ---------- ---------- ---------- ----------
Description of Securities
Fixed maturity securities:
   Government--non-U.S...................  $  105.9   $ (14.9)      51      $    8.3  $    (5.5)      12
   U.S. corporate........................   2,357.5    (264.7)     428       2,115.4     (591.8)     367
   Corporate--non-U.S....................     561.9    (118.3)     148         675.4     (363.4)     109
   Asset-backed..........................     180.4     (14.7)      46       1,758.7     (513.4)     253
   Mortgage-backed.......................     324.0     (72.8)     126         958.1     (686.4)     337
                                           --------   -------      ---      --------  ---------    -----
   Subtotal, fixed maturity securities...   3,529.7    (485.4)     799       5,515.9   (2,160.5)   1,078
Equity securities........................      25.3     (10.1)       3           1.7       (0.4)       4
                                           --------   -------      ---      --------  ---------    -----
Total temporarily impaired securities....  $3,555.0   $(495.5)     802      $5,517.6  $(2,160.9)   1,082
                                           ========   =======      ===      ========  =========    =====
% Below cost--fixed maturity securities:
   (less than)20% Below cost.............  $3,016.3   $(241.1)     595      $2,957.6  $  (326.2)     436
   20-50% Below cost.....................     494.0    (222.7)     175       2,079.2   (1,030.9)     433
   (greater than)50% Below cost..........      19.4     (21.6)      29         479.1     (803.4)     209
                                           --------   -------      ---      --------  ---------    -----
   Total fixed maturity securities.......   3,529.7    (485.4)     799       5,515.9   (2,160.5)   1,078
                                           --------   -------      ---      --------  ---------    -----
% Below cost--equity securities:
   (less than)20% Below cost.............       1.9      (0.4)       1           1.0       (0.2)       1
   20-50% Below cost.....................      23.4      (9.7)       2           0.7       (0.2)       3
                                           --------   -------      ---      --------  ---------    -----
   Total equity securities...............      25.3     (10.1)       3           1.7       (0.4)       4
                                           --------   -------      ---      --------  ---------    -----
Total temporarily impaired securities....  $3,555.0   $(495.5)     802      $5,517.6  $(2,160.9)   1,082
                                           ========   =======      ===      ========  =========    =====
Investment grade.........................  $3,269.5   $(436.1)     625      $5,251.9  $(2,021.8)     969
Below investment grade...................     285.5     (59.4)     177         265.7     (139.1)     113
                                           --------   -------      ---      --------  ---------    -----
Total temporarily impaired securities....  $3,555.0   $(495.5)     802      $5,517.6  $(2,160.9)   1,082
                                           ========   =======      ===      ========  =========    =====

   The investment securities in an unrealized loss position as of December 31, 2008 consisted of 1,884 securities and accounted for unrealized losses of $2,656.4 million. Of these unrealized losses, 92.5% were investment grade (rated AAA through BBB-) and 21.4% were less than 20% below cost. The securities less than 20% below cost were primarily corporate securities and mortgage-backed and asset-backed securities. The amount of the unrealized loss on these securities was primarily attributable to widening credit spreads during 2008.

   Of the 78.6% of unrealized losses that were more than 20% below cost, approximately 47.2% were U.S. and non-U.S. corporate securities and approximately 52.4% were mortgage-backed and asset-backed securities.

  . Of the U.S. and non-U.S. corporate securities, the majority were issued by banks and other financial institutions, most of which have been in an unrealized loss position for twelve months or more. Most of these securities retain a credit rating of investment grade. The remaining unrealized losses in our U.S.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006

     and non-U.S. corporate securities are evenly distributed across all other major industry types that comprise our corporate bond holdings. Given the current market conditions, including current financial industry events and uncertainty around economic conditions, the fair value of these securities has declined due to widening credit spreads. In our examination of these securities, we considered all available evidence, including the issuers' financial condition and current industry events, along with our ability and intent to retain these investments for a period of time sufficient to allow for full recovery in value or until maturity. Based on this evaluation, we determined that these securities were temporarily impaired as of December 31, 2008.

  . A subset of the securities issued by banks and other financial institutions represent investments in hybrid instruments on which a debt impairment model was employed. The majority of these hybrid securities was with foreign financial institutions and retains a credit rating of investment grade. A small number of these securities are rated below investment grade and therefore on these securities we employ an equity impairment model. The fair value of these securities has been impacted by widening credit spreads which reflect current financial industry events including uncertainty surrounding the level and type of government support of European financial institutions, potential capital restructuring of these institutions and the risk that these institutions could be nationalized.

  . Most of the unrealized losses related to mortgage-backed and asset-backed securities have been in an unrealized loss position for twelve months or more. Given the current market conditions and limited trading on these securities, the fair value of these securities has declined due to widening credit spreads and high premiums for illiquidity. Rating agencies have actively reviewed the credit quality ratings on these securities and these securities remain primarily investment grade. We have examined the performance of the underlying collateral and expect that our investments in mortgage-backed and asset-backed securities will continue to perform in accordance with their contractual terms with no adverse changes in cash flows.

   Of the investment securities in an unrealized loss position for twelve months or more as of December 31, 2008, 79 securities were 20% or more below cost and below investment grade (rated BB+ and below). These securities accounted for unrealized losses of $163.3 million. These securities, which were issued primarily by corporations in the financial services, utilities, consumer cyclical and communication industries and residential mortgage-backed securities, were current on all terms.

   As of December 31, 2008, we expected to collect full principal and interest and we were not aware of any adverse changes in cash flows. We expect these investments to continue to perform in accordance with their original contractual terms and we have the ability and intent to hold these investment securities until the recovery of the fair value up to the cost of the investment, which may be at maturity. Accordingly, we do not consider these investments to be other-than-temporarily impaired as of December 31, 2008.

   The preceding table includes certain hybrid securities with gross unrealized losses of approximately $8.8 million that were downgraded in early 2009. The rating actions, which were considered by management in our conclusion about whether such securities were other-than-temporarily impaired as of December 31, 2008, occurred after a capital restructuring announced by the issuer in January 2009. These subsequent events included rating downgrades to below investment grade that resulted in the assignment of split ratings by the rating agencies on these securities. As a result, in the first quarter of 2009, it is probable that we will apply the equity impairment model to such securities and application of this equity impairment model would lead us to recognize write-downs on such securities.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Despite the considerable analysis and rigor employed on these investments, it is at least reasonably possible that the underlying collateral of these investments will perform worse than current market expectations. Such events may lead to adverse changes in cash flows on our holdings of asset-backed and mortgage-backed securities and potential future write-downs within our portfolio of asset-backed and mortgage-backed securities. Expectations that our investments in corporate securities will continue to perform in accordance with their contractual terms are based on evidence gathered through our normal credit surveillance process. Although we do not anticipate such events, it is at least reasonably possible that issuers of our investments in corporate securities will perform worse than current expectations. Such events may lead us to recognize potential future write-downs within our portfolio of corporate securities. It is also reasonably possible that such unanticipated events would lead us to dispose of those certain holdings and recognize the effects of any market movements in our consolidated financial statements.

   The following table presents the gross unrealized losses and fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2007:

                                                Less than 12 months               12 months or more
                                          -------------------------------- --------------------------------
                                                       Gross                            Gross
                                                     unrealized    # of               unrealized    # of
(Dollar amounts in millions)              Fair value   losses   securities Fair value   losses   securities
----------------------------              ---------- ---------- ---------- ---------- ---------- ----------
Description of Securities
Fixed maturity securities:
   U.S. government, agencies and
     government sponsored entities.......  $   16.7   $  (0.1)        2     $     --   $    --       --
   Government--non-U.S...................      26.1      (1.4)       19           --        --       --
   U.S. corporate........................   2,512.4    (114.3)      352      1,313.9     (93.0)     242
   Corporate--non-U.S....................     977.7     (48.9)      124        416.1     (30.8)      70
   Asset-backed..........................   2,271.2    (184.7)      281        873.9     (59.5)     106
   Mortgage-backed.......................   1,613.6    (106.7)      289        463.3     (49.6)     127
                                           --------   -------     -----     --------   -------      ---
   Subtotal, fixed maturity securities...   7,417.7    (456.1)    1,067      3,067.2    (232.9)     545
Equity securities........................        --        --        --          0.8      (0.1)       2
                                           --------   -------     -----     --------   -------      ---
Total temporarily impaired securities....  $7,417.7   $(456.1)    1,067     $3,068.0   $(233.0)     547
                                           ========   =======     =====     ========   =======      ===
% Below cost--fixed maturity securities:
   (less than)20% Below cost.............  $7,210.4   $(308.9)      990     $2,991.2   $(183.9)     509
   20-50% Below cost.....................     172.2     (94.9)       54         69.5     (33.3)      28
   (greater than)50% Below cost..........      35.1     (52.3)       23          6.5     (15.7)       8
                                           --------   -------     -----     --------   -------      ---
   Total fixed maturity securities.......   7,417.7    (456.1)    1,067      3,067.2    (232.9)     545
                                           --------   -------     -----     --------   -------      ---
% Below cost--equity securities:
   (less than)20% Below cost.............        --        --        --          0.8      (0.1)       2
                                           --------   -------     -----     --------   -------      ---
   Total equity securities...............        --        --        --          0.8      (0.1)       2
                                           --------   -------     -----     --------   -------      ---
Total temporarily impaired securities....  $7,417.7   $(456.1)    1,067     $3,068.0   $(233.0)     547
                                           ========   =======     =====     ========   =======      ===

Investment grade.........................  $7,129.5   $(442.2)      982     $2,963.5   $(219.4)     508
Below investment grade...................     288.2     (13.9)       85        104.5     (13.6)      39
                                           --------   -------     -----     --------   -------      ---
Total temporarily impaired securities....  $7,417.7   $(456.1)    1,067     $3,068.0   $(233.0)     547
                                           ========   =======     =====     ========   =======      ===

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The scheduled maturity distribution of fixed maturity securities as of December 31, 2008 is set forth below. Actual maturities may differ from contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized cost
       (Amounts in millions)                      or cost     Fair value
       ---------------------                   -------------- ----------
       Due in one year or less................   $   441.0    $   439.1
       Due after one year through five years..     2,341.5      2,078.5
       Due after five years through ten years.     1,964.4      1,602.0
       Due after ten years....................     3,614.3      2,937.2
                                                 ---------    ---------
          Subtotal............................     8,361.2      7,056.8
       Mortgage and asset-backed..............     4,975.6      3,714.9
                                                 ---------    ---------
          Total...............................   $13,336.8    $10,771.7
                                                 =========    =========

   As of December 31, 2008, $1,197.6 million of our investments (excluding mortgage and asset-backed securities) were subject to certain call provisions.

   As of December 31, 2008, securities issued by finance and insurance, utilities and energy, and consumer--non-cyclical industry groups represented approximately 29.4%, 22.2% and 12.2% of our domestic and foreign corporate fixed maturity securities portfolio, respectively. No other industry group comprised more than 10% of our investment portfolio. This portfolio is widely diversified among various geographic regions in the U.S. and internationally, and is not dependent on the economic stability of one particular region.

   As of December 31, 2008, we did not hold any fixed maturity securities which individually exceeded 10% of stockholder's equity.

   As of December 31, 2008 and 2007, $8.8 million and $8.2 million, respectively, of securities were on deposit with various state government insurance departments in order to comply with relevant insurance regulations.

   (e) Commercial Mortgage Loans

   Our mortgage loans are collateralized by commercial properties, including multi-family residential buildings. The carrying value of commercial mortgage loans is stated at original cost net of prepayments, amortization and allowance for loan losses.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   We diversify our commercial mortgage loans by both property type and geographic region. The following tables set forth the distribution across property type and geographic region for commercial mortgage loans as of the dates indicated:

                                                                         December 31,
                                                      --------------------------------------------------
                                                                2008                      2007
                                                      ------------------------  ------------------------
(Amounts in millions)                                 Carrying value % of total Carrying value % of total
---------------------                                 -------------- ---------- -------------- ----------
Property Type
Office...............................................    $  729.4       26.9%      $  850.6       28.6%
Retail...............................................       711.9       26.3          747.4       25.2
Industrial...........................................       709.7       26.2          769.9       25.9
Apartments...........................................       277.0       10.2          315.9       10.6
Hotel................................................       254.7        9.4          254.1        8.5
Mixed use/other......................................        26.6        1.0           34.8        1.2
                                                         --------      -----       --------      -----
   Total principal balance...........................     2,709.3      100.0%       2,972.7      100.0%
                                                                       =====                     =====
   Unamortized balance of loan origination fees and
     costs...........................................         2.2                       2.3
   Allowance for losses..............................        (7.4)                     (6.9)
                                                         --------                  --------
   Total.............................................    $2,704.1                  $2,968.1
                                                         ========                  ========

                                                                         December 31,
                                                      --------------------------------------------------
                                                                2008                      2007
                                                      ------------------------  ------------------------
(Amounts in millions)                                 Carrying value % of total Carrying value % of total
---------------------                                 -------------- ---------- -------------- ----------
Geographic Region
South Atlantic.......................................    $  801.5       29.6%      $  873.6       29.4%
Pacific..............................................       690.7       25.5          739.7       24.9
Middle Atlantic......................................       347.4       12.8          390.4       13.1
East North Central...................................       268.0        9.9          312.3       10.5
Mountain.............................................       171.3        6.3          187.8        6.3
West North Central...................................       128.9        4.8          143.0        4.8
New England..........................................       117.5        4.3          120.4        4.1
East South Central...................................        98.5        3.6          108.1        3.6
West South Central...................................        85.5        3.2           97.4        3.3
                                                         --------      -----       --------      -----
   Total principal balance...........................     2,709.3      100.0%       2,972.7      100.0%
                                                                       =====                     =====
   Unamortized balance of loan origination fees and
     costs...........................................         2.2                       2.3
   Allowance for losses..............................        (7.4)                     (6.9)
                                                         --------                  --------
   Total.............................................    $2,704.1                  $2,968.1
                                                         ========                  ========

   For the year ended December 31, 2008, there were no mortgage originations. For the year ended December 31, 2007, we originated $66.4 million of mortgages secured by real estate in California, which represented 9.6% of our total originations for that year. As of December 31, 2008, our total mortgage holdings secured by real estate in California was $490.6 million, which was 18.1% of our total mortgage holdings.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   "Impaired" loans are defined by U.S. GAAP as loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement.

   Under these principles, we have two types of "impaired" loans: loans requiring specific allowances for losses and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral of income recognition. There were no impaired loans or non-income producing commercial mortgage loans as of or for December 31, 2008 or 2007.

   The following table presents the activity in the allowance for losses during the years ended December 31:

                 (Amounts in millions)      2008  2007   2006
                 ---------------------      ---- -----  -----
                 Balance as of January 1... $6.9 $ 5.3  $11.0
                 Provision (release).......  0.5   1.9   (5.7)
                 Transfer of AML...........   --  (0.3)    --
                                            ---- -----  -----
                 Balance as of December 31. $7.4 $ 6.9  $ 5.3
                                            ==== =====  =====

   During 2006, we reduced our reserve for commercial loan losses from $11.0 million to $5.3 million reflecting continued strong credit performance in this portfolio.

   (f) Other Invested Assets

   The following table sets forth the carrying values of our other invested assets as of the dates indicated:

                                                            December 31,
                                         --------------------------------------------------
                                                   2008                      2007
                                         ------------------------  ------------------------
(Amounts in millions)                    Carrying value % of total Carrying value % of total
---------------------                    -------------- ---------- -------------- ----------
Short-term investments..................    $  924.5       30.9%      $     --        -- %
Derivatives.............................       620.7       20.7          213.3       14.9
Derivatives counterparty collateral.....       384.9       12.9             --         --
Restricted other invested assets........       338.9       11.3          399.8       27.8
Limited partnerships....................       286.5        9.6          262.3       18.2
Investment in unconsolidated subsidiary.       219.1        7.3          346.5       24.1
Securities lending collateral...........       128.0        4.3          152.4       10.6
Trading securities......................        62.1        2.1           62.3        4.3
Other investments.......................        27.1        0.9            0.9        0.1
                                            --------      -----       --------      -----
   Total other invested assets..........    $2,991.8      100.0%      $1,437.5      100.0%
                                            ========      =====       ========      =====

   Restricted other invested assets

   On August 19, 2005, we transferred approximately $499.0 million of investment securities to an affiliated special purpose entity ("SPE") whose sole purpose is to securitize these investment securities and issue secured notes (the "Secured Notes") to various affiliated companies. The securitized investments are owned in their entirety by the SPE and are not available to satisfy the claims of our creditors. However, we are entitled to principal and interest payments made on the Secured Notes we hold. Under U.S. GAAP, the transaction is accounted for as a secured borrowing. Accordingly, the Secured Notes are included within our consolidated financial statements as available-for-sale fixed maturity securities and the liability equal to the proceeds received upon transfer has been included in other liabilities. Additionally, the investment securities transferred are included in other invested assets and are shown as restricted assets.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   As of December 31, 2008, the amortized cost or cost, gross unrealized gains (losses) and fair value of our restricted other invested assets were as follows:

                                           Amortized   Gross      Gross
                                             cost    unrealized unrealized
(Amounts in millions)                       or cost    gains      losses   Fair value
---------------------                      --------- ---------- ---------- ----------
Fixed maturity securities:
Foreign other.............................  $361.5      $0.9      $(56.3)    $306.1
U.S. corporate............................    35.0       0.9        (3.1)      32.8
                                            ------      ----      ------     ------
   Total restricted other invested assets.  $396.5      $1.8      $(59.4)    $338.9
                                            ======      ====      ======     ======

   As of December 31, 2007, the amortized cost or cost, gross unrealized gains (losses) and fair value of our restricted other invested assets were as follows:

                                           Amortized   Gross      Gross
                                             cost    unrealized unrealized
(Amounts in millions)                       or cost    gains      losses   Fair value
---------------------                      --------- ---------- ---------- ----------
Fixed maturity securities:
Foreign other.............................  $377.0      $0.7      $(16.1)    $361.6
U.S. corporate............................    38.1       0.4        (0.3)      38.2
                                            ------      ----      ------     ------
   Total restricted other invested assets.  $415.1      $1.1      $(16.4)    $399.8
                                            ======      ====      ======     ======

   Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties. The scheduled maturity distribution of the restricted other invested assets as of December 31, 2008 was as follows:

                                                   Amortized
                                                     cost
        (Amounts in millions)                       or cost  Fair value
        ---------------------                      --------- ----------
        Due in one year or less...................  $ 19.5     $ 19.3
        Due after one year through five years.....   196.7      170.3
        Due after five years through ten years....   138.5      121.6
        Due after ten years.......................    41.8       27.7
                                                    ------     ------
           Total restricted other invested assets.  $396.5     $338.9
                                                    ======     ======

   As of December 31, 2008, $47.8 million of our restricted other invested assets were subject to certain call provisions.

   As of December 31, 2008, we did not hold any restricted other invested assets which individually exceeded 10% of stockholder's equity.

(4) Derivative Instruments

   Our business activities routinely deal with fluctuations in interest rates and other asset prices. We use derivative financial instruments to mitigate or eliminate certain of these risks. We follow strict policies for managing each of these risks, including prohibition on derivatives market-making, speculative derivatives trading or other speculative derivatives activities. These policies require the use of derivative instruments in concert with other techniques to reduce or eliminate these risks.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Certain derivative instruments are designated as cash flow hedges under SFAS No. 133. In accordance with SFAS No. 133, the changes in fair value of these instruments are recorded as a component of other comprehensive income (loss). We designate and account for the following as cash flow hedges, when they have met the effectiveness requirements of SFAS No. 133: (i) various types of interest rate swaps to convert floating rate investments to fixed rate investments; (ii) various types of interest rate swaps to convert floating rate liabilities into fixed rate liabilities; and (iii) other instruments to hedge the cash flows of various other forecasted transactions.

   The following table provides a reconciliation of current period changes, net of applicable income taxes, for these designated derivatives presented in the separate component of stockholder's equity labeled "derivatives qualifying as hedges," for the years ended December 31:

(Amounts in millions)                                                        2008   2007   2006
---------------------                                                        ----- -----  -----
Derivatives qualifying as effective accounting hedges as of January 1....... $ 4.9 $ 0.3  $ 0.9
Current period increases in fair value, net of deferred taxes of $0.0, $0.0
  and $0.0..................................................................  41.1   4.7     --
Reclassification to net income, net of deferred taxes of $0.0, $0.0
  and $0.3..................................................................   0.1  (0.1)  (0.6)
                                                                             ----- -----  -----
Derivatives qualifying as effective accounting hedges as of December 31..... $46.1 $ 4.9  $ 0.3
                                                                             ===== =====  =====

   Derivatives qualifying as effective accounting hedges contain $45.7 million and $4.6 million, net of taxes, as of December 31, 2008 and 2007, respectively, from our investment in GLICNY. The $45.7 million, net of taxes, recorded in stockholder's equity as of December 31, 2008 is expected to be reclassified to future income through our equity in income of unconsolidated subsidiary. The remaining $0.4 million, net of taxes, is expected to be reclassified to future income, concurrently with and primarily offsetting changes in interest expense and interest income on floating-rate instruments and interest income on future fixed-rate bond purchases. No amounts were reclassified to income during the years ended December 31, 2008, 2007 or 2006 in connection with forecasted transactions that were no longer considered probable of occurring.

   Certain derivative instruments are designated as fair value hedges under SFAS No. 133. In accordance with SFAS No. 133, the changes in fair value of these instruments are recorded in income. In addition, changes in the fair value attributable to the hedged portion of the underlying instrument are reported in income. We designate and account for the following as fair value hedges when they have met the effectiveness requirements of SFAS No. 133:
(i) various types of interest rate swaps to convert fixed rate investments to floating rate investments; (ii) various types of interest rate swaps to convert fixed rate liabilities into floating rate liabilities; and (iii) other instruments to hedge various other fair value exposures of investments.

   We also enter into certain non-qualifying derivative instruments such as:
(i) interest rate swaps and financial futures to mitigate interest rate risk as part of managing regulatory capital positions; (ii) credit default swaps to enhance yield and reproduce characteristics of investments with similar terms and credit risk; and (iii) equity index options, interest rate swaps and financial futures to mitigate the risks associated with liabilities that have guaranteed minimum benefits.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Positions in derivative instruments

   The fair value of derivative instruments is based upon either prices obtained from market sources or pricing valuation models utilizing market inputs obtained from market sources. The following table sets forth our positions in derivative instruments and the fair values as of the dates indicated:

                                             December 31,
                        -------------------------------------------------------
                                   2008                        2007
                        --------------------------- ---------------------------
                        Notional                    Notional
 (Amounts in millions)   value   Assets Liabilities  value   Assets Liabilities
 ---------------------  -------- ------ ----------- -------- ------ -----------
 Interest rate swaps... $4,460.2 $510.4    $62.1    $2,513.7 $ 73.8    $24.4
 Financial futures.....  1,278.8     --       --        12.5     --       --
 Equity index options..    511.3  104.9       --       877.6  115.6       --
 Limited guarantee.....    250.0    5.4       --       250.0   23.9       --
 Credit default swaps..     56.1     --      5.1          --     --       --
                        -------- ------    -----    -------- ------    -----
    Total derivatives.. $6,556.4 $620.7    $67.2    $3,653.8 $213.3    $24.4
                        ======== ======    =====    ======== ======    =====

   The fair value of derivative assets was recorded in other invested assets and the fair value of derivative liabilities was recorded in other liabilities. As of December 31, 2008 and 2007, the fair value presented in the preceding table included $442.7 million and $150.9 million, respectively, of derivative assets and $47.9 million and $14.5 million, respectively, of derivative liabilities that did not qualify for hedge accounting.

   The fair value of embedded derivatives associated with our GMWB product liabilities, not included in the table above, was $769.9 million and $30.3 million as of December 31, 2008 and 2007, respectively, and is presented in policyholder account balances with the associated liability.

   Genworth provides a limited parental guarantee to Rivermont I which is accounted for as a derivative under SFAS No. 133 and carried at fair value. This derivative does not qualify for hedge accounting and therefore changes in fair value are reported in net investment gains (losses) in the consolidated statements of income. As of December 31, 2008 and 2007, the fair value of this derivative was $5.4 million and $23.9 million, respectively, and was recorded in other invested assets.

   Income effects of derivatives

   In the context of hedging relationships, "effectiveness" refers to the degree to which fair value changes in the hedging instrument offset corresponding fair value changes in the hedged item attributable to the risk being hedged. Certain elements of hedge positions cannot qualify for hedge accounting whether effective or not, and must therefore be marked to market through income. Time value of purchased options is the most common example of such elements in instruments we use. The ineffectiveness reported in the fair value of hedge positions for the twelve months ended December 31, 2008, 2007 and 2006 was not material. There were no amounts excluded from the measure of effectiveness in the twelve months ended December 31, 2008, 2007 and 2006 related to the hedge of future cash flows.

   We hold certain derivative instruments that do not qualify for hedge accounting. The changes in fair value of these instruments are recognized currently in net investment gains (losses). For the years ended December 31, 2008, 2007 and 2006, the effect on pre-tax income (loss) was $640.8 million, $30.2 million and $(2.3) million, respectively. The effect on pre-tax income
(loss) for changes in fair value of embedded derivatives associated with our GMWB product liabilities was $(727.5) million, $(34.7) million and $5.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Derivative counterparty credit risk

   We manage derivative counterparty credit risk on an individual counterparty basis, which means that gains and losses are netted for each counterparty to determine the amount at risk. We have set individual counterparty limits and consider our exposure to each counterparty by taking into account the specific exposures of each of our subsidiaries to such counterparty on an aggregate basis. If a counterparty exceeds credit exposure limits in terms of amounts owed to us, unless an exception is granted by management, no additional transactions are executed until the exposure with that counterparty is reduced to an amount that is within the established limit. All of our master swap agreements contain credit downgrade provisions that allow a party to assign or terminate derivative transactions if the other party's long-term unsecured debt rating or financial strength rating is below the limit defined in the applicable agreement. If the downgrade provisions had been triggered as of December 31, 2008, we could have been required to disburse up to $0.8 million and allowed to claim up to $199.5 million from counterparties. This represents the net fair value of losses and gains by counterparty, less $384.9 million of available collateral held. Of the $384.9 million of available collateral held, we were over collateralized by $30.1 million. As of December 31, 2008 and 2007, net fair value gains for each counterparty were $554.4 million and $193.1 million, respectively. As of December 31, 2008 and 2007, net fair value losses for each counterparty were $0.8 million and $4.2 million, respectively.

   Swaps and purchased options are conducted within our credit policy constraints. Our policy permits us to enter into derivative transactions with counterparties rated "A2" by Moody's and "A" by S&P if the agreements governing such transactions require us and the counterparties to provide collateral in certain circumstances. As of December 31, 2008, we retained collateral of $384.9 million related to these agreements including over collateralization from certain counterparties. Prior to the second quarter of 2008, there were no provisions requiring collateral for our derivative transactions. As of December 31, 2008 and 2007, we provided no collateral. The fair value of derivative positions presented above was not offset by the respective collateral amounts retained or provided under these agreements. The amounts recognized for the obligation to return collateral retained by us and the right to reclaim collateral from counterparties was recorded in other liabilities and other assets, respectively.

   Credit derivatives

   We sell protection under single name credit default swaps in combination with purchasing other investments to reproduce characteristics of similar investments based on the credit quality and term of the credit default swap. Credit default triggers for single name reference entities follow the Credit Derivatives Physical Settlement Matrix published by the International Swaps and Derivatives Association. Under these terms, credit default triggers are defined as bankruptcy, failure to pay or restructuring, if applicable. Our maximum exposure to credit loss equals the notional value of the credit default swaps. In the event of default, we are typically required to pay the protection holder the full notional value less a recovery rate determined at auction.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The following table sets forth our credit default swaps where we sell protection on single name reference entities and the fair values as of the date indicated:

                                                       December 31, 2008
                                               ---------------------------------
(Amounts in millions)                          Notional value Assets Liabilities
---------------------                          -------------- ------ -----------
Reference entity credit rating and maturity:
AAA
   Matures after one year through five years..     $ 6.0       $--      $0.5
A
   Matures after one year through five years..      16.5        --       1.4
   Matures after five years through ten years.       5.0        --       0.3
BBB
   Matures after one year through five years..      23.6        --       2.8
   Matures after five years through ten years.       5.0        --       0.1
                                                   -----       ---      ----
   Total single name credit default swaps.....     $56.1       $--      $5.1
                                                   =====       ===      ====

(5) Deferred Acquisition Costs

   Activity impacting deferred acquisition costs for the years ended
December 31:

(Amounts in millions)                                                2008      2007      2006
---------------------                                              --------  --------  --------
Unamortized balance as of January 1............................... $2,955.5  $2,668.1  $2,162.4
   Costs deferred.................................................    399.9     488.3     489.1
   Amortization, net of interest accretion........................   (202.0)    (97.8)    (49.6)
   Transfer of AML................................................       --    (103.1)       --
   Transfer due to reinsurance transaction with an affiliate/(1)/.    (16.1)       --        --
   Adjustments/(2)/...............................................       --        --      66.2
                                                                   --------  --------  --------
Unamortized balance as of December 31.............................  3,137.3   2,955.5   2,668.1
   Accumulated effect of net unrealized investment (gains) losses.    157.5       6.7      (8.1)
                                                                   --------  --------  --------
Balance as of December 31......................................... $3,294.8  $2,962.2  $2,660.0
                                                                   ========  ========  ========

--------
/(1)/See note 7 for a discussion of a reinsurance transaction with an affiliate. /(2)/The adjustments were the result of a reclassification from future policy benefits.

   Loss recognition testing of our fee-based products in our Retirement Income and Institutional segment resulted in an increase in amortization of DAC of $46.1 million in 2008 reflecting unfavorable equity market performance.

   As of December 31, 2008, we believe all of our other businesses have sufficient future income where the related DAC would be recoverable under adverse variations in mortality, withdrawal or lapse rate, maintenance expense or interest rates that could be considered reasonably likely to occur.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


(6) Intangible Assets and Goodwill

   The following table presents our intangible assets as of December 31:

                                                       2008                  2007
                                               --------------------  --------------------
                                                Gross                 Gross
                                               carrying Accumulated  carrying Accumulated
(Amounts in millions)                           amount  amortization  amount  amortization
---------------------                          -------- ------------ -------- ------------
Present value of future profits............... $  850.8   $(290.5)    $702.5    $(258.9)
Capitalized software..........................    139.5     (89.4)     113.7      (79.0)
Deferred sales inducements to contractholders.     41.6     (10.5)      27.6       (3.6)
Other.........................................      2.5      (2.5)       2.5       (2.5)
                                               --------   -------     ------    -------
   Total...................................... $1,034.4   $(392.9)    $846.3    $(344.0)
                                               ========   =======     ======    =======

   Amortization expense related to PVFP, capitalized software and other intangible assets for the years ended December 31, 2008, 2007 and 2006 was $42.0 million, $53.6 million and $62.4 million, respectively. Amortization expense related to deferred sales inducements of $6.9 million, $1.8 million and $1.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, was included in benefits and other changes in policy reserves.

   (a) Present Value of Future Profits

   The following table presents the activity in PVFP for the years ended December 31:

(Amounts in millions)                                               2008    2007    2006
---------------------                                              ------  ------  ------
Unamortized balance as of January 1............................... $438.0  $512.6  $568.4
   Amortization...................................................  (55.9)  (75.2)  (87.0)
   Interest accreted at 5.8%, 5.6% and 5.8%, respectively.........   24.3    26.5    31.2
   Transfer of AML................................................     --   (25.5)     --
   Amount transferred due to a reinsurance transaction............     --    (0.4)     --
                                                                   ------  ------  ------
Unamortized balance as of December 31.............................  406.4   438.0   512.6
   Accumulated effect of net unrealized investment (gains) losses.  153.9     5.6   (22.1)
                                                                   ------  ------  ------
Balance as of December 31......................................... $560.3  $443.6  $490.5
                                                                   ======  ======  ======

   The percentage of the December 31, 2008 PVFP balance net of interest accretion, before the effect of unrealized investment gains or losses, estimated to be amortized over each of the next five years is as follows:

                                   2009. 5.6%
                                   2010. 7.0%
                                   2011. 8.3%
                                   2012. 6.8%
                                   2013. 5.4%

   Amortization expense for PVFP in future periods will be affected by acquisitions, dispositions, net investment gains (losses) or other factors affecting the ultimate amount of gross profits realized from certain lines of business. Similarly, future amortization expense for other intangibles will depend on future acquisitions, dispositions and other business transactions.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   (b) Goodwill

   Our goodwill balance for the Protection segment was $450.9 million as of December 31, 2008 and 2007.

   Goodwill impairments

   During 2008, we completed our annual goodwill impairment analysis based on data as of July 1, 2008. Additionally, as a result of changes in the market environment during the second half of 2008, we performed an impairment analysis as of December 31. There was no charge to income as a result of our analyses.

   Continued deteriorating or adverse market conditions for certain businesses may have a significant impact on the fair value of our reporting units and could result in future impairments of goodwill. More specifically, our risks associated with future goodwill impairments are primarily related to exposure associated with traditional insurance risk.

(7) Reinsurance

   We reinsure a portion of our policy risks to other insurance companies in order to reduce our ultimate losses and to diversify our exposures. We also assume certain policy risks written by other insurance companies. Reinsurance accounting is followed for assumed and ceded transactions when there is adequate risk transfer. Otherwise, the deposit method of accounting is followed.

   Reinsurance does not relieve us from our obligations to policyholders. In the event that the reinsurers are unable to meet their obligations, we remain liable for the reinsured claims. We monitor both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. Other than the relationship discussed below with Union Fidelity Life Insurance Company ("UFLIC"), we do not have significant concentrations of reinsurance with any one reinsurer that could have a material impact on our financial position.

   As of December 31, 2008, the maximum amount of individual ordinary life insurance normally retained by us on any one individual life policy was $5.0 million. We have a signed, binding letter of intent effective January 1, 2009 to coinsure approximately 60% of our new term life insurance. The retention limit for issue ages over 75 is $0.1 million; however, we increased the maximum amount to $0.5 million beginning January 1, 2007.

   On April 15, 2004, we entered into reinsurance transactions in which we ceded to UFLIC substantially all of our in-force blocks of variable annuities and structured settlements, excluding the RetireReady/SM/ Retirement Answer Variable Annuity product for contracts in-force prior to January 1, 2004. UFLIC also assumed any benefit or expense resulting from third-party reinsurance that we had on this block of business. As of December 31, 2008 and 2007, we had $3.0 billion and $5.8 billion, respectively, in retained assets that were attributable to the separate account portion of the variable annuity business and will make any payments with respect to that separate account portion directly from these assets. The reinsurance transactions with UFLIC were reported on our tax returns at fair value as determined for tax purposes, giving rise to a net reduction in current and deferred income tax liabilities and resulting in a net tax benefit. Under these reinsurance agreements, we continue to perform various management, administration and support services and receive an expense allowance from UFLIC to reimburse us for costs we incur to service the reinsured blocks. Actual costs and expense allowance amounts are determined by expense studies conducted periodically. Although we are not relieved of our primary obligations to the contractholders, the reinsurance transactions with UFLIC transfer the future financial results of the reinsured blocks to UFLIC.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   To secure the payment of its obligations to us under these reinsurance agreements, UFLIC has established trust accounts to maintain an aggregate amount of assets with a statutory book value at least equal to the statutory general account reserves attributable to the reinsured business less an amount required to be held in certain claims paying accounts. A trustee administers the trust accounts and we are permitted to withdraw from the trust accounts amounts due to us pursuant to the terms of the reinsurance agreements that are not otherwise paid by UFLIC. In addition, pursuant to a Capital Maintenance Agreement, General Electric Capital Corporation ("GE Capital"), an indirect subsidiary of GE, agreed to maintain sufficient capital in UFLIC to maintain UFLIC's risk-based capital ("RBC") at not less than 150% of its company action level, as defined from time to time by the National Association of Insurance Commissioners ("NAIC").

   We ceded to BLAC an additional $11,433.3 million of term life insurance in the fourth quarter of 2008. As part of this reinsurance transaction, we transferred DAC of $16.1 million. As of December 31, 2008, total term life insurance ceded to BLAC was $24,846.0 million.

   We monitor both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. Other than with UFLIC, as of December 31, 2008, we had no significant concentrations of variable annuity net at risk reinsurance with any one reinsurer that could have a material impact on our results of operations. As of December 31, 2008, 31.3% of our reinsured life insurance net at risk exposure was ceded to one company.

   The following table sets forth net life insurance in-force as of December 31:

  (Amounts in millions)                     2008         2007         2006
  ---------------------                 -----------  -----------  -----------
  Direct life insurance in-force....... $ 561,124.7  $ 563,131.3  $ 580,923.9
  Amounts assumed from other companies.    90,883.2     80,205.1     51,281.5
  Amounts ceded to other companies.....  (303,820.9)  (226,524.7)  (237,098.8)
                                        -----------  -----------  -----------
  Net life insurance in-force.......... $ 348,187.0  $ 416,811.7  $ 395,106.6
                                        ===========  ===========  ===========
  Percentage of amount assumed to net..        26.1%        19.2%        13.0%
                                        ===========  ===========  ===========

   The following table sets forth the effects of reinsurance on premiums written and earned for the years ended December 31:

                                                Written                       Earned
                 -                   ----------------------------  ----------------------------
(Amounts in millions)                  2008      2007      2006      2008      2007      2006
---------------------                --------  --------  --------  --------  --------  --------
Direct.............................. $1,240.6  $1,267.1  $1,393.7  $1,242.8  $1,269.9  $1,394.7
Assumed.............................    254.3     148.5     101.3     249.3      58.8     101.3
Ceded...............................   (438.1)   (375.2)   (398.0)   (423.6)   (265.5)   (363.7)
                                     --------  --------  --------  --------  --------  --------
Net premiums........................ $1,056.8  $1,040.4  $1,097.0  $1,068.5  $1,063.2  $1,132.3
                                     ========  ========  ========  ========  ========  ========
Percentage of amount assumed to net.                                   23.3%      5.5%      8.9%
                                                                   ========  ========  ========

   Reinsurance recoveries recognized as a reduction of benefits and other changes in policy reserves amounted to $1,135.4 million, $1,098.5 million and $1,413.5 million during 2008, 2007 and 2006, respectively.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


(8) Insurance Reserves

   Future Policy Benefits

   The following table sets forth our recorded liabilities and the major assumptions underlying our future policy benefits as of December 31:

                                                 Mortality/
                                                 morbidity  Interest rate
(Amounts in millions)                            assumption  assumption     2008     2007
---------------------                            ---------- ------------- -------- --------
Structured settlements with life contingencies..     (a)     4.0% - 8.5%  $5,459.6 $5,516.9
Traditional life insurance contracts............     (b)     2.5% - 6.0%   2,245.1  2,119.1
Annuity contracts with life contingencies.......     (a)     4.0% - 8.5%   2,092.5  2,031.3
Supplementary contracts with life contingencies.     (a)     4.0% - 8.5%      54.6     55.1
Accident and health insurance contracts.........     (c)     4.5% - 7.0%      84.4     87.0
                                                                          -------- --------
   Total future policy benefits.................                          $9,936.2 $9,809.4
                                                                          ======== ========

--------
(a)Assumptions for limited-payment contracts come from either the United States Population Table, 1971 Individual Annuitant Mortality Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuitant Mortality Table and Company experience.
(b)Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables, the 1980 Commissioner's Standard Ordinary Table, the 1980 Commissioner's Extended Term Table, 2001 Commissioner's Standard Ordinary table and Company experience.
(c)The 1958 & 1980 Commissioner's Standard Ordinary Tables and the 2000 U.S. Annuity Table.

   Assumptions as to persistency are based on company experience.

   Policyholder Account Balances

   The following table sets forth our recorded liabilities for policyholder account balances as of December 31:

    (Amounts in millions)                                 2008      2007
    ---------------------                               --------- ---------
    FABNs, funding agreements and GICs................. $ 4,328.4 $ 4,619.8
    Annuity contracts..................................   3,240.7   2,855.8
    Structured settlements without life contingencies..   1,441.2   1,503.6
    Supplementary contracts without life contingencies.     239.7     325.6
    Variable universal life insurance contracts........      25.5      24.1
                                                        --------- ---------
       Total investment contracts......................   9,275.5   9,328.9
    Universal life insurance contracts.................   4,741.8   4,633.4
                                                        --------- ---------
       Total policyholder account balances............. $14,017.3 $13,962.3
                                                        ========= =========

   Certain Nontraditional Long-duration Contracts

   Our variable annuity contracts provide a basic GMDB which provides a minimum account value to be paid upon the annuitant's death. Some variable annuity contracts may permit contractholders to have the option to purchase through riders, at an additional charge, enhanced death benefits. Our separate account guarantees are primarily death benefits, but we also have some GMWBs and guaranteed annuitization benefits.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   As of December 31, 2008 and 2007, our liability associated with certain nontraditional long-duration contracts was approximately $6,253.7 million and $6,251.6 million, respectively.

   The following table sets forth total account values, net of reinsurance, with death benefit and living benefit guarantees as of the dates indicated:

                                                                          December 31,
                                                                        -----------------
(Dollar amounts in millions)                                              2008     2007
----------------------------                                            -------- --------
Account values with death benefit guarantees (net of reinsurance):
Standard death benefits (return of net deposits) account value......... $3,275.4 $3,853.2
Net amount at risk..................................................... $  764.8 $    4.7
Average attained age of contractholders................................       69       69

Enhanced death benefits (step-up, roll-up, payment protection) account value................................................................ $1,955.0 $2,195.9
Net amount at risk..................................................... $  750.6 $   30.2
Average attained age of contractholders................................       69       68

Account values with living benefit guarantees:
Guaranteed minimum withdrawal benefits................................. $2,734.7 $2,722.5
Guaranteed annuitization benefits...................................... $1,129.7 $1,451.9

   The GMDB liability for our variable annuity contracts with death benefits, net of reinsurance, was $31.3 million and $7.5 million as of December 31, 2008 and 2007, respectively.

   The assets supporting the separate accounts of the variable contracts are primarily mutual fund equity securities and are reflected in our consolidated balance sheets at fair value and reported as summary total separate account assets with an equivalent summary total reported for liabilities. Amounts assessed against the contractholders for mortality, administrative and other services are included in revenues. Changes in liabilities for minimum guarantees are included in benefits and other changes in policy reserves.

   Separate account net investment income, net investment gains and losses, and the related liability changes are offset within the same line item in the consolidated statements of income. There were no gains or losses on transfers of assets from the general account to the separate accounts.

   The contracts underlying the GMWB and guaranteed annuitization benefits are considered "in the money" if the contractholder's benefit base, defined as the greater of the contract value or the protected value, is greater than the account value. As of December 31, 2008 and 2007, our exposure related to GMWB and guaranteed annuitization benefits contracts that were considered "in the money" was $1,092.2 million and $15.9 million, respectively. For GMWBs and guaranteed annuitization benefits, the only way the contractholder can monetize the excess of the benefit base over the account value of the contract is upon annuitization and the amount to be paid by us will either be in the form of a lump sum, or over the annuity period for certain GMWBs and guaranteed annuitization benefits.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Account balances of variable annuity contracts with living benefit guarantees were invested in separate account investment options as follows as of the dates indicated:

                                             December 31,
                                           -----------------
                    (Amounts in millions)    2008     2007
                    ---------------------  -------- --------
                     Balanced funds....... $2,681.3 $3,180.2
                     Bond funds...........    588.8    516.1
                     Equity funds.........    502.3    416.7
                     Money market funds...     72.4     30.4
                     Other................     19.6     31.0
                                           -------- --------
                        Total............. $3,864.4 $4,174.4
                                           ======== ========

(9) Liability for Policy and Contract Claims

   The following table sets forth changes in the liability for policy and contract claims for the years ended December 31:

       (Amounts in millions)                     2008     2007     2006
       ---------------------                   -------  -------  -------
       Balance as of January 1................ $ 263.1  $ 279.3  $ 322.1
       Less reinsurance recoverables..........  (113.6)  (119.4)  (152.0)
                                               -------  -------  -------
          Net balance as of January 1.........   149.5    159.9    170.1
                                               -------  -------  -------
       Amounts related to transfer of AML.....      --     (3.2)      --

       Incurred related to insured events of:
          Current year........................   365.5    449.2    487.1
          Prior years.........................    36.6    (80.0)    (1.6)
                                               -------  -------  -------
              Total incurred..................   402.1    369.2    485.5
                                               -------  -------  -------
       Paid related to insured events of:
          Current year........................  (345.1)  (309.9)  (397.0)
          Prior years.........................   (37.6)   (66.5)   (98.7)
                                               -------  -------  -------
              Total paid......................  (382.7)  (376.4)  (495.7)
                                               -------  -------  -------
          Net balance as of December 31.......   168.9    149.5    159.9
                                               -------  -------  -------
       Add reinsurance recoverables...........   112.0    113.6    119.4
                                               -------  -------  -------
       Balance as of December 31.............. $ 280.9  $ 263.1  $ 279.3
                                               =======  =======  =======

   The change in prior years' incurred liabilities primarily relates to favorable and unfavorable developments in claims incurred but not reported for our accident and health insurance business. In general, our insurance contracts are not subject to premiums experience adjustments as a result of prior year effects.

(10) Non-recourse Funding Obligations

   We have issued non-recourse funding obligations in connection with our capital management strategy related to our term and universal life insurance products.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The following table sets forth the non-recourse funding obligations (surplus notes) of the River Lake and Rivermont Life Insurance Companies, wholly-owned, special purpose consolidated captive insurance subsidiaries as of December 31:

                (Amounts in millions)
                ---------------------
                Issuance                        2008     2007
                --------                      -------- --------
                River Lake I (a), due 2033... $  600.0 $  600.0
                River Lake I (b), due 2033...    500.0    500.0
                River Lake II (a), due 2035..    300.0    300.0
                River Lake II (b), due 2035..    550.0    550.0
                River Lake III (a), due 2036.    500.0    500.0
                River Lake III (b), due 2036.    250.0    250.0
                River Lake IV (b), due 2028..    540.0    540.0
                Rivermont I (a), due 2050....    315.0    315.0
                                              -------- --------
                   Total..................... $3,555.0 $3,555.0
                                              ======== ========

--------
(a)Accrual of interest based on one-month LIBOR that resets every 28 days plus a fixed margin. However, in the fourth quarter of 2008, the accrual of interest was based on a fixed rate. In January 2009, the accrual of interest was based on one-month LIBOR that resets ever 28 days plus a fixed margin.
(b)Accrual of interest based on one-month LIBOR that resets on a specified date each month plus a contractual margin.

   The floating rate notes have been deposited into a series of trusts that have issued money market or term securities. Both principal and interest payments on the money market and term securities are guaranteed by a third-party insurance company. The holders of the money market or term securities cannot require repayment from us or any of our subsidiaries, other than the River Lake and Rivermont Insurance Companies, as applicable, the direct issuers of the notes. Genworth has provided a limited guarantee to Rivermont I, where under adverse interest rate, mortality or lapse scenarios (or combination thereof), which we consider remote, Genworth may be required to provide additional funds to Rivermont I. We have agreed to indemnify the issuers and the third-party insurer for certain limited costs related to the issuance of these obligations.

   Any payment of principal, including by redemption, or interest on the notes may only be made with the prior approval of the Director of Insurance of the state of South Carolina in accordance with the terms of its licensing orders and in accordance with applicable law, except for non-recourse funding obligations issued by River Lake IV, a Bermuda domiciled insurance company. River Lake IV may repay principal up to 15% of its capital without prior approval. The holders of the notes have no rights to accelerate payment of principal of the notes under any circumstances, including without limitation, for nonpayment or breach of any covenant. Each issuer reserves the right to repay the notes that it has issued at any time, subject to prior regulatory approval.

   Of these obligations, $1.7 billion were guaranteed by third-party financial guaranty insurance companies and the interest rates on these obligations are subject to rate resets triggered by negative rating agency action on the third-party financial guaranty insurance companies that guarantee these obligations. In February 2008, the rate was reset from the December 2007 rate on $0.5 billion of the $1.7 billion of non-recourse funding obligations to the highest contractual margin to the related underlying index rate due to further downgrades on the third-party financial guaranty insurance company that guarantees these obligations. In June 2008, the maximum rate on the remaining $1.2 billion was contractually reset to the highest margin to the related underlying index rate due to the third-party financial guaranty insurance company that guarantees these obligations being downgraded and placed on negative outlook.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The weighted average interest rate on the non-recourse funding obligations as of December 31, 2008 and 2007 was 3.8% and 5.8%, respectively, reflecting the decline in the underlying index rate.

(11) Income Taxes

   The total provision for income taxes for the years ended December 31 was as follows:

         (Amounts in millions)                  2008     2007    2006
         ---------------------                -------  -------  ------
         Current federal income tax.......... $(107.7) $(107.6) $(55.1)
         Deferred federal income tax.........  (101.9)   213.2   233.0
                                              -------  -------  ------
            Total federal income tax.........  (209.6)   105.6   177.9
                                              -------  -------  ------
         Current state income tax............     3.8     (6.8)    7.5
         Deferred state income tax...........    (6.5)     2.5     3.0
                                              -------  -------  ------
            Total state income tax...........    (2.7)    (4.3)   10.5
                                              -------  -------  ------
            Total provision for income taxes. $(212.3) $ 101.3  $188.4
                                              =======  =======  ======

   Our current income tax receivable was $163.8 million and $112.4 million as of December 31, 2008 and 2007, respectively, and was included in other assets in the consolidated balance sheets. In 2008, we recorded $4.2 million in additional paid-in capital as a deemed capital contribution related to the assumption of a liability for tax contingency reserves by our indirect parent, GNA. The contribution was offset by an increase in tax expense resulting in no net impact to total stockholder's equity. In 2007, we recorded $9.1 million in retained earnings as a deemed dividend related to the assumption of a liability for tax contingency reserves from our indirect parent, GNA. The dividend was offset by a decrease in tax expense resulting in no net impact to total stockholder's equity. Additionally, in 2007, we recorded $52.7 million in retained earnings related to deferred taxes on prior year ceding commissions. We recorded $3.5 million in additional paid-in capital as a deemed capital contribution related to the assumption of a liability for tax contingency reserves by our indirect parent, GNA, in 2006. The contribution was offset by an increase in tax expense resulting in no net impact to total stockholder's equity.

   The reconciliation of the federal statutory tax rate to the effective income tax rate for the years ended December 31 was as follows:

                                                           2008  2007  2006
                                                           ----  ----  ----
    Statutory U.S. federal income tax rate................ 35.0% 35.0% 35.0%
    Increase (reduction) in rate resulting from:
       State income tax, net of federal income tax effect.  0.4  (0.3)  1.2
       Benefit of tax favored investments.................  1.0  (8.8) (1.5)
       Interest on uncertain tax positions................  0.2  (1.0) (0.6)
       Other, net......................................... (0.2)  0.1   0.3
                                                           ----  ----  ----
    Effective rate........................................ 36.4% 25.0% 34.4%
                                                           ====  ====  ====

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The components of the net deferred income tax liability as of December 31 were as follows:

      (Amounts in millions)                                2008     2007
      ---------------------                              -------- --------
      Assets:
         Investments.................................... $  183.2 $   32.6
         Net unrealized losses on investment securities.    823.0    179.9
         Accrued expenses...............................      8.5      1.9
         Net operating loss carryforwards...............    136.0    248.5
         Other..........................................     52.4     33.9
                                                         -------- --------
             Total deferred income tax assets...........  1,203.1    496.8
                                                         -------- --------
      Liabilities:
         Insurance reserves.............................    422.8    552.5
         Net unrealized gains on derivatives............      0.1      0.1
         Present value of future profits................    139.3    141.0
         Deferred acquisition costs.....................    876.9    804.4
         Other..........................................     87.8     76.7
                                                         -------- --------
             Total deferred income tax liabilities......  1,526.9  1,574.7
                                                         -------- --------
             Net deferred income tax liability.......... $  323.8 $1,077.9
                                                         ======== ========

   Based on our analysis, we believe it is more likely than not that the results of future operations and the implementations of tax planning strategies will generate sufficient taxable income to enable us to realize the remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

   Net operating loss ("NOL") carryforwards amounted to $388.6 million as of December 31, 2008, and if unused, will expire beginning in 2022.

   A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

          (Amounts in millions)                          2008   2007
          ---------------------                         -----  ------
          Balance as of January 1...................... $51.0  $ 74.3
          Tax positions related to the current period:
             Gross additions...........................   1.7     0.5
             Gross reductions..........................  (1.7)     --
          Tax positions related to the prior years:
             Gross additions...........................  19.8     0.5
             Gross reductions..........................  (2.4)  (24.0)
          Settlements..................................  (0.6)   (0.3)
                                                        -----  ------
          Balance as of December 31.................... $67.8  $ 51.0
                                                        =====  ======

   The total amount of unrecognized tax benefits was $67.8 million as of December 31, 2008, of which $48.0 million, if recognized, would affect the effective rate on operations.

   We recognize accrued interest and penalties related to unrecognized tax benefits as components of income tax expense. During the years ended
December 31, 2008, 2007 and 2006, we incurred approximately $0.4 million, $(3.4) million and $(1.4) million, respectively, of interest and penalties. We had approximately $2.7 million and $1.9 million, respectively, of interest and penalties accrued as of December 31, 2008 and 2007.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   We file U.S. federal income tax returns and various state income tax returns. With few exceptions, we are no longer subject to U.S. federal income tax examinations for years prior to 2000. Potential state and local examinations for those years are generally restricted to results that are based on closed U.S. federal examinations. The Internal Revenue Service ("IRS") is currently reviewing our U.S. income tax returns for the 2005 and 2006 tax years. Certain issues from the 2003 and 2004 audit cycle have been timely protested and will be subject to review by the Internal Revenue Service appeals division. For those companies that filed consolidated returns with former parent GE in 2003 and 2004 before the initial public offering ("IPO") (which included the pre-IPO related transactions), the portion of the GE consolidated return allocated to such companies is still subject to IRS examination. Certain issues from the 2000 through 2002 audit cycle are agreed upon with the Internal Revenue Service appeals division and are in the process of being prepared for review by the Joint Committee of Taxation.

   We believe it is reasonably possible that in 2009, as a result of our open audits and appeals, up to $44.5 million of unrecognized tax benefits related to certain life insurance deductions will be recognized.

(12) Supplemental Cash Flow Information

   Net cash received for taxes was $56.7 million, $213.3 million and $107.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. Cash paid for interest related to our non-recourse funding obligations was $162.4 million, $177.0 million and $116.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

   For a discussion of dividends paid to our stockholder, see note 17.

   The following table details these transactions as well as other non-cash items for the years ended December 31:

(Amounts in millions)                                                   2008  2007 2006
---------------------                                                  -----  ---- -----
Supplemental schedule of non-cash investing and financing activities:
   Capital contribution from parent................................... $10.9  $ -- $  --
   Tax contingencies and other tax related items......................  (4.2)  9.1   4.3
   Change in collateral for securities lending transactions...........    --    --   6.9
                                                                       -----  ---- -----
   Total other non-cash transactions.................................. $ 6.7  $9.1 $11.2
                                                                       =====  ==== =====

(13) Related Party Transactions

   We and other direct and indirect subsidiaries of Genworth are parties to an amended and restated services and shared expenses agreement under which each company agrees to provide and each company agrees to receive certain general services. These services include, but are not limited to, data processing, communications, marketing, public relations, advertising, investment management, human resources, accounting, actuarial, legal, administration of agent and agency matters, purchasing, underwriting and claims. Under the terms of the agreement, settlements are made quarterly.

   Under this agreement, amounts incurred for these items aggregated $268.8 million, $326.0 million and $297.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. We also charged affiliates for certain services and for the use of facilities and equipment, which aggregated $118.1 million, $115.3 million and $175.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   We pay Genworth, our ultimate parent, for investment related services. We paid $20.5 million, $15.7 million and $15.6 million to Genworth in 2008, 2007 and 2006, respectively. We also paid GE Asset Management Incorporated ("GEAM"), an affiliate of GE, for investment services under an investment management agreement. We paid $1.1 million in 2006 to GEAM under this agreement. GEAM related party information is only presented for the first quarter of 2006 as GE and its affiliates ceased to be a related party as of that point in time.

   We pay interest on outstanding amounts under a credit funding agreement with GNA, our indirect parent. For the year ended December 31, 2008, we incurred no interest expense under this agreement. Interest expense under this agreement was $0.5 million and $0.7 million for the years ended December 31, 2007 and 2006, respectively. We pay interest at the cost of funds of GNA, which was 1.5%, 4.4% and 5.2%, as of December 31, 2008, 2007 and 2006, respectively. GNA owed us $0.5 million as of December 31, 2008 and 2007, which was included in other assets in the consolidated balance sheets. During 2008, we borrowed and then repaid $271.8 million to GNA and as of December 31, 2008, there were no amounts outstanding under this agreement.

(14) Commitments and Contingencies

   (a) Litigation

   We face the risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts which may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition or results of operations. At this time, it is not feasible to predict, nor to determine the ultimate outcomes of all pending investigations and legal proceedings, nor to provide reasonable ranges of potential losses.

   (b) Commitments

   As of December 31, 2008, we were committed to fund $111.4 million in limited partnership investments.

   In December 2007, GLAIC entered into a $550.0 million Letter of Credit and Reimbursement Agreement (the "LOC Agreement") as guarantor with River Lake Insurance Company V ("River Lake V"), an indirect subsidiary, and a third-party bank that serves as the administrative agent. Genworth, our ultimate parent, guaranteed the complete and timely performance of all of River Lake V's obligations under the LOC Agreement, which was terminated on September 11, 2008. It was replaced with letters of credit by other third-party banks that required Genworth to provide parental support under certain circumstances in an amount up to $100.0 million. After the downgrade of its holding company, Genworth fully satisfied this obligation in December 2008. Therefore, there was no outstanding commitment as of December 31, 2008.

   On December 30, 2008, GLAIC entered into a reinsurance treaty with River Lake Insurance Company VI ("River Lake VI"), a subsidiary of GLAIC, effective October 1, 2008 (the "Reinsurance Treaty"). In conjunction with the Reinsurance Treaty, on December 30, 2008, River Lake VI delivered to GLAIC a $200.0 million conditional Letter of Credit issued by a third-party bank.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   (c) Guarantees

   We guaranteed the payment of certain structured settlement benefits sold by Assigned Settlement, Inc., our wholly-owned subsidiary, from March 2004 through December 2005 which were funded by products of our parent and one of our affiliates. The structured settlement reserves related to this guarantee were $273.6 million as of December 31, 2008.

(15) Fair Value of Financial Instruments

   Assets and liabilities that are reflected in the accompanying consolidated financial statements at fair value are not included in the following disclosure of fair value; such items include cash and cash equivalents, investment securities, separate accounts, securities held as collateral and derivative financial instruments. Other financial assets and liabilities--those not carried at fair value--are discussed below. Apart from certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using models. The fair value estimates are made at a specific point in time, based upon available market information and judgments about the financial instruments, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the financial instrument.

   The basis on which we estimate fair value is as follows:

   Commercial mortgage loans. Based on recent transactions and/or discounted future cash flows, using current market rates at which similar loans would have been made to similar borrowers.

   Other invested assets. Based on comparable market transactions, discounted future cash flows, quoted market prices and/or estimates using the most recent data available for the related instrument. Primarily represents short-term investments, cost method limited partnerships accounted for under the cost method and bank loans.

   Borrowings and related instruments. Based on market quotes or comparable market transactions.

   Investment contracts. Based on expected future cash flows, discounted at current market rates for annuity contracts or institutional products.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The following represents the fair value of financial assets and liabilities as of December 31:

                                                            2008                         2007
                                                ---------------------------- ----------------------------
                                                Notional Carrying            Notional Carrying
(Amounts in millions)                            amount   amount  Fair value  amount   amount  Fair value
---------------------                           -------- -------- ---------- -------- -------- ----------
Assets:
   Commercial mortgage loans...................  $   (a) $2,704.1  $2,501.2   $   (a) $2,968.1  $3,075.1
   Other invested assets.......................      (a)    992.9   1,006.6       (a)    109.8     134.1
Liabilities:
   Borrowings and related instruments:
       Non-recourse funding obligations(b).....      (a)  3,555.0   2,757.0       (a)  3,555.0   3,516.8
       Investment contracts....................      (a)  9,275.5   8,340.6       (a)  9,328.9   9,477.3
Other firm commitments:
   Ordinary course of business lending
     commitments...............................      --        --        --     15.4        --        --
   Commitments to fund limited
     partnerships..............................   111.4        --        --    150.3        --        --

--------
(a)These financial instruments do not have notional amounts.
(b)See note 10.

   Recurring Fair Value Measurements

   The following table sets forth our assets that were measured at fair value on a recurring basis as of the date indicated:

                                                           December 31, 2008
                                                  ------------------------------------
(Amounts in millions)                               Total   Level 1  Level 2  Level 3
---------------------                             --------- -------- -------- --------
Investments:
   Fixed maturity securities, available-for-sale. $10,771.7 $     -- $6,866.1 $3,905.6
   Equity securities, available-for-sale.........      90.0     22.9     12.2     54.9
   Other invested assets/(a)/....................   1,326.0       --  1,005.4    320.6
Separate account assets..........................   8,501.9  8,501.9       --       --
                                                  --------- -------- -------- --------
       Total assets.............................. $20,689.6 $8,524.8 $7,883.7 $4,281.1
                                                  ========= ======== ======== ========

--------
/(a)/Represents derivatives, trading securities, restricted other invested assets and securities held as collateral.

   The following table sets forth our liabilities that were measured at fair value on a recurring basis as of the date indicated:

                                                 December 31, 2008
                                           ------------------------------
       (Amounts in millions)               Total  Level 1 Level 2 Level 3
       ---------------------               ------ ------- ------- -------
       Policyholder account balances/(a)/. $769.9   $--    $  --  $769.9
       Other liabilities/(b)/.............   67.2    --     67.2      --
                                           ------   ---    -----  ------
          Total liabilities............... $837.1   $--    $67.2  $769.9
                                           ======   ===    =====  ======

--------
/(a)/Represents embedded derivatives associated with our GMWB liabilities. /(b)/Represents derivative instruments.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Given the inherent uncertainty of estimating fair value when there is not an active market, the estimated fair values would likely differ, and perhaps significantly, from the value that would have been used had an active market for these investments existed.

   The following table presents additional information about assets measured at fair value on a recurring basis and for which we have utilized significant unobservable (Level 3) inputs to determine fair value as of and for the date indicated:

                                                                             Year ended December 31, 2008
                              -                               ---------------------------------------------------------
                                                                Fixed maturity         Equity         Other
                                                                 securities,        securities,      invested
(Amounts in millions)                                         available-for-sale available-for-sale assets/(a)/   Total
---------------------                                         ------------------ ------------------ ----------  --------
Beginning balance as of January 1, 2008......................      $2,044.2            $ 5.1         $ 227.2    $2,276.5
   Total realized and unrealized gains (losses):
       Included in net income (loss).........................        (618.8)             0.8           247.4      (370.6)
       Included in other comprehensive
         income (loss).......................................        (682.8)            (0.7)          (14.8)     (698.3)
   Purchases, sales, issuances and settlements, net..........        (392.4)            24.7          (271.7)     (639.4)
   Transfers in (out) of Level 3.............................       3,555.4             25.0           132.5     3,712.9
                                                                   --------            -----         -------    --------
Ending balance as of December 31, 2008.......................      $3,905.6            $54.9         $ 320.6    $4,281.1
                                                                   ========            =====         =======    ========
Amount of total gains (losses) for the period included in
  net income (loss) attributable to the change in
  unrealized gains (losses) relating to assets still held as
  of the reporting date......................................      $ (607.2)           $  --         $ 248.8    $ (358.4)
                                                                   ========            =====         =======    ========

--------
/(a)/Includes certain trading securities, restricted other invested assets and derivatives.

   The following table presents additional information about liabilities measured at fair value on a recurring basis and for which we have utilized significant unobservable (Level 3) inputs to determine fair value as of and for the date indicated:

                                                                                            Year ended
                                                                                         December 31, 2008
                                           -                                             -----------------
                                                                                           Policyholder
                                                                                              account
(Amounts in millions)                                                                      balances/(a)/
---------------------                                                                    -----------------
Beginning balance as of January 1, 2008.................................................      $ 30.3
   Total realized and unrealized (gains) losses:
       Included in net (income) loss....................................................       725.1
       Included in other comprehensive (income) loss....................................          --
   Purchases, sales, issuances and settlements, net.....................................        14.5
   Transfers in (out) of Level 3........................................................          --
                                                                                              ------
Ending balance as of December 31, 2008..................................................      $769.9
                                                                                              ======
Amount of total (gains) losses for the period included in net (income) loss attributable to the change in unrealized (gains) losses relating to liabilities still
  held as of the reporting date.........................................................      $728.1
                                                                                              ======

--------
/(a)/Includes embedded derivatives associated with our GMWB liabilities.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Realized and unrealized gains (losses) on Level 3 assets and liabilities are primarily reported in either net investment gains (losses) within the consolidated statements of income or other comprehensive income (loss) within stockholder's equity based on the appropriate accounting treatment for the instrument.

   Purchases, sales, issuances and settlements, net, represent the activity that occurred during the period that results in a change of the asset or liability but does not represent changes in fair value for the instruments held at the beginning of the period. Such activity primarily consists of purchases and sales of fixed maturity, equity and trading securities and purchases and settlements of derivative instruments.

   Purchases, sales, issuances and settlements, net, presented for policyholder account balances represent the issuances and settlements of embedded derivatives associated with our GMWB liabilities where: issuances are characterized as the change in fair value associated with the product fees recognized that are attributed to the embedded derivative to equal the expected future benefit costs upon issuance; and settlements are characterized as the change in fair value upon exercising the embedded derivative instrument, effectively representing a settlement of the embedded derivative instrument. We have shown these changes in fair value separately based on the classification of this activity as effectively issuing and settling the embedded derivative instrument with all remaining changes in the fair value of these embedded derivative instruments being shown separately in the category labeled "included in net (income) loss" in the table presented above.

   The amount presented for unrealized gains (losses) for assets and liabilities still held as of the reporting date primarily represents impairments for available-for-sale securities, changes in fair value of trading securities and certain derivatives and changes in fair value of embedded derivatives associated with our GMWB liabilities that exist as of the reporting date, which were recorded in net investment gains (losses).

   Non-recurring Fair Value Measurements

   As of December 31, 2008, we held investments in bank loans that were recorded at the lower of cost or fair value and were recorded in other invested assets. As of December 31, 2008, all bank loans were recorded at fair value, which was lower than their respective cost. Accordingly, for the year ended December 31, 2008, we recorded $5.7 million of fair value loss adjustments which were included in net investment gains (losses) in the consolidated statement of income. Fair value for bank loans was determined using inputs based on market observable information and was classified as Level 2.

(16) Non-controlled Entities

   We have used third-party entities to facilitate asset securitizations. Disclosure requirements related to off-balance sheet arrangements encompass a broader array of arrangements than those at risk for consolidation. These arrangements include transactions with conduits that are sponsored by third parties.

   Total securitized assets were as follows as of December 31:

                   (Amounts in millions)         2008   2007
                   ---------------------        ------ ------
                   Assets secured by:
                   Commercial mortgage loans... $ 92.3 $106.5
                   Fixed maturity securities...   62.9   79.7
                   Other receivables...........   86.8   93.2
                                                ------ ------
                      Total securitized assets. $242.0 $279.4
                                                ====== ======

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   Each of the categories of assets shown in the table above represents portfolios of assets that are highly rated. Examples of each category include: commercial mortgage loans--loans on diversified commercial property; fixed maturity securities--domestic and foreign, corporate and government securities; and other receivables--primarily policy loans.

   We evaluated the economic, liquidity and credit risk related to the above Qualified Special Purpose Entities ("QSPEs") and believed that the likelihood was remote that any such arrangements could have had a significant adverse effect on our results of operations, liquidity or financial position. Financial support for certain QSPEs was provided under credit support agreements in which Genworth provided limited recourse for a maximum of $119.0 million of credit losses. Assets with credit support were funded by demand notes that were further enhanced with support provided by a third-party. We recorded liabilities for such guarantees based on our best estimate of probable losses. For 2008 and 2007, no QSPE has incurred any defaults.

   Sales of securitized assets to QSPEs resulted in a gain or loss amounting to the net of sales proceeds, the carrying amount of net assets sold, the fair value of servicing rights and retained interests and an allowance for losses. There were no off-balance sheet securitization transactions in 2008, 2007 and 2006.

   Amounts recognized in our consolidated financial statements related to such sales that were recorded in fixed maturity securities were as follows:

                                               December 31,
                                           ---------------------
                                              2008       2007
                                           ---------- ----------
                                                Fair       Fair
               (Amounts in millions)       Cost value Cost value
               ---------------------       ---- ----- ---- -----
               Retained interests--assets. $6.3 $14.5 $7.5 $15.8
               Servicing assets...........   --    --   --    --
               Recourse liability.........   --    --   --    --
                                           ---- ----- ---- -----
                  Total................... $6.3 $14.5 $7.5 $15.8
                                           ==== ===== ==== =====

   Retained interests. In certain securitization transactions, we retained an interest in transferred assets. Those interests take various forms and may be subject to credit prepayment and interest rate risks. When we securitized receivables, we determined the fair value based on discounted cash flow models that incorporate, among other things, assumptions including credit losses, prepayment speeds and discount rates. These assumptions were based on our experience, market trends and anticipated performance related to the particular assets securitized. Subsequent to recording retained interests, we reviewed recorded values quarterly in the same manner and using current assumptions.

   Servicing assets. Following a securitization transaction, we retained the responsibility for servicing the receivables, and as such, were entitled to receive an ongoing fee based on the outstanding principal balances of the receivables. There were no servicing assets nor liabilities recorded as the benefits of servicing the assets were adequate to compensate an independent servicer for its servicing responsibilities.

   Recourse liability. As described previously, under credit support agreements, we provided recourse for credit losses in special purpose entities. We provided for expected credit losses under these agreements and such amounts approximated fair value.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


(17) Restrictions on Dividends

   Insurance companies are restricted by state regulations as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on the greater of 10% of the prior year surplus or prior year net gain from operations. Dividends in excess of the prescribed limits on our earned surplus require formal approval from the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia. Based on statutory results as of December 31, 2008, we are able to distribute $193.1 million in dividends in 2009 without obtaining regulatory approval. Based on statutory results as of December 31, 2008, we estimate our insurance subsidiaries could pay dividends of approximately $4.0 million to us in 2009 without obtaining regulatory approval.

   There were no common stock dividends declared in 2008 or 2007. In 2006, we declared and paid a common stock dividend of $450.0 million.

   In addition to the common stock dividends, we declared and paid preferred stock dividends. Dividends on the Series A Preferred Stock were cumulative and payable semi-annually when, and if, declared by the Board of Directors at an annual rate of 8.0% of the par value. On December 29, 2006, we redeemed 10,000 shares of our 120,000 shares of Series A Preferred Stock, par value $1,000 per share. We paid an additional $0.1 million in accrued dividends on the redeemed shares. On January 22, 2007, the Board of Directors authorized the redemption of the remaining 110,000 outstanding shares of Series A Preferred Stock for par value of $110.0 million and $2.2 million in accrued dividends on the redeemed shares. On March 12, 2007, we redeemed the remaining outstanding preferred shares for par value of $110.0 million and paid $2.5 million in dividends on the redeemed preferred shares. On April 30, 2007, the issued shares of preferred stock were retired. For the year ended December 31, 2006, we declared and paid preferred stock dividends of $9.6 million.

(18) Supplemental Statutory Financial Data

   We file financial statements with state insurance regulatory authorities and the NAIC that are prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory accounting practices differ from U.S. GAAP in several respects, causing differences in reported net income and stockholder's equity. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. Our insurance subsidiaries have no permitted accounting practices, except for River Lake V and River Lake VI. River Lake V was granted a permitted accounting practice from the state of Vermont to carry its reserves on a U.S. GAAP basis. River Lake VI was granted a permitted accounting practice from the state of Delaware to record a portion of the undrawn amount of its existing letter of credit and any additional letters of credit as gross paid-in and contributed surplus, thereby including such amounts in the Company's statutory surplus. The amount of the letters of credit recorded as gross paid-in and contributed surplus is equal to the excess of statutory reserves less the economic reserves.

   The tables below include our combined statutory net income (losses) and statutory capital and surplus:

                                                                    Years ended December 31,
                                                                   -------------------------
(Amounts in millions)                                                2008   2007/(a)/   2006
---------------------                                              -------  --------  -------
GLAIC and our life insurance subsidiaries, excluding captive life
  reinsurance subsidiaries........................................ $(245.7) $ 325.1   $ 538.0
Captive life reinsurance subsidiaries combined statutory net loss.  (330.2)  (413.3)   (894.7)
                                                                   -------  -------   -------
   Combined statutory net income (losses)......................... $(575.9) $ (88.2)  $(356.7)
                                                                   =======  =======   =======

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


                                                   As of December 31,
                                                   -----------------
           (Amounts in millions)                     2008   2007/(a)/
           ---------------------                   -------- --------
           Combined statutory capital and surplus. $1,971.0 $1,414.2

--------
/(a)/In July 2008, the State Corporation Commission, Bureau of Insurance of the
     Commonwealth of Virginia directed our Company to amend its 2007 statutory annual statement filing to reflect a revision to statutory survivorship universal life insurance reserves. The 2007 amounts have been revised to reflect the amended net loss and capital and surplus.

   Statutory net income (loss) from our captive life reinsurance subsidiaries relate to their assumption reinsurance of statutorily required term and universal life insurance reserves from our life insurance companies. These reserves are, in turn, funded through the issuance of surplus notes (non-recourse funding obligations) to third parties. Accordingly, the combined statutory net income and distributable income of GLAIC and our life insurance subsidiaries are not affected by the statutory net income (loss) of the captives, except to the extent dividends are received from captives. The combined statutory capital and surplus of GLAIC and our life insurance subsidiaries does not include the capital and surplus of our captive life reinsurance subsidiaries of $1,313.5 million and $1,081.8 million as of December 31, 2008 and 2007, respectively. Capital and surplus of our captive life reinsurance subsidiaries, excluding River Lake V and River Lake VI, includes surplus notes (non-recourse funding obligations) as further described in note 10.

   We currently have an RBC ratio that exceeds the minimum levels required by applicable insurance regulations. However, the impairments in our investment portfolio during the three months ended September 30, 2008 would have had a material adverse impact on our RBC ratio had our holding company not strengthened our capital levels. In particular, in connection with the preparation of our statutory financial statements for the third quarter, our parent company contributed $600.0 million of additional capital to us.

   On February 24, 2009, GLIC delivered to GLICNY a capital contribution of $150.0 million on behalf of itself and GLAIC in proportion to their ownership interests of 65.5% and 34.5%, respectively. Accordingly, the portion of the contribution attributable to GLAIC was $51.8 million. On December 30, 2008, GLIC delivered to GLICNY a capital contribution of $31.5 million on behalf of itself and GLAIC in proportion to their ownership interests of 65.5% and 34.5%, respectively. Accordingly, the portion of the contribution attributable to GLAIC was $10.9 million.

   In July 2008, the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia directed us to amend our 2007 statutory annual statement filing to reflect a revision to our statutory survivorship universal life insurance reserves. As amended, combined statutory net loss was $88.3 million, capital and surplus was $1,414.2 million and our dividend capacity was $440.9 million. As of December 31, 2007, GLAIC and its subsidiaries continued to exceed the minimum required RBC levels as amended.

   The NAIC has adopted RBC requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with: (i) asset risk;
(ii) insurance risk; (iii) interest rate risk; and (iv) business risk. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, management periodically monitors the RBC level of GLAIC and its subsidiaries. As of December 31, 2008 and 2007, GLAIC and its subsidiaries exceeded the minimum required RBC levels.

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


(19) Segment Information

   We conduct our operations in two business segments: (1) Protection, which includes term and universal life insurance and Medicare supplement insurance; and (2) Retirement Income and Institutional, which principally includes fixed and variable deferred and immediate individual annuities, group variable annuities offered through retirement plans and institutional products. Institutional products include FABNs, funding agreements and GICs. We also have Corporate and Other activities which include income and expenses not allocated to the segments.

   We allocate net investment gains (losses) from Corporate and Other to our Protection and Retirement Income and Institutional segments using an approach based principally upon the investment portfolios established to support each of those segments' products and targeted capital levels.

   We use the same accounting policies and procedures to measure segment income and assets as we use to measure our consolidated net income and assets. Segment income represents the basis on which the performance of our business is assessed by management. Premiums and fees, other income, benefits, acquisition and operating expenses and policy-related amortization are attributed directly to each operating segment. Net investment income and invested assets are allocated based on the assets required to support the underlying liabilities and capital of the products included in each segment.

   See note 1 for further discussion of our principal product lines within the aforementioned segments.

   The following is a summary of our segments and Corporate and Other activities as of or for the year ended December 31, 2008:

                                                                        Retirement
                                                                        Income and   Corporate
(Amounts in millions)                                       Protection Institutional and Other Consolidated
---------------------                                       ---------- ------------- --------- ------------
Premiums................................................... $   920.3    $   148.2   $     --   $ 1,068.5
Net investment income......................................     522.0        428.9       (2.6)      948.3
Net investment gains (losses)..............................    (424.9)      (479.6)     (32.2)     (936.7)
Policy fees and other income...............................     345.1        262.6         --       607.7
                                                            ---------    ---------   --------   ---------
   Total revenues..........................................   1,362.5        360.1      (34.8)    1,687.8
                                                            ---------    ---------   --------   ---------
Benefits and other changes in policy reserves..............     773.6        365.2         --     1,138.8
Interest credited..........................................     219.2        231.5         --       450.7
Acquisition and operating expenses, net of deferrals.......     163.2         87.9       19.1       270.2
Amortization of deferred acquisition costs and intangibles.     116.4        127.6         --       244.0
Interest expense...........................................     168.1           --         --       168.1
                                                            ---------    ---------   --------   ---------
   Total benefits and expenses.............................   1,440.5        812.2       19.1     2,271.8
                                                            ---------    ---------   --------   ---------
Income (loss) before income taxes and equity in net income
  (loss) of unconsolidated subsidiary......................     (78.0)      (452.1)     (53.9)     (584.0)
Provision (benefit) for income taxes.......................     (26.5)      (165.4)     (20.4)     (212.3)
                                                            ---------    ---------   --------   ---------
Income (loss) before equity in net income (loss) of
  unconsolidated subsidiary................................     (51.5)      (286.7)     (33.5)     (371.7)
Equity in net income (loss) of unconsolidated subsidiary...        --           --      (37.6)      (37.6)
                                                            ---------    ---------   --------   ---------
Net income (loss).......................................... $   (51.5)   $  (286.7)  $  (71.1)  $  (409.3)
                                                            =========    =========   ========   =========

Total assets............................................... $14,926.2    $24,886.2   $1,558.4   $41,370.8
                                                            =========    =========   ========   =========

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


   The following is a summary of our segments and Corporate and Other activities as of or for the year ended December 31, 2007:

                                                                         Retirement
                                                                         Income and   Corporate
(Amounts in millions)                                        Protection Institutional and Other Consolidated
---------------------                                        ---------- ------------- --------- ------------
Premiums.................................................... $   891.9    $   171.3   $     --   $ 1,063.2
Net investment income.......................................     609.3        570.6       10.0     1,189.9
Net investment gains (losses)...............................     (26.6)       (74.3)       9.8       (91.1)
Policy fees and other income................................     346.6        144.5        0.2       491.3
                                                             ---------    ---------   --------   ---------
   Total revenues...........................................   1,821.2        812.1       20.0     2,653.3
                                                             ---------    ---------   --------   ---------
Benefits and other changes in policy reserves...............     780.6        324.8         --     1,105.4
Interest credited...........................................     217.4        323.9         --       541.3
Acquisition and operating expenses, net of deferrals........     145.6         79.5       19.1       244.2
Amortization of deferred acquisition costs and intangibles..     106.8         44.6         --       151.4
Interest expense............................................     204.6           --        0.5       205.1
                                                             ---------    ---------   --------   ---------
   Total benefits and expenses..............................   1,455.0        772.8       19.6     2,247.4
                                                             ---------    ---------   --------   ---------
Income before income taxes and equity in net income of
  unconsolidated subsidiary.................................     366.2         39.3        0.4       405.9
Provision (benefit) for income taxes........................     125.8        (25.2)       0.7       101.3
                                                             ---------    ---------   --------   ---------
Income (loss) before equity in net income of unconsolidated
  subsidiary................................................     240.4         64.5       (0.3)      304.6
Equity in net income of unconsolidated subsidiary...........        --           --       19.1        19.1
                                                             ---------    ---------   --------   ---------
Net income.................................................. $   240.4    $    64.5   $   18.8   $   323.7
                                                             =========    =========   ========   =========

Total assets................................................ $14,880.0    $29,456.7   $1,640.4   $45,977.1
                                                             =========    =========   ========   =========

   The following is a summary of our segments and Corporate and Other activities as of the year ended December 31, 2006:

                                                                        Retirement
                                                                        Income and   Corporate
(Amounts in millions)                                       Protection Institutional and Other Consolidated
---------------------                                       ---------- ------------- --------- ------------
Premiums...................................................  $  875.4     $256.9       $  --     $1,132.3
Net investment income......................................     537.8      521.0        58.1      1,116.9
Net investment gains (losses)..............................      (2.8)      (7.5)       13.4          3.1
Policy fees and other income...............................     291.3       91.5          --        382.8
                                                             --------     ------       -----     --------
   Total revenues..........................................   1,701.7      861.9        71.5      2,635.1
                                                             --------     ------       -----     --------
Benefits and other changes in policy reserves..............     683.8      418.1          --      1,101.9
Interest credited..........................................     220.4      276.3          --        496.7
Acquisition and operating expenses, net of deferrals.......     151.7       66.8        24.0        242.5
Amortization of deferred acquisition costs and intangibles.      80.7       31.3          --        112.0
Interest expense...........................................     132.8         --         1.2        134.0
                                                             --------     ------       -----     --------
   Total benefits and expenses.............................   1,269.4      792.5        25.2      2,087.1
                                                             --------     ------       -----     --------
Income before income taxes.................................     432.3       69.4        46.3        548.0
Provision for income taxes.................................     153.2        6.9        28.3        188.4
                                                             --------     ------       -----     --------
Net income.................................................  $  279.1     $ 62.5       $18.0     $  359.6
                                                             ========     ======       =====     ========

         GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

                 Years Ended December 31, 2008, 2007 and 2006


(20) Quarterly Financial Data (unaudited)

   Our unaudited summarized quarterly results of operations for the years ended December 31 were as follows:

                        First Quarter Second Quarter Third Quarter  Fourth Quarter
                        ------------- -------------- -------------- ---------------
(Amounts in millions)    2008   2007   2008    2007   2008    2007    2008    2007
---------------------   ------ ------ ------  ------ ------  ------ -------  ------
Net investment income.. $271.2 $285.3 $239.8  $287.2 $221.9  $322.5 $ 215.4  $294.9
                        ====== ====== ======  ====== ======  ====== =======  ======
Total revenues/(1)/.... $609.9 $657.5 $402.6  $647.7 $406.8  $700.4 $ 268.5  $647.7
                        ====== ====== ======  ====== ======  ====== =======  ======
Net income (loss)/(2)/. $ 53.5 $ 93.5 $(90.7) $ 76.5 $(82.6) $114.4 $(289.5) $ 39.3
                        ====== ====== ======  ====== ======  ====== =======  ======

--------
/(1)/Included in the three months ended December 31, 2008 was net investment losses of $347.1 million, including $350.2 million of impairments partially offset by derivative gains.
/(2)/In addition to revenues discussed above, included in the three months ended December 31, 2008 was increased DAC amortization primarily due to loss recognition testing as a result of revisions to our expected gross profits related to unfavorable market impacts and volatility in equity markets. Also included was a benefit from income taxes.

            Report of Independent Registered Public Accounting Firm

The Board of Directors
Genworth Life and Annuity Insurance Company:

   Under date of March 2, 2009, we reported on the consolidated balance sheets of Genworth Life and Annuity Insurance Company and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules included herein. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

   In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Richmond, Virginia
March 2, 2009

                                  Schedule I

                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

       Summary of investments--other than investments in related parties
                             (Amounts in millions)

   As of December 31, 2008, the amortized cost or cost, fair value and carrying value of our invested assets were as follows:

                                                      Amortized
                                                       cost or             Carrying
Type of Investment                                      cost    Fair value  value
------------------                                    --------- ---------- ---------
Fixed maturity securities:
   Bonds:
       U.S. government, agencies and authorities..... $   158.3 $   174.2  $   174.2
       Government--non-U.S...........................     178.7     162.2      162.2
       Public utilities..............................     794.8     735.2      735.2
       All other corporate bonds.....................  12,205.0   9,700.1    9,700.1
                                                      --------- ---------  ---------
          Total fixed maturity securities............  13,336.8  10,771.7   10,771.7
Equity securities....................................      99.6      90.0       90.0
Commercial mortgage loans............................   2,704.1     xxxxx    2,704.1
Policy loans.........................................     505.8     xxxxx      505.8
Other invested assets/(1)/...........................   2,216.9     xxxxx    2,772.2
                                                      --------- ---------  ---------
          Total investments.......................... $18,863.2     xxxxx  $16,843.8
                                                      ========= =========  =========

--------
/(1)/The amount shown in the consolidated balance sheets for other invested assets differs from amortized cost or cost presented, as other invested assets includes certain assets with a carrying amount that differs from amortized cost or cost.




   See Accompanying Report of Independent Registered Public Accounting Firm

                                 Schedule III

                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

                      Supplemental Insurance Information
                             (Amounts in millions)

                                         Deferred                 Policyholder   Liabilities
                                        Acquisition Future Policy   Account    for Policy and  Unearned
Segment                                    Costs      Benefits      Balances   Contract Claims Premiums
-------                                 ----------- ------------- ------------ --------------- --------
December 31, 2008:
   Protection..........................  $2,675.1     $2,329.6     $ 4,865.8       $264.8       $19.2
   Retirement Income and Institutional.     619.7      7,606.6       9,151.5         16.1          --
                                         --------     --------     ---------       ------       -----
       Total...........................  $3,294.8     $9,936.2     $14,017.3       $280.9       $19.2
                                         ========     ========     =========       ======       =====
December 31, 2007:
   Protection..........................  $2,429.1     $2,206.1     $ 4,815.6       $249.3       $21.4
   Retirement Income and Institutional.     533.1      7,603.3       9,146.7         13.8          --
                                         --------     --------     ---------       ------       -----
       Total...........................  $2,962.2     $9,809.4     $13,962.3       $263.1       $21.4
                                         ========     ========     =========       ======       =====

                                                   Interest                   Amortization
                                                 Credited and    Acquisition  of Deferred
                                       Net       Benefits and   and Operating Acquisition
                           Premium  Investment Other Changes in Expenses, Net  Costs and   Premiums
Segment                    Revenue    Income   Policy Reserves  of Deferrals  Intangibles  Written
-------                    -------- ---------- ---------------- ------------- ------------ --------
December 31, 2008:
   Protection............. $  920.3  $  522.0      $  992.8        $163.2        $116.4    $  908.6
   Retirement Income and
     Institutional........    148.2     428.9         596.7          87.9         127.6       148.2
   Corporate and Other....       --      (2.6)           --          19.1            --          --
                           --------  --------      --------        ------        ------    --------
       Total.............. $1,068.5  $  948.3      $1,589.5        $270.2        $244.0    $1,056.8
                           ========  ========      ========        ======        ======    ========
December 31, 2007:
   Protection............. $  891.9  $  609.3      $  998.0        $145.6        $106.8    $  869.2
   Retirement Income and
     Institutional........    171.3     570.6         648.7          79.5          44.6       171.2
   Corporate and Other....       --      10.0            --          19.1            --          --
                           --------  --------      --------        ------        ------    --------
       Total.............. $1,063.2  $1,189.9      $1,646.7        $244.2        $151.4    $1,040.4
                           ========  ========      ========        ======        ======    ========
December 31, 2006:
   Protection............. $  875.4  $  537.8      $  904.2        $151.7        $ 80.7    $  840.1
   Retirement Income and
     Institutional........    256.9     521.0         694.4          66.8          31.3       256.9
   Corporate and Other....       --      58.1            --          24.0            --          --
                           --------  --------      --------        ------        ------    --------
       Total.............. $1,132.3  $1,116.9      $1,598.6        $242.5        $112.0    $1,097.0
                           ========  ========      ========        ======        ======    ========


   See Accompanying Report of Independent Registered Public Accounting Firm

                                    PART C

                               OTHER INFORMATION

Item 24.  Financial Statements and Exhibits

   (a) Financial Statements

   All required financial statements are included in Part B of this Registration Statement.

   (b) Exhibits

 (1)(a)      Resolution of Board of Directors of GE Life and Annuity Assurance
             Company authorizing the establishment of GE Life & Annuity Separate
             Account 7. Previously filed on April 20, 2006 with the Initial
             Registration Statement on Form N-4 for Genworth Life & Annuity
             Separate Account 2, Registration No. 333-133425.

 (1)(b)      Resolution of the Board of Directors of GE Life and Annuity Assurance
             Company authorizing the change in name of GE Life and Annuity
             Assurance Company to Genworth Life and Annuity Insurance Company.
             Previously filed on April 20, 2006 with the Initial Registration
             Statement on Form N-4 for Genworth Life & Annuity Separate Account 2,
             Registration No. 333-133425.

 (2)         Not Applicable.

 (3)(a)      Underwriting Agreement between Genworth Life and Annuity Insurance
             Company and Capital Brokerage Corporation. Previously filed on
             September 13, 2002 with Post-Effective Amendment No. 4 to Form N-4 for Genworth Life & Annuity VA Separate Account 1, Registration
             No. 333-47732.

 (3)(b)      Dealer Sales Agreement. Previously filed on September 13, 2002 with
             Post-Effective Amendment No. 4 to Form N-4 for Genworth Life &
             Annuity VA Separate Account 1, Registration No. 333-47732.

 (4)(a)(i)   Form of Contract. Previously filed on May 25, 2006 with the Initial
             Registration Statement on Form N-4 for Genworth Life & Annuity VA
             Separate Account 2, Registration No. 333-134457.

 (4)(a)(ii)  Genworth Life and Annuity Insurance Company Guarantee Account
             Endorsement. Previously filed on May 25, 2006 with the Initial
             Registration Statement on Form N-4 for Genworth Life & Annuity VA
             Separate Account 2, Registration No. 333-134457.

 (4)(a)(iii) Surrender Charge Endorsement. Previously filed on May 25, 2006 with the Initial Registration Statement on Form N-4 for Genworth Life &
             Annuity VA Separate Account 2, Registration No. 333-134457.

 (4)(a)(iv)  Waiver of Surrender Charge -- Terminal Illness or Confinement to a
             Medical Care Facility Endorsement P5428 01/09. Previously filed on
             March 6, 2009 with Post-Effective Amendment No. 2 to Form N-4 for
             Genworth Life & Annuity VA Separate Account 2, Registration No.
             333-143407.

 (4)(a)(v) Optional Death Proceeds Endorsement. Previously filed on May 25, 2006 with the Initial Registration Statement on Form N-4 for Genworth Life
             & Annuity VA Separate Account 2, Registration No. 333-134457.

 (4)(a)(vi) IRA Endorsement P5364 8/07. Previously filed on November 27, 2007 with Post-Effective Amendment No. 1 to Form N-4 for Genworth Life &
             Annuity VA Separate Account 2, Registration No. 333-143407.

 (4)(a)(vii) Roth IRA Endorsement P5363 8/07. Previously filed on November 27,
             2007 with Post-Effective Amendment No. 1 to Form N-4 for Genworth
             Life & Annuity VA Separate Account 2, Registration No. 333-143407.

 (4)(b)(i)   Guaranteed Minimum Withdrawal Benefit for Life Rider P5423 01/09 and
             P5423DB 01/09. Previously filed on March 6, 2009 with Post-Effective
             Amendment No. 2 to Form N-4 for Genworth Life & Annuity VA Separate
             Account 2, Registration No. 333-143407.


 (4)(b)(ii)(a) Guaranteed Income Rider P5283 11/04. Previously filed on May 25, 2006 with the Initial Registration Statement on Form N-4 for Genworth Life
               & Annuity VA Separate Account 2, Registration No. 333-134457.

 (4)(b)(ii)(b) Guaranteed Income Rider P5283U 11/04. Previously filed on May 25,
               2006 with the Initial Registration Statement on Form N-4 for Genworth
               Life & Annuity VA Separate Account 2, Registration No. 333-134457.

 (4)(c)(i)     Annual Step-Up Benefit Rider P5429 01/09. Previously filed on March
               6, 2009 with Post-Effective Amendment No. 2 to Form N-4 for Genworth
               Life & Annuity VA Separate Account 2, Registration No. 333-143407.

 (4)(c)(ii)    Rollup Death Benefit Rider P5430 01/09. Previously filed on March 6,
               2009 with Post-Effective Amendment No. 2 to Form N-4 for Genworth
               Life & Annuity VA Separate Account 2, Registration No. 333-143407.

 (4)(c)(iii)   Earnings Protector Death Benefit Rider P5431 01/09. Previously filed on March 6, 2009 with Post-Effective Amendment No. 2 to Form N-4 for
               Genworth Life & Annuity VA Separate Account 2, Registration No.
               333-143407.

 (4)(d)        Joint Owner and Annuitant Endorsement P5425 01/09. Previously filed on March 6, 2009 with Post-Effective Amendment No. 2 to Form N-4 for
               Genworth Life & Annuity VA Separate Account 2, Registration No.
               333-143407.

 (5)           Form of Application. Previously filed on July 26, 2006 with
               Pre-Effective Amendment No. 1 to Form N-4 for Genworth Life & Annuity
               VA Separate Account 2, Registration No. 333-134457.

 (6)(a)        Amended and Restated Articles of Incorporation of Genworth Life and
               Annuity Insurance Company. Previously filed on January 3, 2006 with
               Post-Effective Amendment No. 24 to Form N-4 for Genworth Life &
               Annuity VA Separate Account 1, Registration No. 333-31172.

 (6)(b)        By-Laws of Genworth Life and Annuity Insurance Company. Previously
               filed on January 3, 2006 with Post-Effective Amendment No. 24 to Form
               N-4 for Genworth Life & Annuity VA Separate Account 1, Registration
               No. 333-31172.

 (7)           Reinsurance Agreements. Not applicable.

 (8)(a)(i)     Participation Agreement between AIM Variable Insurance Series and GE
               Life and Annuity Assurance Company. Previously filed with
               Post-Effective Amendment No. 21 to Form N-4 for GE Life & Annuity
               Separate Account 4, Registration No. 333-31172.

 (8)(a)(ii)    Amendment to Fund Participation Agreement between Genworth Life and
               Annuity Insurance Company and AIM Variable Insurance Funds.
               Previously filed on April 20, 2007, with Pre-Effective Amendment No.
               1 to Form N-4 for Genworth Life & Annuity VA Separate Account 2,
               Registration No. 333-140575.

 (8)(b)(i)     Fund Participation Agreement between Genworth Life and Annuity
               Insurance Company and AllianceBernstein Variable Products Series
               Fund, Inc. Previously filed with Post-Effective Amendment No. 21 to
               Form N-4 for Genworth Life & Annuity VA Separate Account 1,
               Registration No. 333-31172.

 (8)(b)(ii)    Amendment to Fund Participation Agreement between Genworth Life and
               Annuity Insurance Company and AllianceBernstein Variable Products
               Series Fund, Inc. Previously filed on April 20, 2007, with
               Pre-Effective Amendment No. 1 to Form N-4 for Genworth Life & Annuity
               VA Separate Account 2, Registration No. 333-140575.


 (8)(c)(i)  Shareholder Services Agreement between American Century Investment
            Services, Inc. and Genworth Life and Annuity Insurance Company.
            Previously filed on April 27, 2005 with Post-Effective Amendment
            No. 21 to Form N-4 for Genworth Life & Annuity VA Separate Account 1,
            Registration No. 333-31172.

 (8)(d)(i)  Participation Agreement between FAM Variable Series Funds, Inc.
            (formerly, Merrill Lynch Variable Series Funds, Inc.) and GE Life and
            Annuity Assurance Company. Previously filed with Post-Effective
            Amendment No. 21 to Form N-4 for GE Life & Annuity Separate Account
            4, Registration No. 333-31172.

 (8)(d)(ii) First Amendment to the Participation Agreement between BlackRock
            Variable Series Funds, Inc., BlackRock Distributors, Inc. and
            Genworth Life and Annuity Insurance Company. Previously filed on
            April 25, 2008 with Post-Effective Amendment No. 31 to Form N-4 for
            Genworth Life & Annuity VA Separate Account 1, Registration
            No. 333-47732.

 (8)(e)(i)  Participation Agreement between Nations Separate Account Trust and GE
            Life and Annuity Assurance Company. Previously filed on April 30,
            2004 with Post Effective Amendment No. 12 to Form N-4 for GE Life &
            Annuity Separate Account 4, Registration No. 333-47732.

 (8)(f)(i)  Fund Participation Agreement between Genworth Life and Annuity
            Insurance Company and Eaton Vance Variable Trust. Previously filed with Post-Effective Amendment No. 6 to Form N-6 for Genworth Life &
            Annuity VL Separate Account 1, Registration No. 333-72572.

 (8)(f)(ii) Amendment to Fund Participation Agreement between Genworth Life and
            Annuity Insurance Company and Eaton Vance Variable Trust. Previously filed on April 20, 2007, with Pre-Effective Amendment No. 1 to Form
            N-4 for Genworth Life & Annuity VA Separate Account 2, Registration
            No. 333-140575.

 (8)(g)(i)  Fund Participation Agreement between Genworth Life and Annuity
            Insurance Company and Federated Insurance Series. Previously filed on
            April 23, 2007 with Post-Effective Amendment No. 5 to Form N-4 for
            Genworth Life & Annuity VA Separate Account 2, Registration No.
            333-134457.

 (8)(h)(i)  Amended and Restated Fund Participation Agreement among Variable
            Insurance Products Funds, Fidelity Distributors Corporation and
            Genworth Life and Annuity Insurance Company. Previously filed on
            April 25, 2008 with Post-Effective Amendment No. 31 to Form N-4 for
            Genworth Life & Annuity VA Separate Account 1, Registration
            No. 333-47732.

 (8)(h)(ii) First Amendment to Amended and Restated Fund Participation Agreement
            among Variable Insurance Products Funds, Fidelity Distributors
            Corporation and Genworth Life and Annuity Insurance Company.
            Previously filed on April 25, 2008 with Post-Effective Amendment
            No. 31 to Form N-4 for Genworth Life & Annuity VA Separate Account 1,
            Registration No. 333-47732.

 (8)(i)(i)  Amended and Restated Fund Participation Agreement between Franklin
            Templeton Variable Insurance Products Trust, Franklin/Templeton
            Distributors, Inc., Genworth Life and Annuity Insurance Company and
            Capital Brokerage Corporation. Previously filed with Post-Effective
            Amendment No. 22 to Form N-4 for Genworth Life & Annuity VA Separate
            Account 1, Registration No. 333-47732.

 (8)(j)(i)  Participation Agreement between GE Investments Funds, Inc. and
            Genworth Life and Annuity Insurance Company. Previously filed on
            September 1, 2006 with Post-Effective Amendment No. 2 to Form N-4 for
            Genworth Life & Annuity VA Separate Account 2, Registration No.
            333-133425.

 (8)(k)(i)  Fund Participation Agreement between Genworth Life and Annuity
            Insurance Company, Genworth Variable Insurance Trust and Genworth
            Financial Wealth Management, Inc. Previously filed on March 6, 2009 with Post-Effective Amendment No. 2 to Form N-4 for Genworth Life &
            Annuity VA Separate Account 2, Registration No. 333-143407.

 (8)(l)(i) Participation Agreement between Janus Capital Corporation and GE Life and Annuity Assurance Company. Previously filed with Post-Effective
            Amendment No. 21 to Form N-4 for GE Life & Annuity Separate Account
            4, Registration No. 333-31172.


 (8)(m)(i)  Agreement between Oppenheimer Variable Account Funds, Oppenheimer
            Management Corporation, and GE Life and Annuity Assurance Company.
            Previously filed with Post-Effective Amendment No. 9 to Form N-4 for
            GE Life & Annuity Separate Account 4, Registration No. 033-76334.

 (8)(m)(ii) Amendment to Agreement between Oppenheimer Variable Account Funds,
            Oppenheimer Management Corporation, and GE Life and Annuity Assurance
            Company. Previously filed with Post-Effective Amendment No. 9 to Form
            N-4 for GE Life & Annuity Separate Account 4, Registration
            No. 033-76334.

 (8)(n)(i)  Participation Agreement between PIMCO Variable Insurance Trust and GE
            Life and Annuity Assurance Company. Previously filed with
            Post-Effective Amendment No. 21 to Form N-4 for GE Life & Annuity
            Separate Account 4, Registration No. 333-31172.

 (8)(n)(ii) Fund Participation Agreement between Genworth Life and Annuity
            Insurance Company and PIMCO Variable Insurance Trust. Previously filed on April 20, 2007, with Pre-Effective Amendment No. 1 to
            Form N-4 for Genworth Life & Annuity VA Separate Account 2,
            Registration No. 333-140575.

 (8)(o)(i)  Participation Agreement between The Prudential Series Fund, Inc. and
            Genworth Life and Annuity Insurance Company. Previously filed on
            April 20, 2007, with Pre-Effective Amendment No. 1 to Form N-4 for
            Genworth Life & Annuity VA Separate Account 2, Registration No.
            333-140575.

 (8)(p)(i)  Participation Agreement between Van Kampen Life Investment Trust and
            Genworth Life and Annuity Insurance Company. Previously filed on
            April 20, 2007, with Pre-Effective Amendment No. 1 to Form N-4 for
            Genworth Life & Annuity VA Separate Account 2, Registration No.
            333-140575.

 (9)        Opinion and Consent of Heather C. Harker. Filed herewith.

 (10) Consent of Independent Registered Public Accounting Firm. Filed herewith.

 (11)       Not Applicable.

 (12)       Not Applicable.

 (13)       Power of Attorney. Filed herewith.


ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR

Pamela S. Schutz        Chairperson of the Board, President and Chief Executive
                        Officer
Paul A. Haley           Director, Senior Vice President and Chief Actuary
Ronald P. Joelson(2)    Director, Senior Vice President and Chief Investment Officer
Leon E. Roday(1)        Director and Senior Vice President
Geoffrey S. Stiff       Director and Senior Vice President
John G. Apostle, II(1)  Vice President and Chief Compliance Officer
Thomas E. Duffy         Senior Vice President, General Counsel and Secretary
Kelly L. Groh           Senior Vice President and Chief Financial Officer
Christopher J. Grady    Senior Vice President
James H. Reinhart       Senior Vice President
Patrick B. Kelleher(1)  Senior Vice President
Thomas M. Stinson       Senior Vice President
Heather C. Harker       Vice President and Associate General Counsel
Jac J. Amerell          Vice President and Controller
Gary T. Prizzia(1)      Treasurer
Matthew P. Sharpe       Vice President
Michael P. Cogswell     Vice President

The principal business address for those listed above is Genworth Life and Annuity Insurance Company, 6610 W. Broad Street, Richmond, VA 23230 unless otherwise noted.

(1) The principal business address is Genworth Financial, Inc., 6620 W. Broad Street, Richmond, Virginia 23230.

(2) The principal business address is Genworth Financial, Inc., 3001 Summer Street, 2nd Floor, Stamford, Connecticut 06905.

Item 26. Persons Controlled by or Under Common Control With the Depositor or Registrant

                                  [FLOW CHART]



Item 27.  Number of Contract Owners

   Not Applicable.

Item 28.  Indemnification

   Sections 13.1-876 and 13.1-881 of the Code of Virginia, in brief, allow a corporation to indemnify any person made party to a proceeding because such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he believed that (a) in the case of conduct in his official capacity with the corporation, his conduct was in its best interests; and
(b) in all other cases, his conduct was at least not opposed to the corporation's best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director, officer, employee, or agent of the corporation did not meet the standard of conduct described. A corporation may not indemnify a director, officer, employee, or agent of the corporation in connection with a proceeding by or in the right of the corporation, in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under these sections of the Code of Virginia in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

   Genworth Life and Annuity Insurance Company's Articles of Incorporation provide that Genworth Life and Annuity Insurance Company shall, and may through insurance coverage, indemnify any directors or officers who are a party to any proceeding by reason of the fact that he or she was or is a director or officer of Genworth Life and Annuity Insurance Company against any liability incurred by him or her in connection with such proceeding, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Such indemnification covers all judgments, settlements, penalties, fines and reasonable expenses incurred with respect to such proceeding. If the person involved is not a director or officer of Genworth Life and Annuity Insurance Company, the board of directors may cause Genworth Life and Annuity Insurance Company to indemnify, or contract to indemnify, to the same extent allowed for its directors and officers, such person who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of Genworth Life and Annuity Insurance Company, or is or was serving at the request of Genworth Life and Annuity Insurance Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

   Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the depositor pursuant to the foregoing provisions, or otherwise, the depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                    *  *  *

Item 29.  Principal Underwriter

   (a) Capital Brokerage Corporation is the principal underwriter of the contracts as defined in the Investment Company Act of 1940, and is also the principal underwriter for flexible premium variable annuity and variable life insurance policies issued through Genworth Life & Annuity VL Separate Account 1, Genworth Life & Annuity VA Separate Account 1, Genworth Life & Annuity VA Separate Account 2, Genworth Life & Annuity VA Separate Account 3, Genworth Life & Annuity VA Separate Account 4 and Genworth Life and Annuity Insurance Company.

   (b)

         Name                   Address             Positions and Offices with Underwriter
         ----                    -------            --------------------------------------
Christopher J. Grady... 6610 W. Broad St.         Director, President and Chief Executive
                        Richmond, VA 23230        Officer
Geoffrey S. Stiff...... 6610 W. Broad St.         Director and Senior Vice President
                        Richmond, VA 23230
John G. Apostle, II.... 6620 W. Broad St.         Director
                        Richmond, VA 2320
Patrick B. Kelleher.... 6610 W. Broad St.         Senior Vice President
                        Richmond, VA 23230
Edward J. Wiles, Jr.... 3001 Summer St.,          Senior Vice President
                        2nd Floor
                        Stamford, CT 06905
Scott E. Wolfe......... 6620 W. Broad Street      Senior Vice President and Chief Compliance
                        Richmond, VA 23230        Officer
Kelly L. Groh.......... 6610 W. Broad Street      Chief Financial Officer
                        Richmond, Virginia 23230
James H. Reinhart...... 6610 W. Broad St.         Vice President
                        Richmond, VA 23230
Michele L. Trampe...... 6610 W. Broad St.         Vice President and Controller
                        Richmond, VA 23230

         Name                 Address         Positions and Offices with Underwriter
         ----                  -------        --------------------------------------
Gary T. Prizzia........ 6620 W. Broad Street    Treasurer
                        Richmond, VA 23230
Bonnie C. Turner....... 6610 W. Broad St.       Financial & Operations Principal
                        Richmond, VA 23230

   (c)

                                     (2)
            (1)                Net Underwriting      (3)           (4)
          Name of               Discounts and   Compensation    Brokerage      (5)
    Principal Underwriter        Commissions    on Redemption  Commissions Compensation
    ---------------------      ---------------- -------------  ----------- ------------
Capital Brokerage Corporation.  Not Applicable  Not Applicable     7.9%         $0

Item 30.  Location of Accounts and Records

   All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules under it are maintained by Genworth Life and Annuity Insurance Company at 6610 West Broad Street, Richmond, Virginia 23230.

Item 31.  Management Services

   Not Applicable.

Item 32.  Undertakings

   (a) Registrant undertakes that it will file a post-effective amendment to this Registration Statement as frequently as necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

   (b) Registrant undertakes that it will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

   (c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Genworth Life and Annuity Insurance Company at the address or phone number listed in the Prospectus.

  STATEMENT PURSUANT TO SECTION 26(f) OF THE INVESTMENT COMPANY ACT OF 1940.

   Genworth Life and Annuity Insurance Company hereby represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Genworth Life and Annuity Insurance Company.

  STATEMENT PURSUANT TO RULE 6C-7 OF THE INVESTMENT COMPANY ACT OF 1940

   Genworth Life and Annuity Insurance Company offers and will offer contracts to participants in the Texas Optional Retirement Program. In connection therewith, Genworth Life and Annuity Insurance Company and the Genworth Life & Annuity VA Separate Account 2 rely on 17 C.F.R. Section 270.6c-7 and represent that the provisions of paragraphs (a)-(d) of the Rule have been or will be complied with.

  SECTION 403(B) OF THE INTERNAL REVENUE REPRESENTATIONS

   Genworth Life and Annuity Insurance Company represents that in connection with its offering of contracts as funding vehicles for retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code of 1986, as amended, it is relying on a no-action letter dated November 28, 1988, to the American Council of Life Insurance (Ref. No. IP-6-88) regarding Sections 22(e), 27(c)(1), and 27(d) of the Investment Company Act of 1940, and that paragraphs numbered (1) through (4) of that letter will be complied with.

                                  SIGNATURES


   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the County of Henrico, and Commonwealth of Virginia, on the 22nd day of December, 2009.


                                   GENWORTH LIFE & ANNUITY VA SEPARATE ACCOUNT 2
                                   (Registrant)

                                   By:         /s/  MICHAEL P. COGSWELL
                                        -------------------------------------
                                                  MICHAEL P. COGSWELL
                                                    VICE PRESIDENT

                                   BY:  GENWORTH LIFE AND ANNUITY INSURANCE
                                          COMPANY
                                        (Depositor)

                                   By:         /S/  MICHAEL P. COGSWELL
                                        -------------------------------------
                                                  MICHAEL P. COGSWELL
                                                    VICE PRESIDENT

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            NAME                        TITLE                    DATE
             ----                       -----                     ----

   /s/  PAMELA S. SCHUTZ*   Chairperson of the Board,      December 22, 2009
   ------------------------   President and Chief
      PAMELA S. SCHUTZ        Executive Officer

   /s/  RONALD P. JOELSON*  Director, Senior Vice          December 22, 2009
   ------------------------   President and Chief
      RONALD P. JOELSON       Investment Officer

     /s/  PAUL A. HALEY*    Director, Senior Vice          December 22, 2009
   ------------------------   President and Chief Actuary
        PAUL A. HALEY

     /S/  LEON E. RODAY*    Director and Senior Vice       December 22, 2009
   ------------------------   President
        LEON E. RODAY

   /S/  GEOFFREY S. STIFF*  Director and Senior Vice       December 22, 2009
   ------------------------   President
      GEOFFREY S. STIFF

     /S/  KELLY L. GROH*    Senior Vice President and      December 22, 2009
   ------------------------   Chief Financial Officer
        KELLY L. GROH

    /S/  JAC J. AMERELL*    Vice President and Controller  December 22, 2009
   ------------------------
       JAC J. AMERELL



*By:  /s/  MICHAEL P. COGSWELL  , pursuant to a Power of               December 22, 2009
      -------------------------   Attorney executed on December 16,
        MICHAEL P. COGSWELL       2009